As filed with the Securities and Exchange Commission on May
23
, 2023
Registration
No. 333-271782

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM
S-4
REGISTRATION
STATEMENT
UNDER
THE SECURITIES ACT
OF
1933

biote Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	2833	85-1791125
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1875 W. Walnut Hill Ln #100
Irving,
TX
Telephone: (844)
604-1246
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Teresa S. Weber
Chief Executive Officer
biote Corp.
1875 W. Walnut Hill Ln #100
Irving,
TX
75038
(312)
212-8079
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Agent of Service)

Copies to:
Ryan Sansom
Peter Byrne
Cooley LLP
500 Boylston Street
Boston, MA 02116-3736
(617)
937-2300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule
14d-1(d)
(Cross Border Third-Party Tender Offer)  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS/OFFER TO EXCHANGE

BIOTE CORP.

Offer to Exchange Warrants to Acquire Shares of Class A Common Stock

of

biote Corp.

for

Shares of Class A Common Stock

of

biote Corp.

and

Consent Solicitation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN STANDARD TIME, ON JUNE 7, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Terms of the Offer and Consent Solicitation

Until the Expiration Date (as defined below), we are offering to the holders of (i) our 8,397,624 outstanding public warrants (the “Public Warrants”) and our (ii) 5,106,508 private placement warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”), in each case to purchase Class A common stock $0.0001 par value per share (“Class A Common Stock”), of biote Corp. (the “Company”), with an exercise price of $11.50 per share, the opportunity to receive 0.23 shares of Class A Common Stock in exchange for each of our Warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”).

The Offer is being made to all Warrant holders. The Warrants are governed by the warrant agreement, dated as of March 1, 2021 (the “Warrant Agreement”), by and between our legal predecessor HYAC (as defined herein) and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent. Our Class A Common Stock and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “BTMD” and “BTMDW,” respectively. As of May 8, 2023, a total of 13,504,132 Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 3,105,950 shares of our Class A Common Stock in exchange for the Warrants.

Each Warrant Holder whose Warrants are exchanged pursuant to the Offer will receive 0.23 shares of our Class A Common Stock for each Warrant tendered by such holder and exchanged. No fractional shares of Class A Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any Warrant Holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period (as defined below). Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from Warrant Holders (the “Consent Warrants”) to amend the Warrant Agreement, which governs the Warrants, to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be converted into 0.207 shares of Class A Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least 50% of the Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, at least 50% of the Private Placement Warrants.

Parties representing approximately 19.4% of the Public Warrants and 59.3% of the Private Placement Warrants have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation pursuant to a tender and support agreement (a “Tender and Support Agreement” and collectively, “Tender and Support Agreements”). Accordingly, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted. For additional detail regarding the Tender and Support Agreements, see “Market Information, Dividends and Related Stockholder Matters—Transactions and Agreements Concerning Our Securities—Tender and Support Agreements.”

You may not consent to the Warrant Amendment without tendering your Consent Warrants in the Offer and you may not tender such Warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”) relating to the Warrants, and therefore by tendering your Consent Warrants for exchange you will be delivering to us your consent. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the Consent Warrants you have tendered in the Offer.

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. The Offer and Consent Solicitation will expire at one minute after 11:59 p.m., Eastern Standard Time, on June 7, 2023, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) the Warrant Holders in such state.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants to the Warrant Holders (and the consent to the Warrant Amendment will be revoked).

You may tender some or all of your Warrants in the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered Warrants that are not accepted by us for exchange by July 7, 2023, may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange. If you withdraw the tender of your Warrants, your consent to the Warrant Amendment will be withdrawn as a result.

Warrants not exchanged for shares of our Class A Common Stock pursuant to the Offer will remain outstanding subject to their current terms or amended terms if the Warrant Amendment is approved. If the Warrant Amendment is approved, we intend to require the conversion of all Warrants to shares of Class A Common Stock as provided in the Warrant Amendment. Our Warrants are currently listed on Nasdaq under the symbol “BTMDW”; however, our Warrants may be delisted if, following the completion of the Offer and Consent Solicitation, the extent of public distribution or the aggregate market value of the Warrants has become so reduced as to make further listing inadvisable or unavailable.

The Offer and Consent Solicitation is conditioned upon the effectiveness of the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the shares of Class A Common Stock issuable upon exchange of the Warrants pursuant to the Offer.

Our board of directors (the “Board”) has approved the Offer and Consent Solicitation. However, neither we nor any of our management, the Board, or the information agent, the exchange agent for the Offer and Consent Solicitation is making any recommendation as to whether Warrant Holders should tender Warrants for exchange in the Offer and, as applicable, consent to the Warrant Amendment in the Consent Solicitation. Each Warrant Holder must make its own decision as to whether to exchange some or all of its Warrants and, as applicable, consent to the Warrant Amendment. All questions concerning the terms of the Offer and Consent Solicitation should be directed to the Company.

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery should be directed to the information agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd floor

New York, NY 10005

(877) 732-3614 (Toll Free)

(212) 269-5550 (call collect)

Email: btmd@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant Holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section titled “Risk Factors” beginning on page 14 of this Prospectus/Offer to Exchange.

Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your Warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of such Warrants for exchange.

This Prospectus/Offer to Exchange is dated May 23, 2023.

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the registration statement on Form S-4 filed with the SEC. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company, Class A Common Stock and Warrants, and the financial statements and the notes included herein and any applicable prospectus supplement.

We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) the Warrant Holders in such state.

Unless the context requires otherwise, in this Prospectus/Offer to Exchange, we use the terms “the Company,” “our Company,” “we,” “us,” “our,” and similar references to refer to biote Corp. and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Prospectus/Offer to Exchange contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies, or expectations for the Company’s business. These forward-looking statements include, but are not limited to, statements regarding the Company’s or its management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The forward-looking statements are contained principally in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this Prospectus/Offer to Exchange. In some cases, you can identify forward-looking statements by terms such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “hope,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” or similar expressions.

These forward-looking statements are based on information available as of the date of this Prospectus/Offer to Exchange, and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients;

•	our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers;

•	our and our customers’ sensitive to regulatory, economic, environmental and competitive conditions in certain geographic regions;

•	our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all;

•	our ability to grow our business;

•	the significant competition we face in our industry;

•	our limited operating history;

•	our ability to protect our intellectual property;

•	the heavy regulatory oversight in our industry;

•	changes in applicable laws or regulations;

•	the inability to profitably expand in existing markets and into new markets;

•	the possibility that we may be adversely impacted by other economic, business and/or competitive factors;

•

the exchange of Warrants for Class A Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders;

•	the Warrant Amendment, if approved, will allow us to require that Warrants be exchanged for shares of Class A Common Stock at a ratio 10% lower than the exchange ratio applicable to the Offer;

•	future exchange and interest rates; and

•

other risks and uncertainties indicated in this Prospectus/Offer to Exchange, including those under “Risk Factors” herein, and other filings the Company has made, or will make, with the Securities and Exchange Commission (the “SEC”).

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this Prospectus/Offer to Exchange to:

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, its capacity as a sole or managing member, or otherwise.

“Biote” or the “Company” means biote Corp., a Delaware corporation, unless otherwise noted.

“BioTE Companies” means biote Corp. and its consolidated subsidiaries, including Holdings, together with all of its direct and indirect subsidiaries, following the Closing, unless the context otherwise requires.

“BioTE Medical” means BioTE Medical, LLC, a Texas limited liability company.

“Biote Units” means Class A common units of Biote, which is equal to the number of shares of HYAC’s Class A common stock, par value $0.0001 per share, issued and outstanding as of immediately prior to the Closing Date.

“Bylaws” means the amended and restated bylaws of the Company, dated as of February 21, 2023.

“Charter” means the second amended and restated certificate of incorporation of the Company, dated as of the Closing Date.

“Class A Common Stock” means Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock Conversion” means, in connection with the Closing, the conversion of all then-outstanding shares of Class B common stock into shares of Class A Common Stock on a one-for-one basis.

“Class V Voting Stock” means Class V voting stock, par value $0.001 per share, of the Company.

“Closing Date” means May 26, 2022.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A Common Stock and Class V Voting Stock of the Company.

“Consent Solicitation” means the solicitation of consent from the holders of the Consent Warrants to approve the Warrant Amendment.

“Credit Agreement” means the Credit Agreement, dated as of May 26, 2022, by and among BioTE Medical, Holdings, the guarantors identified therein, the lenders party thereto from time to time, Truist Bank, as Administrative Agent, Swingline Lender and Issuing Bank, Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, Truist Securities, Inc., BofA Securities, Inc. and Wells Fargo Securities, LLC as Joint Lead Arrangers and Joint Bookrunners.

“DGCL” means the Delaware General Corporation Law.

“Earnout Voting Shares” means 10,000,000 shares of Class V Voting Stock distributed to the Members by Holdings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such

Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ESPP” means the 2022 Employee Stock Purchase Plan.

“Exchange Rights” means, beginning on the six month anniversary of the Closing, the rights of the Members to have their Retained Holdings Units redeemed, together with one share of Class V Voting Stock and subject to certain conditions, in exchange for either one share of Class A Common Stock or in certain circumstances, at the election of the Company in its capacity as the sole manager of Holdings, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the Holdings A&R OA.

“Expiration Date” means one minute after 11:59 p.m., Eastern Standard Time, on June 7, 2023.

“Founder Holders” means each of the Sponsor, Steven J. Heyer and Andrew R. Heyer.

“Founder Shares” means the shares of Class B common stock held by the Founder Holders, which such shares of Class B common stock automatically converted into an equal number of shares of Class A Common Stock in connection with the Closing.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, tribal, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, or any self-regulated organization or other non-governmental regulatory authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law).

“Holdings” means BioTE Holdings, LLC, unless otherwise noted, a Delaware limited liability company.

“Holdings A&R OA” means the Second Amended and Restated Operating Agreement of Holdings entered into at the Closing by and among Biote, Holdings and the Members, which, among other things, permitted the issuance and ownership of Holdings Units as contemplated to be issued and owned following the closing of the Business Combination, designate Biote as the sole manager of Holdings, provide for the Exchange Rights, set forth the rights and preferences of the Biote Units, and establish the ownership of the Biote Units by the persons or entities indicated in the Holdings A&R OA, in each case, as more fully described in the Holdings A&R OA.

“HYAC” means Haymaker Acquisition Corp. III prior to the Business Combination.

“Incentive Plan” means the biote Corp. 2022 Equity Incentive Plan.

“Investor Rights Agreement” means the Investor Rights Agreement entered into at the Closing, by and among the Company, the Sponsor, the Members’ Representative and certain other parties, which was amended and restated on July 19, 2022 (the “A&R IRA”).

“IPO” means Haymaker Acquisition Corp. III.’s initial public offering, consummated on March 4, 2021, through the sale of 31,750,000 units at $10.00 per unit (including 1,750,000 units that were issued upon the partial exercise of the IPO underwriters’ overallotment option), which closed on March 5, 2021.

“Letter of Transmittal and Consent” means the letter of transmittal and consent (as it may be supplemented and amended from time to time) related to the Offer and Consent Solicitation.

“Offer” means the opportunity to receive 0.23 shares of Class A Common Stock in exchange for each of the Warrants.

“Offer Period” means the period during which the Offer and Consent Solicitation is open, giving effect to any extension.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Phantom Equity Acknowledgement” means the acknowledgement that each Phantom Equity Holder entered into effective as of the Closing, which, among other things, confirms the number of shares of Class A Common Stock to be issued to such Phantom Equity Holder pursuant to the Incentive Plan in satisfaction of his or her phantom equity rights and the vesting schedule for such shares.

“Phantom Equity Holder” means each holder of phantom equity in Holdings.

“Private Placement Warrants” means the 5,106,508 private placement warrants sold to the Sponsor.

“Retained Holdings Units” means the Holdings Units held by Members other than Biote, as of immediately following the closing of the Business Combination.

“Revolving Loans” means the $50,000,000 senior secured revolving credit facility provided for in the Credit Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Haymaker Sponsor III LLC.

“Sponsor Earnout Shares” means 1,587,500 shares of Class A Common Stock held by the Sponsor after giving effect to the Class B Common Stock Conversion.

“Tax Receivable Agreement” or “TRA” means the tax receivable agreement entered into simultaneously with the Closing by and among Biote, Holdings the Members and the Members’ Representative, which provides for, among other things, payment by Biote to the Members of 85% of the U.S. federal, state and local income tax savings realized by Biote as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the redemption of Retained Holdings Units in exchange for Class A Common Stock or cash (as more fully described in the Tax Receivable Agreement).

“Term Loan” means the $125,000,000 senior secured term loan A credit facility provided for in the Credit Agreement, which was drawn in full on the Closing Date.

“Warrant Agent” means Continental Stock Transfer & Trust Company in its capacity as warrant agent under the Warrant Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated as of March 1, 2021, by and between HYAC and the Warrant Agent.

“Warrant Amendment” means the amendment to the Warrant Agreement permitting the Company to require that each outstanding Warrant be converted into 0.207 shares of Class A Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer.

“Warrant Holder” means a holder of Public Warrants and/or Private Placement Warrants.

SUMMARY

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents included as exhibits to the registration statement on Form S-4 that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents filed as exhibits to the registration statement on Form S-4 that contains this Prospectus/Offer to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section titled “Where You Can Find Additional Information”).

Summary of the Offer and Consent Solicitation

The Company	We operate a high-growth practice-building business within the hormone optimization space. Similar to a franchise model, we provide the necessary components to enable Biote-certified practitioners to establish, build, and successfully implement a program designed to optimize hormone levels using personalized solutions for their patient populations.

Corporate Contact Information	Our principal executive offices are located at 1875 W Walnut Hill Ln #100, Irving, TX 75038. Our telephone number is (844) 604-1246. Our website address is www.biote.com where general information about us is available. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement on Form S-4 of which the Prospectus/Offer to Exchange forms a part.

Warrants that qualify for the Offer

As of May 8, 2023, we had 13,504,132 Warrants outstanding, consisting of 8,397,624 Public Warrants and 5,106,508 Private Placement Warrants, each exercisable for one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustments pursuant to the Warrant Agreement. Pursuant to the Offer, we are offering up to an aggregate of 3,105,950 shares of our Class A Common Stock in exchange for all of the Warrants.

Under the Warrant Agreement, we may call the Public Warrants for redemption at our option:

•  in whole and not in part;

•  at a price of $0.01 per Warrant;

•  upon a minimum of 30 days’ prior written notice of redemption to each Warrant Holder; and

•  if, and only if, the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the

Warrant Holders provided that there is an effective registration statement covering the Ordinary Shares issuable upon exercise of the public warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period or the Company has elected to require the exercise of public warrants on a “cashless basis.”. See “Description of Securities—Warrants.”

The Warrants expire on May 26, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Market Price of Our Class A Common Stock

Our Class A Common Stock is currently listed on Nasdaq under the symbol “BTMD” and our Warrants are currently listed under the symbol “BTMDW.” See “Market Information, Dividends and Related Stockholder Matters.”

The Offer

Each Warrant Holder who tenders Warrants for exchange pursuant to the Offer will receive 0.23 shares of our Class A Common Stock for each Warrant so exchanged. No fractional shares of Class A Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any Warrant Holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on Nasdaq on the last trading day of the Offer Period (as defined below). Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive shares of Class A Common Stock in the exchange.

The shares of Class A Common Stock issued in exchange for the tendered Warrants will be unrestricted and freely transferable, as long as the Warrant Holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.

We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) the Warrant Holders in such state.

The Consent Solicitation	In order to tender Warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letters of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A. If approved, the Warrant Amendment would permit the Company to require that all Warrants that are outstanding upon the closing of the Offer be converted into shares of Class A Common Stock at a ratio of 0.207 shares of Class A Common Stock per Warrant (a ratio which is 10% less than the exchange ratio applicable to the Offer). Upon such conversion, no Warrants would remain outstanding.

Purpose of the Offer and Consent Solicitation

The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the Warrants, thereby providing us with more flexibility for financing our operations in the future. See “The Offer and Consent Solicitation—Background and Purpose of the Offer and Consent Solicitation.” We believe the Offer provides an opportunity for Warrant holders to realize value and increased liquidity by exchanging on a cashless basis into shares of our Class A Common Stock which have been registered with the SEC.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is one minute after 11:59 p.m., Eastern Standard Time, on June 7, 2023, or such later time and date to which we may extend. All Warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and, with respect to the Consent Warrants, the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation— General Terms—Offer Period.”

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Class A Common Stock issued for every Warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. See “The Offer and Consent Solicitation—General Terms—Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation

The Offer is subject to customary conditions, including the effectiveness of the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, and the absence of any action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered Warrants. However, the Consent Solicitation is conditioned upon the vote or written consent of holders of at least 50% of the Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, at least 50% of the Private Placement Warrants. We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation—General Terms.”

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Warrant Holders of such event.

Withdrawal Rights	If you tender your Warrants for exchange and change your mind, you may withdraw your tendered Warrants (and, with respect to the Consent Warrants, thereby automatically revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section titled “The Offer and Consent Solicitation—Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered Warrants (and, with respect to the Consent Warrants, thereby automatically revoke the related consent to the Warrant Amendment) at any time until the extended Expiration Date. In addition, tendered Warrants that are not accepted by us for exchange by July 7, 2023 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Federal and State Regulatory Approvals

Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

U.S. Federal Income Tax Consequences of the Offer

For those holders of Warrants participating in the Offer and for any holders of Warrants subsequently exchanged for shares of Class A Common Stock pursuant to the terms of the Warrant Amendment, if approved, we intend to treat the exchange of your Warrants for shares of Class A Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) you should not recognize any gain or loss on the exchange of your Warrants for shares of Class A Common Stock (other than with respect to any cash received in lieu of fractional shares of our Class A Common Stock), (ii) your aggregate tax basis in shares of Class A Common Stock received in the exchange should equal your aggregate tax basis in your Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the exchange) and (iii) your holding period for shares of Class A Common Stock received in the exchange should include your holding period for the surrendered Warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of an exchange of your Warrants for shares of Class A Common Stock, there can be no assurance in this regard and alternative characterizations are possible by the IRS or a court, including characterizations that would require U.S. holders to recognize taxable income on the exchange of your Warrants for shares of Class A Common Stock.

Although the issue is not free from doubt, we intend to treat all Warrants not exchanged for shares of Class A Common Stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should not recognize any gain or loss on the deemed exchange of Warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing Warrants surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the surrendered Warrants. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of a deemed exchange of warrants for “new” warrants such as that contemplated by the Warrant Amendment there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including characterizations that would require U.S. holders to recognize taxable income on the deemed exchange. See “The Offer and Consent Solicitation—Material U.S. Federal Income Tax Consequences.”

No Recommendation	None of our Board, our management, the exchange agent, the information agent, or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your Warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section titled “Risk Factors” beginning on page 14 of this Prospectus/Offer to Exchange.

Exchange Agent	The depositary and exchange agent for the Offer and Consent Solicitation is: Continental Stock Transfer & Trust Company

Additional Information	We recommend that our Warrant Holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, before making a decision on whether to tender for exchange in the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct (1) questions about the terms of the Offer and Consent Solicitation to the Company at its address and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or Notice of Guaranteed Delivery to the information agent at the below address and phone number:

D.F. King & Co., Inc.

48 Wall Street, 22nd floor

New York, NY 10005

(877) 732-3614 (Toll Free)

(212) 269-5550 (call collect)

Email: btmd@dfking.com

Summary of Risk Factors

The following is a summary list of the principal risk factors that could materially adversely affect our business, financial condition, liquidity and results of operations. These are not the only risks and uncertainties we face, and you should carefully review and consider the full discussion of our risk factors in the section titled “Risk Factors,” together with the other information in this Prospectus/Offer to Exchange.

Summary of Risks Related to Our Warrants and the Offer to Exchange and Consent Solicitation

•	The Warrant Amendment, if approved, will allow us to require that Warrants be exchanged for shares of Class A Common Stock at a ratio 10% lower than the exchange ratio applicable to the Offer.

•	The exchange of Warrants for shares of Class A Common Stock will increase the number of shares eligible for future resale and result in dilution to our stockholders.

•	We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to Warrant Holders.

•	There is no guarantee that tendering your Warrants in the Offer will put you in a better future economic position.

•

The number of shares of Class A Common Stock offered in the Offer is fixed and will not be adjusted. The market price of our Class A Common Stock may fluctuate, and the market price of our Class A Common Stock when we deliver our Class A Common Stock in exchange for your Warrants could be less than the market price at the time you tender your Warrants.

•	We may redeem your unexpired Warrants that are not exchanged prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

•	The liquidity of the Warrants that are not exchanged may be reduced.

Summary of Risks Related to Our Industry and Business

•	Our success will depend upon whether the Biote Method and our Biote-branded dietary supplements attain significant market acceptance among clinics, practitioners and their patients.

•

Outsourcing facilities that produce bioidentical hormone pellets that we offer training on in the Biote Method and failure by those parties to adequately perform their obligations could harm our business.

•

We and Biote-certified practitioners and Biote-partnered clinics are reliant on AnazaoHealth Corporation, Right Value Drug Stores, LLC and F.H. Investments, Inc. to support the manufacturing of bio-identical hormones for prescribers.

•

Biote-certified practitioners and Biote-partnered clinics are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental and competitive conditions in those regions.

•	The frequency of use by practitioners and clinics of the Biote Method may not increase at the rate that we anticipate or at all.

•	Adoption of the Biote Method depends upon appropriate practitioner training, and inadequate training may lead to negative patient outcomes and adversely affect our business.

•	The continuing development of our training depends upon our maintaining strong working relationships with Biote-certified practitioners and other medical personnel.

•	We believe our long-term value as a company will be greater if we focus on growth, which may negatively impact our results of operations in the near term.

•	We face significant competition, and if we are unable to compete effectively, we may not be able to achieve or maintain expected levels of market penetration and market share.

•

We have a limited history operating a practice-building business for practitioners in the hormone optimization space, which may make it difficult for an investor to evaluate the success of our business to date and to assess our future viability.

Summary of Risks Related to Intellectual Property

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If we are unable to obtain and maintain patent protection for any products or methods we develop, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products similar or identical to our Biote-branded dietary supplements, and our ability to successfully commercialize any products we may develop may be adversely affected. If we are not able to maintain freedom to operate for our products from third-party intellectual property rights, our ability to commercialize products may be limited unless we secure a license to such rights.

•

We may become a party to intellectual property litigation or administrative proceedings that could be costly and could interfere with our ability to sell and market the Biote Method and our Biote-branded dietary supplements.

•	If we are unable to protect the confidentiality of our other proprietary information, our business and competitive position may be harmed.

•

We may be subject to claims that we or our employees, consultants or contractors have wrongfully used, disclosed or otherwise misappropriated the intellectual property of a third-party, including trade secrets or know-how, or are in breach of non-competition or non-solicitation agreements with our competitors or claims asserting an ownership interest in intellectual property we regard as our own.

•	We may be subject to claims challenging our intellectual property.

•	If our trademarks and trade names are not adequately protected, then we may not be able to build brand recognition in our markets and our business may be adversely affected.

Summary of Risks Related to Regulation

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We market dietary supplements and convenience kits, which are regulated by the U.S. Food and Drug Administration (the “FDA”), and are subject to certain requirements under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and the laws enforced by the Federal Trade Commission (the “FTC”). Our failure to meet those requirements could cause us to cease certain of our business activities and may involve the payment of financial penalties.

•

We have developed and market a method and training program where the practitioner may prescribe a compounded bioidentical hormone. Compounded drugs are regulated by the FDA and are subject to certain requirements under the FDCA. Failure of compounding entities to meet those requirements could cause us to cease certain of our business activities and may involve the payment of financial penalties.

•	Compounded preparations and the pharmacy compounding industry are subject to regulatory scrutiny, which may impair our growth and sales.

•

If a compounded drug formulation provided through a compounding pharmacy or an outsourcing facility leads to patient injury or death or results in a product recall, we may be exposed to significant liabilities and reputational harm.

•

If the FDA takes regulatory action to implement any of the National Academies of Sciences, Engineering, and Medicine (the “NASEM”) recommendations for compounded bioidentical hormones, this may have a substantial effect on the ability of the outsourcing facilities to compound the hormone pellets utilized by Biote-certified practitioners.

•

Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and a material weakness resulted in the restatement of previously issued financial statements.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. You should carefully consider the risk factors below, as well as the other information contained in this Prospectus/Offer to Exchange before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to Our Warrants and the Offer to Exchange and Consent Solicitation

The Warrant Amendment, if approved, will allow us to require that Warrants be exchanged for shares of Class A Common Stock at a ratio 10% lower than the exchange ratio applicable to the Offer.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the Consent Warrants, we will have the right to require holders of all Warrants that remain outstanding upon the closing of the Offer to exchange each of their Warrants for 0.207 shares of Class A Common Stock. This represents a ratio of shares of Class A Common Stock per Warrant that is 10% less than the exchange ratio applicable to the Offer. Although we intend to require an exchange of all remaining Warrants as a result of the approval of the Warrant Amendment, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least 50% of the Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, at least 50% of the Private Placement Warrants. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of vote or written consent of holders of at least 50% of the Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, at least 50% of the Private Placement Warrants. Parties representing approximately 19.4% of the Public Warrants and approximately 59.3% of the Private Placement Warrants have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to the Tender and Support Agreements.

If adopted, we currently intend to require the conversion of all outstanding Warrants to shares of Class A Common Stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding Warrants receiving approximately 10% fewer shares of Class A Common Stock than if they had tendered their Warrants in the Offer.

The exchange of Warrants for shares of Class A Common Stock will increase the number of shares eligible for future resale and result in dilution to our stockholders.

Our Warrants may be exchanged for shares of Class A Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders, although there can be no assurance that such exchange will be completed or that all of the holders of the Warrants will elect to participate in the Offer. Any Warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per share exercise price is below the market price of our Class A Common Stock. We also intend to require an exchange of all remaining outstanding Warrants assuming the approval of the Warrant Amendment. To the extent such Warrants are exchanged following the approval of the Warrant Amendment or exercised, additional shares of Class A Common Stock will be issued. These issuances of shares of Class A Common Stock will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to Warrant Holders.

None of us, our affiliates, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your Warrants or, with respect to the Consent Warrants, consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the Warrant Holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is no guarantee that tendering your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the market price of our Class A Common Stock in the future. If you choose to tender some or all of your Warrants in the Offer, future events may cause an increase in the market price of our Class A Common Stock and Warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, there can be no assurance that you can sell your Warrants (or exercise them for shares of Class A Common Stock) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, you may receive fewer shares of Class A Common Stock than if you had tendered your Warrants in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The number of shares of Class A Common Stock offered in the Offer is fixed and will not be adjusted. The market price of our Class A Common Stock may fluctuate, and the market price of our Class A Common Stock when we deliver our Class A Common Stock in exchange for your Warrants could be less than the market price at the time you tender your Warrants.

The number of shares of Class A Common Stock for each Warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Class A Common Stock or the Warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our Class A Common Stock when we deliver Class A Common Stock in exchange for your Warrants could be less than the market price of the Warrants at the time you tender your Warrants. The market price of our Class A Common Stock could continue to fluctuate and be subject to volatility during the period of time between when we accept Warrants for exchange in the Offer and when we deliver Class A Common Stock in exchange for Warrants, or during any extension of the Offer Period.

We may redeem your unexpired Warrants that are not exchanged prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

We will have the ability to redeem outstanding Warrants (excluding any private placement warrants held by the Sponsor or their permitted transferees), in whole and not in part, at a price of $0.01 per Warrant (upon a minimum of 30 days’ prior written notice of redemption to each Warrant Holder) if, and only if, the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant Holders at any time after they become exercisable and prior to their expiration. If and when the Warrants that are not exchanged become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force a Warrant Holder: (i) to exercise their Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their Warrants at the then-current market price when they might otherwise wish to hold their Warrants or (iii) to accept the nominal redemption price which, at the time the Warrants are called for redemption, will be substantially less than the market value of their Warrants. See “Description of Securities—Warrants.”

The liquidity of the Warrants that are not exchanged may be reduced.

If the Warrant Amendment is approved, it is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. However, if any unexchanged Warrants remain outstanding, then the ability to sell such Warrants may become more limited due to the reduction in the number of Warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of unexchanged Warrants. If there continues to be a market for our unexchanged Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

Risks Related to Our Industry and Business

Our success will depend upon whether the Biote Method and our Biote-branded dietary supplements attain significant market acceptance among clinics, practitioners and their patients.

Our success will depend on the acceptance of the hormone optimization methods we teach in our training. We cannot predict how quickly clinics, practitioners or their patients will accept the Biote Method (as further described in the section entitled “Business”) or, if accepted, how frequently it will be used. The methods that we currently recommend and any methods we recommend in the future may never gain broad market acceptance. Demonstrated HRT health risks or side effects, as well as negative publicity relating to the same, could negatively impact the perception of patient benefit and generate resistance and opposition from practitioners, which could limit adoption of the Biote Method and have a material adverse impact on our business. To date, a substantial majority of our sales and revenue have been derived from a limited number of clinics and independent, third-party physicians and nurse practitioners who are certified under our training program (the “Biote-certified practitioners”).

Our future growth and profitability will largely depend on our ability to increase practitioner awareness of our practice-building platform as well as our Biote-branded dietary supplements, and on the willingness of clinics, practitioners and their patients to adopt them. Practitioners may not adopt the Biote Method unless they determine, based on experience, clinical data, medical society recommendations and other analyses, that our methods and the Biote-branded dietary supplements are appropriate for their patients. Healthcare practitioners must believe that our practice-building platform and Biote-branded dietary supplements offer benefits over alternatives. Even if we are able to raise awareness, practitioners may be slow in changing their medical treatment practices and may be hesitant to use the Biote Method.

Practitioners independently determine the type of treatment that will be utilized and provided to their patients. We focus our sales, marketing and education efforts primarily in the hormone optimization space and aim to educate Biote-certified practitioners regarding the patient population that would benefit from the Biote Method. Despite our efforts, we cannot assure you that we will achieve broad market acceptance among these practitioners or, more generally, that practitioners will adopt the Biote Method at all. Further, changes in the regulatory or enforcement landscape may be a factor in practitioners choosing certain methods for their patients, for example, medication compounded by a compounding pharmacy or outsourcing facility.

For example, some Biote-certified practitioners may choose to utilize the Biote Method and our Biote-branded dietary supplements on only a subset of their total patient population or may not adopt our offerings at all. If we are not able to effectively demonstrate that the use of the Biote Method and our Biote-branded dietary supplements is beneficial in a broad range of their patients, adoption of our offerings will be limited and may not occur as rapidly as we anticipate or at all, which would have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that the Biote Method or our Biote-branded dietary supplements will achieve broad market acceptance among clinics and practitioners. Additionally, even if the Biote Method and our Biote-branded dietary supplements achieve initial market acceptance, they may not maintain that market acceptance over time if competing methods, procedures or technologies are considered more cost-effective or otherwise superior. Any failure of our offerings to generate sufficient demand or to achieve meaningful market acceptance and penetration will harm our future prospects and have a material adverse effect on our business, financial condition and results of operations.

Further, if the Biote Method or our Biote-branded dietary supplements do not generate sufficient patient demand for the Biote-certified practitioners or clinics we partner with (“Biote-partnered clinics”), we may be unable to attract or retain contracts with practitioners or clinics to use the Biote Method or sell our Biote-branded dietary supplements. If we are unable to attract or retain contracts with practitioners or clinics, our business, results of operations and financial condition could be adversely affected.

Outsourcing facilities that produce bioidentical hormone pellets that we offer training on in the Biote Method and failure by those parties to adequately perform their obligations could harm our business.

Outsourcing facilities manufacture the products that we recommend as part of our training. The facilities used to compound and distribute bioidentical hormone pellets, which may be prescribed by Biote-certified practitioners, are registered with the FDA as 503B outsourcing facilities. We do not control or direct the compounding or manufacturing processes used by these outsourcing facilities. We use contract manufacturers to produce the formulations of the dietary supplements we develop and sell under Biote’s private label, and we rely on those manufacturers for compliance with the applicable regulatory requirements. As such, we have no control over the ability of third parties to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable international regulatory authority does not approve these facilities for the manufacture of these products or if it withdraws any such approval in the future, we may need to identify alternative manufacturing facilities, which would significantly impact our ability to meet consumer demand. In addition, our inability to identify or enter into satisfactory arrangements with any such alternative manufacturing facilities may result in a material adverse effect on our business, financial condition and results of operations.

Further, our reliance on third-party dietary supplement contract manufacturers entails risks, including:

•	inability to meet certain product specifications and quality requirements consistently;

•	delay or inability to procure or expand sufficient manufacturing capacity;

•	issues related to scale-up of manufacturing;

•	costs and validation of new equipment and facilities required for scale-up;

•	third-party manufacturers may not be able to execute necessary manufacturing procedures and other logistical support requirements appropriately;

•	third-party manufacturers may fail to comply with current good manufacturing practice (“cGMP”) requirements and other requirements by the FDA or other comparable regulatory authorities;

•	inability for us to negotiate manufacturing agreements with third parties under commercially reasonable terms, if at all;

•

breach, termination or non-renewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us or Biote-certified practitioners and Biote-partnered clinics;

•	third-party manufacturers may not devote sufficient resources to our Biote-branded dietary supplements;

•	we may not own, or may have to share, the intellectual property rights to any improvements made by third-party manufacturers in the manufacturing process for our Biote-branded dietary supplements;

•	operations of third-party manufacturers or our suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier; and

•	logistics carrier disruptions or increased costs that are beyond our control.

Any adverse developments affecting manufacturing operations for our Biote-branded dietary supplements may result in lot failures, inventory shortages, shipment delays, product withdrawals or recalls or other interruptions in the supply of these products, which could prevent their delivery to Biote-certified practitioners or Biote-partnered clinics. We may also have to write off inventory, incur other charges and expenses to replace dietary supplements that fail to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives.

Any of these events could impact our ability to successfully commercialize any future products that we recommend as part of our training and our current or any future Biote-branded dietary supplements. Some of these events could be the basis for FDA action, including injunction, request for recall, seizure, or total or partial suspension of production.

We and Biote-certified practitioners and Biote-partnered clinics are reliant on AnazaoHealth Corporation, Right Value Drug Stores, LLC and F.H. Investments, Inc. to support the manufacturing of bio-identical hormones for prescribers.

We entered into a Pharmacy Services Agreement with AnazaoHealth Corporation, or AnazaoHealth, on October 30, 2020 (the “AnazaoHealth Pharmacy Services Agreement”), an Outsourcing Facility Services Agreement with Right Value Drug Stores, LLC d/b/a Carie Boyd’s Prescription Shop, or Carie Boyd’s on August 1, 2020 (the “Outsourcing Facility Services Agreement”), and a Pharmacy Services Agreement with F.H. Investments, Inc. d/b/a Asteria Health, Asteria Health, on October 28, 2021, to build relationships to support Biote-certified practitioners by offering an option for the compounded bioidentical hormones that the practitioners may order or prescribe (the “Asteria Health Pharmacy Services Agreement”). AnazaoHealth, Carie Boyd’s, and Asteria Health are operators of FDA-registered 503B outsourcing facilities. While Biote-certified practitioners have the option to use a variety of different outsourcing facilities, AnazaoHealth, Carie Boyd’s and Asteria Health are the primary outsourcing facilities of the compound testosterone and estradiol implantable subcutaneous pellets used by Biote-certified practitioners as part of the Biote Method. However, we do not control or direct the compounding or manufacturing processes of these 503B outsourcing facilities. We also do not control the time and resources AnazaoHealth, Carie Boyd’s or Asteria Health devotes to compounding of testosterone and estradiol implantable subcutaneous pellets. If AnazaoHealth, Carie Boyd’s or Asteria Health are unable to successfully fulfill a Biote-certified practitioner’s product orders, or if the state licenses held by AnazaoHealth, Carie Boyd’s or Asteria Health to ship medications for office use throughout the United States are revoked, expire or otherwise not maintained, it could adversely impact the practices of Biote-certified practitioners or Biote-partnered clinics, which could in turn have a material adverse effect on our business, financial condition and results of operations. Other changes in state and federal regulatory and enforcement with respect to compounded drugs may also affect AnazaoHealth, Carie Boyd’s and Asteria Health, and, in turn, have the potential to harm the practices of Biote-certified practitioners or Biote-partnered clinics or our business.

Any termination of the AnazaoHealth Pharmacy Services Agreement, the Outsourcing Facility Services Agreement, or the Asteria Health Pharmacy Services Agreement could have an adverse effect on the practices of Biote-certified practitioners or Biote-partnered clinics, our business, financial condition and results of operations.

In the future, we may also seek to develop relationships with other outsourcing facilities to support the manufacturing of bioidentical hormones for Biote-certified practitioners and Biote-partnered clinics in the United States and internationally, with an initial focus on expansion into Puerto Rico, Argentina, Brazil, Colombia, Mexico, Canada and the Dominican Republic, as permitted by law. If we fail to develop new relationships with any other outsourcing facilities we seek to engage, including in new markets in the United States and internationally, fail to manage or incentivize these facilities effectively, or if these facilities are not successful in their sales and marketing efforts, our ability to support to Biote-certified practitioners and Biote-partnered clinics, and to generate revenue, cash flow and earnings growth could suffer, which could have a material adverse effect on our business, financial condition and results of operations. Moreover, these agreements may be non-exclusive, and some of these facilities may also have cooperative relationships with certain of our competitors.

Biote-certified practitioners and Biote-partnered clinics are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental and competitive conditions in those regions.

We generate revenues by charging the Biote-partnered clinics fees associated with the support Biote provides for HRT and from the sale of Biote-branded dietary supplements. During the three months ended March 31, 2023 and the year ended December 31, 2022, over 61.9% and 64% of our revenue was generated in Texas, Oklahoma, New Mexico, Colorado, Arkansas, Louisiana, Mississippi, Alabama, Georgia and Florida, respectively. Such geographic concentration makes us particularly sensitive to regulatory, economic, environmental and competitive conditions in those states. Any material changes in those factors in those states could have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in expanding into new geographic areas within the United States or internationally. In addition, as we expand into new geographic areas, we may not be able to dedicate enough time or resources to maintain our market share in our core geographic areas, and our business may be negatively impacted.

The frequency of use by practitioners and clinics of the Biote Method may not increase at the rate that we anticipate or at all.

One of our key objectives is to continue to increase utilization, or the adoption and frequency of use, of both the Biote Method and our Biote-branded dietary supplements by new and existing Biote-certified practitioners and Biote-partnered clinics. If utilization by our existing and newly trained Biote-certified practitioners of the Biote Method and the Biote-branded dietary supplements we sell does not occur or does not occur as quickly as we anticipate, we could experience a material adverse effect on our business, financial condition and results of operations.

Adoption of the Biote Method depends upon appropriate practitioner training, and inadequate training may lead to negative patient outcomes and adversely affect our business.

Our success depends in part on the patient selection criteria of Biote-certified practitioners and proper execution of methods discussed in training sessions conducted by our training faculty. However, the practice of medicine is the domain of the Biote-certified practitioners, who rely on their previous medical training and experience, and we cannot guarantee that Biote-certified practitioners will effectively utilize the Biote Method. Patient outcomes may not be consistent across Biote-certified practitioners and Biote-partnered clinics. This result may negatively impact the perception of patient benefit and limit adoption of the Biote Method, and could result in litigation against us, in each case which would have a material adverse effect on our business, financial condition and results of operations.

The continuing development of our training depends upon our maintaining strong working relationships with Biote-certified practitioners and other medical personnel.

The development, marketing and sale of our training depend upon our maintaining working relationships with Biote-certified practitioners and other medical personnel. We rely on these relationships to provide us with considerable knowledge and experience regarding the development, marketing and sale of our training. For example, Biote-certified practitioners assist us in marketing and as researchers, consultants and public speakers. If we cannot maintain our strong working relationships and continue to receive such advice and input, the development and marketing of our training could suffer, which could have a material adverse effect on our business, financial condition and results of operations.

We believe our long-term value as a company will be greater if we focus on growth, which may negatively impact our results of operations in the near term.

We believe our long-term value as a company will be greater if we focus on longer-term growth over short-term results. As a result, our results of operations may be negatively impacted in the near term relative to a strategy focused on maximizing short-term profitability. Significant expenditures on marketing efforts, acquisitions and international expansion may not ultimately grow our business or lead to expected long-term results.

We have experienced substantial growth in our operations, and we expect to experience continued growth in our business. For example, we plan to increase our headcount from 2023 through 2025. This growth has placed, and will continue to place, significant demands on our management and our operational infrastructure. Any growth that we experience in the future could require us to expand our sales and marketing personnel and general and administrative infrastructure. In addition to the need to scale our organization, future growth will impose significant added responsibilities on management, including the need to identify, recruit, train and integrate additional employees. We cannot assure you that any increases in scale will be successfully implemented or that appropriate personnel will be available to facilitate the growth of our business. Rapid expansion in personnel could mean that less experienced people market and sell the Biote Method and our Biote-branded dietary supplements, which could result in inefficiencies and unanticipated costs, lowered quality standards and disruptions to our operations. Rapid and significant growth may strain our administrative and operational infrastructure and could require significant capital expenditures that may divert financial resources from other projects, such as research and development of potential future offerings. In addition, our ability to grow may be adversely impacted due to factors beyond our control, which could have a material adverse effect on our business, reputation, financial performance, financial condition and results of operations, and could expose us to liability. Our failure to manage growth effectively could have a material and adverse effect on our business, financial condition and results of operations. To manage the growth of our operations, we must establish appropriate and scalable operational and financial systems, procedures and controls and build and maintain a qualified finance, administrative and operations staff. If we are unable to manage our growth effectively, including by failing to implement necessary procedures, transition to new processes or hire necessary personnel, we may fail to execute our business strategy which would have a material adverse effect on our business, results of operations and financial condition.

We face significant competition, and if we are unable to compete effectively, we may not be able to achieve or maintain expected levels of market penetration and market share, which could have a material adverse effect on our business, financial condition and results of operations.

The medical practice-building market and dietary supplement industry are highly competitive, subject to rapid change and significantly affected by new offerings and other market activities of industry participants. For example, in the dietary supplement space, we are competing with more than 30 brands of dietary supplements, including that of Evexipel, Pellecome, Pro-Pell, Sottopelle, BodyLogicMD, HTCA and Nature’s Way, that are either available direct to consumer online, through more conventional retailers and department stores and/or sold through practitioners. If we are unable to compete effectively, we will not be able to establish our training and Biote-branded dietary supplements in the marketplace, which would have a material adverse effect on our business, financial condition and results of operations. Further, large, well-capitalized pharmaceutical companies may enter the medical practice-building market in the hormone optimization space or dietary supplements market and would be able to spend more on development of their offerings, marketing, sales, compliance and other initiatives than we can. Some of our competitors may have:

•	significantly greater name recognition;

•	broader or deeper relations with healthcare professionals and clinics;

•	more established dietary supplement distribution networks;

•	additional lines of dietary supplements and the ability to offer rebates or bundle products to offer greater discounts or other incentives to gain a competitive advantage;

•	greater experience in conducting research and development, and marketing for their products; and

•	greater financial and human resources for development, sales and marketing and patent prosecution of our offerings.

Our continued success depends on our ability to:

•	develop innovative training as well as Biote-branded dietary supplements that aim to address patient needs;

•	adapt to regulatory and enforcement changes over time;

•	expand our sales force across key markets to increase the number of Biote-certified practitioners;

•	leverage our Biote-branded dietary supplements;

•	accelerate the expansion of our business into new markets;

•	attract and retain skilled research, development, sales and clinical personnel;

•	cost-effectively market and sell our training and our Biote-branded dietary supplements; and

•	obtain, maintain, enforce and defend our intellectual property rights and operate our business without infringing, misappropriating or otherwise violating the intellectual property rights of others.

We can provide no assurance that we will be successful in developing new training, methods, or Biote-branded dietary supplements or commercializing them in ways that achieve market acceptance. Moreover, any significant delays in the development or commercialization of new training, methods or dietary supplements may significantly impede our ability to enter or compete in a given market and may reduce the sales that we are able to generate, which could have a material adverse effect on our business, financial condition and results of operations.

We have a limited history operating a practice-building business for practitioners in the hormone optimization space, which may make it difficult for an investor to evaluate the success of our business to date and to assess our future viability.

We have a limited history operating a practice-building business for practitioners in the hormone optimization space. We commenced operations in 2012, and our operations to date have been largely focused on organizing and staffing our company, business planning, raising capital, developing the Biote Method and our training, refining our relationships with outsourcing facilities that can compound the bioidentical hormone pellet products that Biote-certified practitioners may prescribe, as well as manufacturers who produce our Biote-branded dietary supplements. Our limited operating history and evolving business make it difficult to evaluate our current business and future prospects and increase the risk of your investment. Any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of commercializing the Biote Method and our Biote-branded dietary supplements. In addition, as an early-stage company with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors which may result in our inability to maintain profitability.

Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our results of operations and key metrics discussed elsewhere in this Prospectus/Offer to Exchange may vary significantly in the future and period-to-period comparisons of our operating results and key metrics may not provide a full picture of our performance. Accordingly, the results of any one quarter or year should not be relied upon as an indication of future performance. Our quarterly financial results and metrics may fluctuate as a result of a variety of factors, many of which are outside of our control, and as a result they may not fully reflect the underlying performance of our business. These quarterly fluctuations may negatively affect the value of our securities. Factors that may cause these fluctuations include, without limitation:

•	the level of demand for either the Biote Method or our Biote-branded dietary supplements, which may vary significantly from period to period;

•	our ability to attract new Biote-partnered clinics and Biote-certified practitioners;

•	the addition or loss of one or more of our Biote-partnered clinics or Biote-certified practitioners, including as the result of acquisitions or consolidations;

•	the timing of recognition of revenues;

•	the amount and timing of operating expenses;

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general economic, industry and market conditions, both domestically and internationally, including any economic downturns and adverse impacts resulting from public health crises, increases in inflation and interest rates and/or the military conflict between Russia and Ukraine;

•	the timing of our billing and collections;

•	Biote-partnered clinic and Biote-certified practitioner renewal, expansion, and adoption rates;

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increases or decreases in the number of patients that are served by Biote-certified practitioners or Biote-partnered clinics, or pricing changes upon any renewals of Biote-certified practitioner or Biote-partnered clinic agreements;

•	changes in our pricing policies or those of our competitors;

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the timing and success of new offerings by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, practitioners, clinics or outsourcing facilities;

•	extraordinary expenses such as litigation or other dispute-related expenses or settlement payments;

•	sales tax and other tax determinations by authorities in the jurisdictions in which we conduct business;

•	the impact of new accounting pronouncements and the adoption thereof;

•	fluctuations in stock-based compensation expenses;

•	expenses in connection with mergers, acquisitions or other strategic transactions;

•	changes in regulatory and licensing requirements;

•	the amount and timing of expenses related to our expansion to markets outside the United States; and

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill or intangibles from acquired companies.

Further, in future periods, our revenue growth could slow or our revenues could decline for a number of reasons, including slowing demand for either the Biote Method or our Biote-branded dietary supplements, increasing competition, a decrease in the growth of our overall market, or our failure, for any reason, to continue to capitalize on growth opportunities. In addition, our growth rate may slow in the future as our market penetration rates increase. As a result, our revenues, operating results and cash flows may fluctuate significantly on a quarterly basis and revenue growth rates may not be sustainable and may decline in the future, and we may not be able to achieve or sustain profitability in future periods, which could harm our business and cause the market price of our Class A Common Stock to decline.

If we are unable to attract and retain executive officers, key employees and other qualified personnel, or are unable to attract and retain contracts with Biote-certified practitioners, our ability to compete could be harmed.

Our success depends on our ability to attract and retain our executive officers, key employees and other qualified personnel, and as a relatively small company with key talent residing in a limited number of employees, our operations and prospects may be severely disrupted if we lost any one or more of their services. As we build our brand, expand into new domestic and international territories and become more well known, there is increased risk that competitors or other companies will seek to hire our personnel. While some of our employees are bound by non-competition agreements, these may prove to be unenforceable. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm our business and prospects.

In addition, we are highly dependent on the services of several of our executive officers and other senior technical and management personnel, including Teresa S. Weber, our Chief Executive Officer, Marc D. Beer, our Executive Chairman, Samar Kamdar, our Chief Financial Officer, Dr. Ross McQuivey, our Chief Medical Officer, Mary Elizabeth Conlon, our Vice President, Business Development, General Counsel and Corporate Secretary, and Cary Paulette, our Chief Revenue Officer, who would be difficult to replace. If these or other key personnel were to depart, we may not be able to successfully attract and retain senior leadership necessary to grow our business. We do not maintain key person life insurance with respect to any member of management or other employee.

Further, our success depends in part upon our ability to attract, train and retain contracts with practitioners and clinics. We have invested substantial time and resources in building our base of Biote-certified practitioners and Biote-partnered clinics. If we are unable to attract and retain contracts with practitioners and clinics capable of meeting our business needs and expectations, our business and brand image may be impaired. Any failure to grow our practitioner base of Biote-certified practitioners or any material increase in turnover rates of our Biote-certified practitioners may adversely affect our business, results of operations and financial condition.

The healthcare industry is highly regulated, and government authorities may determine that we have failed to comply with applicable laws, rules or regulations.

The healthcare industry, including the healthcare and other services that we and Biote-certified practitioners provide, are subject to extensive and complex federal, state and local laws, rules and regulations, compliance with which imposes substantial costs on us. Of particular importance are the provisions summarized as follows:

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federal laws (including the False Claims Act, 31 U.S.C. § 3729 (the “False Claims Act”)) that prohibit entities and individuals from intentionally (or with reckless disregard or deliberate ignorance) presenting or causing to be presented false or fraudulent claims to government-funded programs, or improperly retaining known overpayments;

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a provision of the Social Security Act of 1935, as amended, commonly referred to as the federal Anti-Kickback Statute, as amended (the “federal Anti-Kickback Statute”), that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration, in cash or in kind, in return for the referral or recommendation of patients for, or for the purchasing, leasing, ordering or arranging for, items and services for which payment may be made, in whole or in part, by federal healthcare programs;

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similar state law provisions pertaining to anti-kickback, fee splitting, self-referral and false claims, and other fraud and abuse issues which typically are not limited to relationships involving government-funded programs. In some cases these laws prohibit or regulate additional conduct beyond what federal law affects, including applicability to items and services paid by commercial insurers and private pay patients. Penalties for violating these laws can range from fines to criminal sanctions;

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provisions of 18 U.S.C. § 1347 that prohibit knowingly and willfully executing a scheme or artifice to defraud a healthcare benefit program or falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services;

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FDA marketing and promotion restrictions, as well as several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the healthcare industry;

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federal and state laws related to confidentiality, privacy and security of personal information such as HIPAA, including protected health information (“PHI”), that limit the manner in which we may use and disclose that information, impose obligations to safeguard that information and require that we notify our customers in the event of a breach; and

•	state laws that prohibit general business corporations from practicing medicine, controlling physicians’ medical decisions or engaging in certain practices, such as splitting fees with physicians.

We plan to expand our operations to new markets outside the United States, creating a variety of operational challenges.

Although we currently work with numerous clinics that are multi-national in scope, our current business is primarily focused on clinics and practitioners in the United States. A component of our growth strategy involves expanding our operations outside the United States, including expansion into Puerto Rico, Argentina, Brazil, Colombia, Mexico, Canada and the Dominican Republic, as permitted by law. We may face difficulties as we expand our operations into new domestic and international markets in which we have limited or no prior operating experience.

Our growth strategy for expanding our operations outside the United States will require significant resources and management attention and will subject us to regulatory, economic and political risks that are different from those in the United States, including:

•	the need to localize and adapt our platform for specific countries, including translation into foreign languages and obtaining local regulatory and legal guidance with associated expenses;

•	data privacy laws that require customer data to be stored and processed in a designated territory;

•	difficulties in staffing and managing international operations and working with international partners;

•	different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

•	new and different sources of competition;

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weaker protection for intellectual property and other legal rights than in the United States and practical difficulties in enforcing intellectual property and other rights outside of the United States;

•	laws and business practices favoring local competitors;

•	compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy and data protection laws and regulations;

•	increased financial accounting and reporting burdens and complexities;

•	restrictions on the transfer of funds;

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fluctuations in currency exchange rates, which could increase the price of the products that we recommend as part of our training and of our Biote-branded dietary supplements outside of the United States, increase the expenses of our international operations and expose us to international currency exchange rate risk;

•	adverse tax consequences; and

•	unstable regional and economic political conditions.

In addition, due to potential costs from any international expansion efforts and potentially higher supplier costs outside of the United States, our international operations may operate with a lower margin profile. As a result, our margins may fluctuate as we expand our operations internationally.

As we move to expand our business into Central and South America, our success will depend, in large part, on our ability to identify and work with international distributors. If our international distributors are unable to expand our business or are unable to provide an adequate training program, our business could be harmed. Our failure to manage any of these risks successfully, or to comply with these laws and regulations, could harm our operations, reduce our sales and harm our business, operating results and financial condition. For example, in certain countries, particularly those with developing economies, certain business practices that are prohibited by laws and regulations applicable to us, such as the Foreign Corrupt Practices Act, may be more commonplace. Although we have policies and procedures designed to ensure compliance with these laws and regulations, our employees, contractors and agents, as well as partners involved in our international sales, may take actions in violation of our policies. Any such violation could have an adverse effect on our business and reputation.

Some of the outsourcing facilities we work with also have international operations and are subject to the risks described above. Even if we are able to successfully manage the risks of international operations, our business may be adversely affected if these facilities are not able to successfully manage these risks.

We may not be able to achieve or maintain satisfactory pricing and margins for our training and the Biote Method or the Biote-branded dietary supplements we sell.

Companies in our industry have a history of price competition, and we can give no assurance that we will be able to achieve satisfactory prices for the Biote Method, or our Biote-branded dietary supplements, or maintain prices at the levels we have historically achieved. If we are forced to lower the price we charge for the Biote Method or our Biote-branded dietary supplements, our revenue and gross margins will decrease, which will adversely affect our ability to invest in and grow our business. If we are unable to maintain our prices, or if our costs increase and we are unable to offset such increase with an increase in our prices, our margins could erode. We will continue to be subject to significant pricing pressure, which could materially and adversely impact our business, financial condition and results of operations.

Unforeseen and unpredictable factors affecting the operations of the FDA, U.S. Drug Enforcement Administration (the “DEA”) and other government agencies, such as changes in funding for the FDA, DEA and other government agencies, could hinder their ability to hire and retain key leadership and other personnel, or otherwise delay inspections of the 503B outsourcing facilities of our third-party dietary supplement contract manufacturers, which could negatively impact practitioners and our business.

The ability of the FDA, the DEA and other governmental agencies to conduct their regulatory duties and activities, including reviewing and approving future products, can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review and response times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Since March 2020, when international and domestic inspections were largely placed on hold, the FDA has been working to resume routine surveillance and inspections on a prioritized basis and may experience delays in their regulatory activities. The FDA has developed a rating system to assist in determining when and where it is safest to conduct prioritized domestic inspections and resumed inspections in China and India in 2021. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to public health crises. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or comparable international regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or comparable international regulatory authorities to timely inspect the facilities of our third-party suppliers, which could have a material adverse effect on our business.

The size of the markets for our current and future offerings has not been established with precision and may be smaller than we estimate.

Biote-certified practitioners primarily focus their treatments on women experiencing symptoms due to hormonal imbalance before, during, and after menopause, and men experiencing symptoms of hypogonadism and male sex hormone deficiency. It is estimated that, as of 2020, the total U.S. market opportunity for HRT products, available in various forms, exceeds $7 billion and is expected to grow 7% annually through 2026. We believe our business opportunity in providing educational and practice management services is large and will similarly grow. Our estimates of our total addressable markets for our current offerings and those under development are based on a number of internal and third-party estimates, including, without limitation, the number of practitioners we can offer our training and Biote-branded dietary supplements to and the assumed prices at which we can sell offerings in markets that have not been established or that we have not yet entered. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these estimates. As a result, our estimates of the total addressable market for our current or future offerings may prove to be incorrect. If the actual number of a Biote-certified practitioner’s or Biote-partnered clinic’s patients who would benefit from the Biote Method or our Biote-branded dietary supplements, the price at which we can sell training and Biote-branded dietary supplements, or the total addressable market for the Biote Method or our Biote-branded dietary supplements is smaller than we have estimated, it may impair our sales growth and have a material adverse impact on our business, financial condition and results of operations.

Our forecasted operating and financial results rely upon assumptions and analyses developed by us. If these assumptions and analyses prove to be incorrect, our actual operating and financial results may be significantly below our forecasts.

Whether actual operating and financial results and business developments will be consistent with our expectations, assumptions and analyses as reflected in our forecasted operating and financial results depends on a number of factors, many of which are outside of our control, including, but not limited to:

•	whether we can obtain sufficient capital to grow our business;

•	our ability to manage our growth;

•	whether we can manage relationships with 503B outsourcing facilities and dietary supplement contract manufacturers, and other key suppliers;

•	demand for the Biote Method and our Biote-branded dietary supplements;

•	the timing and costs of new and existing marketing and promotional efforts;

•	competition, including from established and future competitors;

•	our ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

•	the overall strength and stability of the economies in the markets in which we operate or intend to operate in the future; and

•	regulatory, legislative and political changes.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, prospects, financial condition, and results of operations.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes appearing elsewhere in this Prospectus/Offer to Exchange. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses.

Our significant accounting policies are described in Note 2 to our audited consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange. We believe that the accounting policies described reflect our most critical accounting policies and estimates (including with respect to revenue recognition and the valuation of inventory), which represent those that involve a significant degree of judgment and complexity. Accordingly, we believe these policies are critical in fully understanding and evaluating our reported financial condition and results of operations.

Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our Class A Common Stock.

Off-label promotion may result in civil and criminal fines and other penalties, as well as product liability suits, which could be costly to our business.

Biote does not manufacture or distribute any drug products. Nevertheless, if the FDA determines that our practitioner training, including our paid consultants’ educational materials, constitutes off-label drug promotion, it could subject us or our business partners to enforcement action, including warning letters, untitled letters, fines and penalties, including criminal fines and/or prosecution. If we are found to have inappropriately marketed or promoted any drugs, we may become subject to significant liability. The federal government has levied large civil and criminal fines and/or other penalties against companies for alleged improper promotion and has investigated, prosecuted and/or enjoined several companies from engaging in off-label promotion. If we become subject to civil or criminal fines or other penalties, or product liability suits, such fines, penalties or lawsuits could have a material adverse effect on our business, financial condition and results of operations.

Certain direct and indirect subsidiaries of Biote entered into that certain credit agreement which contains affirmative, negative and financial covenants that may limit flexibility in operating our businesses.

On May 26, 2022, certain direct and indirect subsidiaries of Biote entered into that certain Credit Agreement (the “Credit Agreement”) with BioTE Medical, LLC (the “BioTE Medical”) as borrower, and Truist Bank, as administrative agent, in connection with the Closing of the Business Combination. The Credit Agreement provides to borrower a $125.0 million five-year senior secured term loan A facility (the “Term Loan”) and a $50.0 million revolving line of credit. The proceeds of the Credit Agreement have been used to repay existing debt, pay fees and expenses in connection with the Business Combination, and for general corporate purposes. The Credit Agreement contains affirmative, negative and financial covenants that could limit the manner in which Biote conducts its business, and Biote may be unable to expand or fully pursue its business strategies, engage in favorable business activities, or finance future operations or capital needs. Biote’s ability to comply with the covenants under the Credit Agreement may be affected by events beyond its control, and it may not be able to comply with those covenants. A breach of any of the covenants contained in the Credit Agreement could result in a default under the Credit Agreement, which could cause all of the outstanding indebtedness under the facility to become immediately due and payable. If Biote is unable to generate sufficient cash to repay its debt obligations under the Credit Agreement when they become due and payable, either as such obligations become due, when they mature, or in the event of a default, Biote may not be able to obtain additional debt or equity financing on favorable terms, if at all, which could have a material adverse effect on our business, financial condition and results of operations.

Further, borrowings under the Credit Agreement are at variable rates of interest and expose us to interest rate risk. In recent months, global inflation and other factors have resulted in an increase in interest rates generally, which has impacted our borrowing costs. If interest rates were to continue to increase, our debt service obligations on the variable rate indebtedness referred to above would increase even if the principal amount borrowed remained the same, and our net income and cash flows will correspondingly decrease.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we offer or may develop.

We face an inherent risk of product liability exposure. If we cannot successfully defend ourselves against claims that the products that we recommend as part of our training or our Biote-branded dietary supplements caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for the Biote Method and our Biote-branded dietary supplements;

•	decreased demand for any new methods, training, or products that we may develop;

•	injury to our reputation and significant negative media attention;

•	significant costs to defend the related litigation, including the risk that any Biote-certified practitioners who may face such related litigation may in turn seek to recover from us;

•	substantial monetary awards paid to patients;

•	loss of revenue;

•	exhaustion of any available insurance and our capital resources;

•	reduced resources for our management to pursue our business strategy; and

•	the inability to commercialize any methods, training, or products that we may develop.

Although we maintain product liability insurance coverage, such insurance may not be adequate to cover all liabilities that we may incur and we may need to increase our insurance coverage. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Further, a Biote-certified practitioner’s failure to follow our training and the Biote Method, or accepted medical practices in any stage of treatment may result in lawsuits against us.

If we experience significant disruptions in our information technology systems, our business may be adversely affected.

We depend on our information technology systems for the efficient functioning of our business, including to support Biote Method, our end-to-end platform to enable Biote-certified practitioners to establish, build, and successfully operate a Biote-partnered clinic for optimizing hormone levels in their specific aging patient population, the distribution and maintenance of our Biote-branded dietary supplements, as well as for accounting, data storage, compliance, purchasing and inventory management. Our information technology systems may be subject to computer viruses, ransomware or other malware, attacks by computer hackers, failures during the process of upgrading or replacing software, databases or components thereof, power outages, damage or interruption from fires or other natural disasters, hardware failures, telecommunication failures and user errors, among other malfunctions. We could be subject to any number of unintentional events that could involve a third-party gaining unauthorized access to our systems, which could disrupt our operations, corrupt our data or result in release of our confidential information. Technological interruptions could disrupt our operations, including our ability to project inventory requirements, manage our supply chain and otherwise adequately service our Biote-partnered clinics and Biote-certified practitioners or disrupt their ability use the Biote Method and our Biote-branded dietary supplements for treatments. In the event we experience significant disruptions, we may be unable to repair our systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and have a material adverse effect on our business, financial condition and results of operations. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of the Biote Method and our Biote-branded dietary supplements could be delayed or disrupted.

We are increasingly dependent on complex information technology to manage our infrastructure. Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance our existing systems. Failure to maintain or protect our information systems and data integrity effectively could have a material adverse effect on our business, financial condition and results of operations.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

From time to time, we may consider strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of intellectual property, products or technologies. Any future transactions could increase our near and long-term expenditures, result in potentially dilutive issuances of our securities, including our Class A Common Stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could affect our financial condition, liquidity and results of operations. Additional potential transactions that we may consider in the future include a variety of business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all. These transactions may never be successful and may require significant time and attention of management. In addition, the integration of any business that we may acquire in the future may disrupt our existing business and may be a complex, risky and costly endeavor for which we may never realize the full benefits of the acquisition. Accordingly, although we may not undertake or successfully complete any additional transactions of the nature described above, any additional transactions that we do complete could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We carry business interruption coverage to mitigate certain potential losses, but this insurance is limited in amount and may not be sufficient in type or amount to cover us against claims related to our operations. We cannot be certain that such potential losses will not exceed our policy limits, insurance will continue to be available to us on economically reasonable terms, or at all, or any insurer will not deny coverage as to any future claim. In addition, we may be subject to changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements.

Further, we do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include products and completed operations liability, business personal property and directors’ and officers’ insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would materially and adversely affect our business, financial condition and results of operations.

Our employees, independent contractors, consultants, Biote-certified practitioners, Biote-partnered clinics, medical advisors and suppliers may engage in misconduct or other improper activities, including non-compliance with professional and regulatory standards and requirements, which could have a material adverse effect on our business.

We are exposed to the risk that our employees, independent contractors, consultants, Biote-certified practitioners, Biote-partnered clinics, medical advisors and suppliers may engage in misconduct or other improper activities. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (i) FDA laws and regulations or those of comparable international regulatory authorities, including those laws that require the reporting of true, complete and accurate information to the FDA, (ii) compounding and manufacturing standards, (iii) federal and state data privacy, security, fraud and abuse and other healthcare laws and regulations established and enforced by comparable international regulatory authorities, or (iv) laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Additionally, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

Extreme weather conditions, natural disasters, and other catastrophic events, including those caused by climate change, could negatively impact our results of operations and financial condition.

Extreme weather conditions and volatile changes in weather conditions in the areas in which our offices, suppliers, Biote-partnered clinics, dietary supplement third-party manufacturers, and suppliers are located could adversely affect our results of operations and financial condition. Moreover, natural disasters such as earthquakes, hurricanes, tsunamis, floods, monsoons or wildfires, public health crises, such as pandemics and epidemics (including, for example, the COVID-19 pandemic), political crises, such as terrorist attacks, war and other political instability, or other catastrophic events, whether occurring in the United States or abroad, and their related consequences and effects, including energy shortages, could disrupt our operations, the operations of our vendors and other suppliers or result in economic instability that could negatively impact practitioner or clinic spending, any or all of which would negatively impact our results of operations and financial condition. In particular, these types of events could impact our global supply chain, including the ability of manufacturers to produce our Biote-branded dietary supplement products to Biote-partnered clinics or Biote-certified practitioners from or to the impacted region(s). For instance, in 2022 we experienced hurricane-related closures of 140 medical clinics in Florida and Puerto Rico, two of our key markets. If such closures continue or we experience similar closures in the future, there could be a material adverse effect on our business, financial condition and results of operations.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults or non-performance by financial institutions could adversely affect our results of operations and financial condition.

Events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any such events or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, the Federal Deposit Insurance Corporation (“FDIC”) took control and was appointed as the receiver of Silicon Valley Bank. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership. Although the FDIC announced that all deposits with these banks would be fully insured, there continues to be uncertainty in the markets regarding the stability of regional banks and the safety of deposits in excess of the FDIC insured deposit limits. If other banks and financial institutions enter receivership or become insolvent in the future in response to financial conditions affecting the banking system and financial markets, our ability to access our existing cash may be threatened. The FDIC only insures accounts in amounts up to $250,000 per depositor per insured bank, and we currently have cash deposited in certain financial institutions significantly in excess of FDIC insured levels. If any of the banking institutions in which we have deposited funds ultimately fails, we may lose our deposits over $250,000. The loss of our deposits may have a material adverse effect on our business and financial condition. The ultimate outcome of these events cannot be predicted, but these events could have a material adverse effect on our business. Additionally, weakness and volatility in capital markets and the economy, in general or as a result of bank failures or macroeconomic conditions such as rising inflation, could limit our access to capital markets and increase our costs of borrowing. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition.

Market and economic conditions may negatively impact the Company’s business, financial condition and stock price.

Concerns over inflation, energy costs, geopolitical issues, including the ongoing conflict between Russia and Ukraine, unstable global credit markets and financial conditions, and volatile oil prices could lead to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward. For example, in December 2022, the U.S. Consumer Price Index (CPI), which measures a wide-ranging basket of goods and services, rose 6.5% from the same month a year ago. The Company’s general business strategy may be adversely affected by any such inflationary fluctuations, economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. Additionally, rising costs of goods and services purchased by the Company, including its raw materials used in manufacturing its product, may have an adverse effect on the Company’s gross margins and profitability in future periods. Increased inflation rates can adversely affect us by increasing our costs, including labor and employee benefit costs. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on our business, results of operations and financial condition. If economic and market conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly and more dilutive to the Company’s stockholders. Failure to secure any necessary financing in a timely manner or on favorable terms could have a material adverse effect on the Company’s financial performance and stock price or could require the Company to delay or abandon development other business plans. In addition, there is a risk that one or more of the Company’s current and future service providers, manufacturers, suppliers, and other facilities, and other partners could be negatively affected by such difficult economic factors, which could adversely affect the Company’s ability to attain its operating goals on schedule and on budget or meet its business and financial objectives.

Risks Related to Intellectual Property

If we are unable to obtain and maintain patent protection for any products or methods we develop, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products similar or identical to our Biote-branded dietary supplements, and our ability to successfully commercialize any products we may develop may be adversely affected. If we are not able to maintain freedom to operate for our products from third-party intellectual property rights, our ability to commercialize products may be limited unless we secure a license to such rights.

Our success depends in part on our ability to obtain and maintain patent and other intellectual property protection in the United States and other countries with respect to our Biote-branded dietary supplements.

We rely on a combination of contractual provisions, confidentiality procedures and copyright, trademark, trade secret and other intellectual property rights to protect the proprietary aspects of our brands, technologies, and data. These legal measures afford only limited protection, and competitors or others may gain access to or use our intellectual property and proprietary information. Our success will depend, in part, on preserving our trade secrets, maintaining the security of our data and know-how, obtaining and maintaining patents and obtaining other intellectual property rights.

We may not be able to obtain and maintain intellectual property or other proprietary rights necessary to our business or in a form that provides us with a competitive advantage. For example, our trade secrets, data and know-how could be subject to unauthorized use, misappropriation or disclosure to unauthorized parties, despite our efforts to enter into confidentiality agreements with our employees, consultants, contractors, clients and other vendors who have access to such information and could otherwise become known or be independently discovered by third parties. In addition, the patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions where protection may be commercially advantageous, or we may not be able to protect our intellectual property at all. Despite our efforts to protect our intellectual property, unauthorized parties may be able to obtain and use information that we regard as proprietary. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, consultants, contractors, collaborators, Biote-certified practitioners, Biote-partnered clinics, vendors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

Our other intellectual property, including our trademarks, could also be challenged, invalidated, infringed and circumvented by third parties, and our trademarks could also be diluted, declared generic or found to be infringing on other marks, in which case we could be forced to re-brand our Biote-branded dietary supplements, resulting in loss of brand recognition and requiring us to devote resources to advertising and marketing new brands, and suffer other competitive harm. Third parties may also adopt trademarks similar to ours, which could harm our brand identity and lead to market confusion.

We may in the future also be subject to claims by our former employees, consultants or contractors asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. Although we generally require all of our employees, consultants, contractors and any other collaborators who have access to our proprietary know-how, information or technology to assign or grant similar rights to their inventions to us, we cannot be certain that we have executed such agreements with all parties who may have contributed to our intellectual property, nor can we be certain that our agreements with such parties will be upheld in the face of a potential challenge, or that they will not be breached, for which we may not have an adequate remedy.

Failure to obtain and maintain patents, trademarks and other intellectual property rights necessary to our business and failure to protect, monitor and control the use of our intellectual property rights could negatively impact our ability to compete and cause us to incur significant expenses. The intellectual property laws and other statutory and contractual arrangements in the United States and other jurisdictions we depend upon may not provide sufficient protection in the future to prevent the infringement, use, violation or misappropriation of our patents, trademarks, data, technology and other intellectual property, and may not provide an adequate remedy if our intellectual property rights are infringed, misappropriated or otherwise violated. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

We may become a party to intellectual property litigation or administrative proceedings that could be costly and could interfere with our ability to sell and market the Biote Method and our Biote-branded dietary supplements.

Our industry has been characterized by extensive litigation regarding patents, trademarks, trade secrets and other intellectual property rights, and companies in the industry have used intellectual property litigation to gain a competitive advantage. It is possible that we may be accused of misappropriating third parties’ trade secrets. Additionally, our Biote-branded dietary supplements are produced by third-party vendors and may include components that are outside of our direct control. Our competitors may have applied for or obtained, or may in the future apply for or obtain, patents or trademarks that will prevent, limit or otherwise interfere with our ability to use and sell the Biote Method, or use, sell and/or export our Biote-branded dietary supplements, or our ability to use product names. Moreover, in recent years, individuals and groups that are non-practicing entities, commonly referred to as “patent trolls,” have purchased patents and other intellectual property assets for the purpose of making claims of infringement in order to extract settlements. From time to time, we may receive threatening letters, notices or “invitations to license,” or may be the subject of claims that the Biote Method, our Biote-branded dietary supplements and business operations infringe or violate the intellectual property rights of others. The defense of these matters can be time consuming, costly to defend in litigation, divert management’s attention and resources, damage our reputation and brand and cause us to incur significant expenses or make substantial payments. Vendors from whom we purchase products may not indemnify us in the event that such products accused of infringing a third-party’s patent or trademark or of misappropriating a third-party’s trade secret, or any indemnification granted by such vendors may not be sufficient to address any liability and costs we incur as a result of such claims. Additionally, we may be obligated to indemnify Biote-partnered clinics, Biote-certified practitioners or business partners in connection with litigation and to obtain licenses, which could further exhaust our resources.

Even if we believe a third-party’s intellectual property claims are without merit, there is no assurance that a court would find in our favor, including on questions of infringement, validity, enforceability or priority of patents. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. A court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could materially and adversely affect our ability to commercialize any products or technology we may develop and any other products or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof.

Further, if patents, trademarks or trade secrets are successfully asserted against us, this may harm our business and result in injunctions preventing us from selling the Biote Method and our Biote-branded dietary supplements, or result in obligations to pay license fees, damages, attorney fees and court costs, which could be significant. In addition, if we are found to willfully infringe third-party patents or trademarks or to have misappropriated trade secrets, we could be required to pay treble damages in addition to other penalties.

Although patent, trademark, trade secret and other intellectual property disputes have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. We may be unable to obtain necessary licenses, if any, on satisfactory terms, if at all. In addition, if any license we obtain is non-exclusive, we may not be able to prevent our competitors and other third parties from using the intellectual property or technology covered by such license to compete with us. Any of these events could materially and adversely affect our business, financial condition and results of operations.

Similarly, interference or derivation proceedings provoked by third parties or brought by the U.S. Patent and Trademark Office (the “USPTO”), may be necessary to determine priority with respect to our patents, patent applications, trademarks or trademark applications. We may also become involved in other proceedings, such as reexamination, inter partes review, derivation or opposition proceedings before the USPTO or other jurisdictional body relating to our intellectual property rights or the intellectual property rights of others. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent third-party suppliers from manufacturing our Biote-branded dietary supplements, which would have a significant adverse impact on our business, financial condition and results of operations.

Additionally, we have filed and may in the future file lawsuits or initiate other proceedings to protect or enforce our intellectual property rights, which could be expensive, time consuming and unsuccessful. We are currently party to two open litigation matters involving terminated practices and practitioners who we filed suit against to enforce post-termination contractual obligations where the defendants offered a competing hormone pellet therapy within the contractual two-year restrictive period without paying our requisite buy-out or residual benefit fee.

Competitors may infringe our issued patents or other intellectual property, which we may not always be able to detect. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property or alleging that our intellectual property is invalid or unenforceable. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may raise challenges to the validity of certain of our owned patent claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in international jurisdictions (e.g., opposition proceedings). In any such lawsuit or other proceedings, a court or other administrative body may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question.

The outcome following legal assertions of invalidity and unenforceability is unpredictable. If a third-party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the protection on products that we may develop. If our patents are found to be valid and infringed, a court may refuse to grant injunctive relief against the infringer and instead grant us monetary damages and/or ongoing royalties. Such monetary compensation may be insufficient to adequately offset the damage to our business caused by the infringer’s competition in the market. An adverse result in any litigation or other proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. Any of these events could materially and adversely affect our business, financial condition and results of operations.

Even if resolved in our favor, litigation or other proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Class A Common Stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. Uncertainties resulting from the initiation and continuation of patent and other intellectual property litigation or other proceedings could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect the confidentiality of our other proprietary information, our business and competitive position may be harmed.

In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets, and other proprietary information that is not patentable or that we elect not to patent. However, trade secrets can be difficult to protect and some courts are less willing or unwilling to protect trade secrets. To maintain the confidentiality of our trade secrets and proprietary information, we rely heavily on confidentiality provisions that we have in contracts with our employees, consultants, contractors, Biote-certified practitioners, collaborators and others upon the commencement of their relationship with us. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by such third parties, despite the existence generally of these confidentiality restrictions. These contracts may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. There can be no assurance that such third parties will not breach their agreements with us, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently developed by competitors. Despite the protections we do place on our intellectual property or other proprietary rights, monitoring unauthorized use and disclosure of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property or other proprietary rights will be adequate. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. The laws of many countries will not protect our intellectual property or other proprietary rights to the same extent as the laws of the United States. Consequently, we may be unable to prevent our proprietary technology from being exploited in the United States and abroad, which could affect our ability to expand in domestic and international markets or require costly efforts to protect our technology.

To the extent our intellectual property or other proprietary information protection is incomplete, we are exposed to a greater risk of direct competition. A third-party could, without authorization, copy or otherwise obtain and use our Biote-branded dietary supplements, technology, or develop similar technology. Our competitors could purchase our Biote-branded dietary supplements and attempt to replicate some or all of the competitive advantages we derive from our development efforts or design around our protected technology. Our failure to secure, protect and enforce our intellectual property rights could substantially harm the value of our Biote-branded dietary supplements, as well as the value of our brand and business. The theft or unauthorized use or publication of our trade secrets and other confidential business information could reduce the differentiation of our Biote-branded dietary supplements and harm our business, the value of our investment in development or business acquisitions could be reduced and third parties might make claims against us related to losses of their confidential or proprietary information.

Further, it is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology, and in such cases, we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our trade secret rights and related confidentiality and non-disclosure provisions. If we fail to obtain or maintain trade secret protection, or if our competitors obtain our trade secrets or independently develop technology similar to ours or competing technologies, our competitive market position could be materially and adversely affected. In addition, some courts are less willing or unwilling to protect trade secrets, and agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases.

We also seek to preserve the integrity and confidentiality of our data and other confidential information by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached and detecting the disclosure or misappropriation of confidential information and enforcing a claim that a party illegally disclosed or misappropriated confidential information is difficult, expensive and time-consuming, and the outcome is unpredictable. Further, we may not be able to obtain adequate remedies for any breach. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

We may be subject to claims that we or our employees, consultants or contractors have wrongfully used, disclosed or otherwise misappropriated the intellectual property of a third-party, including trade secrets or know-how, or are in breach of non-competition or non-solicitation agreements with our competitors or claims asserting an ownership interest in intellectual property we regard as our own.

Many of our employees, consultants and contractors were previously employed at or engaged by other medical device, biotechnology or pharmaceutical companies, including our competitors or potential competitors. Some of these employees, consultants and contractors may have executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees, consultants and contractors do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may be subject to claims that we or these individuals have, inadvertently or otherwise, used, disclosed or otherwise misappropriated intellectual property, including trade secrets or other proprietary information, of their former employers or our competitors or potential competitors. Additionally, we may be subject to claims from third parties challenging our ownership interest in intellectual property we regard as our own, based on claims that our employees, consultants or contractors have breached an obligation to assign inventions to another employer, to a former employer, or to another person or entity.

Litigation may be necessary to defend against such claims, and it may be necessary or we may desire to enter into a license to settle any such claim; however, there can be no assurance that we would be able to obtain a license on commercially reasonable terms, if at all. If our defense to those claims fails, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. For example, a court could prohibit us from using technologies or features that are essential to the Biote Method or our Biote-branded dietary supplements, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employer. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

An inability to incorporate technologies or features that are important or essential to the Biote Method and our Biote-branded dietary supplements could have a material adverse effect on our business, financial condition and results of operations, and may prevent us from providing our training and selling our Biote-branded dietary supplements. Any litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize the products that we recommend as part of our training and our Biote-branded dietary supplements, which could have an adverse effect on our business, financial condition and results of operations.

We may be subject to claims challenging our intellectual property.

We or our licensors may be subject to claims that former consultants, contractors or other third parties have an interest in our trade secrets or other intellectual property as an inventor or co-inventor. While it is our policy to require our employees, consultants and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our Biote-branded dietary supplements. Any such events could have a material adverse effect on our business, financial condition and results of operations.

If our trademarks and trade names are not adequately protected, then we may not be able to build brand recognition in our markets and our business may be adversely affected.

We rely on trademarks, service marks, trade names and brand names to distinguish our training and Biote-branded dietary supplements from our competitors and have registered or applied to register these trademarks. Our registered or unregistered trademarks, service marks, trade names and brand names may be challenged, infringed, diluted, circumvented or declared generic or determined to be infringing on other marks. Additionally, we cannot assure you that our trademark applications will be approved. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in proceedings before the USPTO and comparable agencies in many international jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. In the event that our trademarks are successfully challenged, we could be forced to rebrand our Biote-branded dietary supplements, which could result in loss of brand recognition and could require us to devote significant resources towards advertising and marketing new brands. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In some cases, we may need to litigate claims to enforce our rights in our marks to avoid market confusion. Certain of our current or future trademarks may become so well known by the public that their use becomes generic and they lose trademark protection. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business, financial condition and results of operations may be adversely affected.

Risks Related to Regulation

We market dietary supplements and convenience kits, which are regulated by the FDA, and are subject to certain requirements under the FDCA and the laws enforced by the FTC. Our failure to meet those requirements could cause us to cease certain of our business activities and may involve the payment of financial penalties.

We sell dietary supplements and convenience kits, which are regulated by the FDA. Each of these product categories have differing requirements that must be followed to ensure compliance with the FDCA and regulations promulgated thereunder, and failure to do so may result in the products being misbranded or adulterated. If we are found to have manufactured, distributed, sold, or labeled any products in violation of the FDCA, we may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations.

The FTC enforces the Federal Trade Commission Act (the “FTCA”) and related regulations, which governs the advertising associated with the promotion and sale of our Biote-branded dietary supplements to prevent misleading or deceptive claims. For advertisements relating to dietary supplements, the FTC typically requires all factual claims, both express and implied, to be substantiated by competent and reliable scientific evidence. The FTC has promulgated policies and guidance that apply to advertising for dietary supplements that may be costly to comply with. The FDA may also determine that a particular dietary supplement or ingredient that we may market presents an unacceptable health risk. If that occurs, we could be required to cease distribution of and/or recall Biote-branded dietary supplements containing that ingredient.

The FDA or FTC may also determine that certain labeling, advertising and promotional claims, statements or activities with respect to a dietary supplement are not in compliance with applicable laws and regulations and may determine that a particular statement is an unapproved health claim, a drug claim, a false or misleading claim, or a deceptive advertising claim. Any such determination or any other failure to comply with FDA, FTCA or other regulatory requirements could prevent us from marketing our Biote-branded dietary supplements as a dietary supplement and subject us to administrative, civil or criminal penalties. The FTC has instituted numerous enforcement actions against dietary supplement companies for making false or misleading advertising claims and for failing to adequately substantiate claims made in advertising. These enforcement actions have often resulted in warning letters, consent decrees and the payment of civil penalties and/or restitution by the companies involved. Should the FTC determine that our claims are false or misleading or unsubstantiated, we could be subject to FTC enforcement action and may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations.

We have developed and market a method and training program where the practitioner may prescribe a compounded bioidentical hormone. Compounded drugs are regulated by the FDA and are subject to certain requirements under the FDCA. Failure of compounding entities to meet those requirements could cause us to cease certain of our business activities and may involve the payment of financial penalties.

While we do not sell compounded or prescription drugs, we have developed and market a method and training program where the practitioner may prescribe a compounded bioidentical hormone that is made by a third-party 503B outsourcing facility and requires compliance with the FDCA, and failure to do so may result in the products being misbranded or adulterated. Amendments to the FDCA in 2013 created Section 503B, which creates a category of compounding pharmacies known as “outsourcing facilities” which are subject to certain FDCA requirements, including the requirement to adhere to cGMP regulations, though it exempts such facilities from certain of the FDCA requirements that otherwise apply to drug manufacturers. Understanding and complying with these laws and regulations may require substantial time, money, and effort. While we have only established relationships with 503B outsourcing facilities to support practitioners, if we are found to have manufactured, distributed, marketed, sold, or labeled any products in violation of the FDCA, we may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations.

Compounded preparations and the pharmacy compounding industry are subject to regulatory scrutiny, which may impair our growth and sales.

Formulations prepared and dispensed by compounding pharmacies are not approved by the FDA. As we are a medical marketing and training company, we do not manufacture or compound pharmaceutical products. However, we contract with FDA-registered 503B outsourcing facilities to build relationships to support Biote-certified practitioners by offering an option for the compounding of bioidentical hormone pellets that the practitioner may order to prescribe. These pellets, compounded by 503B outsourcing facilities, are not subject to the FDA new drug approval process. Certain compounding pharmacies have been the subject of widespread negative media coverage in recent years.

Additionally, the outsourcing facilities with which we have relationships must comply with applicable provision of the FDCA and its implementing regulations. They may only distribute compounded drugs either pursuant to a patient-specific prescription or in response to an order from a healthcare provider, such as a hospital, that is not for an identified individual patient (e.g., for office stock). Further, such outsourcing facilities are inspected by the FDA according to a risk-based schedule, and must meet certain other conditions, such as reporting adverse events and providing the FDA with certain information about the products they compound. When the FDA finds that a manufacturer has violated FDA regulations, the FDA may notify the manufacturer of such violations in the form of a warning letter. The FDA also will issue an FDA Form 483 at the conclusion of an inspection if an investigator has observed a violative condition relating to the manufacturing and storage conditions of any drug product that may result in the product being adulterated, or any other regulatory non-compliance such as inadequate reporting or record-keeping. The outsourcing facilities with which we have relationships have each received warning letters and FDA Form 483s from the FDA. If the FDA takes enforcement action against outsourcing facilities with which we have relationships, it may have a material adverse impact on our business, results of operations and financial conditions.

Additionally, state laws and regulations may differ from the FDCA. We and the 503B outsourcing facilities are required to comply with state laws and regulations in the states where we and they do business. Efforts to ensure compliance with these laws may require ongoing substantial cost. For example, some of the 503B outsourcing facilities with which we have relationships have received unfavorable enforcement actions from state regulators for non-compliance. Failure to comply with applicable state laws and regulations could expose us and these 503B outsourcing facilities to significant penalties which may harm our business, results of operations and financial condition.

If a compounded drug formulation provided through a compounding pharmacy or an outsourcing facility leads to patient injury or death or results in a product recall, we may be exposed to significant liabilities and reputational harm.

We could be adversely affected if compounded pellets are subject to negative publicity. We could also be adversely affected if compounded pellets sold by any compounding outsourcing facilities, prove to be, or are asserted to be, harmful to patients or are otherwise subject to negative publicity. For example, in 2015, the FDA required labeling changes for prescription testosterone replacement therapy to warn of increased risk of heart attacks and strokes. There are a number of factors that could result in the injury or death of a patient who receives a compounded formulation, including quality issues, manufacturing or labeling flaws, improper packaging or unanticipated or improper uses of the products, any of which could result from human or other error. Any of these situations could lead to a recall of, or safety alert relating to, one or more of the products we recommend as part of our training. Similarly, to the extent any of the components of approved drugs or other ingredients used by the outsourcing facilities with whom we have relationships have quality or other problems that adversely affect the finished compounded preparations, our sales could be adversely affected. For example, some of the contracted outsourcing facilities have been the subject of civil suits alleging patient harm as a result of an improper formulation unrelated to the products we recommend. If a product which we recommend as part of our training becomes the subject of a civil or criminal suit, we may be subject to significant liability for any damages suffered by the plaintiffs and associated costs and penalties. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. In addition, in the ordinary course of business, a voluntarily recall of one of the products we recommend as part of our training or may be instituted in response to a practitioner or clinic complaint. Because of our dependence upon medical and patient perceptions, any adverse publicity associated with illness or other adverse effects resulting from the use or misuse of the compounded products we recommend as part of our training or any other compounded formulations made or sold by other companies, could have a material adverse impact on our business, results of operations and financial condition.

If the FDA takes regulatory action to implement any of the NASEM recommendations for compounded bioidentical hormones, this may have a substantial effect on the ability of the outsourcing facilities to compound the hormone pellets utilized by Biote-certified practitioners, which would have a substantially negative impact on Biote’s revenue and business operations.

In fall 2018, the FDA commissioned the NASEM to appoint an ad hoc committee to examine the clinical utility of treating patients with compounded bioidentical hormones. The NASEM committee held a series of open and closed sessions from March 2019 to April 2020, to examine data, research, and stakeholder input in order to form conclusions and recommendations regarding the clinical utility of these products. On July 1, 2020, the NASEM committee published its report, wherein it concluded that there is a lack of high-quality clinical evidence to demonstrate the safety and effectiveness of these products and, accordingly, that there is insufficient evidence to support the overall clinical utility of these products as treatment for menopause and male hypogonadism symptoms. The NASEM Committee recommended restricted use of these products, assessments of their difficulty to compound, and additional education, state and federal regulatory oversight, and research.

More specifically, NASEM Committee made six recommendations to the FDA: (1) Restrict the use of compounded bioidentical hormone preparations; (2) Review select bioidentical hormone therapies and dosage forms as candidates for the FDA Difficult to Compound List; (3) Improve education for prescribers and pharmacists who market, prescribe, compound, and dispense these preparations; (4) Additional federal and state-level oversight should be implemented to better address public health and clinical concerns regarding the safety and effectiveness of these preparations; (5) Collect and disclose conflicts of interest; and (6) Strengthen and expand the evidence base on the safety, effectiveness, and use of these preparations. NASEM’s report is purely advisory and non-binding on the FDA. Biote cannot predict whether or not the FDA will accept the recommendations made in the NASEM report in whole, in part, or whether the FDA will reject NASEM’s recommendations. If the FDA were to take regulatory action to implement any of NASEM’s recommendations, in whole or in part, this may have a substantial effect on the ability of the outsourcing facilities to compound the hormone pellets utilized by Biote-certified practitioners as part of the Biote Method, and, in turn, have a substantially negative impact on Biote’s revenue and business operations.

Failure to comply with the FDCA and analogous state laws and regulations can result in administrative, civil, criminal penalties.

The FDA, acting under the scope of the FDCA and its implementing regulations, has broad authority to regulate the manufacture, distribution, and labeling of many products, including medical devices, cosmetics, drugs, and food, including dietary supplements (FDA-regulated products). The FDCA prohibits, among other things, the introduction or delivery for introduction into interstate commerce of any FDA-regulated product that is adulterated or misbranded, as well as the adulteration or misbranding of any FDA-regulated product while the product is in interstate commerce. However, the FDCA does not regulate the practice of medicine. Drugs that are compounded pursuant to a practitioner’s orders are considered to be the result of a compounding pharmacy or practitioner combining, mixing, or altering ingredients to create a medication tailored for the needs of a particular patient, and are not regulated as new drugs under the FDCA. We have developed relationships with 503B outsourcing facilities who compound bioidentical pellets to support Biote-certified practitioners who prescribe such products. If any of these compounded bioidentical hormone pellets are determined to be unapproved new drugs or are determined to be adulterated or misbranded under the FDCA, we could be subject to enforcement action by the FDA. If any of our operations are found to have violated the FDCA or any other federal, state, or local statute or regulation that may apply to us and our business, we could face significant penalties including the seizure of product, civil, criminal, and administrative penalties, damages, fines, disgorgement, imprisonment, contractual damages, reputational harm, and diminished profits and future earnings. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be significantly impaired. Additionally, the FDA or analogous state agencies could determine that we or the outsourcing facilities with whom we have relationships are not in compliance with the FDCA or analogous or related state laws applicable to outsourcing facilities, which could significantly impact our business. Further, the FDA could recommend a voluntary recall, or issue a public health notification or safety notification about one or more of the products we recommend in training, which could materially harm our business, financial condition, and results of operations.

If we fail to comply with FDA or state regulations governing our Biote-branded dietary supplements, our business could suffer.

We also market Biote-branded dietary supplements that are regulated by the FDA or state regulatory authorities. We may need to develop and maintain a robust compliance and quality program to ensure that the products that we market comply with all applicable laws and regulation, including the FDCA. If we are found to have manufactured, distributed, sold, or labeled any products in violation of the FDCA, we may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations. For example, in May 2017, we received a warning letter from the FDA concerning both cGMP violations observed during a 2016 FDA inspection of our facility, and unapproved new drug claims that were made for certain of our dietary supplement products (the “Warning Letter”). Although our response to the Warning Letter resulted in a closeout by the FDA in May 2018, we cannot assure you that we will not receive warning letters or other regulatory action by the FDA on the same or similar violations in the future.

If we fail to comply with FDA regulations governing our medical device products, our business could suffer.

We also offer for sale to practitioners two convenience kits for use with hormone optimization therapies, one for male patients and one for female patients. These kits largely contain commercially available products, including only disposable supplies (e.g., gloves, antiseptic, gauze, disposable trocar, etc.) assembled in a sterile package. The products contained in the kits are sourced, assembled, and supplied by Medline Industries, LP, with the components, including the Class 1 disposable trocars, being manufactured by various other component suppliers. Trocars and convenience kits are medical devices that are regulated by the FDA. Because we previously manufactured and sold reusable and disposable trocars, we registered with the FDA as a repackager, relabeler and specification developer, and we currently list the trocars we previously manufactured and the convenience kits we currently sell in compliance with FDA registration and listing requirements. We may need to develop and maintain a robust compliance and quality program to ensure that the convenience kits we sell comply with all applicable laws and regulation, including the FDCA and other regulatory requirements thereunder including for example cGMPs and Medical Device Reporting (MDR) where applicable. If the FDA determines that the convenience kits we sell require 510(k) clearance, or are otherwise considered unapproved medical devices, we may be in violation of the FDCA.

Additionally, we offer our proprietary clinical decision support (“CDS”) software to practitioners to provide information from published literature and clinical guidelines to assist practitioners in providing precise, patient-specific treatment options at various intervals through a patient’s therapy. The FDA has recently issued a non-binding final CDS guidance that significantly narrows what the agency considers non-device CDS. If the FDA determines that our CDS is a medical device under the FDCA, the FDA may determine that our algorithm requires premarket approval or clearance, and may determine that unless and until we obtain such premarket approval or clearance that we are distributing an unapproved medical device in violation of the FDCA. If we are found to have manufactured, distributed, sold, or labeled any medical devices in violation of the FDCA, we may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations.

If we fail to comply with healthcare and other governmental regulations, we could face substantial penalties and our business, financial condition and results of operations could be adversely affected.

Our relationships with Biote-certified practitioners, Biote-partnered clinics, outsourcing facilities, and suppliers may subject us to a variety of healthcare laws including, among others, laws that prohibit fraud and abuse, including the federal Anti-Kickback Statute, the False Claims Act, the healthcare fraud provisions of HIPAA, and state anti-kickback statutes that prohibit any person from offering, soliciting, receiving, or providing remuneration in exchange for the referral of patients or the purchase, order, or recommendation of any good or service and fee splitting laws, which prohibit a practitioner from dividing compensation for their professional services with a person who did not render the service. Violations of these laws are punishable by substantial penalties and other remedies, including monetary fines, civil penalties, administrative remedies, criminal sanctions (in the case of the federal Anti-Kickback Statute and certain state anti-kickback laws) and forfeiture of amounts collected in violation of such laws.

Additionally, most states do not allow business corporations to employ practitioners to provide professional services. This prohibition against the “corporate practice of medicine” is aimed at preventing corporations such as us from exercising control over the medical judgments or decisions of practitioners. While some states have broad exceptions to the corporate practice of medicine, the state licensure statutes and regulations and agency and court decisions that enumerate the specific corporate practice rules vary considerably from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. If regulatory authorities or other parties in any jurisdiction successfully assert that we are engaged in the unauthorized corporate practice of medicine, we could be required to restructure our contractual and other arrangements. Further, violation of these laws may result in sanctions imposed against us, Biote-certified practitioners and/or Biote-partnered clinics through licensure proceedings. Similarly, our compensation arrangement with Biote-certified practitioners and/or Biote-partnered clinics may implicate state fee-splitting prohibitions, which prohibit providers from sharing a portion of their professional fees collected with third parties. Additionally, our relationships with healthcare providers may subject us to HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), which impose certain requirements relating to the privacy, security and transmission of PHI on certain healthcare providers, health plans and healthcare clearinghouses, and their business associates and their subcontractors that access or otherwise process individually identifiable health information for or on behalf of a covered entity as well as their covered subcontractors. We could also be subject to analogous state healthcare data privacy laws, which may not always be preempted by HIPAA. We are subject to laws relating to the collection, use, retention, security, and transfer of personally identifiable information about its users around the world. Much of the personal information that we collect is regulated by multiple laws.

Because of the breadth of these laws and the complexity of statutory and regulatory exemptions, it is possible that some of our activities could be subject to challenge under one or more of such laws. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various healthcare laws and regulations. Compliance with these and/or future healthcare laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations. Additionally, the introduction of new training, and Biote-branded dietary supplements may require us to comply with additional laws and regulations. Compliance may require obtaining appropriate licenses or certificates, increasing our security measures, and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these and/or future healthcare laws and regulations may delay or possibly prevent any new training and products from being offered to Biote-certified practitioners, Biote-partnered clinics and their patients, which could have a material adverse effect on our business, financial condition, and results of operations.

Our success depends on our relationships with Biote-certified practitioners and Biote-partnered clinics, and, therefore, our operations are subject to federal and state healthcare fraud and abuse, referral and reimbursement laws and regulations. If our operations are found to be in violation of any of the federal and state healthcare laws or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, including applicable healthcare fraud statutes, we may be subject to penalties. Penalties under these laws may be severe, and include without limitation treble damages, significant criminal, civil and administrative penalties, attorneys’ fees and fines, injunctions, as well as contractual damages and reputational harm. We could also be required to modify, curtail or cease our operations. Any of the foregoing consequences could seriously harm our business and our financial results and enforcement of the foregoing laws could have a material adverse effect on our business. Also, these measures may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes in our operations or incur substantial defense and settlement expenses.

Our relationships with Biote-certified practitioners and Biote-partnered clinics in connection with our current and future business activities may be subject to healthcare fraud and abuse laws and health information privacy and security laws, which could expose us to significant criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.

Our current and future arrangements with Biote-certified practitioners and Biote-partnered clinics may expose us to broadly applicable federal and state fraud and abuse and other federal and state healthcare laws and regulations that may constrain Biote’s business or financial arrangements and relationships.

Restrictions under applicable federal and state healthcare laws and regulations may include the following:

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State healthcare fraud and abuse laws that prohibit any person from offering, paying, soliciting or receiving any remuneration, directly or indirectly, in cash or in kind, for the referral of patients or other items or services to or with licensed healthcare providers, subject to limited exceptions. Some state fraud and abuse laws apply to items or services reimbursed by any third-party payor, including commercial insurers, some apply only to state healthcare program payors, while other state laws apply regardless of payor, including funds paid out of pocket by a patient.

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State corporate practice of “medicine” prohibitions that restrict unlicensed persons from engaging licensed professionals to render professional services to the public or from interfering with or influencing a licensed practitioner’s professional judgment. Certain activities other than those directly related to the delivery of healthcare services to patients may be considered an element of the practice of medicine in many states.

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State fee-splitting prohibitions, which prohibit licensed healthcare professionals from sharing a portion of their professional fees collected from their professional services with unlicensed third parties.

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HIPAA, as amended by the HITECH and their implementing regulations, also imposes obligations, including mandatory contractual terms, on covered entities, which are health plans, healthcare clearinghouses, and certain healthcare providers, as those terms are defined by HIPAA, and their respective business associates and their subcontractors, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

Although Biote does not bill or receive any reimbursement from any third-party payor, to the extent that any Biote-certified practitioners and Biote-partnered clinic with whom we partner accepts health insurance for their services, we could be subject to additional laws, including without limitation the federal Anti-Kickback Statute, False Claims Act and the healthcare fraud provisions of HIPAA.

Further, the California Consumer Privacy Act of 2018 (“CCPA”) applies to personal information of consumers, business representatives, and employees, and requires businesses to provide specific disclosures in privacy notices and honor requests of California residents to exercise certain privacy rights. The CCPA provides for civil penalties of up to $7,500 per violation and allows private litigants affected by certain data breaches to recover significant statutory damages. Although the CCPA may exempt some data processed in certain contexts, the CCPA increases compliance costs and potential liability with respect to other personal data we maintain about California residents. In addition, the California Privacy Rights Act of 2020 (“CPRA”), which became operative on January 1, 2023, expands the CCPA’s requirements, giving California residents the ability to limit use of certain sensitive personal data, along with establishing a new regulatory agency to implement and enforce the law. Other states, such as Virginia, Colorado, Utah, and Connecticut have also passed comprehensive privacy laws, and similar laws are being considered in several other states, as well as at the federal and local levels. While these states, like the CCPA, also exempt some data processed in the context of clinical trials, these developments further complicate compliance efforts, and increase legal risk and compliance costs for us, the third parties upon whom we rely, and our customers.

Efforts to ensure that our current and future business arrangements with third parties will comply with applicable healthcare and data privacy laws and regulations will involve substantial ongoing costs and may require us to undertake or implement additional policies or measures. The scope of the foregoing state laws and the interpretations of them vary by jurisdiction and are enforced by local courts and regulatory authorities, each with broad discretion. We may face claims and proceedings by private parties, and claims, investigations and other proceedings by governmental authorities, relating to allegations that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations, and it is possible that courts or governmental authorities may conclude that our arrangements with the Biote-certified practitioners, Biote-partnered clinics or our sales force are not consistent with such laws, or that we may find it necessary or appropriate to settle any such claims or other proceedings. In connection with any such claims, proceedings, or settlements, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any Biote-certified practitioners or Biote-partnered clinics with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions.

If our information technology systems or data is or were compromised, we could experience adverse consequences resulting from such compromise, including, but not limited to, interruptions to our operations, claims that we breached our data protection obligations, decreased use of the Biote Method, loss of Biote-partnered clinics or Biote-certified practitioners or sales, and harm to our reputation.

Operating our business (including the Biote Method) involves the collection, storage, transmission, disclosure and other processing of proprietary, confidential and sensitive information, as well as the personal information of patients that we may receive from clinics. We may rely upon third-party service providers, such as identity verification and payment processing providers, for our information processing-related activities. We may share or receive sensitive information with or from third parties. In an effort to protect sensitive information, we have implemented security measures designed to protect against security incidents and protect sensitive information. However, advances in information technology capabilities, increasingly sophisticated tools and methods used by hackers, cyber terrorists and other threat actors, new or other developments, and intentional or accidental exposures of sensitive information by those with authorized access to our network, may result in our failure or inability to adequately protect sensitive information. We may expend significant resources or modify our business activities in an effort to protect our information and against security incidents. Certain information privacy and security obligations may require us to implement and maintain specific security measures, industry-standard or reasonable security measures to protect our information technology systems and information.

We are subject to a variety of evolving threats including, but not limited to, hacking, malware, computer viruses, unauthorized access, phishing or social engineering attacks, ransomware attacks, credential stuffing attacks, denial-of-service attacks, supply-chain attacks, software bugs, information technology malfunction, software or hardware failures, loss of data, theft of data, misuse of data, telecommunications failures, earthquakes, fire, flood, exploitation of software vulnerabilities, and other real or perceived threats. Any of these incidents could lead to interruptions or shutdowns of our IT systems, loss or corruption of data or unauthorized access to, or disclosure of personal data or other sensitive information. Ransomware attacks, including those from organized criminal threat actors, nation-states and nation-state supported actors, are becoming increasingly prevalent and severe and can lead to significant interruptions, delays, or outages in our operations, loss of data, loss of income, significant extra expenses to restore data or systems, reputational loss and the diversion of funds. To alleviate the financial, operational and reputational impact of a ransomware attack it may be preferable to make extortion payments, but we may be unwilling or unable to do so. Cyberattacks could also result in the theft of our intellectual property, damage to our IT systems or disruption of our ability to make financial reports, and other public disclosures required of public companies. We have been subject to attempted cyber, phishing, or social engineering attacks in the past and may continue to be subject to such attacks and other cybersecurity incidents in the future. If we gain greater visibility, we may face a higher risk of being targeted by cyberattacks. Advances in information technology capabilities, new technological discoveries, or other developments are likely to result in cyberattacks becoming more sophisticated and more difficult to detect. We and third parties upon whom we rely for our information technology systems and information, may experience such cyberattacks and may not have the resources or technical sophistication to anticipate or prevent all threats. Moreover, techniques used to obtain unauthorized access to systems change frequently and may not be known until launched. Security breaches can also occur as a result of non-technical issues, including intentional or inadvertent actions by our personnel and third-party service providers (including their personnel). Any of the previously identified or similar threats could cause a security incident. A security incident could result in unauthorized, unlawful or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of or access to information.

Applicable information privacy and security obligations may require us to notify relevant stakeholders of security incidents. Such disclosures are costly, and the disclosures or the failure to comply with such requirements, could lead to adverse impacts. If we (or a third-party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences. These consequences may include: government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing data (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in our operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant consequences may cause Biote-partnered clinics or Biote-certified practitioners to stop using the Biote Method and Biote-branded dietary supplements and may deter new clinics and practitioners from using the Biote Method and Biote-branded dietary supplements and negatively impact our ability to grow and operate our business.

While we maintain cyber errors and omissions insurance coverage that covers certain aspects of cyber risks, these losses may not be adequately covered by insurance or other contractual rights available to us. The successful assertion of one or more large claims against us that exceed or are not covered by our insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition, and results of operations.

Furthermore, we may be required to disclose personal data pursuant to demands from individuals, privacy advocates, regulators, government agencies, and law enforcement agencies in various jurisdictions with conflicting privacy and security laws. Any disclosure or refusal to disclose personal data may result in a breach of privacy and data protection policies, notices, laws, rules, court orders, and regulations and could result in proceedings or actions against us in the same or other jurisdictions, damage to our reputation and brand, and inability to provide our trainings and Biote-branded dietary supplements to clinics and practitioners in certain jurisdictions. Additionally, changes in the laws and regulations that govern our collection, use, and disclosure of certain data could impose additional requirements with respect to the retention and security of customer data, could limit our marketing activities, and have an adverse effect on our business, reputation, brand, financial condition, and results of operations.

Following the consummation of the Business Combination, we have incurred, and we expect to continue to incur, significant increased expenses and administrative burdens as a public company, which could negatively impact our business, financial condition and results of operations.

Following the consummation of the Business Combination, we have faced increased legal, accounting, administrative and other costs and expenses in connection with operation as a public company which Biote did not incur as a private company. Our significantly increased expenses and administrative burdens as a public company could have an adverse effect on our business, financial condition and results of operation. The Sarbanes-Oxley Act including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended (the “Dodd-Frank Act”) and the rules and regulations promulgated and to be promulgated thereunder, and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements has increased, and may continue to increase, costs and make certain activities more time-consuming. A number of those requirements requires us to carry out activities that Biote has not done previously. For example, we have adopted new charters for our board committees and new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements and stock exchange listing requirements have been, and will continue to be, incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations may continue to increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Additionally, advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and a material weakness resulted in the restatement of previously issued financial statements. Failure to achieve and maintain an effective system of disclosure controls and internal control over financial reporting could impair our ability to produce timely and accurate financial statements or comply with applicable regulations.

We will eventually be required to provide management’s attestation on internal controls over financial reporting. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of us as a privately held company prior to the Business Combination.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In the course of preparing our financial statements for the fiscal years ended December 31, 2020 and 2019, our management identified a material weakness in the aggregate in our internal control over financial reporting. Specifically, we determined that we did not have appropriate accounting competence and capabilities to properly record in our financial statements certain complex and non-routine accounting issues, particularly related to revenue recognition, financial instruments, and equity. This resulted in incorrect accounting entries that were identified and corrected through the audit of our fiscal years ended December 31, 2020 and 2019. In addition, this material weakness resulted in errors in the financial statements and related disclosures in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2022 and September 30, 2022, which we have restated as described in the Quarterly Reports on Form 10-Q/A for each of the affected quarters, each filed on March 29, 2023. This material weakness has not been remediated as of the date of this Prospectus/Offer to Exchange.

In order to remediate this material weakness in the aggregate, we plan to continue to hire personnel with public company experience and provide additional training for our personnel on internal controls as our company continues to grow, and engage external consultants to assist in the development and improvement of methodologies, policies and procedures designed to ensure adequate internal control over financial reporting, including the technical application of U.S. GAAP and evaluating segregation of duties. Although we believe these measures will remediate this material weakness, there can be no assurance that the material weakness will be remediated on a timely basis or at all, or that additional material weaknesses will not be identified in the future.

Our current controls and any new controls that we develop may also become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.

As a result, the market price of our Class A Common Stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources. In addition, if we are unable to continue to meet these requirements, we may not be able to re-list on Nasdaq.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is then documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our Class A Common Stock.

We recently restated our financial statements for certain prior periods, which resulted in unanticipated costs.

As previously announced, we concluded that our previously issued consolidated financial statements as of and for the quarters ended June 30, 2022 and September 30, 2022 (the “Affected Periods”) should no longer be relied upon. As a result, we restated the financial statements for the Affected Periods. The restatements of our financial statements for the Affected Periods were due, in part, to an error in the calculation of our earnout valuation, resulting in an overstatement of our earnout liability and our gain (loss) from change in fair value of earnout liability. We also determined that we should attribute changes in fair value of our warrant and earnout liabilities to our operating subsidiary, BioTE Holdings, LLC (“Holdings”), whereas these changes had previously been attributed to the Company. We determined that attributing these changes in fair value to Holdings more appropriately reflects the economics of the net income allocation to equity interests in our condensed consolidated financial statements in accordance with Accounting Standards Codification 810, given our “Up-C” structure. As a result, we corrected the error and restated our financial statements for the quarters ended June 30, 2022 and September 30, 2022 to reflect a reduction in our basic and diluted income (loss) per common share, as a pro rata portion of gain (loss) from changes in fair value of the warrant and earnout liabilities attributed to noncontrolling interests of Holdings.

As a result, we incurred unanticipated costs for accounting and legal fees in connection with the restatements. The restatements may negatively impact the trading price of our securities and make it more difficult for us to raise capital on acceptable terms, or at all, which could have a material adverse effect on our business, results of operations and financial condition. See also “Controls and Procedures.”

Resales of shares of common stock could depress the market price of our common stock.

As of May 10, 2023, 70,714,968 shares (which includes 10,000,000 Earnout Voting Shares and 1,587,500 Sponsor Earnout Shares) of our common stock were outstanding, consisting of 20,102,402 shares of Class A Common Stock and 50,612,566 shares of Class V voting stock. Following the Business Combination, shares held by HYAC’s public stockholders have been freely tradeable, and the shares held by the Sponsor and the Members, following their exercise of Exchange Rights, are freely tradeable as of the six-month anniversary of the Closing, subject to applicable securities laws. We have also registered all shares of Class A Common Stock that we may issue under the Incentive Plan or the ESPP. These shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to Affiliates. As a result, there may be a large number of shares of Class A Common Stock sold in the market. These sales of shares of Class A Common Stock, or the perception of these sales, may depress the market price of our Class A Common Stock.

If the benefits from the Business Combination do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits from the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. For example, from the Closing Date through March 31, 2023, our stock price fluctuated from a low of $2.00 to a high of $10.51. Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there was not a public market for Biote’s stock and trading in the shares of our Class A Common Stock was not active. Accordingly, the valuation ascribed to Biote and our Class A Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could adversely affect your investment in our securities, and our securities may trade at prices significantly below the price you paid for them. In these circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Biote or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Biote;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving Biote, including the Donovitz Litigation (as defined herein);

•	changes in Biote’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A Common Stock available for public sale;

•	our ability to maintain the listing of our securities on Nasdaq;

•	any major change of officers or directors;

•	sales of substantial amounts of Class A Common Stock by our directors, officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to Biote could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources and could also require us to make substantial payments to satisfy judgments or to settle litigation.

We are an “emerging growth company” and a “smaller reporting company” and we take advantage of certain exemptions from disclosure requirements available to emerging growth companies and/or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years following our initial public offering, although circumstances could cause us to lose that status earlier, including if the market value of our Class A Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we may rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30th, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30th. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

If we are unable to maintain our listing on Nasdaq, it could become more difficult to sell our Class A Common Stock and Warrants in the public market.

Our Class A Common Stock is listed on Nasdaq. To maintain our listing on this market, we must meet Nasdaq’s listing maintenance standards. On July 20, 2022, Nasdaq suspended trading of our Class A Common Stock and Warrants for failure to meet certain initial listing requirements and indicated it intended to pursue delisting our Class A Common Stock and Warrants once all applicable appeal and review periods expired. On August 25, 2022, Nasdaq approved our application to relist our Class A Common Stock and Warrants and we began trading on August 29, 2022. If we are unable to continue to meet Nasdaq’s listing maintenance standards for any reason, our Class A Common Stock and Warrants could be delisted from Nasdaq. If delisted, we may seek to list our securities on a different stock exchange or, if one or more broker-dealer market makers comply with applicable requirements, the over-the-counter (OTC) market. Listing on such other market or exchange could reduce the liquidity of our Class A Common Stock and Warrants. If our Class A Common Stock and Warrants were to trade in the OTC market, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the Class A Common Stock.

A delisting from Nasdaq and failure to obtain listing on another market or exchange would subject our Class A Common Stock and Warrants to so-called penny stock rules that impose additional sales practice and market-making requirements on broker-dealers who sell or make a market in such securities. Consequently, removal from Nasdaq and failure to obtain listing on another market or exchange could affect the ability or willingness of broker-dealers to sell or make a market in our Class A Common Stock and the ability of purchasers of our Class A Common Stock to sell their securities in the secondary market.

On May 22, 2023, the closing price of our Class A Common Stock was $5.35 per share.

Future resales of Class A Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.

The lock-up restrictions agreed to in connection with the A&R IRA have expired, except with respect to the Member Earnout Units, which lock-up restrictions will expire on such later date the Member Earnout Units are earned in accordance with the Business Combination Agreement. As such, each Retained Holdings Unit and corresponding share of Class V voting stock held by the Members (other than the Member Earnout Units) may be redeemed at any time, upon the exercise of such Members’ Exchange Rights, in exchange for either one share of Class A Common Stock or, at the election of the Company in its capacity as the sole manager of Holdings, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the Holdings A&R OA. Assuming the full exercise of the Exchange Rights by all of the Members (including with respect to the Member Earnout Units), the Members would own approximately 71.6% of our Class A Common Stock, with two such members each beneficially owning 33.0% of our Class A Common Stock as of March 31, 2023. Except with respect to the Member Earnout Units, the Members are no longer restricted from selling the shares of Class A Common Stock held by them following their exercise of Members’ Exchange Rights, other than by applicable securities laws.

In addition, the Sponsor is no longer restricted from transferring, selling, assigning or otherwise disposing of (a) its shares of Class A Common Stock (other than the Sponsor Earnout Shares, which may not be transferred, sold assigned or otherwise disposed of until the Sponsor Earnout Shares are earned) or (b) its Private Placement Warrants (as defined herein) (or the underlying shares of Class A Common Stock) issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and between the Company and the Sponsor.

Further we and each of our officers, directors and selling stockholders executed lock-up agreements in which they agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of Class A Common Stock or any securities convertible into or exchangeable for shares of Class A Common Stock without the prior written consent of the underwriters for a period of 90 days after January 6, 2023, subject to customary exceptions. We do not, however, expect to receive lock-up agreements from any other stockholders, including Dr. Gary Donovitz, who beneficially held 33.2% of shares of our common stock outstanding as of March 15, 2023.

As such, sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could cause the market price of our Class A Common Stock to decline or increase the volatility in the market price of our Class A Common Stock.

Risks Related to Ownership of Our Securities

Because there are no current plans to pay cash dividends on our Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell our Class A Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and we have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Class A Common Stock unless you sell your shares of Class A Common Stock for a price greater than that which you paid for it.

We may require additional capital to support business growth, and if capital is not available to us or is available only by diluting existing stockholders, our business, operating results and financial condition may suffer.

We require significant capital to continue to develop and grow our business, including with respect to the design, development, marketing, distribution and sale of the Biote Method and Biote-branded dietary supplements. We may need additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be certain that additional financing will be available, which could limit our ability to grow and jeopardize our ability to continue our business operations. We fund our capital needs primarily from available working capital; however, the timing of available working capital and capital funding needs may not always coincide, and the levels of working capital may not fully cover capital funding requirements. From time to time, we may need to supplement our working capital from operations with proceeds from financing activities. For instance, on July 27, 2022, we entered into a standby equity purchase agreement (the “SEPA”) with YA II PN, LTD., a Cayman Islands exempt limited partnership (“Yorkville”), whereby we have the right, but not the obligation, to sell to Yorkville up to 5,000,000 shares of our Class A Common Stock at our request, subject to terms and conditions specified in the SEPA. We expect to continue to opportunistically seek access to additional funds by utilizing the SEPA.

To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new securities we issue could have rights, preferences and privileges superior to those of holders of our Class A Common Stock. The amount of dilution due to equity-based compensation of our employees and other additional issuances could be substantial. Additionally, any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

Further, there can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for any product candidates we may develop and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could impair our ability to achieve our growth strategy, could harm our financial performance and stock price and could require us to delay or abandon our business plans. In addition, there is a risk that our current or future suppliers, service providers, manufacturers or other partners may not survive such difficult economic times, which could directly affect our ability to attain our operating goals on schedule and on budget. We cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

Anti-takeover provisions contained in the Charter and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Provisions in our Charter and Bylaws, as well as provisions under Delaware law, could make acquiring us more difficult, may limit attempts by stockholders to replace or remove our management, may limit stockholders’ ability to obtain a favorable judicial forum for disputes with the us or our directors, officers, or employees, and may limit the market price of our Class A Common Stock. These provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Future sales, or the perception of future sales, by the Company or its stockholders in the public market, the issuance of rights to purchase the Company’s Class A Common Stock, including pursuant to the Incentive Plan and the ESPP, and future exercises of registration rights could result in the additional dilution of the percentage ownership of the Company’s stockholders and cause the market price for the Company’s Class A Common Stock to decline.

As of March 31, 2023, 70,714,968 shares (which includes 10,000,000 Earnout Voting Shares and 1,587,000 Sponsor Earnout Shares) of our common stock are outstanding, consisting of 20,102,402 shares of Class A Common Stock and 50,612,566 shares of Class V voting stock. Assuming the full exercise of the Exchange Rights by all of the Members (including with respect to the Member Earnout Units), and after giving effect to the secondary offering of shares of Class A Common Stock by certain stockholders pursuant to the registration statement on Form S-1, declared effective by the SEC on January 4, 2023, the Members would have owned approximately 71.6% of our Class A Common Stock, with one such Member beneficially owning approximately 33.0% of our Class A Common Stock, as of March 31, 2023. The Members are not restricted from selling the shares of Class A Common Stock held by them following their exercise of Members’ Exchange Rights, other than by applicable securities laws.

In addition, we have registered up to 21,947,987 shares of Class A Common Stock that we may issue under the Incentive Plan and the ESPP. We have registered 5,000,000 shares of Class A Common Stock for resale related to the SEPA with Yorkville, including 130,559 shares of Class A Common Stock issued and outstanding as of March 31, 2023 and 4,869,441 shares of Class A Common Stock that may be issued pursuant to the SEPA in the future. Once we issue these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to Affiliates. As a result, there may be a large number of shares of Class A Common Stock sold in the market.

The sale of shares of the Company’s Class A Common Stock, convertible securities or other securities in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Company’s Class A Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the Company to sell securities in the future at a time and at a price that it deems appropriate.

In addition, if the Company sells shares of its Class A Common Stock, convertible securities or other securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to the Company’s existing stockholders, and new investors could gain rights, preferences, and privileges senior to the holders of the Company’s Class A Common Stock, including the Company’s Class A Common Stock issued in connection with the Business Combination.

Pursuant to the Incentive Plan, the Company is authorized to grant equity awards to its employees, directors and consultants. In addition, pursuant to the ESPP, the Company is authorized to sell shares to its employees. The Company initially reserved 15% of the shares of Class A Common Stock outstanding on a fully-diluted basis upon the Closing for future issuance under the Incentive Plan, plus 3,887,750 shares of Class A Common Stock necessary to satisfy payments to Phantom Equity Holders under the Phantom Equity Acknowledgments (such 3,887,750 shares of Class A Common Stock will not again become available for issuance under the Incentive Plan and will not be subject to the automatic annual increases described below). In addition, the Company initially reserved 1% of the shares of Class A Common Stock outstanding on a fully-diluted basis upon the Closing for future issuance under the ESPP. The Incentive Plan and ESPP provide for annual automatic increases in the number of shares reserved thereunder, beginning on January 1, 2023. As a result of such annual increases, the Company’s stockholders may experience additional dilution, which could cause the price of the Company’s Class A Common Stock to fall.

In the future, the Company may also issue its securities in connection with investments or acquisitions. The amount of shares of the Company’s Class A Common Stock issued in connection with an investment or acquisition could constitute a material portion of the Company’s then-outstanding shares of Class A Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to the Company’s stockholders.

We may be subject to periodic claims and litigation, including the Donovitz Litigation (as defined below), that could result in unexpected expenses and could ultimately be resolved against us.

From time to time, we may be involved in litigation and other proceedings, including matters related to product liability claims, stockholder class action and derivative claims, commercial disputes, copyright infringement, trademark challenges, and other intellectual property claims, as well as trade, regulatory, employment, and other claims related to our business. Any of these proceedings could result in significant settlement amounts, damages, fines, or other penalties, divert financial and management resources, and result in significant legal fees. An unfavorable outcome of any particular proceeding could exceed the limits of our insurance policies or the carriers may decline to fund such final settlements and/or judgments and could have an adverse impact on our business, financial condition, and results of operations. In addition, any proceeding could negatively impact our reputation among our practitioners and clinics and our brand image. The Company is currently involved in the Donovitz Litigation (See Note 18 to our consolidated financial statements). The outcome of the Donovitz Litigation, regardless of the merits, is inherently uncertain. At this point in time, the Company cannot predict the length of the Donovitz Litigation or the ultimate liability, if any, which may arise therefrom. In addition, litigation and related matters are costly and may divert the attention of the Company’s management and other resources that would otherwise be engaged in other activities.

Risks Related to our Organizational Structure

Our only material asset is our ownership interest in Holdings, and accordingly we depend on distributions from Holdings to pay distributions, dividends on our Class A Common Stock, taxes and other expenses, and make any payments required to be made by us under the Tax Receivable Agreement (the “TRA”).

We are a holding company and have no material assets other than our ownership of the Holdings Units. We are not expected to have independent means of generating revenue or cash flow, and our ability to pay distributions, dividends on our Class A Common Stock, taxes and other expenses, and make any payments required to be made by us under the TRA will be dependent upon the financial results and cash flows of Holdings. The earnings from, or other available assets of, Holdings may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Class A Common Stock or satisfy our other financial obligations. There can be no assurance that Holdings will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants under debt instruments, will permit such distributions. If Holdings does not distribute sufficient funds to us to pay our taxes or other liabilities, we may default on contractual obligations or have to borrow additional funds. In the event that we are required to borrow additional funds it could adversely affect our liquidity and subject us to additional restrictions imposed by lenders.

Holdings will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income or loss will be allocated, for U.S. federal income tax purposes, to the holders of Holdings Units, including us. Accordingly, we will be required to pay U.S. federal income taxes on our allocable share of the net taxable income of Holdings. Under the terms of the Holdings A&R OA, Holdings is obligated to make tax distributions to holders of Holdings Units (including us) calculated at certain assumed rates. In addition to tax expenses, we also will incur expenses related to our operations, some of which expenses will be reimbursed by Holdings. We intend to cause Holdings to make ordinary distributions and tax distributions to the holders of Holdings Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses (to the extent not already payable or reimbursable by Holdings pursuant to the Holdings A&R OA), payments under the TRA and dividends, if any, declared by us. However, as discussed herein, Holdings’ ability to make such distributions may be subject to various limitations and restrictions, including, but not limited to, retention of amounts necessary to satisfy the obligations of the BioTE Companies and restrictions on distributions that would violate any applicable restrictions contained in Holdings’ debt agreements, or any applicable law, or that would have the effect of rendering Holdings insolvent. To the extent we are unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest until paid, provided, however, that nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the TRA and therefore accelerate payments under the TRA, which could be substantial.

Additionally, although Holdings generally will not be subject to any entity-level U.S. federal income tax, it may be liable under certain U.S. federal income tax legislation for any adjustments to its tax return, absent an election to the contrary. In the event Holdings’ calculations of taxable income are incorrect, Holdings and/or its Members, including us, in later years may be subject to material liabilities pursuant to this U.S. federal income tax legislation and its related guidance. We anticipate that the distributions we receive from Holdings may, in certain periods, exceed our actual liabilities and our obligations to make payments under the TRA. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A Common Stock. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our public stockholders. We may, if necessary, undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Holdings Units, to maintain one-for-one parity between Holdings Units held by us and shares of our Class A Common Stock.

Pursuant to the TRA, we will be required to pay to the Members 85% of the net income tax savings that we realize as a result of increases in tax basis of the BioTE Companies’ assets resulting from the Business Combination and the redemptions of the Retained Holdings Units in exchange for shares of Class A Common Stock (or cash) pursuant to the Holdings A&R OA and tax benefits related to the TRA, including tax benefits attributable to payments under the TRA, and those payments may be substantial.

In connection with the Business Combination, a historic Member was deemed for U.S. federal (and applicable state and local) income tax purposes to have sold Holdings Units to the Company for the Cash Consideration and rights under the TRA (the “Purchase”) and the Members in the future may have their Holdings Units (including the Earnout Units, if any, that have vested in accordance with the Business Combination Agreement), together with the cancelation of an equal number of shares of Class V voting stock, redeemed in exchange for shares of our Class A Common Stock (or cash) pursuant to the Holdings A&R OA, subject to certain conditions and transfer restrictions as set forth therein and in the A&R IRA. These sales and exchanges are expected to result in increases in our allocable share of the tax basis of the tangible and intangible assets of the BioTE Companies. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions allocable to us and therefore reduce the amount of income or franchise tax that we would otherwise be required to pay in the future had such sales and exchanges never occurred, although the IRS or any applicable foreign, state or local tax authority may challenge all or part of that tax basis increase, and a court could sustain such a challenge. We have entered into the TRA, which generally provides for the payment by us of 85% of certain net tax benefits, if any, that we realize (or in certain cases are deemed to realize) as a result of these increases in tax basis and tax benefits related to the transactions contemplated under the Business Combination Agreement and the redemption of Retained Holdings Units in exchange for Class A Common Stock (or cash) pursuant to the Holdings A&R OA and tax benefits attributable to payments under the TRA. These payments are our obligation and are not an obligation of Holdings and its subsidiaries. The actual increase in our allocable share of tax basis in the assets of Holdings and its subsidiaries, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A Common Stock at the time of the exchange and the amount and timing of the recognition of our income. While many of the factors that will determine the amount of payments that we will make under the TRA are outside of our control, we expect that the payments we will make under the TRA will be substantial and could have a material adverse effect on our financial condition. Any payments we make under the TRA generally will reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the TRA for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the TRA and therefore accelerate payments due under the TRA, as further described below. Furthermore, our future obligation to make payments under the TRA could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the TRA.

In certain cases, payments under the TRA may exceed the actual tax benefits we realize.

Payments under the TRA will be based on the tax reporting positions that we determine, and the U.S. Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by us are disallowed, the Members will not be required to reimburse us for any excess payments that may previously have been made under the TRA, for example, due to adjustments resulting from examinations by the IRS or other taxing authorities. Rather, excess payments made to Members will be applied against and reduce any future cash payments otherwise required to be made to such Members, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the TRA and, as a result, there might not be future cash payments against which such excess can be applied. As a result, in certain circumstances we could make payments under the TRA in excess of our actual income or franchise tax savings, which could materially impair our financial condition.

In certain cases, payments under the TRA may be accelerated or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the TRA.

The TRA provides that, in the event that (i) we exercise our early termination rights under the TRA, (ii) certain changes of control occur (as described in the TRA), (iii) we, in certain circumstances, fail to make a payment required to be made pursuant to the TRA by the applicable final payment date, which non-payment continues for 30 days following such final payment date or (iv) we materially breach any of our material obligations under the TRA, which breach continues without cure for 30 days following receipt by us of written notice thereof (unless, in the case of clauses (iii) and (iv), certain liquidity exceptions apply) our obligations under the TRA will accelerate and we will be required to make a lump-sum cash payment to the applicable parties to the TRA equal to the present value of all forecasted future payments that would have otherwise been made under the TRA, which lump-sum payment would be based on certain assumptions, including those relating to our future taxable income. The change of control payment to the Members could be substantial and could exceed the actual tax benefits that we receive as a result of acquiring Holdings Units from the Members because the amounts of such payments would be calculated assuming that we would have been able to use the potential tax benefits each year for the remainder of the amortization periods applicable to the basis increases, and that tax rates applicable to us would be the same as they were in the year of the termination. Decisions made in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the holders of Retained Holdings Units under the TRA. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the TRA and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of holders of Retained Holdings Units to receive payments under the TRA. There may be a material negative effect on our liquidity if the payments under the TRA exceed the actual income or franchise tax savings that we realize in respect of the tax attributes subject to the TRA or if distributions to us by Holdings are not sufficient to permit us to make payments under the TRA after we have paid taxes and other expenses. Furthermore, our obligations to make payments under the TRA could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are deemed realized under the TRA. We may need to incur additional indebtedness to finance payments under the TRA to the extent our cash resources are insufficient to meet our obligations under the TRA as a result of timing discrepancies or otherwise which may have a material adverse effect on our financial condition.

We may not be able to realize all or a portion of the tax benefits that are expected to result from the acquisition of Retained Holdings Units from Biote Members.

Pursuant to the TRA, we will share tax savings resulting from (A) the amortization of the anticipated step-up in tax basis in the BioTE Companies’ assets as a result of (i) the deemed sale of Holdings Units in connection with the Business Combination and (ii) the redemption of Retained Holdings Units in exchange for shares of Class A Common Stock or cash pursuant to the Holdings A&R OA and (B) certain other related transactions with the Members. The amount of any such tax savings will be paid 85% to the applicable Members and retained 15% by us. Any such amounts payable will only be due once the relevant tax savings have been realized by us, unless our obligations under the TRA are accelerated. Our ability to realize, and benefit from, these tax savings depends on a number of assumptions, including that we will earn sufficient taxable income each year during the period over which the deductions arising from any such basis increases and payments are available and that there are no adverse changes in applicable law or regulations. If our actual taxable income were insufficient to fully utilize such tax benefits or there were adverse changes in applicable law or regulations, we may be unable to realize all or a portion of these expected benefits and our cash flows and stockholders’ equity could be negatively affected.

Risks Related to Taxes

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, gross receipts, value added or similar taxes and may successfully impose additional obligations on us, and any such assessments or obligations could adversely affect our business, financial condition and results of operations.

The application of indirect taxes, such as sales and use tax, value-added tax, goods and services tax, business tax and gross receipts tax, to platform businesses is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations and, as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business.

We may face various indirect tax audits in various U.S. jurisdictions. In certain jurisdictions, we collect and remit indirect taxes. However, tax authorities may raise questions about or challenge or disagree with our calculation, reporting or collection of taxes and may require us to collect taxes in jurisdictions in which we do not currently do so or to remit additional taxes and interest, and could impose associated penalties and fees. For example, after the U.S. Supreme Court decision in South Dakota v. Wayfair Inc., certain states have adopted, or started to enforce, laws that may require the calculation, collection and remittance of taxes on sales in their jurisdictions, even if we do not have a physical presence in such jurisdictions. A successful assertion by one or more tax authorities requiring us to collect taxes in jurisdictions in which we do not currently do so or to collect additional taxes in a jurisdiction in which we currently collect taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, could harm our business, financial condition and results of operations. Although we have reserved for potential payments of possible past tax liabilities in our financial statements, if these liabilities exceed such reserves, our financial condition will be harmed.

As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may adversely impact our results of operations in future periods in which we change our estimates of our tax obligations or in which the ultimate tax outcome is determined.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States, and our domestic tax liabilities are subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; and

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could adversely affect our financial condition and results of operations.

Increases in our income tax rates, changes in tax laws or disagreements with tax authorities may adversely affect our business, financial condition or results of operations.

Increases in our income tax rates or other changes in tax laws in the United States or any jurisdiction in which we operate could reduce our after-tax income and adversely affect our business, financial condition or results of operations. Existing tax laws in the United States have been, and in the future could be, subject to significant change. For example, the Inflation Reduction Act of 2022 was recently enacted, which includes a one percent excise tax on share buybacks imposed on the corporation repurchasing such stock, effective for tax years beginning after 2022. Also, effective for tax years beginning after December 31, 2021, legislation commonly referred to as the Tax Cuts and Jobs Act eliminated the option to currently deduct research and development expenditures and requires taxpayers to capitalize and amortize U.S.-based and non-U.S.-based research and development expenditures over five and fifteen years, respectively. Although there has been proposed legislation that would defer the capitalization requirement to later years, we have no assurance that the provision will be repealed or otherwise modified. Future regulatory guidance from taxing authorities or other executive or

Congressional actions in the United States or other jurisdictions may be forthcoming. These or other changes in the relevant tax regimes, including changes in how existing tax laws are interpreted or enforced, may adversely affect our business, financial condition or results of operations.

We also will be subject to regular reviews, examinations and audits by the IRS and other taxing authorities with respect to income and non-income-based taxes. Economic and political pressures to increase tax revenues in jurisdictions in which we operate, or the adoption of new or reformed tax legislation or regulation, may make resolving tax disputes more difficult and the final resolution of tax audits and any related litigation can differ from our historical provisions and accruals, resulting in an adverse impact on our business, financial condition or results of operations.

THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section titled “Risk Factors.” Warrant Holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the information and documents that have been included herein, before making a decision regarding the Offer and Consent Solicitation.

General Terms

Until the Expiration Date, we are offering to holders of our Warrants the opportunity to receive 0.23 shares of Class A Common Stock in exchange for each Warrant they hold. Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive shares of Class A Common Stock pursuant to the Offer. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on the Nasdaq on the last trading day of the Offer Period.

As part of the Offer, we are also soliciting from the holders of Warrants their consent to the Warrant Amendment, which, if approved, will permit the Company to require that all Warrants outstanding upon completion of the Offer be converted into shares of Class A Common Stock at a ratio of 0.207 shares of Class A Common Stock per Warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Warrant Amendment will permit us to eliminate all of the Warrants that remain outstanding after the Offer is consummated. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 50% of the Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, at least 50% of the Private Placement Warrants is required to approve the Warrant Amendment.

Holders who tender Consent Warrants for exchange in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the tendered Warrants). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants.

You cannot tender any Consent Warrants for exchange in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Consent Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.

You may tender some or all of your Warrants into the Offer.

If you elect to tender Warrants in the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, Warrants that are not accepted by us for exchange by July 7, 2023 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Warrants Subject to the Offer

The Warrants were issued in connection with the IPO. Each Warrant entitles the holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment. The Public Warrants listed on Nasdaq under the symbol “BTMDW.” As of the date of this registration statement, there are 13,504,132 Warrants of the Company outstanding, consisting of 8,397,624 Public Warrants and 5,106,508 Private Placement Warrants. Pursuant to the Offer, we are offering up to an aggregate of 3,105,950 shares of our Class A Common Stock in exchange for the Warrants.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is one minute after 11:59 p.m., Eastern Standard Time, on June 7, 2023, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Warrant Holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we will promptly return any tendered Warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the Warrants will continue to apply to any unexchanged Warrants, or the amended terms if the Warrant Amendment is approved, until the Warrants expire on May 26, 2027, at 5:00 p.m., New York City time, or earlier upon conversion, exchange, redemption or liquidation, subject to certain terms and conditions.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of shares of Class A Common Stock issued for every Warrant exchanged or by changing the terms of the Warrant Amendment.

If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.

If we increase or decrease the exchange ratio of our Class A Common Stock issuable in exchange for a Warrant, the amount of Warrants sought for tender and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days.

Partial Exchange Permitted

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants. If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any Warrant Holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on the Nasdaq on the last trading day of the Offer Period (as defined below). Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Conditions to the Offer and Consent Solicitation

The Consent Solicitation is conditioned on our receiving the consent of holders of at least 50% of the Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, at least 50% of the Private Placement Warrants to approve the Warrant Amendment (which is the minimum number required to amend the Warrant Agreement).

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Warrant Holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any Warrant Holder, the Offer and Consent Solicitation is conditioned upon such Warrant Holder desiring to tender Warrants in the Offer delivering to the exchange agent in a timely manner the holder’s Warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.

The foregoing conditions are solely for our benefit and may be asserted by us in our reasonable discretion, regardless of the circumstances (other than action or inaction by us) giving rise to any such conditions, and may be waived by us, in whole or in part, at any time and from time to time, in our reasonable discretion on or prior to the Expiration Date. In the event that one or more of the events described above occurs, we will promptly notify Warrant Holders of our determination as to whether to (i) waive or modify the applicable condition(s) and continue the Offer and Consent Solicitation or (ii) terminate the Offer and Consent Solicitation. In addition, depending upon the materiality of any waived condition(s) and the number of days remaining prior to the then scheduled expiration date of the Offer and Consent Solicitation, we may be required to promptly disseminate disclosure regarding such waiver to Warrant Holders and extend the Offer and Consent Solicitation. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties, subject to each Warrant Holder’s right to challenge any determination by us in a court of competent jurisdiction.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return any tendered Warrants (and, with respect to the Consent Warrants, the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

None of our affiliates, directors, officers or employees, or the information agent, the exchange agent for the Offer and Consent Solicitation, is making any recommendations to any Warrant Holder as to whether to exchange their Warrants and deliver their consent to the Warrant Amendment. Each Warrant Holder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and, with respect to the Consent Warrants, consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment

Issuance of shares of Class A Common Stock upon exchange of Warrants pursuant to the Offer and acceptance by us of Warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if Warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of Warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of Warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your Consent Warrants will constitute a consent to the Warrant Amendment with respect to each Consent Warrant tendered.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering Warrant Holder that, among other things: (i) the Warrant Holder agrees to exchange the tendered Warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case as may be amended or supplemented prior to the Expiration Date; (ii) the Warrant Holder consents to the Warrant Agreement; (iii) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (iv) such Warrant Holder is voluntarily participating in the Offer; (v) the future value of our Warrants is unknown and cannot be predicted with certainty; and (vi) such Warrant Holder has read this Prospectus/Offer to Exchange, Letter of Transmittal and Consent and Warrant Amendment.

Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Warrants.

Persons whose Warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants but are “beneficial owners.” Beneficial owners cannot directly tender Warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants for exchange on behalf of the beneficial owner. See “—Required Communications by Beneficial Owners.”

Tendering Warrants Using Letter of Transmittal and Consent

A registered holder of Warrants may tender Warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal is to be used only if delivery of Warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “—Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such Warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of Warrants, unless you intend to tender those Warrants through ATOP, you should complete, execute and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.

In order for Warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the Warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the Warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

In the Letter of Transmittal and Consent, the tendering registered Warrant Holder must set forth: (i) its name and address; (ii) the number of Warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See “—Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered Warrants (for example, if the registered holder has assigned the Warrants to a third-party), or if our shares of Class A Common Stock to be issued upon exchange of the tendered Warrants are to be issued in a name other than that of the registered holder of the tendered Warrants, the tendered Warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the Warrants, with the signature(s) on the Warrants or assignment documents guaranteed by an Eligible Institution.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of shares of Class A Common Stock in exchange for such Warrants as part of the completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrants tendered therewith exactly as the name of the registered holder appears on such Warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such Warrants are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

Required Communications by Beneficial Owners

Persons whose Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver Warrants on your behalf.

Tendering Warrants Using Book-Entry Transfer

The exchange agent has established an account for the Warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of Warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “—Guaranteed Delivery Procedures” must be followed.

DTC participants desiring to tender Warrants for exchange pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered Warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of shares of Class A Common Stock in exchange for such Warrants as part of the completion of the Offer.

Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the exchange agent. See “—Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures

If a registered holder of Warrants desires to tender its Warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its Warrants if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•

the exchange agent receives by hand, mail, overnight courier, facsimile or electronic mail transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

•	a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all Warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within two days that the Nasdaq is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of Warrants pursuant to the Offer, the issuance of Class A Common Stock for those Warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Warrants pursuant to the procedures described herein and the form and validity of all documents will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to each Warrant Holder’s right to challenge any determination by us in a court of competent jurisdiction. We reserve the absolute right in our sole discretion to reject any or all tenders of Warrants that we determine are not in proper form. We also reserve the absolute right in our sole discretion to waive any defect or irregularity in any tender of any particular Warrant. Our interpretation of the terms and conditions of the Offer and Consent Solicitation will be final and binding, subject to each Warrant Holder’s right to challenge any determination by us in a court of competent jurisdiction. We are not obligated and do not intend to accept any alternative, conditional or contingent tenders. Unless waived, any irregularities in connection with tendered Warrants must be cured within such time as we shall determine. Neither we nor any of our affiliates or assigns, the information agent or the exchange agent will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability to a Warrant Holder for failure to give any such notice. Tenders of Warrants will not be deemed to have been made until such irregularities have been cured or waived.

Fees and Commissions

Tendering Warrant Holders who tender Warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Beneficial owners who hold Warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of Warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our shares of Class A Common Stock are to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent, or (ii) if tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the Warrants tendered by such holder.

Withdrawal Rights

By tendering Warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your Consent Warrants. A valid withdrawal of tendered Consent Warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of Warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Warrants that are not accepted by us for exchange by July 7, 2023 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant Holder). A withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section titled “—Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.

A beneficial owner of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such owner holds its Warrants. In order to withdraw Warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its Warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the Warrant Holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section titled “—Procedure for Tendering Warrants for Exchange—Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the Warrant Holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties, subject to each Warrant Holder’s right to challenge any determination by us in a court of competent jurisdiction. No withdrawal of Warrants shall be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns, the information agent or the exchange agent will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability to a Warrant Holder for failure to give any such notice. Withdrawals of tenders of Warrants may not be rescinded, and any Warrants properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Warrant Holders may retender withdrawn Warrants by following one of the procedures for tendering Warrants described herein at any time prior to the Expiration Date.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange Warrants validly tendered until the Expiration Date, which is one minute after 11:59 p.m., Eastern Standard Time, on June 7, 2023, or such later time and date to which we may extend. Our shares of Class A Common Stock to be issued upon exchange of Warrants pursuant to the Offer, along with written notice from the exchange agent confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered Warrants, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Warrant Holder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered Warrants for exchange promptly following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we will file with the SEC in connection with the Offer and Consent Solicitation.

Background and Purpose of the Offer and Consent Solicitation

The Board approved the Offer and Consent Solicitation on May 8, 2023. The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the Warrants, thereby providing us with more flexibility for financing our operations in the future. The Warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of shares of Class A Common Stock in exchange for such Warrants pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

There are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to the Warrants.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers and Others

Except as disclosed in the section entitled “Security Ownership of Certain Beneficial Owners and Management,” none of our directors, executive officers or affiliates beneficially own any of the Warrants. Each of Steven J. Heyer and Andrew R. Heyer has agreed, pursuant to the Tender and Support Agreements which each has signed, to tender their Warrants pursuant to the Offer. Neither Steven J. Heyer nor Andrew R. Heyer will receive any benefit by virtue of participation in the Offer or Consent Solicitation that is not shared on a pro rata basis with holders of the outstanding warrants exchanged pursuant to the Offer. None of our other directors, executive officers, or controlling persons or any of their respective affiliates are required to or have indicated that they will participate in the Offer.

BUSINESS

Overview

We operate a high-growth practice-building business within the hormone optimization space. Similar to a franchise model, we provide the necessary components to enable Biote-certified practitioners to establish, build, and successfully implement a program designed to optimize hormone levels using personalized solutions for their aging patient populations. The Biote Method is a comprehensive, end-to-end practice building platform that provides Biote-certified practitioners with the components specifically developed for practitioners in the hormone optimization space: Biote Method education, training and certification, practice management software, inventory management software, and information regarding available HRT products, as well as digital and point-of-care marketing support. We also sell a complementary Biote-branded line of dietary supplements. We generate revenues by charging the Biote-partnered clinics fees associated with the support Biote provides for HRT and from the sale of Biote-branded dietary supplements. By virtue of our historical performance over the past eleven years, we believe that our business model has been successful, remains differentiated, and is well positioned for future growth.

By incorporating the Biote Method in their practices, we enable practitioners to participate in the large and growing hormone optimization space. Bioidentical hormone therapy, which is offered by Biote-certified practitioners, is one segment of the large HRT market. It is estimated that, as of 2020, the total U.S. market opportunity for HRT products, available in various forms, exceeds $7 billion and is expected to grow 7% annually through 2026. We believe our business opportunity in providing educational and practice management services is large and will similarly grow. Growth in this field is expected to be fueled by “aging” demographics and expanding consumer demand for medical information and treatment options to address hormonal imbalances.

Patient symptoms associated with menopause in women and andropause in men, such as hot flashes, night sweats, depressed mood, low libido, weight gain, and issues with concentration and focus, while negatively impacting quality of life, may also be associated with higher risks for chronic diseases attributable to declining hormone levels, including cardiovascular disease, osteoporosis and breast cancer. Approximately 13.8 million men over age 45 in the United States are affected by hypogonadism and only about 1.3 million (9%) of those affected undergo testosterone treatment. An average of 27 million women between the ages of 45 and 64, or 20% of the American workforce, experience menopause every year. Despite the prevalence of symptoms-84% of women report menopausal symptoms that interfere with their lives-only 58% have discussed menopause with a health provider, and only 28%, or approximately 13 million, undergo HRT (and of that 28%, only 31%, or approximately 4 million, undergo bioidentical HRT). By 2030, over 1.2 billion women, 14% of the global population, will be in menopause or post-menopause. Yet, despite the growing number of women experiencing menopause, they remain an underserved population.

One key driver of this unmet medical need is the lack of knowledge and experience of treating physicians. For many practitioners, the last time they received meaningful instruction on treating menopause and andropause was during medical school. Based on a 2018 article by Jennifer Wolff, entitled “What Doctors Don’t Know About Menopause,” among newer doctors surveyed in 2015, 80% of medical residents reported feeling “barely comfortable” discussing or treating menopause. While this knowledge gap applies to training, we believe it also applies to the understanding of treatment alternatives, access to new therapies, methods to drive efficiencies in a hormone optimization practice and finally, how to profitably treat this growing population.

To capitalize on this large and underserved market opportunity, we developed a highly differentiated practice-building platform to enable practitioners to treat the hormone imbalance symptoms experienced by their patients. The Biote Method has been designed specifically for practitioners who focus on treating perimenopause in women; post-menopause in women; and andropause/hypogonadism in men. It is constructed to bridge the existing gaps which exist in education and treatment options, while improving the efficiency of practitioners’

business operations and the hormone health of their aging patient base. Over the past eleven years, we have built our platform to provide highly differentiated education and training, practice support resources and inventory management tools that would be difficult for a practice to otherwise attain on their own.

We empower Biote-certified practitioners by requiring rigorous in-person training, testing and certification for all Biote-certified practitioners and office staff wishing to use the Biote Method in their practice. Our practitioner instructors are among the nation’s most experienced clinical experts in hormonal therapy, including multiple modalities of HRT such as creams, gels, patches, pills, injections and compounded bioidentical hormone pellets. We teach clinicians how to identify early indicators of hormone-related aging conditions, and we believe we are the top practitioner educators by virtue of our experience over eleven years, with over three million hormone optimization procedures performed by Biote-certified practitioners to date, including approximately 300,000 active patients. We offer training centrally and regionally to provide consistent and ongoing technical education. On an ongoing basis, we provide access to around-the-clock clinical and technical support for Biote-certified practitioners.

To offer a turnkey platform, we leverage the data Biote-certified practitioners collect using our BioTracker software for regulatory and record management to seamlessly assess a simple procedure-based revenue model that encompasses fees for the education, training, re-training, comprehensive administrative services and support and pass-through cost of pellets that practitioners may choose to provide as part of the Biote Method. We believe our revenue model represents an objective method to assess fees across the varying size and sophistication of our Biote-certified practitioners and clinics beginning with the first day of training and continuing throughout the treatment of each practitioner’s patient. Additionally, this revenue model provides our Biote-certified practitioners with consistency and predictability, notwithstanding the variability in services required to support their practices during any given period. Our revenue model also offers efficiency and transparency for inventory management, as each procedure is electronically recorded through our technology platform without requiring additional workflow.

The Biote Method’s proprietary clinical decision support (“CDS”) assists physicians in establishing individualized dosing for patients. Our BioTracker software and business tools allow practitioners to efficiently manage the record management, product acquisition, inventory logistics and the business end of a robust hormone optimization practice. We provide Biote-partnered clinics access to FDA-registered outsourcing facilities that can supply a wide array of hormone optimization products for Biote-certified practitioner patients. We provide information to Biote-certified practitioners regarding how to integrate with our BioTracker software. Our BioTracker software allows Biote-certified practitioners to manage orders and maintain accurate inventory records to keep their regulatory and business systems up to date.

Beyond the breadth and depth of our commercial and operational platform, the Biote name has achieved strong brand recognition among practitioners and patients in the communities we serve, as illustrated by QY Research’s market research publication entitled “South & North America Hormone Replacement Therapy Market Insights and Forecast to 2026.” Practitioners undertaking the Biote Method can be confident that our exclusive training and practice building tools will prepare them to provide excellent and differentiated care to patients. This has led to high practitioner satisfaction and above 90% retention rate among Biote-certified practitioners. We are contracted with and provide comprehensive support to over 6,400 practitioners that have adopted the Biote Method in their practices. Leveraging our brand strength, we offer marketing assistance, including office signage and patient education materials, to every Biote-certified practitioner within our network.

We believe by virtue of their participation in our robust training and practice certification, Biote-certified practitioners are well informed on all aspects of hormone optimization. We believe our brand advantage with both practitioners and patients is a key element of our commercial growth strategy, and an asset that we intend to leverage to expand our business.

Complementing the Biote Method is our expanding line of private-labeled dietary supplements to address hormone, vitamin, and physiological deficiencies that regularly manifest in an aging population. This business segment appeals to practitioners’ patient demographic and enables patients the opportunity to receive practitioner-recommended Biote-branded dietary supplements to support healthy aging. By leveraging our existing Biote-certified practitioner base to sell and distribute our Biote-branded dietary supplements, we believe we have created an efficient and complementary business.

We also designed the Biote Method to permit beneficial practice economics for our Biote-partnered clinics. Our educational training and practice management platform helps enable Biote-partnered clinics to execute this all-cash model with minimal reimbursement risk. This contrasts to consistently decreasing reimbursement rates for most other treatments and therapies offered by physician offices.

We have a track record of consistently achieving accelerated and highly profitable growth. Our four-year revenue CAGR from 2016-2020 was 22%. Our revenue was approximately $44.8 million and $37.1 million for the three months ended March 31, 2023 and 2022, respectively. Our net income (loss) was ($21.4) million and $9.4 million for the three months ended March 31, 2023 and 2022, respectively. Our revenue was $165.0 million and $139.4 million for the years ended December 31, 2022 and 2021, respectively. Our net income was $1.3 million and $32.6 million for the years ended December 31, 2022 and 2021, respectively.

The Clinical Need to Treat Hormone Imbalance

Biote-certified practitioners primarily focus their treatments on women experiencing symptoms due to hormonal imbalance before, during, and after menopause, and men experiencing symptoms of hypogonadism and male sex hormone deficiency. According to a 2015 study entitled “Use of Compounded Hormone Therapy in the United States: Report of The North American Menopause Society Survey,” by Margery L.S. Gass, Cynthia A. Stuenkel, Wulf H. Utian, Andrea LaCroix, James H. Liu and Jan L. Shifren, it is estimated that as many as 200 million Americans are affected by hormonal imbalance and approximately 80% are untreated, according to a 2014 study entitled “Systematic Literature Review of the Epidemiology of Nongenetic Forms of Hypogonadism in Adult Males” by Victoria Zarotsky, et al. The corresponding treatment market for hormone replacement therapies is large and diverse, both in terms of the number of products, the number of suppliers, the type of administration and regulatory requirements for producing and distributing these products. Bioidentical optimization, which provides hormone supplementation that can be administered to patients just two or three times per year, is a highly differentiated segment of this market. Biote-certified practitioners perform about 80% of their hormone optimization procedures on female patients and approximately 20% of such procedures on male patients. As the U.S. population continues to age, we believe the number of patients seeking relief from the symptoms of hormone imbalance will continue to grow.)

Menopausal Symptoms Segment (Female)

Approximately 40-50 million women in the U.S. will experience hot flashes, a symptom of menopause, according to a study entitled “Psychosocial and Socioeconomic Burden of Vasomotor Symptoms in Menopause: A Comprehensive Review” by Wulf H. Utian. Based on a study entitled “Change in Follicle- Stimulating and Estradiol Across the Menopausal Transition: Effect of Age at the Final Menstrual Period” by John F. Randolph, et al., Women experience a 67% reduction in estradiol between their mid-40s and mid-50s. Testosterone, a prevalent sex hormone in the female body also starts decreasing early, and by age 40, a woman has lost half of her testosterone production. Based on a 2018 article by Shelly Emling, entitled “Menopause Symptoms Can Last Decades,” this decline in hormone production and the resulting imbalance between estrogen and testosterone levels results in menopause symptoms that can continue for 10 years or more. According to a 1984 study, entitled “The Effects of Subcutaneous Hormone Implants During Climacteric” by Linda Cardozo, et al., these menopause symptoms include, but are not limited to:

• Hot flashes • Night sweats / excessive sweating • Sleep disturbance • Irritability / anxiety • Depressed mood • Brain fog	• Low libido • Vaginal dryness • Fatigue / exhaustion • Joint / muscle ache • Weight gain • Decrease in bone density

Beyond immediate symptoms, medical evidence exists linking untreated hormone imbalance with more serious health risks. A substantial collection of studies and analyses reported in the medical literature further illustrates the association between HRT and a deceased risk of heart disease, breast cancer, osteoporosis, and neurodegenerative diseases. For example, Dr. Rebecca L. Glaser, a prominent breast cancer surgeon, studied the incidence of breast cancer during 10 years of treating menopausal women with testosterone. In a study entitled “Incidence of Invasive Breast Cancer in Women Treated with Testosterone Implants: A Prospective 10-year Cohort Study,” she concluded that testosterone was demonstrated to be associated with a 39% reduction in the incidence of invasive breast cancer compared to the age-matched SEER expected incidence. Additionally, a study entitled “Efficacy of Pharmacological Therapies for the Prevention of Fractures in Postmenopausal Women: A Network Meta-Analysis” by Patricia Barrionuevo, et al. published a systemic analysis of pharmacological therapies for prevention of fractures in postmenopausal women and concluded that estrogen with progesterone produces reductions in hip fractures, non-vertebral fractures and vertebral fractures.

Menopause treatment options involving hormones are most frequently comprised of estrogen, testosterone and/or progesterone. Hormones are available in a broad range of formulations administered as oral tablets, injectable, gels, creams, pellet implants and vaginal devices.

Oral Estrogen +/- Progesterone formulations-Routinely prescribed as estrogen tablets or estrogen plus progesterone tablets (depending on uterus status), parenteral and oral dosage forms are the most widely prescribed HRT products. Practitioners can choose to prescribe from a number of oral estrogens, with the most popular being estradiol, estrone, estropipate and conjugated estrogens.

Testosterone Therapy-The use of testosterone for the treatment of female menopause symptoms has been well established for more than 70 years, as evidenced by a 1949 study entitled “Indications for Hormonal Pellets in the Therapy of Endocrine and Gynecic Disorders” by Robert B. Greenblatt & Susan R. Roland. Despite this scientific and clinical evidence, there is no FDA-approved testosterone therapy for use in females. Practitioners desiring to use testosterone for their female patients need to choose between prescribing off-label use of testosterone products approved exclusively for male use, or testosterone products custom-formulated and compounded by pharmacies for use in female patients which is consistent with the Biote Method.

The lack of testosterone products approved for women contrasts with the extensive peer-reviewed literature that consists of studies showing that testosterone levels drop in women with age, particularly in menopause, and that testosterone supplementation improves sexual health and addresses symptoms associated with menopause.

The Cochrane Review analysis of trials addressing therapy targeting hypoactive female sexual desire disorder, and two meta-analyses published by Chiara Achilli, et al. and Rakibul M Islam, et al., entitled “Efficacy and Safety of Transdermal Testosterone in Postmenopausal Women with Hypoactive Sexual Desire Disorder: A Systematic Review and Meta-analysis” and “Safety and Efficacy of Testosterone for Women: A Systematic Review and Meta-analysis of Randomised Controlled Trial Data,” respectively, all concluded that testosterone therapy produces statistically significant improvement in multiple measures relating to menopausal women’s sexual heath. In addition, preliminary studies, including “Mechanisms of Testosterone Deficiency-related Endothelial Dysfunction” by Alexios S. Antonopoulos & Charalambos Antoniades, “Testosterone Therapy and Cardiovascular Risk: Advances and Controversies” by Abraham Morgentaler, et al. and “Breast Cancer Incidence Reduction in Women Treated with Subcutaneous Testosterone: Testosterone Therapy and Breast Cancer Incidence Study” by Dr. Gary S. Donovitz & Mandy Cotton, report marked improvements in other menopausal symptoms and potential beneficial effects on cardiovascular risk, breast cancer risk, bone growth, depressed mood, and exhaustion.

Hypogonadism & Sex Hormone Segment (Male)

Male hypogonadism is a deficiency in testosterone. It is characterized by serum testosterone levels of less than 300 ng/dL in combination with at least one clinical sign or symptom, according to a 2010 study by Peeyush Kumar, et al., entitled “Male hypogonadism: Symptoms and Treatment.” In the period through their 20s, male testosterone levels are approximately 700 ng/dL or higher (in a range of 600-1300 ng/dL) as presented in a study entitled “Reference Ranges for Testosterone in Men Generated Using Liquid Chromatography Tandem Mass Spectrometry in a Community-Based Sample of Healthy Nonobese Young Men in the Framingham Heart Study and Applied to Three Geographically Distinct Cohorts” by Shalender Bhasin, et al. In men, testosterone levels decline 1-1.5% per year after age thirty, according to “Age, disease, and changing sex hormone levels in middle-aged men: results of the Massachusetts Male Aging Study” by Anna Gray, Henry A Feldman, John B. McKinlay and Christopher Longcope. Multiple studies on hypogonadism, including “Age Trends in the Level of Serum Testosterone and Other Hormones in Middle-Aged Men: Longitudinal Results from the Massachusetts Male Aging Study” by Henry A. Feldman, et al. and “Prevalence of Hypogonadism in Males Aged at Least 45 years: The HIM Study” by Thomas Mulligan, et al., estimate the prevalence of low testosterone (total testosterone less than 300 ng/dL) is as high as 38.7% in males over 45. Not every male experiences testosterone decline at the same rate or to the same level, but over time, all males experience testosterone level decrease. Men experience a 44% average reduction in testosterone between ages 30 and 74, according to the Cleveland Clinic. Testosterone deficiency is a clinical syndrome that relates to a man’s symptoms and physical signs, not necessarily to the specific level detected in a blood test. There are many men suffering from testosterone deficiency who may not have laboratory values less than 300 ng/dL. The primary signs of low testosterone include:

• Decrease in libido • Memory, focus and concentration issues • Sarcopeia or muscle loss	• Decrease bone mineral density • Erectile Dysfunction (ED)

A 2019 study entitled “Testosterone Therapy in Men with Hypogonadism Prevents Progression from Prediabetes to Type 2 Diabetes: Eight-year Data from a Registry Study” published by Aksam Yassin, et al. supports the use of testosterone as a treatment for diabetes in hypogonadal men.

Hormone Imbalance: The Treatment Challenge

Hormone imbalance symptoms experienced by aging men and women can be highly bothersome, and negatively impact quality of life. Current demographics indicate the number of adults experiencing menopause and andropause symptoms is large and expanding. Under the best of circumstances, the surge in people requiring medical care might overwhelm available resources. Adding to this situation, significant gaps exist that exacerbate the treatment challenge:

•

Practitioner education in the diagnosis and treatment of menopause and andropause symptoms is frequently dated, leaving them unprepared on how to best manage these patients with optimal and contemporary therapies.

•	While extensive peer-reviewed literature extolling the benefits of testosterone therapy exists, FDA-approved medications exist for males only.

•	There is low awareness among both medical and public audiences of alternative hormone optimization therapies.

•	Given pressing workloads and declining reimbursements, physicians have little practical incentives to invest their time and resources (or that of their staff) in exploring new treatment modalities.

Taken together, we believe these factors have resulted in a medical system often ill-prepared to treat menopause and andropause and patients, particularly women, needlessly suffering its symptoms. We believe that the Biote Method is well designed to help partnered clinics overcome these challenges.

What We Offer

Biote Business Model/Solution

We have developed a comprehensive platform for Biote-certified practitioners to establish and operate a personalized hormone optimization program in their practices. Biote-certified practitioners seek to optimize imbalances in their patients’ hormone, vitamin, and mineral levels and may prescribe bioidentical hormone therapies and/or recommend dietary supplements to accomplish this end.

We believe our competitive advantage lies in the breadth and completeness of our offering, which supports practices in pursuing excellence in all facets of patient care. We provide partnered clinics with up-to-date scientific education delivered by highly experienced practitioner instructors. Our training content is based on a scientifically rigorous approach and is continually updated. We further provide Biote-certified practitioners with the clinical mentorship, practice support resources, inventory management tools and marketing capability necessary to operate an efficient hormone optimization practice. Biote-certified practitioners can access FDA-registered outsourcing facilities that can supply hormone optimization therapies should practitioners determine such treatment is appropriate for their patients. Further, our practice management software allows Biote-certified practitioners to efficiently order, track and manage hormone optimization product inventory, and meet other administrative requirements. Our BioTracker software is integrated with the outsourcing facilities’ own software to facilitate ordering and inventory control.

Biote-certified practitioners who are trained in the Biote Method may prescribe bioidentical compounded hormone pellets prepared by independent third-party compounding pharmacies, known as outsourcing facilities, which are governed by Section 503B of the FDCA. Section 503B includes requirements regarding registration and reporting, use of bulk drug substances in compounding, a prohibition on compounding copies of FDA-approved drugs and wholesaling, and certain requirements for labeling, among others. Entities registering as outsourcing facilities are subject to current good manufacturing practices (“cGMP”) requirements and regular FDA inspections, among other requirements.

Drugs compounded by outsourcing facilities in compliance with Section 503B are exempt from the new drug approval requirements of the FDCA and certain labeling requirements of the FDCA. This means that FDA does not review or verify the safety or effectiveness of compounded products distributed or dispensed by outsourcing facilities; rather Section 503B of the FDCA establishes standards for manufacturing processes and controls applicable to outsourcing facilities as a means to ensure drug quality. Section 503B outsourcing facilities are subject to FDA inspection and are inspected by FDA on a risk-based schedule.

Biote contracts with operators of certain FDA-registered 503B outsourcing facilities, namely AnazaoHealth Corporation, or AnazaoHealth, Right Value Drug Stores, LLC d/b/a Carie Boyd’s Prescription Shop, or Carie Boyd’s, and F.H. Investments, Inc. d/b/a Asteria Health. While Biote-certified practitioners have the option to use a variety of different outsourcing facilities, AnazaoHealth, Carie Boyd’s and Asteria Health are the primary outsourcing facilities for the compounded testosterone and estradiol implantable subcutaneous pellets used by Biote-certified practitioners as part of the Biote Method. It is Biote’s understanding that these 503B outsourcing facilities make these compounded drugs from bulk substances that comport with FDA’s final guidance on its interim policy on bulk substances. However, we do not control or direct the compounding or manufacturing processes of these 503B outsourcing facilities. While Biote generates revenue by charging the Biote-partnered clinics procedure-based fees associated with the Biote-provided end-to-end platform for running an efficient practice that includes tracking compounded products ordered from 503B outsourcing facilities, as well as other services, Biote does not receive compensation for the sale of bioidentical pellets from these 503B outsourcing facilities to Biote-certified practitioners. For more information about compounding facilities, please see the section entitled “Regulation of Compounded Drug Products.”

Our Biote-branded dietary supplements are a natural extension of our practice-building business and represent approximately 20% of our annual revenues. We sell dietary supplements that may support hormone, vitamin and physiological balances in an aging population. Our Biote-branded dietary supplements provide Biote-certified practitioners with an opportunity to further balance other important aspects of a patient’s profile and simultaneously increase practice revenue. Biote-partnered clinics directly purchase Biote-branded dietary supplements from us, and our third-party logistics (“3PL” suppliers fill and ship directly to the ordering practice. The Biote-partnered clinic then sets their own pricing in compliance with our applicable policies and sells Biote-branded dietary supplements directly to patients. We have leveraged out existing commercial infrastructure and relationships with Biote-certified practitioners to build our Biote-branded dietary supplement business. As a result, as of December 2022, approximately 93% of Biote-branded dietary supplements were sold through Biote-certified practitioners. Approximately 77% of our partnered clinics offer Biote-branded dietary supplements, for an average supplement volume per practice of approximately $11,500 as of 2022.

Hormone Therapy

The Biote Method is purpose built to enable Biote-certified practitioners to treat hormone imbalance using bioidentical estrogen and testosterone products as necessary. The term bioidentical refers to hormone formulations that match the hormones of the human body. Estradiol (the most active estrogen), progesterone and testosterone can be produced as bioidentical formulations.

Estradiol is FDA approved and commercially available under several different brand names. Examples include Vivelle Dot (patch), Estrogel, Elestrin, Evamist, Vagifem, Estring and FemRing.

Testosterone can be formulated for use by both women and men. However, FDA-approved testosterone products exist exclusively for males. Testopel is an example.

Progesterone is FDA approved, and available commercially as a capsule of micronized progesterone in peanut (or olive) oil. Progesterone is also available in patch and cream formulations. Prometrium is an example.

Hormones that are not bioidentical are commonly known as synthetic hormone formulations. Examples of synthetic hormones include conjugated equine estrogens, oral contraceptive pills, medroxyprogesterone (Provera) and methyltestosterone.

The Biote Method is focused on promoting the use of bioidentical hormones to provide optimized clinical results using bioidentical estrogen, progesterone and testosterone rather than synthetic, chemically-modified versions of the hormone. The Biote Method encourages practitioners to begin each patient treatment with comprehensive lab testing, which includes checking testosterone, thyroid and vitamin levels. Patients complete symptom questionnaires to enable practitioners to appropriately gauge symptom scores. These questionnaires and lab results are evaluated by the practitioner, along with patient data such as age, weight, medical history and desired outcomes. The Biote software then can assist Biote-certified practitioners in developing patient-specific treatment options.

Biote-certified practitioners utilize a wide variety of hormone therapies. In addition to bioidentical hormone pellets, practitioners may also choose to administer hormone therapy to their patients via topical methods (creams, gels, patches), oral methods (sublingual tablets, pills) or injections, depending on the practitioners’ medical assessment of their patients’ clinical needs. Creams, lotions and patches are prescribed on a per patient basis and obtained from pharmacies. If the physician chooses to utilize pellets, they generally administer the pellets that they obtain from 503B outsourcing facilities through “in office” procedures.

In a 2014 study published in the Journal of Sexual Medicine, pellet therapy was chosen by 17% of 382 male patients when presented with the choice of the following methods of hormone therapy: gels, injections and implantable subcutaneous pellets. Further, according to a 2013 study published in the same journal, of 113 men who underwent subcutaneous testosterone pellet therapy, 52.2% had switched to pellet therapy from topical gel therapy and 35.4% had switched from injection therapy.

The Biote Difference

Biote training and certification program—For many practitioners, medical school was the last time they received instruction in menopause, andropause and hormone deficiency. In fact, according to a 2018 article, in a survey of more than 1,000 medical professionals, only 57% reported being “up-to-date” on information regarding HRT for menopause symptoms. Effectively managing hormone levels is an involved, complex and highly data-intensive process. We believe that contemporary medical training is a critical element of our platform and seek to bridge any gap in a practitioner’s experience and clinical education. To become a Biote-certified practitioner, we carefully vet healthcare providers to ensure they possess the necessary commitment, patient population and office staff needed to build a successful hormone optimization practice.

Prospective practitioners and their staff attend a two-day Biote Method training program. The training includes didactic lectures designed to educate practitioners on the latest science of HRT. The training program also includes in-clinic training during which practitioners gain experience performing hormone replacement procedures in a supervised setting. We also understand the importance of staff interaction in any patient experience and require each prospective Biote-partnered clinic’s office staff to attend training regarding the best practices for maintaining a hormone therapy practice. We believe that this comprehensive training program, as well as continuing education and mentoring, is critical to the successful establishment of new Biote-certified practitioners.

In addition to completing training, Biote-certified practitioners must:

•	Be in good standing with their respective state professional licensing board;

•	Successfully pass a post-training certification exam / requirements;

•	Utilize our BioTracker platform to comply with the U.S. Drug Enforcement Administration’s (the “DEA”) inventory control regulations for all scheduled drugs; and

•	Use our proprietary technology, including training materials, therapy instruction and training videos to facilitate optimal therapy and patient outcomes.

Biote training facilities & faculty—We operate one national and five regional training facilities for Biote-certified practitioners, healthcare providers and medical staff. The 10-person practitioner clinical faculty and 15 medical advisors provide on-site and virtual educational programs, seminars, training, refresher courses in hormone optimization, vitamin and Biote-branded dietary supplement guidance, and other topics. As of December 2022, over 6,400 providers in more than 3,600 clinics nationwide have successfully completed our rigorous curriculum and clinical training program. Upon completion, each Biote-certified practitioner is teamed with an experienced Biote-certified practitioner who is committed to providing mentorship and guidance, including with respect to regulatory compliance, education and new research updates.

Biote BioTracker system—We require Biote-partnered clinics to keep patient and inventory records, which was accomplished historically with manually-completed paper copies. To help our practitioners automate this process, we offer as part of our platform the BioTracker system, which provides inventory management services to enable Biote-partnered clinics to comply with federal (DEA) and applicable state regulations for the hormones that Biote-certified practitioners may order from 503B outsourcing facilities. Our BioTracker software is integrated with the outsourcing facilities’ software to facilitate ordering and inventory control. As each Biote-partnered clinic stores and dispenses these hormones, this software performs the critical function of monitoring and tracking the necessary detail regarding the administration of controlled substances. BioTracker also provides robust data analytics which allows the practitioner to effectively manage their processes and internal records. We also leverage this data to electronically transmit to us the number of hormone optimization pellet insertion procedures performed, affording us the most direct way to seamlessly assess a fair, transparent and consistent fee for our Biote Method, including the education, training, re-training and comprehensive services and support.

Biote Clinical Decision Support software—The CDS is part of our offerings available to Biote-certified practitioners. The CDS programs assist practitioners in identifying potential patient-specific treatment options and provides these practitioners with access to publications and guidelines that serve as independently verifiable bases for treatment recommendations. The practitioner enters a patient’s clinical markers into the program, and an algorithm based on the published literature with clinical data and clinical guidelines suggests potential individualized treatment option for the practitioner’s evaluation and consideration. While Biote-certified practitioners may consider the treatment options identified by the CDS, responsibility for treatment decisions remains solely with the practitioners in the exercise of their independent medical judgment.

Biote-branded Dietary Supplements—Our expanding Biote-branded dietary supplements business sells dietary supplements that may support hormone, vitamin and physiological balances in an aging population. We introduced our line of Biote-branded dietary supplements in 2013 with two specific dietary supplement products, DIM SGS+ and ADK 5. The line has since grown to include 19 dietary supplements, priced between $20.25 and $99. We offer wholesale sales directly to over 2,200 Biote-certified practitioners through our own eCommerce site, efficiently leveraging the core Biote provider platform. Practitioners then re-sell to their patients through online stores or in-clinic. As of December 2022, 77% of Biote-partnered clinics also offer our Biote-branded dietary supplement products. Biote-branded dietary supplement sales accounted for approximately 19.5% of our revenue in both 2022 and 2021.

In 2021, we launched a direct-to-patient eCommerce platform whereby practitioners can invite their patients to buy Biote-branded dietary supplement products online via their own online store. Enhancements to the direct-to-patient platform included a subscription service that launched in early 2022 for added convenience to patients, and to help drive reoccurring revenue for both us and Biote-partnered clinics. Our team plans to continue researching new formulations, product expansion opportunities and architecting an innovation pipeline that will offer solutions and revenue expansion for our practitioners and for Biote.

We believe that as awareness of our Biote brand name associated with our supplements continues to increase, so too will the incidence of our Biote-branded dietary supplements being sold in online stores. In the broader global dietary supplement market, by 2025, it is estimated that approximately 26% of sales will be generated through online markets, mirroring trends across global retail trade. We are preparing for this shift with the introduction of an online direct-to-patient store in conjunction with expanding our digital marketing outreach.

Our Competitive Strengths

We believe we are a leader in the practice-building market focused on the hormone optimization space as evidenced by our size as compared to competitors. We have designed the Biote Method to offer practitioners an end-to-end platform to enable them to successfully establish and grow a profitable hormone therapy practice.

Proprietary end-to-end hormone optimization platform—The Biote Method provides a comprehensive solution that quickly enables new clinics to effectively start and run an efficient bioidentical HRT practice. Our two-day mandatory, practitioner-paid training program educates the practitioner on clinical and back-office aspects of treating patients. Biote’s CDS identifies treatment options while customized practice management and data software enable efficient workflow and inventory and vendor management. By virtue of the breadth and quality of the systems and services provided by the Biote Method, we believe our platform is differentiated within our industry and represents a competitive advantage.

Accretive practice economics—Our relationship with Biote-certified practitioners delivers positive practice economics. As of July 2021, Biote-partnered clinics generated average profits of approximately $100,000 per year from the hormone optimization space. In an environment of expanding patient needs due to an aging population and declining reimbursement for patient care related costs, extending quality of care while providing a profitable revenue stream are compelling contributors to practitioners joining the Biote network.

Size compared to competition and brand awareness among practitioners—With more than 3,600 clinics, 6,400 Biote-certified practitioners and 3 million procedures performed to date, and over 400,000 active patients, we believe we are approximately 11 times larger than our nearest competitor. We believe that our patient education materials reinforce the commitment by our Biote-certified practitioners to be medically and technically well-prepared to effectively address patients’ symptoms by providing individualized treatment to help patients “achieve their best self”. We believe that Biote-certified practitioners identify with the Biote brand because we provide a reliable education and business platform and enable them to build a profitable practice area.

Complementary product lines augment growth—In addition to our practice building business, our growth opportunities are also driven by our Biote-branded dietary supplement products. These Biote-branded dietary supplements support consumer health with differentiated formulations. Biote-branded dietary supplements are contract manufactured to approved specifications by a select group of experienced supplement manufacturers. These supplements are primarily sold by Biote-certified practitioners as well as on a direct-to-consumer basis, extending their consumer appeal beyond the HRT patient base.

Proven leadership team with expansive industry experience—We have a highly experienced leadership team comprised of senior corporate leaders from within global healthcare and consumer markets. Our team has demonstrated skill in scaling our business model to-date. We believe we possess the skills and knowledge to complete our national expansion and capitalize on the growing category awareness.

Practitioner Growth, Sales, Brand and Marketing

Clinic and Practitioner Growth

As of December 2022, we contract with over 6,400 Biote-certified practitioners in approximately 3,600 partnered clinics, and many Biote-certified practitioners are also patients. In 2022, we contracted with 740 new partnered clinics, bringing the total number of partnered clinics to 3,600. The 740 new partnered clinics account for 27% of our 2022 revenue growth. Since we started in 2012, our commercial footprint has expanded to 10 core states, which, as of December 2022, generated 64% of our revenue:

• Alabama • Arkansas • Colorado • Florida • Georgia	• Louisiana • Mississippi • New Mexico • Oklahoma • Texas

We employ targeted methodologies that consider practice demographics and practitioner prescribing history to identify the best potential practitioners within each area of medical specialty and geography. We also utilize these analytics in determining optimal geographies for new sales territories. Although there are approximately 1.2 million total providers in the United States, we target practitioners who are already prescribing alternative HRT patient care-related and having conversations with patients about hormone-related symptoms that impact patient health and wellbeing. This target set includes practitioners in OB/GYN, family and general practice, urology, and internal medicine. In our experience, patients most often seek out practitioners within these distinct specialties when experiencing menopause or andropause symptoms. In 2019, there were approximately 260,000 practitioners in the United States within our targeted specialties. Of this group, we currently target the top three deciles from the relevant specialties, which represents approximately 78,000 practitioners. Practitioners in these four specialties have appropriate patient demographics and have proven they can be developed into capable hormone optimization practices. Our own business experience confirms that more than half of our revenue in 2021 was generated from two provider specialties: family and general practice and OB/GYN.

We believe medical practitioners choose our company for three primary reasons: 1) our intensive, onsite and virtual education and training, and ongoing mentorship, is unique and highly valued; 2) our proprietary, end-to-end business platform enables efficient practice start-up and management; and 3) through the Biote cash pay model, the average Biote-partnered clinic generates meaningful incremental, comparatively high margin profit to their legacy profitability. Our all-cash, minimal reimbursement model is cost-effective for patients across income levels while delivering strong profits to our partnered clinics. As of 2019, 50% of Biote-certified practitioners’ patients had an annual household income of less than $100,000. We believe this demonstrates the affordability of the procedures and their accessibility to patients of varying income levels, and the scale of the addressable consumer market.

We derive the majority of our revenue through service fees that encompass the comprehensive platform and wraparound support we provide our Biote-partnered clinics. These service fees are realized when Biote-certified practitioners perform HRT procedures utilizing pellets dispensed in office. During the year ended December 31, 2022, these service fees generated approximately 80% of our revenue.

This procedure-based revenue model provides our Biote-certified practitioners with consistency and predictability and is not dependent on the volume of bioidentical hormone pellets ordered by practitioners or the number of patients that may visit a clinic. Although there is a correlation between our revenue model and the hormone optimization procedure involving the use of bioidentical hormone pellets, the fees that we charge our Biote-partnered clinics are designed to cover the wide array of education, training, re-training, comprehensive administrative services and support and pass-through cost of pellets that practitioners may prescribe as part of the Biote Method.

Sales

Our company began in Texas in 2012 and, since that time, has expanded into the geographically adjacent states. As of December 2022, we have an over 120-person sales force, structured to attract new Biote-certified practitioners while simultaneously supporting the productivity within existing partnered clinics. As of December 2022, the regional sales team consists of 97 liaisons and practice development managers (“PDMs”) and are led locally by a regional manager. Liaisons are charged with identifying non-Biote-certified practitioners and educating them on value in attending the comprehensive two-day training program to become a Biote-certified practitioner. The role of the PDM is to act as a resource and facilitate the practice management of the Biote Method in both new and existing partnered clinics.

Throughout the initial years of our rapid growth, high practitioner and patient satisfaction made referrals from satisfied practitioners and patients one of our most important marketing tools. Many patients of Biote-certified practitioners or Biote-partnered clinics share their experiences with friends, family, and other practitioners. Biote-certified practitioners often report the positive clinical results and powerful patient descriptions of their hormone optimization experience.

Brand

The Biote brand has been cultivated over 11 years to reinforce a “science-based, patient focused” approach to our practice building model. We believe that the quality of our platform, our size and scale differential, combined with strong brand placement throughout point-of-care delivery has enabled us to establish Biote as a highly recognized brand in the hormone optimization space. By the end of 2022, more than 3 million patient procedures had been performed by Biote-certified practitioners. We believe the patient experiences generated through the Biote Method are both strong and unique in our competitive environment.

For practitioners, we believe that those who choose to engage with Biote understand that we offer them a practice-building platform that is highly refined and delivers the critical elements necessary to build a successful hormone optimization practice. Each facet of the Biote Method’s end-to-end platform reinforces our commitment to developing practitioner excellence. Biote-certified practitioners thus understand the value of operating their practice under the Biote brand and are highly loyal.

For patients visiting a Biote-certified practitioner, our brand represents an opportunity for them to be the “best version of themselves”. Patients can be confident that their Biote-certified practitioner will have a keen, informed focus on their unique symptoms and provide top notch medical care accordingly. Patients see the Biote logo and imagery at every step along the way, from the practitioner’s website to the decal on the door.

We believe that the acceptance and strength of the Biote brand has enabled us to successfully launch and build our companion Biote-branded dietary supplement line. Practitioners frequently prescribe supplements as adjunct to hormone therapy. As of December 2022, approximately 77% of Biote-partnered clinics also sell Biote-branded dietary supplement products. As patients trust the recommendations of their practitioner, our Biote-branded dietary supplements are likewise trusted and purchased. As a company, we benefit from this continued brand leverage.

Marketing

Clinic / Practitioner Marketing

Our primary objective in marketing to healthcare providers is to inform them of the value in becoming a Biote-certified practitioner. We accomplish this through referrals from existing Biote-certified practitioners to their healthcare provider relationships, a dedicated sales force, and through digital and traditional marketing channels. We target specific healthcare providers based on their specialty, prescribing data, demographic information and location match with our existing geographic footprint and targeted new geographic markets.

In 2019, there were 260,000 practitioners in the United States within our targeted specialties: family and general practice (108,000); obstetricians and gynecologists (39,000); internal medicine (104,000); and urologists (9,000). These are the specialties that patients typically initially contact when experiencing the symptoms associated with menopause and andropause. As a result, these practitioners are actively searching for a therapeutic solution to the health challenges faced by their existing patients. Currently, approximately 70% of our customer base is comprised of OB/GYN, family and general practice, urology and internal medicine practices. We believe this target mix accurately reflects our potential by specialty, and we expect similar trends moving forward. As such, our practitioner-focused marketing efforts are directed accordingly.

Lead generation through sales force efforts remains our highest priority channel. To that end, we plan to meaningfully expand the number of sales representatives calling on practitioners within targeted specialties in both current and new geographies. From a central marketing perspective, we have carefully built comprehensive omnichannel expertise and leverage evidence- based content to drive differentiated Biote branding. All tactical execution of marketing and promotion is handled internally. We have invested significantly in building our digital marketing capabilities, we are utilizing this extensive capability to generate practitioner leads and have established media capabilities across all digital channels. We believe the scale and breadth of our marketing capabilities to be a significant competitive advantage that will be very difficult to duplicate.

Consumer Marketing

Consumer outreach is a growing portion of our marketing. We believe that the Biote brand is highly differentiated and leverageable across key consumer channels. We direct consumers that are actively seeking care to Biote-certified practitioners via the “Find A Provider” feature on our company website. Through our growing digital outreach capabilities, we connect with consumers seeking general information to Biote-certified practitioners for more information. This not only builds incremental patient starts, but also extends strong practitioner loyalty to our company.

Our Corporate Growth Strategy

U.S. Geographic Expansion

Since our initial founding in Texas, we have demonstrated a strong ability to scale. During the three months ended March 31, 2023 and the year ended December 31, 2022, we conducted over 61.9% and 64% of our business in Texas, Oklahoma, New Mexico, Colorado, Arkansas, Louisiana, Mississippi, Alabama, Georgia and Florida, respectively. Informed by both data and our past success, we are confident in our ability to further expand our U.S. geographic footprint. For example, in 2022, we grew the size of our sales force by approximately 50% to over 120 customer-facing representatives. In 2023, we plan to expand our field sales and support staff to add liaisons in critical locations, add new geographies and expand our training capacity to meet the increased rate of new Biote-partnered clinics. In order to efficiently identify new growth opportunities, we use demographic and practitioner-level data such as identifying prescription patterns and prescription purchasing data to assist in understanding the needs of new practices.

International Scale-up

The market for private-label dietary supplement products, and the training and support requirements for practitioners outside of the United States is well-established and growing. According to the Mater Data Forecast’s “Global Hormone Replacement Therapy Market Size, Share, Trends, COVID-19 Impact & Growth Analysis Report-Segmented By Type, Route of Administration & Region-Industry Forecast (2022 to 2027),” as of April 2021, 57% of the current global market for hormone products exists outside of North America. We believe there is a significant potential opportunity for our practice building platform in a core group of Latin American countries, in Europe and potentially in Asia, which some market analysts project to be the fastest growing market globally. We believe market acceptance is well established in these geographies and targeted population demographics are favorable. We believe this will allow our streamlined tools and education to find a market in these regions.

We believe that international expansion may require a different access model, such as a license model, which may require the utilization of one or more local distributors with established practitioner relationships. We are in the process of evaluating international expansion on a market-by-market basis with the intention to determine the most appropriate go-to-market strategy and to enter select international market entries in 2023.

Country/Territory	Total Population (2019)	Population Over 65	Historical or Projected Biote Market Entrance(1)
United States	328.3 million	54.8 million	2012
Puerto Rico	3.2 million	0.7 million	2016
Mexico	127.6 million	9.8 million	2018
Canada	37.6 million	6.9 million	2018
Dominican Republic	10.7 million	0.8 million	2022
Brazil	211.0 million	20.4 million	2024E
Columbia	50.3 million	4.6 million	2024E
Argentina	44.9 million	5.2 million	2024E

(1)	As of March 2023.

We recognize the challenges and potential risk associated with simultaneously expanding in multiple geographies. As such, our U.S. growth strategy is the most strategically and financially vital. Ensuring that the US plan is on-track and moving toward success will be our primary focus prior to launching international expansion.

Our current presence outside of the continental United States is in Puerto Rico, Mexico, and the Dominican Republic where we enjoy a fast growing but still nascent business.

Clinical Research Support

The clinical research program supports our education programs through systematic literature reviews and analysis of patient therapy effects in clinical practice. By leveraging existing literature and existing data, we will strengthen our educational programs.

In 2021, we published a nine-year retrospective breast cancer study in the European Journal of Breast Health. This study demonstrated testosterone is breast protective. Testosterone and/or testosterone/estradiol delivered subcutaneously significantly reduced the incidence of breast cancer. Additionally, in 2021, we published a safety review of seven years of adverse events data regarding the use of subcutaneous hormone therapy. This study showed an overall complication rate of less than 1%.

In 2022, we made significant strides in understanding hormone replacement therapy for women, specifically testosterone therapy, as highlighted in a comprehensive literature review published in the Journal of Personalized Medicine titled “A Personal Perspective on Testosterone Therapy in Women–What We Know in 2022.” This review clarified the lack of scientific evidence for the safety concerns surrounding testosterone therapy in women, paving the way for further research and potential FDA-approved therapies.

Moreover, a supportive commentary titled “Testosterone Therapy in Women: A Clinical Challenge” published in Obstetrics and Gynecology in 2022 reinforced the benefits of subcutaneously administered testosterone in appropriately selected women to treat menopausal symptoms. This commentary emphasized the need to overcome the negative narratives and focus on the potential positive impact of testosterone therapy for women’s health.

This and other peer-reviewed medical literature has the strongest influence on defining the proper suggestions for clinical practice when focused on the data from controlled clinical trials.

In parallel, we are engaging with clinical practices to define how to access, analyze and publish their clinical findings. Over the past decade, the FDA and academic communities have targeted real-world evidence as critical to understanding the effects of therapy and process in clinical practice, a trend that we can utilize to teach Biote-certified practitioners about optimal use of hormone therapies.

New Product Development

We are committed to advancing healthcare through product improvement. We constantly evaluate the potential for advanced education and tools to support the hormone optimization market.

Our Biote-branded dietary supplement business has grown at a 22% CAGR between 2019 and 2022. In addition to generating continued growth through new patients added via our geographic expansion and through direct-to-consumer channels, we believe there is an important growth opportunity to expand the size of our Biote-branded dietary supplement portfolio through new product launches and increased education of Biote-certified practitioners on these products.

Strategic Acquisitions and Product Offerings

We have historically reinvested our revenue to fund our geographic expansion. Over the next three years, we plan to accelerate that expansion to grow our practice-building business in the hormone optimization market.

We also believe that by becoming a public company, the resources and access to public markets will provide us with the financial leverage to become strategically acquisitive. We currently evaluate selective business development opportunities as they present themselves, while simultaneously strategizing on moves that we believe could benefit our model and our stockholders.

Employees

As of March 31,2023, we had 186 employees, across 11 departments. This includes five employees on the executive team, 136 in sales and marketing, and seven in finance and operations. We believe our employee relations are good. None of our employees work under any collective bargaining agreements. All of our employment and consulting agreements include employees’ and consultants’ covenants with respect to confidentiality, noncompetition, nonsolicitation and assignment to us of intellectual property rights developed in the course of their employment with us. However, there can be no assurance that these agreements will be enforceable or that they will provide us with adequate protection.

We are committed to creating, nurturing and sustaining an inclusive culture where differences drive innovative solutions to meet the needs of our practitioners and partnered clinics, their patients, and our employees. We believe that having varied perspectives helps generate better ideas to solve the complex healthcare problems of a changing-and increasingly diverse-world. A diverse, equitable and inclusive workforce is a critical focus of the Company.

Organizationally, we are progressing our diversity recruiting and advancement goals by:

•	Targeting diverse job boards that market to diverse candidate pools

•	Targeting networking/user groups that are diverse in nature

•	Developing an employer brand that conveys our diversity, equality and inclusion commitment and initiatives

•	Creating and continually improving company policies that appeal to diverse candidates

•	Offering future talent acquisition recruiters the opportunity to attend and complete a thorough diversity certification course

•	Nurturing a respectful and encouraging workplace

•	Providing professional development assessments and opportunities to support skill and career growth

These initiatives represent the next steps in our diversity, equity and inclusion commitments. With time and consistent focus, we are building a truly inclusive and equitable workplace.

Supply Chain for Dietary Supplements and Pellet Insertion Kits

Our supply chain management enables precise planning of near-term and long-term business growth because we have full visibility into the production and distribution of resources that influence capacity planning. We sell 18 custom-branded dietary supplements, manufactured to exacting specifications by six U.S.-based suppliers. Currently, no one supplier manufactures more than seven products within our portfolio. We have chosen and continually evaluate our dietary supplement suppliers based on multiple factors including: 1) reputation and experience in the dietary supplement space; 2) expertise they bring to a specific product category; 3) ability to consistently execute all aspects of the manufacturing and packaging process to Biote quality standards; 4) on-time order fulfillment; and 5) cost.

We strive for supplier consistency within our supply chain. However, we do not hesitate to change or add new suppliers when there is potential to either improve our dietary supplement product offerings or gain operational leverage through better cost position and/or supplier service levels. We aim to maintain rigid quality control standards, ensuring the products and services of every dietary supplement and ingredient supplier and vendor meet or exceed our expectations. While all dietary supplement products are currently single source manufactured, we have identified potential back-up suppliers for contingency situations, should they arise. While no single dietary supplement product is sufficiently large enough to justify dual source of supply, we regularly evaluate this decision from a risk management perspective and will add second source dietary supplement suppliers when appropriate.

Our Biote-branded dietary supplement inventory and shipping are executed by a 3PL partner. Our current structure is with B2B as our 3PL ships Biote-branded dietary supplements directly to Biote-certified practitioners, who in turn, sell directly to patients. As our business scales, we envision that our dietary supplement distribution mix will also evolve. We expect to add more Biote-certified practitioners and that a growing percentage of our dietary supplement sales will be direct-to-consumer. We anticipate this will result in fulfillment shifting to a much greater volume of more frequent, smaller orders—directly to patients. While these shifts will occur over time, we are currently planning for the necessary changes to our 3PL structure, including adding one or more shipping locations, to successfully manage this expansion.

We also offer for sale to practitioners two sterile pellet insertion kits for use with hormone optimization therapies, one for male patients and one for female patients. These kits largely contain commercially available products, including disposable supplies (gloves, antiseptic, gauze, disposable trocar, etc.) assembled in a sterile package. The products contained in the kits are sourced, assembled, and supplied by a third-party with whom we have an agreement. Sales of these products are modest as most clinics currently choose to assemble these parts in-house.

Administering hormone therapy via subcutaneous placement of hormone pellets is a procedure performed by health care providers in the office. Once the patient’s individualized dose is established, a local anesthetic is applied to the upper buttock or flank. A small incision (about 3-4mm in length) is made and the pellets (about the size of a grain of rice) are inserted into the subcutaneous fat using a-trocar insertion device. Upon placement of the pellets and removal of the trocar insertion device, wound closure tape is placed over the incision. A protective dressing is then placed over the wound closure tape. Experienced practitioners typically complete the pellet insertion process in four to seven minutes, depending on the number of pellets inserted.

Biote-certified practitioners utilize a wide variety of hormone therapies. In addition to bioidentical hormone pellets, practitioners may also choose to administer hormone therapy to their patients via topical methods (creams, gels, patches), oral methods (sublingual tablets, pills), or injections depending on the practitioners’ medical assessment of their patients’ clinical needs.

In a 2014 study published in the Journal of Sexual Medicine, pellet therapy was chosen by 17% of 382 male patients when presented with the choice of the following methods of hormone therapy: gels, injections, and implantable subcutaneous pellets. Further, according to a 2013 study published in the same journal, of 113 men who underwent a subcutaneous testosterone pellets therapy, 52.5% had switched to subcutaneous pellet therapy from topical gel therapy and 35.4% had switched from injection therapy.

We manage and monitor our supply chain, in part, via a Sales and Operations Planning Process (“S&OP”). This has a goal of continually iterating a capital-efficient supply chain that underpins practitioners’ confidence in providing care for their patients. This process collects inputs from the following as part of our direct responsibility for planning and sourcing:

•	Feedback from dietary supplement suppliers we talk to regularly regarding inventory availability and fulfillment performance

•	Sales and finance teams that monitor sales volumes, and develop product pricing structures

•	Marketing teams that monitor sales and inventory metrics, developing promotional events to optimize revenue and inventory investment

•	New dietary supplement product development teams that create new offerings to bring to market, based on industry trends and customer needs

These and other inputs are reconciled monthly as part of the S&OP process to ensure that expected market demand, product forecasts, orders and dietary supplement production delivery are tightly aligned across all involved functions, including sales, marketing, finance and operations. This process helps ensure that product inventories are managed to appropriate levels, simultaneously enabling targeted customer service levels and optimized inventory costs.

Our Biote-branded dietary supplement supply chain has remained highly stable over the past two years. As a preventative measure due to global supply chain disruptions, we increased our safety stock (minimum required inventory on hand) from three weeks to four weeks. For the foreseeable future, we will continue to monitor the marketplace and assess potential dietary supplement supply chain changes and alter our strategy accordingly.

Intellectual Property

We develop and continue to refine our CDS and proprietary formulations for our Biote-branded dietary supplements. We believe the completeness of our offerings represents a sustainable competitive advantage and is but one contributing factor to our high rate of practice retention. While their existence is not a trade secret, their details, as well as the investment and practice experience required by a competitor to reproduce them represents a barrier of entry in that respect.

Patents

As of March 31, 2023, we owned three issued U.S. design patents related to trocars. The first filed of these three patents, D773,664, is subject to a 14-year term and will expire on December 6, 2030. The remaining two patents, D791,322 and D800,307, are subject to a 15-year term and will expire on July 4, 2032, and October 17, 2032, respectively. We pursued these patents to protect the unique design qualities of the trocars recommended for use in our education and training. However, we are no longer using our design patents as specifications for trocar manufacturing, opting instead to purchase and market trocar convenience kits that include commercially available and sourced disposable trocars.

Trademarks

As of March 31, 2023, our trademark portfolio comprises 24 trademark registrations or active trademark applications worldwide. Such portfolio includes nine U.S. trademark registrations, 11 non-U.S. trademark registrations, three pending non-U.S. trademark applications and one pending U.S. trademark applications.

Trade Secrets

In addition to our reliance on trademark protection for our brand and tradename, we also rely on trade secrets, know-how, confidentiality agreements and continuing technological innovation to develop and maintain our competitive position. New employee hires, as well as vendors and consultants, are required to sign contractual agreements to protect our confidential information from disclosure. We take various physical security and cybersecurity measures, including having policies in place to prevent data breaches and help prevent our confidential information from being transferred to unsecured systems.

Competition

Although we have competitors, we believe that no current competitor has the strength and size of our practice-building business within the hormone optimization space. We believe our company is significantly larger than our next competitors in a highly fragmented space. The below chart details our principal competitors’ offerings compared to Biote (based on publicly available information):

Company Name	Biote	Evexipel	Sottopelle	BodyLogicMD	Pellecome	HTCA	Pro-pell
Number of Practice’s Locations	3,600	300	150	45	100	120	150

Geographic Area	North America	U.S.	U.S. South America	28 States	Most U.S. States	Most U.S. States	29 States

Services Provided	BHRT Education, Training, and Inventory Management	Pellet Therapy Education	Pellet Therapy Education	BHRT Modalities and Wellness Program Franchise	Pellet Training, Pellet Insertion Devices	Pellet Therapy Education	Pellet Training, Compounding Pharmacy Items

Products Sold	Training Classes, Dietary Supplements & Convenience	Training Classes, Dietary Supplements & Convenience Kits	Training Classes & Pellets	Memberships to Provider offices	Training Classes, Dietary Supplements & Convenience Kits	Training Classes	Training, Pellets, Supplements

The dietary supplement space is a large, fragmented and highly competitive industry, with few barriers to entry for both branded dietary supplements sold through practitioners as well as direct to consumer online and through conventional retailers and department stores. For instance, of our competitors listed above, Evexipel, Pellecome, and Pro-Pell maintain their own branded dietary supplements that they sell through affiliated practitioners and Sottopelle, BodyLogicMD and HTCA sell their branded dietary supplements direct to consumers online. Further, an internet search for providers of DIM, a popular dietary supplement, illustrates more than 20 other accessible brands, including Nature’s Way and The Vitamin Shoppe, available online and sold through conventional retailers and department stores such as The Vitamin Shoppe, Walmart, and Target.

Despite the significant availability of dietary supplements, the contents of different brands vary substantially leaving the consumers to ensure that their purchase matches their physiologic needs. In contrast to other competitors, our Biote-branded dietary supplements are primarily sold and recommended by Biote-certified practitioners. As of December 2022, approximately 77% of Biote-partnered clinics also sell Biote-branded dietary supplement products. We believe consumers primarily choose our Biote-branded dietary supplements as they are recommended by their practitioner.

Government Regulations/Healthcare Laws

Government Regulation

Our business is the development and instruction in the Biote Method to practitioners who then become certified in the Biote Method. We offer training courses in our Biote Method and access to a network of other providers who have been trained in the Biote Method. The Biote Method involves educating and training medical providers in the analysis of patient hormone wellness. The Biote-certified practitioner will use both our proprietary user platform and his or her own independent medical judgment to assess patient wellness and make recommendations to improve wellness. This assessment may result in the Biote-certified practitioner’s prescription for drugs, including compounded bioidentical hormones and/or recommendation of dietary supplements.

The healthcare industry in the United States is subject to extensive regulation by a number of governmental entities at the federal, state and local level. The healthcare regulatory landscape is also subject to frequent change. Laws and regulations in the healthcare industry are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. Moreover, our business is impacted not only by those laws and regulations that are directly applicable to us but also by certain laws and regulations that are applicable to vendors, medical providers, outsourcing facilities and traditional compounding pharmacies. While our management believes that we are in substantial compliance with all of the existing laws and regulations applicable to us as stated below, such laws and regulations are subject to rapid change and often are uncertain and inconsistent in their application. As controversies continue to arise in the healthcare industry, federal and state regulation and enforcement priorities in this area may increase, the impact of which cannot be predicted. There can be no assurance that we will not be subject to scrutiny or challenge under one or more of these laws or that any such challenge would not be successful. Any such challenge, whether or not successful, could have a material adverse effect upon our business and results of operations.

Among the various federal and state laws and regulations which may govern or impact our current and planned operations are the following:

Regulation of Dietary Supplements

Biote-certified practitioners who are trained in the Biote Method may recommend dietary supplements. We are a private-labeler of dietary supplements.

Under the FDCA, “dietary supplements” are defined as vitamins, minerals, herbs, other botanicals, amino acids and other dietary substances that are used to supplement the diet, as well as concentrates, constituents, extracts, metabolites, or combinations of such dietary ingredients. The FDCA and its amendments, such as the Food Safety Modernization Act and the Dietary Supplement Health and Education Act of 1994 (the “DSHEA”), provide the FDA with the authority to regulate dietary supplements and the dietary ingredients in the supplement products and ensure that they comply with the requirements for identity, purity, quality, strength, and composition. The FDA has the authority to regulate the entire lifecycle of a dietary supplement product, and regulates the formulation, development, manufacture, packaging, labeling, holding, promotion, sale, and distribution of dietary supplements. Under the FDCA, introduction into interstate commerce of misbranded, adulterated, or otherwise unlawful FDA-regulated products is prohibited. Violations such as non-compliance with the FDA labeling requirements, false or misleading statements on a product’s labeling, or non-compliant nutrient declarations can render a product misbranded. In addition, violations such as inclusion of prohibited or dangerous ingredients, production in facilities that do not comply with the current good manufacturing processes (“cGMP”) requirements, or production under insanitary conditions can render a product adulterated.

In addition, a dietary supplement product can become adulterated if it includes a new dietary ingredient and the product does not comply with the requirements for new dietary ingredients. A new dietary ingredient is a dietary ingredient that was not marketed in the United States before October 15, 1994. Under the DSHEA, manufacturers and distributors of dietary supplements containing new dietary ingredients must submit a new dietary ingredient notification, unless the ingredient has been present in the food supply as an article used for food in a form in which the food has not been chemically altered. A new dietary ingredient notification must provide the FDA with evidence of a “history of use or other evidence of safety” that establishes that use of the dietary ingredient “will reasonably be expected to be safe.” A new dietary ingredient notification must be submitted to the FDA at least 75 days before the new dietary ingredient can be marketed. There can be no assurance that the FDA will accept evidence purporting to establish the safety of any new dietary ingredients that we may want to market, and the FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients. In addition, there is no definitive list of dietary ingredients that are exempt from the new dietary ingredient notification requirement. There is no guarantee that the FDA will agree with us that all of our dietary ingredients comply with this requirement.

In determining whether a product should be regulated as a dietary supplement, the FDA reviews the objective intent of a product’s manufacturer and/or distributor, as evidenced by the manufacturer and/or distributor’s expressed or implied labeling claims, advertising matter, and oral and written statements, to determine the product’s classification. The FDA may classify a product as a drug, food, or supplement depending on the objective intent. For example, claims to cure diseases can render a product a drug that is subject to FDA’s drug requirements, such as the requirement to submit to the FDA a new drug application prior to marketing the product. However, certain “health claims,” which are claims that have been reviewed and approved by the FDA associating a nutrient with risk-reduction, but not treatment, of a disease or health-related condition may be included on dietary supplement product’s labeling. In addition, “statements of nutritional support,” including so-called “structure/function claims,” can be included in labeling without the FDA’s review of the statement. Such statements may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect the structure, function or well-being of the body, but such statements may not claim that a dietary supplement will reduce the risk or incidence of a disease unless such claim has been reviewed and approved by the FDA. A company that uses a statement of nutritional support in labeling must possess evidence–at the time that the statement is made–substantiating that the statement is truthful and not misleading. Such statements must be submitted to the FDA no later than thirty days after first marketing the product with the certification that the company possesses the necessary evidence and must be accompanied by an FDA-mandated label disclaimer tied to the statement, indicating that “This statement has not been evaluated by the FDA. This product is not intended to diagnose, treat, cure or prevent any disease.” There is no assurance, however, that the FDA will agree with our positions on these matters, and it may interpret a claim as an unauthorized health claim, in which case we may not be able to use the claim for our products, and we may be subject to enforcement actions stemming from the claims that render a dietary supplement misbranded or cause a product to become an unapproved new drug under the FDCA.

As authorized by the FDCA, the FDA has adopted and implemented cGMPs, specifically for dietary supplements. These cGMPs impose extensive process controls on the manufacture, holding, labeling, packaging, and distribution of dietary supplements and the components of dietary supplements. They require that every dietary supplement be made in accordance with a master manufacturing record with all dietary ingredients verified by identity testing before use; that each step in manufacture, holding, labeling, packaging, and distribution be defined with written standard operating procedures, monitored, and documented; and that any deviation in manufacture, holding, labeling, packaging, or distribution be contemporaneously documented, assessed by a quality-control expert, and corrected through documented corrective action steps (whether through an intervention that restores the product to the specifications in the master manufacturing record or to document destruction of the non-conforming product). The cGMPs are designed to ensure documentation, including testing results that confirm the identity, purity, quality, strength, and composition of finished dietary supplements. In addition, cGMPs require a company to make and keep written records of every product complaint that is related to cGMPs. The regulations directly affect all who manufacture the dietary supplements that we sell and our distribution of dietary supplements. The FDA may deem any dietary supplement adulterated, whether presenting a risk of illness or injury or not, based on a failure to comply with any one or more process controls in the cGMP regulations. If deemed adulterated, a dietary supplement may not be lawfully distributed and may have to be recalled from the market. It is possible that the FDA will find one or more of the process controls for our products to be inadequate and may require corrective action, may render any one or more of the dietary supplements we sell unlawful for sale, or may result in a judicial order that may impair our ability to market and sell dietary supplements.

The FDA also requires product labels to include phone numbers or addresses for reporting of adverse events, and requires serious adverse event reporting for all supplements. An “adverse event” is defined by statute to include “any health-related event associated with the use of a dietary supplement that is adverse.” While all adverse event complaints received must be recorded in accordance with the cGMPs discussed above, only serious adverse events must be reported to the FDA. A “serious adverse event” is an adverse event that: results in death, a life-threatening experience, inpatient hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect; or requires, based on reasonable medical judgment, a medical or surgical intervention to prevent an outcome described above. When a manufacturer, packer, or distributor whose name appears on the product label of a dietary supplement receives any report of a serious adverse event associated with the use of the dietary supplement in the United States, the company must submit a “serious adverse event report” on MedWatch Form 3500A. The report must be filed within 15 business days of receipt of information regarding the adverse event. All adverse event reports, whether serious or not, must be recorded and kept in company records under the cGMP rules. A company must maintain records of each report of any adverse event (both serious and non-serious) for a minimum of 6 years. These records should include any documents related to the report, including: the company’s serious adverse event report to the FDA with attachments; any new medical information about the serious adverse event received; all reports to the FDA of new medical information related to the serious adverse event; and any communications between the company and any other person(s) who provided information related to the adverse event.

Under the FDCA, the FDA also has the authority to inspect facilities that manufacture, process, pack, hold, or otherwise further the introduction of dietary supplement products into interstate commerce. The FDA typically reviews the facilities and the products that are manufactured, processed, packed, or held in those facilities for compliance with the requirements under the FDCA and its implementing regulations. If the FDA finds non-compliance during the inspection, the FDA may issue a Form 483 Notice of Inspectional Observations that lists and explains the deficiencies that the FDA identified during the inspection. Facilities then must implement corrective actions and provide responses to the FDA; if the FDA finds the corrective actions and responses to be satisfactory, the FDA will close out the inspection. Non-compliance with any of the FDA requirements under the FDCA can result in enforcement actions, including civil and criminal penalties. The FDA may send warning letters, untitled letters, or it-has-come-to-our-attention letters, make public announcements about illegal products, require mandatory or recommend voluntary recalls, or it may place the violative company and its products on the Import Alert, thereby stopping all applicable incoming shipments. For more serious or repeat violations, the FDA may seek more drastic remedies such as seizures, disgorgement, or injunctions. Criminal violations can result in fines or incarceration. Enforcement actions from the FDA can severely interfere with a company’s ability to conduct its business and can also negatively impact the company’s ability to operate in the future.

The FTC requires advertising for any product, including dietary supplements, to be truthful, not misleading, and properly substantiated. For advertisements relating to dietary supplements, the FDA typically requires a substantiation standard of competent and reliable scientific evidence for all express and implied claims. The FTC has promulgated policies and guidance that apply to advertising for food and dietary supplements. Advertisers must possess adequate substantiation for the product claims before disseminating advertisements. The FTC also regulates other aspects of consumer purchases including, but not limited to, promotional offers, telemarketing, continuity plans, and “free” offers. The FTC has instituted numerous enforcement actions against dietary supplement companies for making false or misleading advertising claims and for failing to adequately substantiate claims made in advertising. These enforcement actions have often resulted in warning letters, consent decrees and the payment of civil penalties and/or restitution by the companies involved. Should the FTC determine that our claims are false or misleading or unsubstantiated, we could be subject to FTC enforcement action.

Our business is also subject to regulation under various state and local laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements. For example, under Proposition 65 in the State of California, there is a list of substances that are deemed to pose a risk of carcinogenicity or birth defects at or above certain levels. If any such ingredient exceeds the permissible levels in a dietary supplement, cosmetic, or drug, the product may be lawfully sold in California only if accompanied by a prominent warning label alerting consumers that the product contains an ingredient linked to cancer or birth-defect risk. Private actions as well as California attorney general actions may be brought against non-compliant parties and can result in substantial costs and fines. In addition, there are state consumer protection statutes that allow consumers to bring lawsuits against marketers of FDA-regulated products. For example, California has a law called the “Consumers Legal Remedies Act” (Cal. Civ. Code § 1750 et seq.) that allows private parties to assert a class action claim for false or deceptive advertising. It is typically asserted in combination with claims for false advertising and unfair competition under the California Business and Professions Code. California law firms specializing in this type of consumer class action claims have recently been targeting dietary supplement and OTC homeopathic drug makers and sellers of products sold in

California, claiming injury based on the products’ failure to deliver results as claimed in product labeling and promotion. Many other states, such as New York and Illinois, have similar laws and we may become the subject of lawsuits filed under such laws, which tend to be plaintiff-friendly.

Congress continues to enact new laws or amend the existing laws that are applicable to some of our business. From time to time in the future, we may become subject to additional laws or regulations administered by the FDA; the FTC; or by other federal, state, or local regulatory authorities; to the repeal of laws or regulations, or to more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations, and we cannot predict what effect additional governmental regulation, if and when it occurs, would have on our business in the future. Such developments could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, additional personnel or other new requirements. Any such developments could have a material adverse effect on our business. There can be no assurance that, if more stringent statutes are enacted for dietary supplements, or if more stringent regulations are promulgated, we will be able to comply with such statutes or regulations or that compliance won’t first require us to incur substantial expense.

Regulation of Compounded Drug Products

Section 503B Outsourcing Facilities

Biote-certified practitioners who are trained in the Biote Method may prescribe bioidentical compounded hormone pellets prepared by independent third-party compounding pharmacies, known as outsourcing facilities. Outsourcing facilities must be registered with the FDA under Section 503B of the FDCA. Outsourcing facilities are primarily regulated by Section 503B, however, outsourcing facilities may also be subject to state statutes and regulations governing the practice of pharmacy, and the Controlled Substances Act (the “CSA”) and corresponding state-controlled substance regulations, as applicable.

Food, Drug & Cosmetic Act. Under Section 503B of the FDCA, outsourcing facilities are permitted to compound large quantities of drug formulations pursuant to a practitioner’s order, and to distribute drug formulations without a patient-specific prescription for office administration or for the purpose of dispensing. Section 503B includes requirements regarding registration and reporting, use of bulk drug substances, a prohibition on wholesaling and compounding copies of FDA-approved drugs, and certain requirements for labeling, among others. Entities registering as outsourcing facilities are subject to cGMP requirements and regular FDA inspections, among other requirements. FDA has issued a series of draft and final guidance which further explain FDA’s positions on the requirements of certain portions of Section 503B.

Drugs compounded by outsourcing facilities in compliance with Section 503B are exempt from the new drug approval requirements of the FDCA and certain labeling requirements. This means that FDA does not verify the safety or effectiveness of compounded products distributed by outsourcing facilities; rather Section 503B of the FDCA establishes standards for manufacturing processes and controls to ensure drug quality applicable to outsourcing facilities. Drugs compounded by outsourcing facilities also lack an FDA finding of manufacturing quality before such drugs are marketed. Section 503B outsourcing facilities are subject to FDA inspection and are inspected by FDA on a risk-based schedule. Non-compliance with FDA requirements can result in FDA enforcement actions. FDA may send warning letters or untitled letters; make public announcements about illegal products; request recalls; or it may place the violative company and its products on Import Alert, thereby stopping all applicable incoming shipments. For more serious or repeat violations, FDA may seek more drastic remedies such as seizures, disgorgement, injunctions, or prosecution.

State Regulation. Outsourcing facilities are primarily regulated by the FDCA, however, certain states impose state licensing requirements on outsourcing facilities and may, where applicable, require that such facilities comply with applicable state statutes and regulations governing the preparation of drug products. Depending on the state, outsourcing facilities may be subject to further inspection by state regulatory authorities.

Controlled Substance Act. The CSA regulates the manufacture, importation, possession, use, and distribution of certain substances. These controlled substances are categorized into one of five schedules, and their placement is based upon the substance’s medical use, potential for abuse, and safety or dependence liability. Controlled substances are subject to extensive regulation by the DEA, as well as state and local regulatory agencies, regarding procurement, manufacture, storage, shipment, sale, and use. These regulations add additional complications and costs to the storage, use, sale and distribution of such products. All pharmacies, including outsourcing facilities, that handle controlled substances must register with DEA and ensure compliance with the CSA as it relates to the controlled substances in the pharmacy’s possession. All pharmacies, including outsourcing facilities, that are registered with DEA are subject to inspection by DEA. Failure to comply with the CSA may result in civil and criminal liabilities.

Regulation of Medical Devices

In the United States, FDA defines a medical device as an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent or other similar or related article, including any component part or accessory, which is (i) intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals, or (ii) intended to affect the structure or any function of the body of man or other animals and which does not achieve any of its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes. Medical devices are subject to extensive regulation by the FDA under the FDCA and its implementing regulations, and other federal and state statutes and regulations. The laws and regulations govern, among other things, medical device design and development, pre-clinical and clinical testing, pre-market clearance, authorization or approval, establishment registration and product listing, product manufacturing, product packaging and labeling, product storage, advertising and promotion, product distribution, recalls and field actions, servicing and post-market clinical surveillance. A number of U.S. states also impose licensing and compliance regimes on companies that manufacture or distribute prescription devices into or within the state.

Trocar Convenience Kits

The FDA classifies medical devices into three classes based on risk. The level of regulatory control increases from Class I (lowest risk), to Class II (moderate risk), to Class III (highest risk). Marketing of most Class II and III medical devices within the United States must be preceded either by (a) pre-market notification and FDA clearance pursuant to Section 510(k) of the FDCA or (b) the granting of pre-market approval (“PMA”). Both 510(k) notifications and PMA applications must be submitted to the FDA with significant user fees, although reduced fees for small businesses are available. Class I devices are generally exempt from pre-market review and notification, as are some moderate-risk Class II devices. Most Class II devices are subject to the requirement to submit a 510(k) notification and receive a clearance for marketing. Manufacturers of all classes of devices must comply with the FDA’s Quality System Regulation (“QSR”), establishment registration, medical device listing, labeling requirements, and medical device reporting (“MDR”) regulations, which are collectively referred to as medical device general controls. Class II devices may also be subject to special controls such as performance standards, post-market surveillance, FDA guidelines, or particularized labeling. Some Class I and Class II devices can be exempted by regulation from the requirement of compliance with substantially all of the QSR.

FDA regulations for medical devices include requirements to (a) register medical devices establishments and (b) list marketed medical devices in the FDA medical device database. We are registered with FDA for our facility as a repackager/relabeler and a specification developer and our Class I disposable and reusable trocars which are included in convenience kits for sale to our customers are listed on FDA’s device database. We currently market only disposable trocar convenience kits. The convenience kits include commercially available and sourced disposable trocar with obdurator and tip protector; a sterile tray; sterile, latex free, CSR wrap; a medicine cup; latex free gloves, a Syringe and needles; alcohol prep pad; chlorhexidine gluconate and isopropyl alcohol skin antiseptic swab stick; compound benzoin tincture vial; a fenestrated drape; gauze dressings; a plastic forceps; a scalpel, tape strips, and transparent dressing. These convenience kits are assembled by Medline Industries, LP, with the components, including the trocars, being manufactured by various other component suppliers.

A “convenience kit” is defined in 21 CFR 801.3 as “two or more different medical devices packaged together for the convenience of the user.” FDA interprets this to mean a convenience kit is a device that contains two or more different medical devices packaged together and intended to remain packaged together and not to be replaced, substituted, repackaged, sterilized, or otherwise processed or modified before being used by an end user.

Most medical devices, including the devices within a convenience kit, must undergo pre-market review by and receive clearance, authorization, or approval from the FDA prior to commercialization, unless the device is of a type exempted from such review by statute, regulation, or an FDA exercise of enforcement discretion. However, if a convenience kit falls under enforcement discretion such that it is not required to obtain a premarket clearance, the convenience kit must not modify the intended use(s) of the individual kit components. If the labeling of the kit suggests an intended use for components that differs from the approved uses, the FDA may require premarket review.

Under FDA’s Convenience Kits Interim Regulatory Guidance, FDA exercises enforcement discretion and thereby does not require premarket clearance for convenience kits, as it is FDA’s current thinking that such clearance may not be necessary to ensure protection of the public health. Accordingly, unless and until there is formal rulemaking on this issue, FDA intends to exercise its enforcement discretion, i.e. not require 510(k) clearance, for convenience kits if they are consistent with the “Types of Convenience Kits” list. To qualify for the enforcement discretion guidance and not be required to obtain premarket clearance, these kits must consist of components that do not alter the intended use of the individual kit components; only contain components that are legally marketed preamendments devices, exempt from premarket notification, or have been found to be substantially equivalent through premarket notification process; and where the assembler/manufacturer is able to reasonably conclude that any further processing of the kit and its components does not significantly affect the safety or effectiveness of any of its components.

State Oversight of Convenience Kits

The distribution of convenience kits is also regulated by certain states, some of which impose state licensure requirements as a resident or nonresident distributor. That is, even if a facility does not handle the physical distribution of the convenience kit, the facility could still be required to obtain a state distributor license if the facility causes the convenience kit to be distributed or furthers the marketing of the convenience kit. We cause the convenience kits to be distributed and further the marketing of the same, therefore, we hold a resident device distributor license with the Texas Department of State Health Services. We also cause the distribution of convenience kits into several other states, some of which require Biote, as a nonresident facility, to hold a nonresident device distributor license. Accordingly, we also hold all applicable and required nonresident distributor licenses.

Clinical Decision Support Software

As stated above, our proprietary CDS provides Biote-certified practitioners with information from published literature and clinical guidelines to assist practitioners in evaluating patient-specific treatment options.

FDA has become increasingly active in addressing the regulation of computer software functions intended for use in healthcare settings. FDA has the authority to regulate a software function as a medical device if it falls within the definition of a “device” under the FDCA. However, FDA has exercised enforcement discretion for software said to be “low risk.”

The 21st Century Cures Act clarified FDA’s authority to regulate software functions as medical devices by amending the definition of “device” in the FDCA to exclude certain software functions, including clinical decision support software that meet certain criteria. In December 2017, FDA issued a draft guidance document describing FDA’s proposed interpretation of the exemption under the 21st Century Cures Act for CDS software. FDA issued a revised draft of this CDS software guidance document in September 2019. Under the 21st Century Cures Act and FDA CDS guidance, certain software functions are excluded from FDA’s definition of “device” when they meet all the following criteria:

1.	not intended to acquire, process, or analyze a medical image or a signal from an in vitro diagnostic device or a pattern or signal from a signal acquisition system;

2.

intended for the purpose of displaying, analyzing, or printing medical information about a patient or other medical information (such as peer-reviewed clinical studies and clinical practice guidelines);

3.	intended for the purpose of supporting or providing recommendations to a healthcare professional about prevention, diagnosis, or treatment of a disease or condition; and

4.

intended for the purpose of enabling such healthcare professional to independently review the basis for such recommendations that such software presents so that it is not the intent that such healthcare professional rely primarily on any of such recommendations to make a clinical diagnosis or treatment decision regarding an individual patient.

Although we believe that our technologies and software are not subject to active FDA regulation, there is a risk that the FDA could disagree. There is also a risk that FDA could finalize its guidance for CDS software in such a way that it excludes our software and technologies from the scope of the CDS software exclusion under the 21st Century Cures Act.

If the FDA determines that any of our current or future services, technologies or software applications, including our CDS software, are regulated by the FDA as medical devices, we would become subject to various statutes, regulations and policies enforced by the FDA and other governmental authorities, including both pre-market and post-market requirements, and we would need to bring the affected services, technologies, and/or software into compliance with such requirements.

Other Laws

Regulation of Advertising

The FTC regulates advertising pursuant to its authority to prevent “unfair or deceptive acts or practices in or affecting commerce” under the Federal Trade Commission Act (the “FTCA”). The FTC will find an advertisement to be deceptive if it contains a representation or omission of fact that is likely to mislead consumers acting reasonably under the circumstances, and the representation or omission is material and if the advertiser does not possess and rely upon a reasonable basis, such as competent and reliable evidence, substantiating the claim. The FTC may attack unfair or deceptive advertising practices through either an administrative adjudication or judicial enforcement action, including preliminary or permanent injunction. The FTC may also seek consumer redress from the advertiser in instances of dishonest or fraudulent conduct.

In addition, the FDA regulates the advertising of prescription drugs. Promotional materials for prescription compounded drugs may not be false or misleading. Failure to comply with FDA requirements can result in a prescription drug being deemed misbranded under the FDCA. This can result in administrative or judicial penalties, including civil penalties, injunctions, or in extreme instances, criminal prosecution.

Moreover, states have similar unfair and deceptive acts and practices statutes (sometimes called “little FTC Acts” or “UDAP” statutes). They vary, but often the state regulator can seek monetary relief along with an order of discontinuance. Under certain state UDAP laws, consumers can bring private claims against companies who disseminate false or deceptive advertising claims. Although those UDAP statutes often provide for statutory damages in the case of individual consumers, more often such cases take the form of class actions, which can lead to damages awards and awards of attorney’s fees.

Finally, federal and state laws also give causes of action to competitors to seek injunctive and monetary relief for false and misleading advertising statements. Any person who is or may be likely to be damaged by false or misleading advertising statements may bring an action in federal court pursuant to the Lanham Act, § 43(a). Proven damages may be trebled and attorney’s fees and costs may be awarded in appropriate cases. There are state analogs of this sort of unfair competition statute as well.

Corporate Practice of Medicine Laws; Fee Splitting

We contract with Biote-certified practitioners to provide them with access to our services. These contractual relationships are subject to various state laws that prohibit fee splitting or the practice of a healthcare profession by lay entities or persons that are intended to prevent unlicensed persons from interfering with or influencing a practitioner’s professional judgment, known as the corporate practice of medicine. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine prohibition of certain states, decisions and activities that may be performed by unlicensed individuals or entities and perceived as impacting the clinical decision-making of licensed professionals such as policy and procedure development, contracting, setting rates and the hiring and management of clinical personnel may implicate the restrictions on the corporate practice of medicine. Similarly, certain compensation arrangements between licensed professionals and unlicensed individuals and entities can implicate state fee-splitting prohibitions, which prohibit providers from sharing a portion of their professional fees collected with third parties.

State corporate practice of medicine and fee-splitting laws and rules vary from state to state and are not always consistent across various healthcare professions within the same state. In addition, these requirements are subject to broad interpretation and enforcement by state regulators. Some of these requirements may apply to our business even if we do not have a physical presence in the state, based solely on our relationship with a practitioner licensed in the state. Thus, regulatory authorities or other parties, including Biote-certified practitioners, may assert that we are engaged in the corporate practice of medicine or that our contractual arrangements with Biote-certified practitioners or their practice groups constitute unlawful fee splitting. In such event, failure to comply could lead to adverse judicial or administrative action against us and/or Biote-certified practitioners, civil, criminal or administrative penalties, receipt of cease-and-desist orders from state regulators, loss of provider licenses, the need to make changes to the terms of engagement of our Biote-certified practitioners that interfere with our business, and other materially adverse consequences.

Licenses and Accreditations

We, as well as the Biote-certified practitioners, may be subject to professional and private licensing, certification and accreditation requirements. These include, but are not limited to, requirements imposed by Medicare, Medicaid, state licensing authorities, voluntary accrediting organizations and third-party private payors. Receipt and renewal of such licenses, certifications and accreditations are often based on inspections, surveys, audits, investigations or other reviews, some of which may require affirmative compliance actions by us to ensure we are accurately representing our services that could be burdensome and expensive. The applicable standards may change in the future. There can be no assurance that we will be able to maintain all necessary licenses or certifications in good standing or that they will not be required to incur substantial costs in doing so. The failure to maintain all necessary licenses, certifications and accreditations in good standing, or the expenditure of substantial funds to maintain them, could have an adverse effect on our business.

U.S. State Healthcare Fraud and Abuse Laws

Many states, including certain states in which we conduct our business, prohibit any person from offering, paying, soliciting or receiving any remuneration, directly or indirectly, in cash or in kind, for the referral of patients or other items or services to or with licensed healthcare providers, subject to limited exceptions. The scope of these laws and the interpretations of them vary by jurisdiction and are enforced by local courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any third-party payor, including commercial insurers, some apply only to state healthcare program payors, while other state laws apply regardless of payor, including funds paid out of pocket by a patient. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

The federal Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration to induce the referral of a patient or the purchase, lease or order (or the arranging for or recommending of the purchase, lease or order) of healthcare items or services paid for by federal healthcare programs, including Medicare or Medicaid. A violation does not require proof that a person had actual knowledge of the statute or specific intent to violate the statute, and court decisions under the Anti-Kickback Statute have consistently held that the law is violated where one purpose of a payment is to induce or reward referrals. Violation of the federal Anti-Kickback Statute could result in felony conviction, administrative penalties, liability (including penalties) under the False Claims Act, 31 U.S.C. § 3729 (the “False Claims Act”) and/or exclusion from federal healthcare programs. A number of states have enacted anti-kickback laws that sometimes apply not only to state-sponsored healthcare programs, but also to items or services that are paid for by private insurance and self-pay patients. State anti-kickback laws can vary considerably in their applicability and scope and sometimes have fewer statutory and regulatory exceptions than does the federal law. We consider the importance of anti-kickback laws when structuring company operations and relationships. That said, we cannot ensure that the applicable regulatory authorities will not determine that some of our arrangements with physicians violate the Anti-Kickback Statute or other applicable laws. An adverse determination could subject us to different liabilities, including criminal penalties, civil monetary penalties and exclusion from participation in Medicare, Medicaid or other healthcare programs, any of which could have a material adverse effect on our business, financial condition or results of operations.

Under the Civil Monetary Penalties Law, a person (including an organization) is prohibited from knowingly presenting or causing to be presented to any United States officer, employee, agent, or department, or any state agency, a claim for payment for medical or other items or services where the person knows or should know (a) the items or services were not provided as described in the coding of the claim, (b) the claim is a false or fraudulent claim, (c) the claim is for a service furnished by an unlicensed physician, (d) the claim is for medical or other items or service furnished by a person or an entity that is in a period of exclusion from the program, or (e) the items or services are medically unnecessary items or services. Penalties range from $20,000 to $100,000 per violation up to $20,000 per claim, treble damages, and exclusion from federal healthcare programs. The Civil Monetary Penalties Law also prohibits a person from transferring any remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider of Medicare or Medicaid payable items or services.

The federal False Claims Act imposes civil penalties for knowingly submitting or causing the submission of a false or fraudulent claim for payment to a government-sponsored program, such as Medicare and Medicaid. Violations of the False Claims Act present civil liability of treble damages plus a penalty of at least $21,563 per false claim. The False Claims Act has “whistleblower” or “qui tam” provisions that allow individuals to commence a civil action in the name of the government, and the whistleblower is entitled to share in any subsequent recovery (plus attorney’s fees). Many states also have enacted civil statutes that largely mirror the federal False Claims Act but allow states to impose penalties in a state court. The existence of the False Claims Act, under which so-called qui tam plaintiffs can allege liability for a wide range of regulatory noncompliance, increases the potential for such actions to be brought and has increased the potential financial exposure for such actions. These actions are costly and time-consuming to defend.

U.S. State and Federal Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of personal identifiable information (“PII”), including health information. The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) is a federal law that required the creation of national standards to protect sensitive patient health information from being disclosed without the patient’s consent or knowledge. In particular, HIPAA establishes privacy and security standards that limit the use and disclosure of PHI, and require the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of PHI in electronic form. Biote-certified practitioners and their clinics may be regulated as covered entities under HIPAA. We may be a business associate of our covered entity clients when we are working on behalf of our covered entity clients and providing services to those clients.

To the extent we qualify as a business associate, we will also be regulated by HIPAA and may be required to provide satisfactory written assurances to our covered entity clients through written business associate agreements that we will provide our services in accordance with HIPAA. Failure to comply with these contractual agreements could lead to loss of clients, contractual liability to our clients, and direct action by HHS Office for Civil Rights, including monetary penalties. Violations of HIPAA may result in significant civil and criminal penalties, including a tiered system of civil monetary penalties that range from $100 to $50,000 per violation, with a cap of $1.5 million per year for identical violations. However, a single breach incident can result in violations of multiple standards. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured PHI, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. HIPAA also requires a business associate to notify its covered entity clients of breaches by the business associate without unreasonable delay and no later than 60 days from the discovery of the breach.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts.

Many states where we operate and where patients treated by Biote-certified practitioners reside also have laws that protect the privacy and security of sensitive and personal information, including health information.

These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California that govern personal information and medical information such as the California Consumer Protection Act or the California Confidentiality of Medical Information Act, in which we operate, are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but, unlike HIPAA, some may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there have been proposals for a new federal privacy law or federal breach notification law, to which we may be subject.

In addition to HIPAA and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security acts or practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting. The FTC and states’ attorneys general have brought enforcement actions and prosecuted some data breach cases as unfair and/or deceptive acts or practices under the FTC Act and similar state laws. FTC jurisdiction in data privacy and security cases is concurrent with the HHS Office for Civil Rights’ jurisdiction with respect to HIPAA.

In recent years, there have been a number of well-publicized data breaches involving the improper use and disclosure of PII and PHI. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials and provide credit monitoring services and/or other relevant services to impacted individuals. In addition, under HIPAA and pursuant to the related contracts that we may enter into with Biote-certified practitioners or Biote-partnered clinics who are covered entities, we must report breaches of unsecured PHI to them following discovery of the breach within a set timeframe. Notification must also be made in certain circumstances to affected individuals, federal and state authorities, media, and other relevant parties.

Corporate Information

HYAC was incorporated in the State of Delaware on July 6, 2020 as a special purpose acquisition company under the name Haymaker Acquisition Corp. III. Holdings is a Delaware limited liability company formed on March 31, 2019. On March 4, 2021, HYAC completed its IPO. On May 26, 2022 (the “Closing Date”), the Business Combination with Holdings was consummated, resulting in Biote being organized in an “Up-C” structure, and HYAC as the registrant changed its name to “biote Corp.” Biote’s headquarters are located at 1875 W. Walnut Hill Ln #100 Irving, Texas 75038. Our telephone number is (844) 604-1246, and our website address is www.biote.com.

Available Information

Our website address is www.biote.com. We make available on our website, free of charge, our Annual Reports, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (the “SEC”). The SEC maintains a website that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov. The information found on our website is not incorporated by reference into this Prospectus/Offer to Exchange or any report we file with or furnish to the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “Biote,” “we,” “us, or “our” refer to the business of biote Corp. and all references in this section to the “BioTE Companies” refer to biote Corp. and its subsidiaries following the Business Combination. Throughout this section, unless otherwise noted, “Holdings” refers to BioTE Holdings, LLC and its consolidated subsidiaries.

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. You should read this discussion and analysis in conjunction with the accompanying financial statements and notes thereto included elsewhere in this Prospectus/Offer to Exchange. Certain amounts may not foot due to rounding. This discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this Prospectus/Offer to Exchange. We assume no obligation to update any of these forward-looking statements except as required by law. Actual results may differ materially from those contained in any forward-looking statements.

Overview

We operate a high growth practice-building business within the hormone optimization space. Similar to a franchise model, we provide the necessary components to enable Biote-certified practitioners to establish, build, and successfully implement a program designed to optimize hormone levels using personalized solutions for their aging patient populations. The Biote Method is a comprehensive, end-to-end practice building platform that provides Biote-certified practitioners with the components specifically developed for practitioners in the hormone optimization space: Biote Method education, training and certification, practice management software, inventory management software, and information regarding available hormone replacement therapy (“HRT”) products, as well as digital and point-of-care marketing support. We also sell a complementary Biote-branded line of dietary supplements. We generate revenue by charging the Biote-partnered clinics fees associated with the support Biote provides for HRT and from the sale of Biote-branded dietary supplements. By virtue of our historical performance over the past eleven years, we believe that our business model has been successful, remains differentiated, and is well positioned for future growth.

Our go-to-market strategy focuses on:

•

Increase the number of Biote-certified practitioners. Our primary objective in marketing to healthcare providers is to inform them of the value in joining the Biote network. We accomplish this through provider referrals, a dedicated sales force, and through digital and traditional marketing channels. We target specific physicians based on their specialty, prescribing data, demographic information and location match with our existing geographic footprint.

•

Grow the practice of our Biote-certified practitioners and Biote-partnered clinics. When the practices of our Biote-certified practitioners and Biote-partnered clinics grow, we grow. We help our Biote-certified practitioners and Biote-partnered clinics grow by, among other things:

•	providing mentorship, practice management and marketing capability necessary to operate an efficient hormone optimization practice;

•	providing high-quality Biote-branded dietary supplement products;

•	providing Biote-certified practitioners and Biote-partnered clinics a full array of wellness education and marketing materials;

•	directing consumers that are actively seeking care to Biote-certified practitioners via the “Find A Provider” feature on our company website; and

•	utilizing our growing digital outreach capabilities to connect with consumers seeking general information.

•

Increasing sales of Biote-branded dietary supplements. Our Biote-branded dietary supplement line currently includes 19 dietary supplements that we offer to our Biote-certified practitioners through our eCommerce site, efficiently leveraging our core Biote provider platform. Practitioners then re-sell Biote-branded dietary supplements to their patients, enabling patients to receive physician-guided therapies to manage the related effects of aging. In August 2021, we launched a direct-to-patient eCommerce platform whereby practitioners can invite their patients to buy Biote-branded dietary supplements online via our online store.

The hormone pellet products used by Biote-certified practitioners are manufactured by third-party compounding pharmacies and shipped directly to Biote-certified practitioners. Custody of the pellets is with Biote-certified practitioners. However, the pellets are recorded as inventory on our financial statements from the date of shipment until such time as they are administered in a patient treatment as monitored and recorded in our BioTracker system as an additional service for administrative convenience of Biote-certified practitioners and Biote-partnered clinics.

These products have a finite life ranging from six to twelve months. We assume the risk of loss due to expiration, damage or otherwise. Additionally, the products offered in our Biote-branded dietary supplement portfolio are produced by third-party manufacturers located in the United States. Prior to 2021, our Biote-branded dietary supplements were dropped-shipped directly to our customers from our vendors. We contract with a third party to provide warehousing, co-packing and logistics services for our Biote-branded dietary supplements.

Revenue generated from individual Biote-partnered clinics varies significantly. This variability is due to many factors. These include: tenure of its practitioners as Biote-certified practitioners; the number of certified practitioners in an individual clinic; the number of patients served by a clinic; the clinic’s patient demographics; and the clinic’s geographic location and population density. The master services agreements (“MSAs”) we enter into with Biote-partnered clinics contain tiered pricing provisions for the management fees. These provisions provide for decreasing management fees owed to us based on the number of new patients treated. This can result in declines in revenue we realize from management fees from existing Biote-partnered clinics unless these are offset by revenue generated from newly acquired Biote-partnered clinics which begin at higher fee levels under the MSA.

Our revenue was $165.0 million and $139.4 million, our net income was $1.3 million and $32.6 million, and our Adjusted EBITDA was $50.1 million and $40.2 million, for the years ended December 31, 2022 and 2021, respectively. Our revenue was approximately $44.8 million and $37.1 million, our net income (loss) was ($21.4) million and $9.4 million, and our Adjusted EBITDA was $13.1 million and $11.7 million, for the three months ended March 31, 2023 and 2022, respectively.

Recent Developments

Impact of Global Economic Trends

Global economic conditions have been worsening, with disruptions to, and volatility in, the credit and financial markets in the U.S. and worldwide resulting from the effects of public health crises and otherwise. If these conditions persist and deepen, we could experience an inability to access additional capital or our liquidity could otherwise be impacted. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs and/or other efforts. A recession or additional market corrections resulting from the impact of the effects of global health crises, such as the COVID-19 pandemic, could materially affect our business and the value of our securities. The impact of global health crises and the related disruptions caused to the global economy did not have a material impact on our business during the three months ended March 31, 2023 or during the three months ended March 31, 2022.

Additionally, the recent trends towards rising inflation may also materially adversely affect our business and corresponding financial position and cash flows. Inflationary factors, such as increases in the cost of our clinical trial materials and supplies, interest rates and overhead costs may adversely affect our operating results. Rising interest and inflation rates also present a recent challenge impacting the U.S. economy and could make it more difficult for us to obtain traditional financing on acceptable terms, if at all, in the future. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, we may experience increases in the near future (especially if inflation rates continue to rise) on our operating costs, including our labor costs and research and development costs, due to supply chain constraints, consequences associated with global health crises and the ongoing conflict between Russia and Ukraine, and employee availability and wage increases, which may result in additional stress on our working capital resources.

Business Combination

On May 26, 2022 (the “Closing Date”), BioTE Holdings, LLC (“Holdings,” inclusive of its direct and indirect subsidiaries, the “Holdings Companies,” and as to its members, the “Members”) completed a series of transactions (the “Business Combination”) with Haymaker Acquisition Corp. III (“Haymaker”), Haymaker Sponsor III LLC (the “Sponsor”), BioTE Management, LLC, Dr. Gary S. Donovitz, in his individual capacity, and Teresa S. Weber, in her capacity as the Members’ representative (in such capacity, the “Members’ Representative”) pursuant to the business combination agreement (the “Business Combination Agreement”) dated December 13, 2021. The Business Combination was accounted for as a common control transaction, in accordance with U.S. generally accepted accounting principles (”U.S. GAAP”). Under this method of accounting, Haymaker’s acquisition of the Holdings Companies was accounted for at their historical carrying values, and the Holdings Companies were deemed the predecessor entity. This method of accounting is similar to a reverse recapitalization whereby the Business Combination was treated as the equivalent of the Holdings Companies issuing stock for the net assets of Haymaker, accompanied by a recapitalization. The net assets of Haymaker are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of the Holdings Companies.

Following the Closing of the Business Combination, the Company is organized in an “Up-C” structure in which the business of the Company is operated by the Holdings Companies, and Biote’s only material direct asset consists of membership interests in Holdings.

In connection with the Business Combination, on the Closing Date, BioTE Medical entered into a credit agreement with Truist Bank and Truist Securities, Inc. providing for (i) the Revolving Loans, a $50.0 million senior secured revolving credit facility in favor of BioTE Medical and (ii) the Term Loan, a $125.0 million senior secured term loan A facility in favor of BioTE Medical, which was borrowed in full at the Closing Date.

Components of Results of Operations

Revenue

We sell Biote-partnered clinics the Biote Method, the components of which are specifically developed for practitioners in the hormone optimization space: Biote Method education, training and certification, practice management resources, inventory management resources, and digital and point-of-care-marketing support. Our revenue represents fees paid for the training, marketing support, practice development, equipment, IP licensing, and product sales of Biote-branded dietary supplements, physician-prescribed procedures, and pellet procedure convenience kits, or trocars.

Our revenue fluctuates in response to a combination of factors, including the following:

•	sales volumes;

•	the mix of male and female patients treated by Biote-certified practitioners, as treatment for males generates more revenue per patient than treatment for females;

•	our overall product mix of dietary supplements sold;

•	the effects of competition on market share;

•	new Biote-partnered clinics acquired as customers, less any existing clinics lost as customers (“net new clinics”);

•	number of procedures performed by practitioners;

•	medical industry acceptance of hormone optimization generally as a solution to unmet medical needs;

•	the number of business days in a particular reporting period, including as a result of holidays;

•	weather disruptions impacting medical offices’ ability to maintain regular operating schedules;

•	the effects of competition and competitive pricing strategies;

•	governmental regulations influencing our markets; and

•	global and regional economic cycles.

Generally, our MSAs require us to provide (1) initial training to practitioners on the Biote Method, (2) inventory management services and (3) other contract-term marketing and practice development services (including recurring training and licenses of Biote IP). Historically, we have provided the optional free lease of reusable trocars by Biote-certified practitioners.

Substantially all of our revenue originates from sales to clinic locations in the United States.

Product Revenue

Product revenue includes both pellets, in connection with the service described above, and the related inventory management services provided to clinics. Product revenue is recognized at the point in time when the clinic obtains ownership of the pellet, which we determined to be when the Biote-certified practitioner performs the procedure to implant the pellet into their patient. The consideration allocated to this performance obligation is a procedure-based service fee which we refer to as procedure revenue. Our product revenue also includes revenue earned from sales of pellet insertion kits and Biote-branded dietary supplements. Revenue from the sale of pellet insertion kits and Biote-branded dietary supplements is recognized when the clinic or clinic’s patient (supplements only) obtains control of the product and is generally at the time of shipment from our distribution facility or supplier. Any shipping or handling fees paid by clinics are also recorded within product revenue.

Service Revenue

Service revenue is revenue earned from fees paid by Biote-partnered clinics for training services and other contract term services pursuant to our MSAs. While the option to receive and right to use the reusable trocars through the term of the contract represents an embedded lease, we have adopted the practical expedient within ASC 842 to combine the lease and non-lease components and account for the combined component under ASC 606.

For Biote Method arrangements, we recognize revenue for trainings and for management services over time. For initial trainings, progress is measured by the number of training sessions completed, and for contract-term services, progress is measured on a time-elapsed basis.

The training completion and time-elapsed bases represent the most reliable measure of transfer of control to the clinic for trainings and contract-term services, respectively. Revenue is deferred for amounts billed or received prior to delivery of the services.

Cost of Revenue

Cost of service revenue consists primarily of costs incurred to deliver trainings to Biote-partnered clinics. Cost of product revenues include the pass-through cost of pellets purchased from outsourcing facilities, the cost of pellet insertion kits and Biote-branded dietary supplements purchased from manufacturing facilities, and the shipping and handling costs incurred to deliver these products to Biote-partnered clinics.

Commissions

Commissions consist primarily of fees paid to a third-party sales force and fees paid to Biote-partnered clinics that participate in our clinic mentor program (our “Mentor Program”), which pairs experienced Biote-certified practitioners with newly contracted practitioners.

Commissions paid to the Company’s third-party sales forces relate to market support and development activities undertaken to increase sales through the acquisition of new Biote-partnered clinics and growth from existing clinics. These are not considered incremental costs to obtain a clinic contract. As a result of investing in growing our internal sales capabilities beginning in 2019, we rely less on third-party sales forces and our commissions have decreased over time. We expect external commissions expenses to continue to decrease as we focus our growth initiatives based on an internal sales force model. However, the employee salaries we pay to our internal sales force are considered compensation expense and allocated to Selling, general and administrative expense.

Marketing

Marketing consists primarily of advertising expenses, other non-advertising marketing and training program costs, and management services costs. These costs are all expensed as incurred.

Selling, General and Administrative Expense

Selling, general and administrative expense consists primarily of software licensing and maintenance and the cost of employees who engage in corporate functions, such as finance and accounting, information technology, human resources, legal, and executive management. Also included are rent occupancy costs, office expenses, recruiting expenses, entertainment allocations, depreciation and amortization, share-based compensation, transaction related expenses, other general overhead costs, insurance premiums, professional service fees, research and development and costs related to regulatory and legal matters, marketing expenses, and mentor fees.

Interest Expense

Interest expense consists primarily of cash and non-cash interest under our term loan facility and commitment fees for our unused line of credit.

Gain (loss) from Change in Fair Value of Warrant Liability

Gain (loss) from change in fair value of warrant liability consists of the change in fair value of the warrant liability from the Closing Date to the balance sheet date.

Gain (loss) from Change in Fair Value of Earnout Liability

Gain (loss) from change in fair value of earnout liability consists of the change in fair value of the Member and Sponsor earnouts from the Closing Date to the balance sheet date.

Loss from extinguishment of debt

Loss from extinguishment of debt consists of the remaining unamortized portion of the debt issuance costs related to the Bank of America Credit Agreement (as defined below) written off upon repayment in connection with the Business Combination.

Other Income / Expense

Other income and other expense consist of the foreign currency exchange gains and losses for sales denominated in foreign currencies, interest income and other income or payments not appropriately classified as operating expenses.

Income Taxes

We are subject to federal and state income taxes in the United States and taxes in foreign jurisdictions in which we operate. We recognize deferred tax assets and liabilities based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates. We regularly assess the need to record a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Comparison of the three months ended March 31, 2023 and 2022

The table and discussion below present our results for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,		Increase/(Decrease)
(U.S. dollars, in thousands)	2023	2022	$	%
Revenue:
Product revenue	$44,155	$36,758	$7,397	20.1%
Service revenue	688	385	303	78.7%

Total revenue	44,843	37,143	7,700	20.7%
Cost of revenue (excluding depreciation and amortization included in selling, general and administrative, below)
Cost of products	13,027	11,657	1,370	11.8%
Cost of services	850	620	230	37.1%

Cost of revenue	13,877	12,277	1,600	13.0%
Selling, general and administrative	23,085	15,103	7,982	52.9%

Income from operations	7,881	9,763	(1,882)	(19.3%)
Other income (expense), net:
Interest expense	(2,426)	(359)	(2,067)	575.8%
Loss from change in fair value of warrant liability	(1,618)	—	(1,618)	0.0%
Loss from change in fair value of earnout liability	(25,410)	—	(25,410)	0.0%
Other income	773	10	763	*

Total other expense, net	(28,681)	(349)	(28,332)	*

Income (loss) before provision for income taxes	(20,800)	9,414	(30,214)	(320.9%)
Income tax expense (benefit)	630	64	566	884.4%

Net income (loss)	$(21,430)	$9,350	$(30,780)	(329.2%)

*	Not a meaningful change

Revenue

Revenue for the three months ended March 31, 2023 increased by $7.7 million to $44.8 million, or 20.7% as compared to the three months ended March 31, 2022. The increase was primarily driven by a $6.9 million increase of procedure and Biote-branded dietary supplement revenue. Procedure sales increased by 13.8% versus the prior year resulting in a $4.3 million increase in procedure revenue. During the three months ended March 31, 2023, the number of active clinics billed increased by 14.8% over the three months ended March 31, 2022.

Biote-branded dietary supplement sales increased by 46.0% or $2.6 million over the same period in the prior year. Service revenue increased by 78.7% over the same period in the prior year resulting from an increase in the number of training sessions during the three months ended March 31, 2023 compared to the three months ended March 31, 2022.

Cost of revenue

Cost of revenue for the three months ended March 31, 2023 increased by $1.6 million, to $13.9 million, or 13.0% as compared to the three months ended March 31, 2022. Cost of pellet procedures and Biote branded dietary supplement costs both increased by $0.7 million or 8.2% and 25.8%, respectively, for the period due primarily to higher sales volume.

Selling, General and Administrative

Selling, general and administrative expense for the three months ended March 31, 2023 increased by $8.0 million to $23.1 million, or 52.9%, as compared to the three months ended March 31, 2022. This increase was primarily driven by a $4.4 million increase in payroll and related expenses. Within this amount is stock compensation expense of $2.2 million. The remaining increase in payroll and related expenses of $2.2 million was related to the strategic expansion of the company which resulted in additional sales and management hiring. Other increases include $1.3 million of professional fees and insurance costs due to increases in costs associated with being a public company, and $0.7 million in marketing expenses attributable to supporting our strategic expansion in new geographic markets. Additionally, the Company incurred expenses of $1.2 million related to a legal settlement with a former employee.

Interest Expense

Interest expense for the three months ended March 31, 2023 increased by $2.1 million to $2.4 million, or 575.8%, as compared to the three months ended March 31, 2022. The increase is primarily a result of the higher debt balance outstanding from the new debt issued as part of closing the Business Combination as well as higher interest rates incurred during the period. Interest expense relates primarily to interest on an outstanding note payable and amortization of origination fees.

Loss from Change in Fair Value of Warrant Liability

The loss from the change in fair value of our warrant liability of $1.6 million was primarily a result of the increase in the trading price of our Public Warrants listed on Nasdaq to $0.42 per share on March 31, 2023 from $0.30 per share on December 31, 2022.

Loss from Change in Fair Value of Earnout Liability

As of the previous year ended December 31, 2022, we recognized an earnout liability of $32.1 million and subsequently remeasured the earnout liability to its fair value of $57.5 million as of March 31, 2023. The loss from the change in fair value of our earnout liability of $25.4 million was primarily a result of the increase in the closing price of our Class A common stock listed on Nasdaq to $6.19 per share on March 31, 2023 from $3.73 per share on December 31, 2022.

Other Income

Other income for the three months ended March 31, 2023 increased by $0.8 million to $0.8 million as compared to the three months ended March 31, 2022. The increase was primarily due to interest income earned on higher on hand cash balances and currency fluctuations during the period.

Income Tax Expense (Benefit)

Income tax expense for the three months ended March 31, 2023 increased by $0.6 million as compared to the three months ended March 31, 2022. This increase reflects the taxability of the income attributable to Biote that prior to the Business Combination was taxable to the Company’s Members.

Comparison of the years ended December 31, 2022 and 2021

The table and discussion below present our results for the years ended December 31, 2022 and 2021:

	Year Ended December 31,		Increase/(Decrease)
(U.S. dollars, in thousands)	2022	2021	$	%
Revenue:
Product revenue	$163,133	$137,598	$25,535	18.6%
Service revenue	1,824	1,798	26	1.4%

Total revenue	164,957	139,396	25,561	18.3%
Cost of revenue (excluding depreciation and amortization included in selling, general and administrative, below)
Cost of products	51,990	46,298	5,692	12.3%
Cost of services	2,585	2,519	66	2.6%

Cost of revenue	54,575	48,817	5,758	11.8%
Commissions	974	2,056	(1,082)	(52.6%)
Marketing	4,628	4,908	(280)	(5.7%)
Selling, general and administrative	165,502	49,054	116,448	237.4%

Income (loss) from operations	(60,722)	34,561	(95,283)	(275.7%)
Other income (expense), net:
Interest expense	(5,091)	(1,673)	(3,418)	204.3%
Gain from change in fair value of warrant liability	5,127	—	5,127	0.0%
Gain from change in fair value of earnout liability	61,770	—	61,770	0.0%
Loss from extinguishment of debt	(445)	—	(445)	0.0%
Other income	1,073	17	1,056	*

Total other income (expense), net	62,434	(1,656)	64,090	*

Income before provision for income taxes	1,712	32,905	(31,193)	(94.8%)
Income tax expense (benefit)	388	286	102	35.7%

Net income	$1,324	$32,619	$(31,295)	(95.9%)

*	Not a meaningful change

Revenue

Revenue for the year ended December 31, 2022 increased by $25.6 million to $165.0 million, or 18.3% as compared to the year ended December 31, 2021. The increase was primarily driven by a $24.7 million increase of procedure and Biote-branded dietary supplement revenue. Procedures performed increased by 17.8% versus the prior year resulting in a $19.5 million increase in procedure revenue. During the year ended December 31, 2022, the number of active clinics billed increased by 13% over the year ended December 31, 2021. Biote-branded dietary supplement sales increased by 19.0% or $5.2 million over the same period in the prior year. Service revenue increased by 1.4% over the same period in the prior year resulting from an increase in the number of training sessions during the year ended December 31, 2022 compared to the year ended December 31, 2021.

Cost of revenue

Cost of revenue for the year ended December 31, 2022 increased by $5.8 million, to $54.6 million, or 11.8% as compared to the year ended December 31, 2021. The increase was primarily due to the net impact of higher volumes at sustained unit costs. Cost of procedures increased by $4.6 million for the period, consisting of $4.8 million attributable to volume increases in pellets dispensed which was offset by a reduction of $0.2 million related to broken, damaged, or expired pellets. Biote branded dietary supplement costs increased $0.5 million or 3.5%, due to higher sales volume.

Commissions

Commissions expense for the year ended December 31, 2022 decreased by $1.1 million to $1.0 million, or 52.6%, as compared to the year ended December 31, 2021. The decrease is primarily driven by our shift to an internal sales force to generate product demand.

Marketing

Marketing expense for the year ended December 31, 2022 decreased by $0.3 million to $4.6 million, or 5.7%, as compared to the year ended December 31, 2021.

Selling, General and Administrative

Selling, general and administrative expense for the year ended December 31, 2022 increased by $116.4 million to $165.5 million, or 237.4%, as compared to the year ended December 31, 2021. This increase was primarily driven by stock compensation expense of $82.2 million. This expense represented the cumulative impact of unrecognized compensation expense for stockholders upon completion of the Business Combination as well as subsequent vesting of certain shares awarded. An additional component of the increase was $21.6 million of transaction-related expenses related to the Business Combination and other associated capital structure transactions recognized during the period. These consisted of the excess closing costs of the Business Combination over the Business Combination proceeds received; costs associated with sponsor share transfers and certain compensation paid resulting from the transaction. The increase also included a $7.2 million increase in payroll and related expenses due to increases in sales incentives consistent with sales growth for the period and additional sales and management hiring; $0.7 million of travel and entertainment expenses due to increases in sales force headcount. Depreciation and amortization expenses increased by $0.8 million attributable to assets placed in service at the beginning of the year. Additionally, professional fees and insurance costs increased during the period by $6.2 million mainly attributable to increases in costs associated with being a public company.

Interest Expense

Interest expense for the year ended December 31, 2022 increased by $3.4 million to $5.1 million, or 204.3%, as compared to the year ended December 31, 2021. The increase is primarily a result of the higher debt balance outstanding from the new debt issued as part of closing the Business Combination as well as higher interest rates incurred during the period. Interest expense relates primarily to interest on an outstanding note payable and amortization of origination fees.

Gain from Change in Fair Value of Warrant Liability

The gain from the change in fair value of our warrant liability of $5.1 million was primarily a result of the decrease in the trading price of our Public Warrants listed on Nasdaq to $0.30 per share on December 31, 2022 from $0.68 per share on the closing of the Business Combination, May 26, 2022.

Gain from Change in Fair Value of Earnout Liability

Upon the closing of the Business Combination on the Closing Date, we recognized an earnout liability of $93.9 million and subsequently remeasured the earnout liability to its fair value of $32.1 million as of December 31, 2022. The gain from the change in fair value of our earnout liability of $61.8 million was primarily a result of the decrease in the closing price of our Class A Common Stock listed on Nasdaq to $3.73 per share on December 31, 2022 from $9.02 per share on the Closing Date.

Other Income

Other income for the year ended December 31, 2022 increased by $1.1 million to $1.1 million as compared to the year ended December 31, 2021. The increase was primarily due to interest income earned on higher on hand cash balances and currency fluctuations during the period.

Income Tax Expense (Benefit)

Income tax expense for the year ended December 31, 2022 decreased by $0.1 million as compared to the year ended December 31, 2021. This increase reflects the taxability of the income attributable to Biote that prior to the Business Combination was taxable to the Company’s Members offset by a tax benefit from certain one-time expenses related to the Business Combination that will be attributed to Biote.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP performance measure that provides supplemental information that we believe is useful to analysts and investors to evaluate the company’s ongoing results of operations when considered alongside net income, (the most directly comparable U.S. GAAP measure).

We use Adjusted EBITDA as alternative measures to evaluate our operational performance. We calculate Adjusted EBITDA by excluding from net income: interest expense; depreciation and amortization expenses; and income taxes. Additionally, we exclude certain expenses we believe are not indicative of our ongoing operations or operational performance. We present Adjusted EBITDA because it is a key measure used by our management to evaluate our operating performance, generate future operating plans and determining payments under compensation programs. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of these limitations are as follows:

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us.

In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgment by Biote’s management about which expenses are excluded or included. Other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison. Investors are encouraged to review the reconciliation, and not to rely on any single financial measure to evaluate our business.

The following is a reconciliation of net income (loss) to Adjusted EBITDA (in thousands) for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
	2023	2022
Net income (loss)	$(21,430)	$9,350
Interest expense	2,426	359
Income tax expense	630	64
Depreciation and amortization	538	502
Other non-operating items	(773)	(10)
Share-based compensation expense	2,170	—
Transaction-related expenses	—	708
Litigation and other	2,518	691
Loss from change in fair value of warrant liability	1,618	—
Loss from change in fair value of earnout liability	25,410	—

Adjusted EBITDA	$13,107	$11,664

The following is a reconciliation of net income (loss) to Adjusted EBITDA (in thousands) for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
Net income	$1,324	$32,619
Interest expense	5,091	1,673
Income tax expense	388	286
Depreciation and amortization	2,199	1,400
Loss from extinguishment of debt and other non-operating items	(628)	(17)
Share-based compensation expense	82,180	—
Transaction-related expenses	21,627	2,387
Litigation and other	4,843	1,869
Gain from change in fair value of warrant liability	(5,127)	—
Gain from change in fair value of earnout liability	(61,770)	—

Adjusted EBITDA	$50,127	$40,218

Liquidity and Capital Resources

We derive liquidity primarily from debt and equity financing activities. As of March 31, 2023, our balance of cash and cash equivalents was $87.6 million, which is an increase of $8.4 million, or 10.6%, compared to December 31, 2022. Our total outstanding debt principal balance as of March 31, 2023 was $120.3 million, which represents an decrease of $1.6 million over the total outstanding debt principal balance as of December 31, 2022 of $121.9 million.

Our primary sources of cash are our cash flow from operations, less amounts paid to fund operating expenses, and working capital requirements related to inventory, accounts payable and accounts receivable, and general and administrative expenditures. We primarily use cash to fund our debt service obligations, fund operations, meet working capital requirements, capital expenditures and strategic investments. As of March 31, 2023, we had cash and cash equivalents of $87.6 million and a $50 million revolving line of credit. Based on past performance and current expectations, we believe that our current available sources of funds (including cash and cash equivalents plus proceeds from the Business Combination and debt financing) will be adequate to finance our operations, working capital requirements, capital expenditures, debt servicing obligations, and potential dividends for at least the next twelve months.

Since our inception, we have financed our operations and capital expenditures primarily through capital investment from our founder and other members, debt financing in the form of short-term lines of credit and long-term notes payable, and net cash inflows from operations.

We expect our operating and capital expenditures to increase as we increase headcount, expand our operations and grow our clinic base. If additional funds are required to support our working capital requirements, acquisitions or other purposes, we may seek to raise funds through additional debt or equity financings or from other sources. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our equity holders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing equity holders. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and also require us to incur additional interest expense. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.

The exercise price of our Warrants is $11.50 per Warrant. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A Common Stock, which was $5.15 per share on March 15, 2023. If the trading price for our Class A Common Stock is less than $11.50 per share, we believe holders of our Warrants will be unlikely to exercise their Warrants. Additionally, if the Offer and Consent Solicitation is successful, we will not receive any cash proceeds from the exercise of the Warrants by Warrant holders.

Our ability to raise additional capital through the sale of equity or convertible debt securities could be significantly impacted by the resale of shares of Class A Common Stock by selling securityholders pursuant to an effective registration statement or an exemption from registration, which could result in a significant decline in the trading price of our Class A Common Stock and potentially hinder our ability to raise capital at terms that are acceptable to us or at all. In addition, debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce our operations. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors” included in this Prospectus/Offer to Exchange.

Cash Flows

The following table summarizes our condensed consolidated cash flows for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,		Increase/(Decrease)
	2023	2022	$	%
Consolidated Statements of Cash Flows Data:
Net cash provided by operating activities	$12,992	$6,969	$6,023	86.4%
Net cash used in investing activities	(380)	(482)	102	21.2%
Net cash used in financing activities	(4,235)	(5,562)	1,327	23.9%

The following table summarizes our consolidated cash flows for the years ended December 31, 2022 and 2021:

	Year Ended December 31,		Increase/(Decrease)
	2022	2021	$	%
Consolidated Statements of Cash Flows Data:
Net cash (used in) provided by operating activities	$(9,157)	$33,720	$(42,877)	(127.2%)
Net cash used in investing activities	(1,838)	(3,807)	1,969	51.7%
Net cash provided by (used in) financing activities	63,460	(20,343)	83,803	412.0%

Operating Activities

Comparison of the three months ended March 31, 2023 and 2022

Net cash provided by operating activities for the three months ended March 31, 2023 increased $6.0 million as compared to the three months ended March 31, 2022. Net loss, adjusted for non-cash expenses such as depreciation and amortization, provisions for bad debts, stock compensation, change in fair value of warrants and earnout liabilities, and provisions for obsolete inventories, among others, resulted in a net increase of $0.2 million as compared to the prior period. Additionally, our working capital investment in our Biote-branded supplement inventory increased by $1.2 million as compared to the prior period. This resulted from the initial investment in our third-party fulfillment centers during the three months ended March 31, 2022. Additionally, there was a $2.7 million decrease in working capital from advances and prepayments made to certain vendors and decreases in accounts receivable of $0.6 million.

Comparison of the years ended December 31, 2022 and 2021

Cash flows from operating activities for the year ended December 31, 2022 decreased $42.9 million as compared to the year ended December 31, 2021. Net income, adjusted for non-cash expenses such as depreciation and amortization, provisions for bad debts, stock compensation, change in fair value of warrants and earnout liabilities, and provisions for obsolete inventories, among others, resulted in a net decrease of $15.9 million as compared to the prior period. Additionally, our working capital investment in our Biote-branded supplement inventory increased by $4.1 million as compared to the prior period. This resulted from the initial investment in our third-party fulfillment centers during the year ended December 31, 2021. These net changes were offset by a $2.3 million increase in working capital from advances and prepayments made to certain vendors and increases in accounts receivable of $0.8 million. Additionally, $31.1 million of transaction closing costs were assumed as accrued expenses and subsequently paid upon completion of the reverse-merger with Haymaker which reduced cash flow from operating activities.

Investing Activities

Comparison of the three months ended March 31, 2023 and 2022

Net cash used in investing activities for the three months ended March 31, 2023 decreased by $0.1 million as compared to the three months ended March 31, 2022. This decrease was primarily driven by a reduction in purchases of property and equipment of $0.2 million, primarily reusable trocars. This net decrease was offset by an increase of $0.1 million in capitalized software development costs.

Comparison of the years ended December 31, 2022 and 2021

Net cash used in investing activities for the year ended December 31, 2022 decreased by $2.0 million as compared to the year ended December 31, 2021. This decrease was primarily driven by a reduction in purchases of property and equipment of $1.1 million, primarily reusable trocars. Additionally capitalized software development costs decreased by $0.9 million.

Financing Activities

Comparison of the three months ended March 31, 2023 and 2022

Net cash used in financing activities for the three months ended March 31, 2023 decreased $1.3 million as compared to the three months ended March 31, 2022. The decrease is primarily due to capitalized transaction costs of $1.6 million incurred as of March 31, 2022 in relation to the Business Combination with Haymaker that did not recur in the current year.

Comparison of the years ended December 31, 2022 and 2021

Net cash provided by financing activities for the year ended December 31, 2022 increased $83.8 million as compared to the year ended December 31, 2021. The increase is primarily due to the completion of the Business Combination with Haymaker. This included $12.3 million of cash proceeds from the Business Combination and $125.0 million of debt issue proceeds. These were offset by payments to retire existing debt of $37.5 million, principal payment of $3.1 million on the Truist debt, and $12.4 million of transaction and debt issuance costs. Other items included a decrease in distributions to Members of $1.5 million.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in accordance with U.S. GAAP requires our management to make judgments, assumptions and estimates that affect the amounts reported in our accompanying consolidated financial statements and the accompanying notes included elsewhere in this Prospectus/Offer to Exchange.

Our management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our consolidated financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain.

Our most critical accounting estimates include revenue recognition, the valuation of inventory, the valuation of stock compensation, the valuation of earnout liability and the valuation of warrant liability.

Our significant accounting policies are described in Note 2 to our consolidated financial statements. We believe that the accounting policies described reflect our most critical accounting policies and estimates, which represent those that involve a significant degree of judgment and complexity. Accordingly, we believe these policies are critical in fully understanding and evaluating our reported financial condition and results of operations.

Revenue Recognition

We adopted Financial Accounting Standards Board (“FASB”) Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and subsequent amendments (collectively, “ASC 606”), on January 1, 2019.

To determine revenue recognition for arrangements within the scope of ASC 606, we perform the following five steps: (1) identify the contract(s) with a clinic; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) we satisfy performance obligations. We recognize revenue when the control of the promised goods or services is transferred to Biote-partnered clinics in an amount that reflects the consideration we expect to receive in exchange for such goods or services.

The majority of our revenue is derived from our long-term service agreements for Biote-partnered clinics of the Biote Method. In determining the transaction price, we evaluate whether the price is subject to discounts or adjustments to determine the net consideration to which we expect to be entitled.

Revenue is recognized when control of the product or service is transferred to the clinic (i.e., when our performance obligation is satisfied), which varies between the different performance obligations within the contract. In determining whether control has transferred for a product, we consider if there is a present right to payment and legal title, and whether risks and rewards of ownership have transferred to the clinic. For services, we consider whether we have an enforceable right to payment and when the clinic receives the benefits of our performance. Refer to Note 2 to our consolidated financial statements for additional discussion of our revenue recognition policy.

Inventories

Our inventories consist of physician-prescribed pellets used by Biote-certified practitioners in partnered clinics and Biote-branded dietary supplements which are sold and distributed to the Biote-partnered clinics and their patients. Custody of the pellets remains with Biote-certified practitioners. The pellets are presented as inventory on our financial statements from the date of shipment until such time as they are administered in a treatment by a Biote-certified practitioner on their patient for the convenience of Biote-certified practitioners and Biote-partnered clinics. Beginning the quarter ended June 30, 2021, we maintained our Biote-branded dietary supplement inventory at a third-party facility that provides Biote with co-packing and logistics services in the distribution of these products. From April 1, 2019 through March 31, 2021, we did not maintain our own stock of inventories on these products. During that time period these were distributed to Biote-partnered clinics via drop shipment arrangements with our respective vendors.

Inventories are valued at the lower of cost or net realizable value. We regularly review our inventories and write down our inventories for estimated losses due to obsolescence or expiration. The allowance for pellets is determined based on the age of the specific manufacturing lots of the product and its remaining life until expiration. Dietary supplements are evaluated at the product level based on sales of our products in the recent past and/or expected future demand. Future demand is affected by market conditions, new products and strategic plans, each of which is subject to change with little or no forewarning. In estimating obsolescence, we utilize information that includes projecting future demand.

The need for strategic inventory levels to ensure competitive delivery performance to our Biote-partnered clinics are balanced against the risk of inventory obsolescence due to clinic requirements.

Share-Based Compensation

Share-based compensation awards previously granted by Holdings were valued using a Monte-Carlo simulation as of the grant date because the value of the awards was dependent on future distributions to be received from a change in control or qualifying liquidity event. The significant assumptions used in the valuation include the constant risk-free rate, constant volatility factor and the Geometric Brownian Motion.

Earnout Liability

Our earnout liability was valued using a Monte-Carlo simulation in order to simulate the future path of our stock price over the earnout period. The carrying amount of the liability may fluctuate significantly and actual amounts paid may be materially different from the liability’s estimate value. The significant assumptions used in the valuation include the Company’s stock price, volatility and the drift rate.

Warrant Liability

We value the 5,566,666 Private Placement Warrants sold to the Sponsor using a Monte-Carlo simulations in order to simulate the future path of our stock price over the term of the Private Placement Warrants. The carrying amount of the liability may fluctuate significantly and actual amounts paid may be materially different from the liability’s estimated value. The significant assumptions used in the valuation include the Company’s stock price, exercise price, risk-free rate, volatility and term.

TRA Liability

The Company entered into a tax receivable agreement (the “TRA”) with certain selling equity holders of Holdings that requires the Company to pay 85% of the tax savings that are realized due to increases in the tax basis in Holdings’ assets. This increase results from the exchange of Retained Holdings Units and shares of Class V voting stock for shares of Class A common stock of Biote, as well as from tax benefits attributable to payments under the TRA. The Company will retain the benefit of the remaining 15% of the cash savings.

We calculated the fair value of the future payments to be made under the TRA at the time of the exchange and identified the timing of the utilization of the tax attributes pursuant to ASC 805 and relevant tax laws. Interest will accrue on the TRA liability. In addition, under ASC 450, Contingencies, any transactions with Holdings’ Members after the exchange date will result in additional TRA liabilities which will be recorded on a gross undiscounted basis.

The calculation of the TRA liability includes a significant amount of judgment related to the timing and amount of Retained Holdings Units and shares of Class V voting stock exchanged for shares of Class A common stock of Biote, forecasted operating results of Biote and anticipated interest rates used to accrue interest on the liability. If our assumptions change or we experience significant volatility in our operating results forecast, the fair value calculated from period to period could be materially different.

Off-Balance Sheet Commitments and Arrangements

As of March 31, 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations

Our principal contractual obligations and commitments consist of obligations to pay loan principal and interest under our long-term debt agreement and obligations under our operating lease agreement.

Refer to Note 8 and Note 10 to our consolidated financial statements for a discussion of the nature and timing of our obligations under these agreements. The future amount and timing of interest payments under our long-term debt agreement are expected to vary with the amount and then-prevailing contractual interest rates of our debt, which are discussed in Note 8 to our consolidated financial statements.

Recently Issued and Adopted Accounting Pronouncements

See Note 2 to our consolidated financial statements for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our financial statements.

JOBS Act Accounting Election

We are an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period under the JOBS Act. As a result, following the Business Combination, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors.

We will remain an emerging growth company under the JOBS Act until the earliest of (i) March 4, 2026, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and inflation. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.

Interest Rate Fluctuation Risk

The primary objective of our investment activities is to maintain cash reserves to meet the capital requirements of our operations and our contractual obligations. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.

We are exposed to interest rate risk in relation to our long-term debt outstanding. As is more fully described in Note 8 to the consolidated financial statements elsewhere in this Prospectus/Offer to Exchange, our outstanding long-term debt has a variable rate of interest, which is primarily based on the Standard Overnight Financing Rate. We estimate that an increase of 100 basis points in the interest rates related to our long-term debt would increase our annualized interest expense by $1.2 million.

We do not engage in any strategies to limit our exposure to this interest rate risk. In addition to the interest rate risk related to our current borrowings, changes in interest rates could affect the interest we pay under any future borrowings on the line of credit available to us under our long-term debt agreement.

The variable interest rate on our long-term debt has increased since our last fiscal year, to a rate of 6.92304% as of December 31, 2022 from a rate of 3.1% as of December 31, 2021.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and results of operations.

MANAGEMENT

Management and Board of Directors

The following table sets forth certain information, including ages as of May 11, 2023, of our executive officers and members of the Board.

Name	Age	Position(s)
Marc D. Beer	58	Executive Chairman and Class III Director
Dana Jacoby	48	Class I Director
Mark Cone	60	Class II Director
Steven J. Heyer	70	Class II Director
Andrew R. Heyer	65	Class I Director
Debra L. Morris	64	Class II Director
Teresa S. Weber	70	Chief Executive Officer, Class III Director
Samar Kamdar	43	Chief Financial Officer
Mary Elizabeth Conlon	43	Vice President, Business Development, General Counsel and Corporate Secretary

Executive Officers

The following is a brief biography of each of Biote’s executive officers.

Teresa S. Weber, Chief Executive Officer, Director. Ms. Teresa S. Weber has served as the Chief Executive Officer of Biote since March 2019 and on its Board of Managers, effective June 2018. Prior to joining Biote, Ms. Weber served as the Chief Executive Officer of Amen Clinics, Inc., an outpatient healthcare clinic company, from January 2015 to March 2019. Ms. Weber has also been a partner and consultant at Mattioli Weber Consulting, a marketing, service and retain consulting firm, since June 2013. She holds an M.S. in Management from Purdue University and a B.S. in Economics from New College Florida. Ms. Weber is qualified to serve as a director due to her significant leadership experience.

Samar Kamdar, Chief Financial Officer. Mr. Kamdar has served as the Chief Financial Officer since August 2022. Prior to joining Biote, Mr. Kamdar served as the Chief Financial Officer of Slync, Inc. (d/b/a Slync.io), a logistical technology company from September 2021 to June 2022. Prior to joining Slync.io, Mr. Kamdar served as the Chief Financial Officer of TaxAct Inc., a tax preparation software company from August 2018 to August 2021. Prior to joining TaxAct Inc., Mr. Kamdar served as the Vice President of Finance of Crossmark, Inc., a sales and marketing services company that operates within the consumer goods industry from September 2014 until August 2018. Mr. Kamdar holds a B.S. in electrical engineering from Baylor University and a M.B.A. from the University of Texas, McCombs School of Business.

Mary Elizabeth Conlon, Vice President, Business Development, General Counsel and Corporate Secretary. Ms. Mary Elizabeth Conlon has served as the Vice President, Business Development and General Counsel of Biote since June 2021 and as the Corporate Secretary since May 2022. Prior to joining Biote, Ms. Conlon founded The Conlon Law Firm, P.C., where she practiced law from January 2012 to June 2021. Prior to that, Ms. Conlon was named partner at Travis, Calhoun & Conlon, P.C., where she practiced law from September 2004. Ms. Conlon holds a J.D. from Baylor Law School and a B.A. in Communications from Baylor University.

Non-Employee Directors

Marc D. Beer, Executive Chairman, Director. Mr. Marc Beer has served as the Chairman of the Board of Managers of Biote since January 2021. Mr. Beer has also served as the Chairman of the Board of Origami Surgical LLC since April 2020 and as the Chairman of the Board of LumeNXT LLC since August 2018 as well. Prior to that, Mr. Beer co-founded Renovia Inc. in August 2016, where he previously held the positions of

Chairman of the Board and Chief Executive Officer and continues to serve as a strategic advisor. Before starting Renovia Inc., Mr. Beer was the Chairman of the Board of Minerva Neurosciences, Inc. (NASDAQ:NERV) from December 2013 to January 2018. Mr. Beer holds a BS from Miami University. Mr. Beer is qualified to serve as a director due to his significant leadership background and industry experience.

Dana Jacoby, Director. Ms. Dana Jacoby has served as a member of the Board of Managers of Biote since August 2021. Prior to Biote, Ms. Jacoby served as the Chief Executive Officer of Specialty Networks Consulting from November 2015 to December 2020. In October 2017, Ms. Jacoby founded Vector Medical Group, where she continues to serve as Chief Executive Officer. Ms. Jacoby holds an M.S. in Business and Healthcare, Master of Health Systems from the Robert Wood Johnson Medical School at the University of Medicine and Dentistry of New Jersey and a B.S. in Political Science and Public Relations from Louisiana State University. Ms. Jacoby is qualified to serve as a director due to her extensive leadership experience and background in the industry.

S. Mark Cone, Director. Dr. Mark Cone has served as a member of the Board of Managers of Biote since August 2021. Dr. Cone has also served as the Market President of Privia Health’s South Texas market (Nasdaq: PRVA) since October 2015 and as the President of Privia Medical Group Gulf Coast since October 2015. Additionally, since December 2013, Dr. Cone has served as Vice President of the Board of Directors of the U.S. Women’s Health Alliance and since October 2020, as Chairman of the Board of Global Women’s Health Providers, a Cedar Gate Technologies company. Prior to these positions, Dr. Cone was the CEO of Complete MD Solutions, a physician management company from December 2014 to October 2015. He holds an M.D. from Baylor College of Medicine and a Bachelor of Science in Biology and Medicine from Texas A&M University. Dr. Cone is qualified to serve as a director due to his extensive industry and leadership experience.

Andrew R. Heyer, our President and a Director since July 2020 is a finance professional with over 40 years of experience investing in the consumer and consumer-related products and services industries, as well as a senior banker in leveraged finance during which time his clients included many large private equity firms. Mr. Heyer served as President and Director of Haymaker II until it completed its business combination in December 2020 with GPM and ARKO Holdings, which together merged under a new holding company, ARKO Corp. (Nasdaq: ARKO) as part of the business combination, and has remained on the board since such time. Mr. Heyer was President and Director of Haymaker I until it completed its business combination with OneSpaWorld Holdings in March 2019, and has since remained on its board since such time. Currently, Mr. Heyer is the Chief Executive Officer and founder of Mistral Equity Partners (“Mistral”), a private equity fund manager founded in 2007 that invests in the consumer industry. Prior to founding Mistral in 2007, from 2000 to 2007, Mr. Heyer served as a Founding Managing Partner of Trimaran Capital Partners, a $1.3 billion private equity fund. Mr. Heyer was formerly a vice chairman of CIBC World Markets Corp. and a co-head of the CIBC Argosy Merchant Banking Funds from 1995 to 2001. Prior to joining CIBC World Markets Corp. in 1995, Mr. Heyer was a founder and Managing Director of The Argosy Group L.P. from 1985 to 1995. Before Argosy, from 1984 to 1985, Mr. Heyer was a Managing Director at Drexel Burnham Lambert Incorporated and, previous to that, he worked at Shearson/American Express. Mr. Heyer currently serves on the board of Tastemaker Acquisition Corp. (Nasdaq: TMKR), a SPAC which completed its $276 million initial public offering on January 12, 2021 and is searching for a target business in the restaurant, hospitality and related technology and service sectors. Mr. Heyer also currently serves as President and a Director of Haymaker Acquisition Corp. IV, a SPAC that has not yet completed its initial public offering, a Director of AF Acquisition Corp. (Nasdaq: AFAQ), a SPAC that completed its $224 million initial public offering on March 23, 2021, and a Director of Coliseum Acquisition Corp. (Nasdaq: MITA), a SPAC that completed its $150 million initial public offering on June 25, 2021. In addition, Mr. Heyer serves as an advisor to the board of directors of Ascendant Digital Acquisition Corp. III (NYSE: ACDI), a SPAC that completed its $300 million initial public offering on November 15, 2021. From 1993 through 2009, Mr. Heyer also served on the board of The Hain Celestial Group, Inc. (Nasdaq: HAIN), a natural and organic food and products company, rejoining the board from 2012 to April 2019. Mr. Heyer also serves on the board of several private companies owned in whole or in part by Mistral, including Worldwise, Inc., a pet accessories business from 2011 to the present, and The Lovesac Company, Inc. (Nasdaq: LOVE), a branded omni-channel retailer of technology-forward furniture, from 2010 to the present. Mr. Heyer has also served on the board of Insomnia Cookies, a retailer of desserts open primarily in the evening and nighttime, and on the investment committee of AF Ventures, an investor in high-growth consumer product companies. In the past, Mr. Heyer has served as a director of XpresSpa Group, Inc. from 2016 to 2019, Las Vegas Sands Corp., a casino company, from 2006 to 2008, El Pollo Loco Holdings, Inc., a casual Mexican restaurant, from 2005 to 2008, and Reddy Ice Holdings, Inc., a manufacturer of packaged ice products, from 2003 to 2006. Mr. Heyer received his B.Sc. and M.B.A. from the Wharton School of the University of Pennsylvania, graduating magna cum laude. Mr. Heyer is the brother of Mr. Steven Heyer, our Chief Executive Officer. Mr. Heyer is qualified to serve as a director due to his extensive finance, investment and operations experience, particularly in the consumer and consumer-related products and services industries.

Steven J. Heyer, our Chief Executive Officer and Executive Chairman since July 2020, has over 40 years of experience in the consumer and consumer-related products and services industries, leading a range of companies and brands. Mr. Heyer has applied his experience and analytical skills in a variety of leadership positions across diverse industry groups, including broadcast media, consumer products, and hotel and leisure companies. Over the past ten years, he has been acting as an advisor and director to, and investor in, several private companies across the consumer subsectors of health and wellness, restaurants, technology, marketing services and technology and furniture. Mr. Heyer currently serves as Chief Executive Officer and a Director of Haymaker Acquisition Corp. IV, a SPAC that has not yet completed its initial public offering. Mr. Heyer served as the Chief Executive Officer and Chairman of Haymaker Acquisition Corp. II (“Haymaker II”) until it completed its business combination in December 2020 with GPM Investments, LLC (“GPM”) and ARKO Holdings Ltd. (“ARKO Holdings”), which together merged under a new holding company, ARKO Corp. (Nasdaq: ARKO) as part of the business combination, and has remained on its board since such time as a director. Mr. Heyer was Chief Executive Officer and Chairman of Haymaker I from its formation until it completed its business combination with OneSpaWorld Holdings (Nasdaq: OSW) in March 2019. Since its business combination, he has served as Vice Chairman on the board of directors of OneSpaWorld Holdings. Mr. Heyer’s operating experiences include: leading the turnaround of Outback Steakhouse as an advisor (from 2010 to 2012); as Chief Executive Officer of Starwood Hotels & Resorts Worldwide (from 2004 until 2007); as President and Chief Operating Officer of The Coca-Cola Company (from 2001 to 2004); as a member of the boards of Coca-Cola FEMSA, and Coca-Cola Enterprises (all from 2001 to 2004); as President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner’s Operating Committee (from 1994 to 2001); as President and Chief Operating Officer of Young & Rubicam Advertising Worldwide (from 1992 to 1994); and before that spending 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. For the last five years, Mr. Heyer has served on the boards of Lazard Ltd, Lazard Group, and Atkins Nutritionals Inc. (each as further described below) as well as investing in a private capacity in early stage and venture consumer and consumer media companies. Mr. Heyer has extensive board experience, including: the board of Atkins Nutritionals Inc. until 2017, when it was acquired by Conyers Park Acquisition Corp, a publicly traded special purpose acquisition company; Lazard Ltd and Lazard Group (2005 to present); the board of WPP Group, a publicly traded digital, internet, and traditional advertising company (2000 to 2004); the board of Equifax, the publicly traded consumer credit reporting and insights company (2002 through 2003); the board of Omnicare, Inc., a supplier of pharmaceutical care to the elderly (2008 through 2015); the board of Vitrue, Inc., a provider of social marketing publishing technologies (2007 through 2012); and the board of Internet Security Systems, Inc. a provider of internet security software, appliance, and services (2004 through 2005). In March 2011, Harry & David Holdings, Inc. (“Harry & David”), a company where Mr. Heyer had been Chief Executive Officer from 2010 until February 2011, filed a prearranged Chapter 11 plan under the U.S. Bankruptcy Code. Subsequently, Harry & David filed a reorganization plan in bankruptcy court in May 2011 and emerged from bankruptcy in September 2011. Mr. Heyer received his B.S. from Cornell University and an M.B.A. from New York University. Mr. Heyer is the brother of Mr. Andrew Heyer, our President. Mr. Heyer is qualified to serve as a director due to his extensive operations, management and business background, particularly in the consumer and consumer-related products and services industries.

Debra L. Morris, Director. Ms. Morris has served as a member of our Board since November 2022. Ms. Morris served as the executive vice president and chief financial officer of Apria, Inc. (Nasdaq: APR) from

March 2013 through October 2022. Effective May 15, 2020, Ms. Morris serves as a Director for Alternative Logistics Technologies, Holdco, LLC (a.k.a EverDriven) where she serves as the chair of the audit committee. Ms. Morris has served as a director of Rexford Industrial (REXR) since December 2020, where she also serves on the audit, compensation and nomination and governance committees. Prior to that, Ms. Morris served as Chief Financial Officer of Americas for Sitel Worldwide Corporation from February 2010 to February 2013. Prior to that she served as a Partner of Tatum LLC from 2004 to 2010 and as a Director from 2008 to 2010 and provided interim and permanent Chief Financial Officer services for companies contracted with Tatum LLC including LifeMasters Supported SelfCare and RelaDyne. Ms. Morris holds a B.S. in Business Administration from Colby Sawyer College in New London, New Hampshire. Ms. Morris is qualified to serve as a director due to her extensive experience serving on public company boards.

Family Relationships

There are no family relationships among any of our executive officers or directors with the exception of Mr. Steven Heyer and Mr. Andrew Heyer, who are brothers.

Classified Board of Directors

Our business affairs are managed under the direction of the Board. The Board consists of six directors and is divided into three staggered classes of directors. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows, or in each case until their respective successors are elected and qualified, or until their earlier resignation, removal or death, or in each case until their respective successors are elected and qualified, or until their earlier resignation, removal or death:

the Class I directors, whose terms will expire in 2023, are Andrew R. Heyer and Dana Jacoby;

the Class II directors, whose terms will expire in 2024, are Steven J. Heyer, S. Mark Cone, and Debra L. Morris; and

the Class III directors, whose terms will expire in 2025, are, Marc Beer and Terry Weber.

Director Independence

Our Corporate Governance Guidelines require a majority of Board members to be independent. Our Board has determined that all Board members, other than Mr. Beer and Ms. Weber, are independent under applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”). Mr. Beer is not deemed to be independent under Nasdaq rules by virtue of his role as our Executive Chairman. Ms. Weber is not deemed to be independent under Nasdaq rules by virtue of her role as our Chief Executive Officer.

Information Regarding Committees of the Board of Directors

The Board has a standing Audit Committee (the “Audit Committee”), Compensation Committee (the “Compensation Committee”), and Nominating and Corporate Governance Committee. The Board has determined that all members of the Audit Committee and Compensation Committee and, except for Mr. Beer, all members of the Nominating and Corporate Governance Committee are independent are under applicable Nasdaq and SEC rules for committee memberships. Although Nasdaq rules generally require a listed company to have a nominating committee composed entirely of independent directors, the Board has determined that Mr. Beer’s membership on the Nominating and Corporate Governance Committee satisfies the standards set forth in Nasdaq Rule 5605(e)(3) for non-independent committee members and is in the best interest of us and our stockholders due to Mr. Beer’s significant leadership background and industry experience. The Board also determined that each member of the Audit Committee also meets the additional independence criteria set forth in Rule 10A-3(b)(1) under the Exchange Act.

Meetings of our Board of Directors and Committees

Our Board is responsible for the oversight of our management and strategy and for establishing corporate policies. Our Board meets periodically during the year to review significant developments affecting us and to act on matters requiring Board approval. Our Board met five times during the fiscal year ended December 31, 2022. With respect to our Board committees, during the fiscal year ended December 31, 2022, the Audit Committee met three times, the Compensation Committee met four times and the Nominating and Corporate Governance Committee met once. Each then-serving director attended 75% or more of the meetings of our Board and of each committee on which he or she served during fiscal year ended December 31, 2022. In accordance with our Corporate Governance Guidelines, our directors are encouraged, but not required, to attend each annual meeting of stockholders.

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least twice a year, the independent directors meet in a private session that excludes management and any non-independent directors. The lead independent director presides at each of these meetings and, in their absence, the non-management and independent directors in attendance, as applicable, determine which member will preside at such session.

Below is a description of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The written charters of the committees are available on the Governance section of our investor relations website at ir.biote.com.

Audit Committee

The Audit Committee consists of Messrs. Andrew Heyer and Steven Heyer and Mses. Jacoby and Morris, with Mr. Andrew Heyer serving as chairperson. Our Board has determined that Mr. Andrew Heyer qualifies as our “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K. The principal functions of the Audit Committee include, among other things:

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assisting Board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K prior to us entering into such transaction; and

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reviewing with management, the independent auditor, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The Compensation Committee consists of Ms. Jacoby and Messrs. Cone and Andrew Heyer, with Ms. Jacoby serving as the chairperson. The principal functions of the Compensation Committee include, among other things:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and making recommendations to our Board with respect to the compensation, and any incentive compensation and equity-based plans that are subject to Board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Compensation Committee Processes and Procedures

The Compensation Committee generally meets quarterly, and with greater frequency if necessary. The Compensation Committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting of the Compensation Committee is usually developed by the chairperson of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding their compensation.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Biote. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq that bear upon an adviser’s independence, the Compensation Committee engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”) as a Compensation Consultant. The Compensation Committee requested that Aon:

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provided competitive market data based on the compensation peer group for our executive officer positions, as well as broader technology company survey data, and evaluated how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group and broader technology industry compensate their executives; and

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provided guidance on other compensation topics including, equity design and programs, burn rates and overhang levels, initial public offering equity compensation plans, and ad hoc market data and practices.

As part of its engagement, Aon was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Aon ultimately developed recommendations that were presented to the Compensation Committee for its consideration.

Generally, the Compensation Committee’s process for determining executive compensation comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than our Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the committee by our Chief Executive Officer. The evaluation of our Chief Executive Officer’s performance is conducted by the Compensation Committee, which determines any adjustments to our Chief Executive Officer’s compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Steven Heyer and Beer and Dr. Cone, with Mr. Steven Heyer serving as the chairperson. The principal functions of the Nominating and Corporate Governance Committee include, among other things:

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screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending to our Board of Director candidates for nomination for election at annual meetings of stockholders or to fill vacancies on our Board;

•	developing and recommending to our Board and overseeing implementation of our Corporate Governance Guidelines;

•	coordinating and overseeing the annual self-evaluation of the Board of Directors, its committees, individual directors and management in the governance of the Company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Criteria for Board Membership

The Nominating and Corporate Governance Committee is responsible for assessing the appropriate balance of experience, skills and other characteristics required of our directors. The Nominating and Corporate

Governance Committee believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics, the ability to read and understand basic financial statements and being older than 21. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in their field, having the ability to exercise sound business judgment, experience as a member of a board of directors or as an executive officer of another publicly held company, having a diverse personal background, perspective and experience, and having the commitment to rigorously represent the long-term interests of our stockholders. In conducting this assessment, although the Board does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, the Nominating and Corporate Governance Committee considers diversity (including gender, ethnic background and country of origin), age, skills and other factors as it deems appropriate, given the current needs of our Board and our business, to maintain a balance of knowledge, experience and capability. These qualifications may be modified from time to time. Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. The Nominating and Corporate Governance Committee uses the same selection criteria regardless of whether the candidate has been recommended by a stockholder or identified by our Board. When evaluating a candidate for our Board, the Nominating and Corporate Governance Committee does not assign specific weight to any of these factors, nor does the Nominating and Corporate Governance Committee believe that all of the criteria must necessarily apply to every candidate. At minimum, a director’s qualifications and attributes, in light of the above-mentioned criteria, are considered each time the director is nominated or re-nominated for Board membership.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to Biote during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our Nominating and Corporate Governance Committee also evaluates whether the nominee is independent for Nasdaq purposes, based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. Our Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our Board.

Stockholder Recommendations

The Nominating and Corporate Governance Committee will consider written recommendations from stockholders for director candidates. The Nominating and Corporate Governance Committee considers persons recommended by our stockholders in the same manner as a nominee recommended by our Board members, management or a third-party executive search firm in accordance with the criteria described above. The Nominating and Corporate Governance Committee evaluates candidates recommended by stockholders using the same criteria it applies to evaluate other candidates. Stockholders who wish to recommend a director candidate should submit the candidate’s name and background information in writing to our Secretary at 1875 W. Walnut Hill Ln #100, Irving, Texas 75038. Nominating stockholders and nominees must satisfy the requirements set forth in our Bylaws. Any notice of director nomination submitted to Biote must comply with the requirements of 14a-19(b) under the Exchange Act.

Board Leadership Structure

Our Bylaws provide our Board with the flexibility to combine or separate the positions of chairperson of the Board and Chief Executive Officer to reflect our evolving needs and strategy, changes in our Board’s composition and leadership needs, as well as other factors, including the views of our stockholders and other stakeholders. Our Corporate Governance Guidelines specify that our Board will select our Chief Executive

Officer and chairperson of our Board in the manner that it determines to be in the best interests of our stockholders. We do not believe there should be a fixed rule regarding the positions of Chief Executive Officer and chairperson being held by different individuals, or whether the chairperson should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to assume these roles may require different outcomes at different times, and our Board believes that retaining flexibility in these decisions is in the best interests of the Company and its stockholders.

Pursuant to its charter, the Nominating and Corporate Governance Committee periodically reviews this matter and make recommendations to our Board. The Nominating and Corporate Governance Committee has recommended, and our Board of directors has determined, that the roles of Chief Executive Officer and chairperson of our Board of directors should be separate. The role of chairperson is currently held by Mr. Beer, a non-employee director.

Role of the Board in Risk Oversight

A key function of our Board is informed oversight of our risk management process. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. Our Board and its committees consider specific risk topics, including risks associated with our strategic plan, business operations, capital structure, information technology, data privacy and cyber security. It is the responsibility of the committee chairpersons to report findings regarding material risk exposures to our Board as quickly as possible.

Our Audit Committee has the responsibility to consider and discuss with management and the auditors, as appropriate, our guidelines and policies with respect to financial risk management and financial risk assessment, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Areas of focus for our Audit Committee include our policies and other matters relating to our investments, cash management and foreign exchange management, major financial risk exposures, the adequacy and effectiveness of our information security policies and practices and the internal controls regarding information security, and the steps taken by management to monitor and mitigate or otherwise control these exposures and to identify future risks. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, including risks related to executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Nominating and Corporate Governance Committee also oversees and reviews with management our major legal compliance risk exposures and the steps management has taken to monitor or mitigate such exposures.

In connection with its reviews of our business operations and corporate functions, our Board addresses the primary risks associated with those operations and corporate functions. In addition, our Board reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. While our Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to our Board and its committees on such matters.

Code of Conduct and Ethics

We have adopted a code of ethics (the “Code of Ethics”) applicable to our directors, executive officers and employees that complies with the rules and regulations of Nasdaq, which is available on the Governance section of our investor relations website at ir.biote.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics.

Corporate Governance Guidelines

The Board adopted the biote Corp. Corporate Governance Guidelines (the “Corporate Governance Guidelines”) for the conduct and operation of the Board in order to give our directors a flexible framework for effectively pursuing our objectives for the benefit of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and management succession planning and Board committees and compensation. The Corporate Governance Guidelines available on the Governance section of our investor relations website at ir.biote.com.

Hedging Policy

The Board has adopted the biote Corp. Insider Trading Policy (the “Insider Trading Policy”), which prohibits hedging or monetization transactions with respect to our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, the Insider Trading Policy prohibits trading in derivative securities related to our common stock, which include publicly traded call and put options, engaging in short selling of our common stock, purchasing our common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan.

EXECUTIVE COMPENSATION

Overview

We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as the Company is an emerging growth company. The scaled down disclosure rules require compensation disclosure for our principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2022 exceeded $100,000 and who were serving as executive officers as of December 31, 2022. We refer to these individuals as “named executive officers.” For 2022, our named executive officers were:

•	Teresa S. Weber, Biote’s Chief Executive Officer;

•	Samar Kamdar, Chief Financial Officer; and

•	Mary Elizabeth Conlon, Vice President, Business Development, General Counsel and Corporate Secretary.

Summary Compensation Table

The following table sets forth information for each of the last two completed fiscal years regarding compensation awarded to or earned by our Chief Executive Officer and the two other most highly compensated executive officers, or collectively, the named executive officers, during the fiscal years indicated:

Name and Principal Position	Year	Salary(1)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(5) ($)		All Other Compensation(3) ($)		Total ($)
Teresa S. Weber	2022	541,392	340,160	2,689,432	3,158,852	(4)	—		6,729,835
Chief Executive Officer	2021	1,472,530	—	—	—		1,799	(8)	1,474,329

Samar Kamdar(6)	2022	118,462	—	595,945	44,940		3,556		762,890
Chief Financial Officer	2021	—	—	—	—		—		—

Mary Elizabeth Conlon(7)	2022	355,038	—	291,212	110,811		9,150		766,211
Vice President, Business Development, General Counsel and Corporate Secretary	2021	167,308	1,436,555	—	35,000		2,423		1,641,286

(1)	Salary amounts represent actual amounts earned during the applicable year. See “—Narrative to the Summary Compensation Table—Annual Base Salary” below.
(2)

Amounts represent the aggregate grant date fair value of the awards granted to our named executive officers during the years indicated as computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). For additional information on these awards, please see “—Outstanding Equity Awards at Fiscal Year-End.”

(3)	The amounts in this column represent Biote’s matching contributions to the named executive officer’s 401(k) plan.
(4)	Amount includes $2,808,342 of performance-based cash bonuses awarded to Ms. Weber during the fiscal year ended December 31, 2022 in connection with the Closing of the Business Combination.
(5)	Amounts reflect target performance-based cash bonuses awarded to our named executive officers.
(6)	Mr. Kamdar was appointed as the Company’s Chief Financial Officer, effective August 24, 2022. Amounts in the table reflect actual compensation awarded to Mr. Kamdar and are not annualized.
(7)

Ms. Conlon was appointed as the Company’s Vice President, Business Development & General Counsel in June 2021 and as Corporate Secretary in May 2022. Amounts in the table reflect actual compensation awarded to Ms. Conlon and are not annualized.

(8)	For Ms. Weber, the amounts in this column also include reimbursements for participation in certain professional association activities incurred for our year ended December 31, 2021.

Narrative to the Summary Compensation Table

Annual Base Salary

Our named executive officers receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary. See “—Employment Arrangements” for additional information.

The following table sets forth the annual base salaries for our named executive officers for 2021 and 2022.

Name	2021 Base Salary ($)	2022 Base Salary ($)
Teresa S. Weber	400,000	575,000
Samar Kamdar(1)	N/A	350,000
Mary Elizabeth Conlon(2)	300,000	395,400

(1)	Mr. Kamdar was appointed as the Company’s Chief Financial Officer, effective August 24, 2022. The base salary reflected for Mr. Kamdar represents his annualized salary.
(2)	Ms. Conlon was appointed as the Company’s Vice President, Business Development & General Counsel in June 2021.

Non-Equity Incentive Plan Compensation

We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations for each fiscal year. In accordance with the terms of their respective employment agreements, our named executive officers are eligible to receive discretionary annual bonuses of up to a percentage of each executive’s gross base salary based on individual performance, company performance or as otherwise determined appropriate, as determined by the Compensation Committee of the Board.

The Board previously approved specified company and individual performance metrics for annual bonuses for our executives for fiscal 2022 as well as target bonuses for certain executives of the Company. Mr. Kamdar was eligible to receive a pro-rated bonus award for the portion of 2022 during which he was employed by us. The Compensation Committee has reviewed the Company’s fiscal year 2022 corporate performance, reflecting a 100% achievement of the 2022 Corporate Goals, and deemed it advisable to approve a bonus pool in the amount of $87,109 for non-executive employees, based on the 2022 Corporate Goals Achievement, for the payment of 2022 cash performance bonuses to non-executive employees of the Company.

The following table sets forth the bonus amounts for our named executive officers for 2022.

Name	2022 Bonus Amount
Teresa S. Weber(1)	3,158,852
Samar Kamdar(2)	4,940
Mary Elizabeth Conlon	110,811

(1)	Amount includes $2,808,342 of performance-based cash bonuses awarded to Ms. Weber during the fiscal year ended December 31, 2022 in connection with the Closing of the Business Combination.
(2)	Mr. Kamdar was appointed as the Company’s Chief Financial Officer, effective August 24, 2022.

Equity-Based Incentive Awards

Our equity-based incentive awards granted to our named executive officers are designed to align our interests and those of our stockholders with those of our employees and consultants, including our executive officers. As of the date of this Prospectus/Offer to Exchange, stock awards and stock option awards were the only form of equity awards we have granted to any of our executive officers.

We use stock options as an incentive for long-term compensation to our executive officers because the stock options allow our executive officers to profit from this form of equity compensation only if our stock price increases relative to the stock option’s exercise price, which exercise price is set at the fair market value of our common stock on the date of grant. Vesting of equity awards is generally tied to each officer’s continuous service with us and serves as an additional retention measure. We may grant equity awards at such times as the Board or Compensation Committee determines appropriate. Our executives generally are awarded an initial grant in the form of a stock option award in connection with their commencement of employment with us. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

As of the date of this Prospectus/Offer to Exchange, we have granted all stock options pursuant to our 2022 Equity Incentive Plan.

All options are granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of such award. Our stock option awards generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “— Outstanding Equity Awards at Fiscal Year-End.”

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2022. All awards were granted pursuant to the Incentive Plan.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(2) ($)
Teresa S. Weber	—	1,137,430	(3)	$4.00	9/14/2032	85,040	317,199
Samar Kamdar(4)	—	250,000	(3)	$4.00	9/14/2032	—	—
Mary Elizabeth Conlon	—	123,161	(3)	$4.00	9/14/2032	63,606	237,250

(1)

All of the option awards listed in the table were granted with an exercise price per share that is no less than the fair market value of our Class A Common Stock on the date of grant of such award, as determined in good faith by the Board.

(2)

The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our Class A Common Stock on Nasdaq on December 30, 2022, the last trading day of the year, which was $3.73 per share.

(3)

50% of the shares vest on the second-year anniversary of the vesting commencement date, with the remainder of the shares vesting in 24 equal monthly installments thereafter, subject to the recipient’s continuous service through each applicable vesting date.

(4)	Mr. Kamdar was appointed as the Company’s Chief Financial Officer, effective August 24, 2022.

See “—Potential Payments and Benefits upon Termination or Change of Control” for a description of vesting acceleration applicable to stock options held by our named executive officers.

We may in the future, on an annual basis or otherwise, grant additional equity awards to our executive officers pursuant to our Incentive Plans.

Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; employee assistance program; life planning, financial and legal resources; and worldwide emergency travel assistance. We do not maintain any executive-specific benefit or executive perquisite programs other than as provided in the agreements described in the section immediately below.

Other than the director and officer insurance coverage we maintain for our directors and officers, we do not maintain any executive-specific health and welfare benefit or perquisites.

Health and Welfare Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including: health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; life planning financial and legal resources; and worldwide emergency travel assistance.

401(k) Plan

Biote’s named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may contribute a portion of their annual compensation to the 401(k) Plan, subject to the maximum annual amounts as set periodically by the IRS. The Company makes a safe harbor, non-elective contribution to the 401(k) Plan equal to 3% of each participant’s eligible employee compensation. Safe harbor contributions vest immediately for each participant.

Employment and Other Arrangements

Below are descriptions of our employment agreements and arrangements with our named executive officers. The agreements generally provide for at-will employment without any specific term and set forth the named executive officer’s initial base salary and annual target bonus. Each named executive officer is also eligible to participate in all employee benefit plans that are generally available to our employees. Furthermore, each of our named executive officers has executed our standard employee confidential information and invention assignment agreement, which includes, among other things, non-solicitation and non-competition provisions.

Teresa S. Weber

BioTE Medical entered into a services agreement with Ms. Weber effective as of May 26, 2022. Ms. Weber’s services agreement provides that she will serve as the Chief Executive Officer of Biote and as a member of the Board, receive an annual base salary of $575,000 and be eligible for a discretionary annual cash bonus, with a target of 100% of base salary based on annual performance standards to be established and determined by Biote in its sole discretion.

In addition, Ms. Weber’s services agreement provides for severance benefits upon an involuntary termination. Ms. Weber’s amended and restated employment agreement provides that if Ms. Weber’s employment is terminated without cause or with good reason she shall receive (a) continuation of her then-current base salary plus (b) payment of monthly COBRA premiums for continuation coverage under her medical, dental and life insurance plans coverage (if any) as in effect on the day prior to the effective date of her termination, for a period of 18 months if such termination is in connection with a change in control event, or 12 months if such termination is not in connection with a change in control event. In addition, in the event such termination is in connection with a change in control event, Ms. Weber shall also receive a monthly payment in an amount equal to 1/12th of her then-current target bonus for a period of 18 months. Such payments are contingent on Ms. Weber’s execution and nonrevocation of an effective written release of claims and the COBRA premium payments shall cease in the event Ms. Weber (i) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or (ii) ceases to be eligible for COBRA continuation coverage.

Samar Kamdar

On July 15, 2022, BioTE Medical entered into an employment agreement with Samar Kamdar, which was amended on August 24, 2022. The employment agreement provides for Mr. Kamdar’s at-will employment as the Chief Financial Officer for a term commencing on August 24, 2022 and continuing until terminated by either the Company or Mr. Kamdar. Under the terms of the Employment Agreement, Mr. Kamdar will be entitled to: (i) an annualized base salary of $350,000 per year; (ii) an annual bonus of up to 40% of his base salary; (iii) an initial grant of 250,000 stock options pursuant to the Company’s Incentive Plan and eligibility to participate in the Incentive Plan; and (iv) eligibility to participate in the Company’s employee benefit plans and programs in accordance with the terms and conditions of the applicable plans and programs.

In addition, Mr. Kamdar’s employment agreement provides that if Mr. Kamdar’s employment is terminated without cause or with good reason he shall receive (i) continuation of his then-current base salary plus (ii) payment of monthly COBRA premiums for continuation coverage under his medical, dental and life insurance plans coverage (if any) as in effect on the day prior to the effective date of his termination, for a period of 12 months if such termination is in connection with a change in control event, or 9 months if such termination is not in connection with a change in control event. In addition, in the event such termination is in connection with a change in control event, Mr. Kamdar shall also receive a monthly payment an amount equal to 1/12th of his then-current target bonus for a period of 12 months. Such payments are contingent on Mr. Kamdar’s execution and nonrevocation of an effective written release of claims and the COBRA premium payments shall cease in the event Mr. Kamdar (i) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or (ii) ceases to be eligible for COBRA continuation coverage. Biote has also entered into an indemnification agreement with Mr. Kamdar on the same terms as it has with its other directors and executive officers.

Mary Elizabeth Conlon

On May 31, 2022, BioTE Medical entered into an employment agreement with Mary Elizabeth Conlon, effective as of May 26, 2022. Ms. Conlon’s employment agreement provides that she will serve as Biote’s Vice President, Business Development & General Counsel, receive an annual base salary of $395,400 and be eligible for a discretionary annual cash bonus, with a target of 40% of base salary based on annual performance standards to be established and determined by Biote in its sole discretion.

In addition, Ms. Conlon’s employment agreement provides that if Ms. Conlon’s employment is terminated without cause or with good reason she shall receive (a) continuation of her then-current base salary plus (b) payment of monthly COBRA premiums for continuation coverage under her medical, dental and life insurance plans coverage (if any) as in effect on the day prior to the effective date of her termination, for a period of 12 months if such termination is in connection with a change in control event, or 9 months if such termination is not in connection with a change in control event. In addition, in the event such termination is in connection with a change in control event, Ms. Conlon shall also receive a monthly payment an amount equal to 1/12th of her then-current target bonus for a period of 12 months. Such payments are contingent on Ms. Conlon’s execution and nonrevocation of an effective written release of claims and the COBRA premium payments shall cease in the event Ms. Conlon (i) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or (ii) ceases to be eligible for COBRA continuation coverage. Biote has also entered into an indemnification agreement with Ms. Conlon on the same terms as it has with its other directors and executive officers.

Marc Beer

BioTE Medical entered into an executive chair agreement with Mr. Beer effective as of December 31, 2021, providing for Mr. Beer to serve as Biote’s Executive Chairman of the Board, receive a cash fee of $242,000 and be eligible for a discretionary annual cash bonus, with a target of 100% of cash fee based on financial performance standards of the Company to be established and determined by Biote in its sole discretion.

Potential Payments Upon Termination or Change in Control

The employment agreements for our named executive officers provide for severance and change in control benefits as described above under “—Employment Arrangements.”

Equity Benefit Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as Biote believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. Biote believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives.

Director Compensation for 2022

The following table sets forth information regarding the compensation earned for service on the Board by our non-employee directors during the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Marc D. Beer	242,000	1,121,724	240,185	(2)	1,603,909
Dana Jacoby	41,731	70,265	—		111,996
S. Mark Cone	34,279	70,265	—		104,544
Steven J. Heyer	50,673	143,777	—		194,450
Andrew R. Heyer	43,221	143,777	—		186,998
Debra L. Morris(3)	8,861	145,987	—		154,848

(1)

The amounts reported in this column reflect the aggregate grant date fair value of the stock and option awards granted to our directors as computed in accordance with ASC Topic 718. Note that the amounts reported in this column reflect the accounting cost for these awards and do not reflect the actual economic value that may be realized by the directors.

(2)

Reflects performance-based cash bonus awarded to Mr. Beer. See “—Employment Arrangements—Marc Beer” above for a description of the material terms of the program pursuant to which this compensation will be awarded. The 2022 target performance-based cash bonus for Mr. Beer is $240,185. The determination of the actual full bonus amount earned by Mr. Beer in 2022 has not yet been determined. The Compensation Committee expects to determine such bonus awards in the first quarter of 2023, and the amount of this award will be disclosed in a Current Report on Form 8-K under Item 5.02(f), once determined.

(3)

Ms. Morris served as a member of the Board on November 3, 2022. All information regarding compensation and awards in this section reflects the compensation of Ms. Morris as a director from and after November 3, 2022.

The table below shows each non-employee director who was serving, and held outstanding equity awards, as of December 31, 2022.

Name	Shares Underlying Options Outstanding (Vested) at Fiscal Year End	Shares Underlying Options Outstanding (Unvested) at Fiscal Year End	Vested Stock Awards at Fiscal Year End	Unvested Stock Awards at Fiscal Year End
Marc D. Beer	—	477,721	—	—
Dana Jacoby	—	31,696	23,473	15,902
S. Mark Cone	—	31,696	23,473	15,902
Steven J. Heyer	12,326	51,066	—	—
Andrew R. Heyer	12,326	51,066	—	—
Debra L. Morris(1)	1,760	61,632	—	—

(1)

Ms. Morris served as a member of the Board on November 3, 2022. All information regarding compensation and awards in this section reflects the compensation of Ms. Morris as a director from and after November 3, 2022.

MARKET INFORMATION, DIVIDENDS AND RELATED STOCKHOLDER MATTERS

Market Information of Class A Common Stock and Warrants

Our Class A Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “BTMD” and “BTMDW,” respectively. The closing price of our Class A Common Stock and Warrants on May 22, 2023 was $5.35 and $1.18, respectively.

The following table sets forth, for the periods indicated, the high and low sales prices per share of our Class A Common Stock and Public Warrants as reported on Nasdaq for periods subsequent to May 26, 2022 and of the common stock and warrants of HYAC for periods prior to May 26, 2022:

Quarter Ended	Low Sales Price of Class A Common Stock	High Sales Price of Class A Common Stock	Low Sales Price of Public Warrants	High Sales Price of Public Warrants
March 31, 2023	$2.75	$6.20	$0.23	$1.23
December 31, 2022	$3.60	$4.80	$0.20	$0.42
September 30, 2022	$2.00	$5.38	$0.05	$0.53
June 30, 2022	$3.17	$10.53	$0.24	$0.93
March 31, 2022	$9.81	$9.88	$0.18	$0.79
December 31, 2021	$9.66	$9.85	$0.63	$1.00
September 30, 2021	$9.60	$9.83	$0.70	$1.09
June 30, 2021(1)	$9.56	$10.10	$0.71	$1.28

(1)	HYAC’s securities began trading on April 29, 2021.

As of March 31, 2023, there were 43 holders of record of our Class A Common Stock, nine holders of record of our Class V Voting Stock, one holder of record of our Public Warrants and 30 holders of record of our Private Placement Warrants. . The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Dividends

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

Source and Amount of Funds

Because this transaction is an offer to Warrant Holders to exchange their existing Warrants for shares of our Class A Common Stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering Warrant Holders pursuant to the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions contemplated by the Offer and Consent Solicitation will be approximately $1.0 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses, and other related amounts from our cash on hand.

Exchange Agent

Continental Stock Transfer & Trust Company has been appointed the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each Warrant Holder, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Fees and Expenses

The expenses of soliciting tenders of the Warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile, electronic communication, personally or by telephone or in person by the Company and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your Warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth in the section of this Prospectus/Offer to Exchange titled “Description of Securities,” there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the Warrants.

Neither the Company, nor any of its directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in the Warrants in the last 60 days.

Tender and Support Agreements

We have entered into Tender and Support Agreements with certain Warrant Holders (each a “Supporting Stockholder”), a copy of which is filed as an exhibit to the registration statement on Form S-4 of which this Prospectus/Offer to Exchange is a part. Pursuant to the Tender and Support Agreements, the Supporting Stockholders, which collectively own approximately 19.4% of the Public Warrants and 59.3% of the Private Placement Warrants, agreed to tender their Warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Accordingly, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

Registration Under the Exchange Act

The Warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the Warrants. We currently do not intend to terminate the registration of the Warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our Warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Class A Common Stock under the Exchange Act.

Accounting Treatment

Our Warrants are currently classified as liabilities and remeasured to fair value each reporting period. Upon the exchange of Warrants for Class A Common Stock, the warrant liability will be remeasured to fair value as of the date of the exchange, and then reclassified to equity.

Absence of Appraisal or Dissenters’ Rights

There are no appraisal or dissenters’ rights under applicable law available to Warrant Holders in connection with the Offer and Consent Solicitation.

Interests of the Directors, Executive Officers and Others

We do not beneficially own any of the outstanding Warrants. Certain of our directors and greater than 5% holders, and their respective affiliates, as applicable, may be deemed to beneficially own Warrants as outlined in the table below. Each of Steven J. Heyer and Andrew R. Heyer, and their respective affiliates, as applicable, have agreed, pursuant to certain Tender and Support Agreements which each has signed, to tender such Warrants pursuant to the Offer. Neither Steven J. Heyer nor Andrew R. Heyer will receive any benefit by virtue of participation in the Offer or Consent Solicitation that is not shared on a pro rata basis with holders of the outstanding Warrants exchanged pursuant to the Offer. None of our other directors, executive officers, or controlling persons or any of their respective affiliates are required to or have indicated that they will participate in the Offer.

The following table lists the Warrants beneficially owned by our directors, executive officers, and controlling persons and any of their respective affiliates as of March 15, 2023. For additional information, see “Security Ownership of Certain Beneficial Owners and Management.”

Name	Aggregate Number of Public Warrants Beneficially Owned	Percentage of Public Warrants Beneficially Owned	Aggregate Number of Private Placement Warrants Beneficially Owned	Percentage of Private Placement Warrants Beneficially Owned
Steven J. Heyer	—	—	1,442,737	28.3%
Andrew R. Heyer	—	—	1,493,804	29.3%

(1)	Steven J. Heyer, a director of the Company, is the holder of record of 1,442,737 Private Placement Warrants.
(2)

Andrew R. Heyer, a director of the Company, and his affiliates are the holders of record of 1,493,804 Private Placement Warrants, consisting of (i) 957,568 Private Placement Warrants held by Mr. Andrew R. Heyer, (ii) 204,281 Private Placement Warrants held by Heyer Investment Management, LLC, (iii) 51,070 Private Placement Warrants held by Harris Reid Heyer Trust, (iv) 51,070 Private Placement Warrants held by James Heyer Trust, (v) 51,070 Private Placement Warrants held by Peter Justin Heyer Trust, (vi) 51,070 Private Placement Warrants held by William Heyer Trust and (vii) 127,675 Private Placement Warrants held by the Mindy B. Heyer 2021 Grantor Retained Annuity Trust. Mr. Andrew Heyer is (i) a trustee of each of the Harris Reid Heyer Trust, James Heyer Trust, Peter Justin Heyer Trust, and William Heyer Trust and (ii) the managing member of Heyer Investment Management, LLC, and has voting and dispositive power of the securities held by such entities. In addition, Mr. Andrew Heyer’s spouse is the sole trustee, grantor and recipient of annuity payments of the Mindy B. Heyer 2021 Grantor Retained Annuity Trust. Mr. Andrew Heyer disclaims beneficial ownership of the securities held by the Mindy B. Heyer 2021 Grantor Retained Annuity Trust.

Material U.S. Federal Income Tax Consequences

This disclosure is limited to the U.S. federal income tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal income tax treatment of the Offer, the Warrant Amendment or the other matters discussed herein. Warrant Holders should seek their own advice based on their particular circumstances from an independent tax advisor.

The following summary describes the material U.S. federal income tax consequences of the receipt of shares of Class A Common Stock in exchange for the Warrants pursuant to the Offer or pursuant to the terms of the Warrant Amendment, the deemed exchange of Warrants not exchanged for shares of Class A Common Stock in the Offer for “new” warrants as a result of the Warrant Amendment, and the ownership and disposition of shares of Class A Common Stock. This discussion applies only to Warrants and, upon the exchange of the Warrants, shares of Class A Common Stock received upon exchange of the Warrants, in each case that are held as capital assets (generally, property held for investment) and does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	financial institutions or financial services entities;

•	broker-dealers or traders in securities;

•	taxpayers that are subject to the mark-to-market tax accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•

“controlled foreign corporations,” “passive foreign investment companies,” expatriates or former long-term residents of the United States, and persons holding shares of Class A Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	persons that directly, indirectly or constructively own 10 percent or more of our shares of Class A Common Stock;

•	persons deemed to sell our shares of Class A Common Stock under the constructive sale provisions of the Code;

•	persons that acquired our securities as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedge, conversion or other integrated or similar transaction;

•	“qualified foreign pension funds” (within the meaning of Section 897(1)(2) of the Code) and entities, all of the interests of which are held by qualified foreign pension funds;

•	tax-qualified retirement plans;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Warrants or shares of Class A Common Stock being taken into account in an “applicable financial statement,” or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof and is subject to change, possibly with retroactive effect, which could affect the tax considerations described herein. This discussion does not address U.S. federal taxes not pertaining to U.S. federal income taxation (such as estate or gift taxes), the alternative minimum tax or the Medicare tax on investment income, nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not sought and do not intend to seek any rulings from the IRS regarding the tax consequences described below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

As used herein, the term “U.S. Holder” means a beneficial owner of Warrants, and, upon the exchange of the Warrants, shares of Class A Common Stock, that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if (A) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of Warrants, and upon the exchange of the Warrants, shares of Class A Common Stock, that is not a U.S. Holder or a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes).

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships holding any Warrants and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of the sale or other disposition of our securities.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. WARRANT HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER, CONSENT SOLICITATION AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

Exchange of Warrants for Shares of Class A Common Stock

For those U.S. Holders of Warrants participating in the Offer and for any holders of Warrants subsequently exchanged for shares of Class A Common Stock pursuant to the terms of the Warrant Amendment, we intend to treat your exchange of Warrants for shares of Class A Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should not recognize any gain or loss on the exchange of Warrants for shares of Class A Common Stock, (ii) your aggregate tax basis in the shares of Class A Common Stock received in the exchange should equal your aggregate tax basis in your Warrants surrendered in the exchange and (iii) your holding period for the shares of Class A Common Stock received in the exchange should include your holding period for the surrendered Warrants. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of Warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.

Any cash you receive in lieu of a fractional share of Class A Common Stock pursuant to the Offer or future exchange pursuant to the terms of the Warrant Amendment should generally result in gain or loss to you equal to the difference between the cash received and your tax basis inallocated to the fractional share.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of an exchange of Warrants for shares of Class A Common Stock, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including characterizations that would require U.S. Holders to recognize taxable income on the exchange of Warrants for shares of Class A Common Stock. If the exchange of Warrants for shares of Class A Common Stock were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of shares of Class A Common Stock described below under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Class A Common Stock.”

Although we believe the exchange of Warrants for shares of Class A Common Stock pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of shares of Class A Common Stock to an exchanging holder having a value in excess of the Warrants surrendered by such holder, such excess value could be viewed as a constructive dividend or a fee received in consideration for consenting to the Warrant Amendment (which constructive dividend or fee may be taxable to you and may be taxable as ordinary income).

If you exchange Warrants for shares of Class A Common Stock pursuant to the Offer, and if you hold five percent or more of shares of Class A Common Stock prior to the exchange, or if you hold Warrants and other securities of ours prior to the exchange with a tax basis of $1.0 million or more, you will be required to file with your U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, prior to the exchange, of the Warrants transferred in the exchange and your tax basis, prior to the exchange, in shares of Class A Common Stock or securities), and to maintain permanent records containing such information.

Warrants Not Exchanged for Shares of Class A Common Stock

Although the issue is not free from doubt, we intend to treat all Warrants not exchanged for shares of Class A Common Stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should not recognize any gain or loss on the deemed exchange of Warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed received in the exchange should equal your aggregate tax basis in your existing Warrants deemed surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed received in the exchange should include your holding period for the Warrants deemed surrendered. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of a deemed exchange of Warrants for “new” warrants such as that contemplated by the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including characterizations that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of Warrants for “new” warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of shares of Class A Common Stock described below under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Class A Common Stock.”

Taxation of Distributions on Shares of Class A Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on shares of Class A Common Stock to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).

Distributions in excess of such current and accumulated earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its shares of Class A Common Stock (but not below zero) and, to the extent in excess of basis, will be treated as gain from the sale or exchange of such shares of Class A Common Stock as described below under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Class A Common Stock.”

With respect to non-corporate U.S. Holders, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Class A Common Stock” below), subject to applicable requirements and limitations. Such dividends will be taxable to a corporate U.S. Holder at regular U.S. federal corporate income tax rates but will be eligible (subject to applicable requirements and limitations) for the dividends-received deduction.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Class A Common Stock

A U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of shares of Class A Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for shares of Class A Common Stock (which is expected to include the U.S. Holder’s holding period in the Warrants exchanged for such shares of Class A Common Stock) so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of Class A Common Stock so disposed of. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of shares of Class A Common Stock at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.

Non-U.S. Holders

Exchange of Warrants for Shares of Class A Common Stock and Deemed Exchange of Warrants

A Non-U.S. Holder’s exchange of Warrants for shares of Class A Common Stock pursuant to the Offer or the terms of the Warrant Amendment, and the deemed exchange of Warrants not exchanged for shares of Class A Common Stock in the Offer for “new” warrants pursuant to the Warrant Amendment, generally should have the same U.S. federal income tax consequences as described above for U.S. Holders. Subject to the exceptions set forth below under “Non-U.S. Holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Class A Common Stock,” assuming you are not engaged in the conduct of a trade or business within the United States, you should not be required to make any U.S. federal income tax filings solely on account of the exchange of Warrants for shares of Class A Common Stock.

Taxation of Distributions on Shares of Class A Common Stock

If we make distributions of cash or property on shares of Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a

Non-U.S. Holder’s adjusted tax basis in its shares of Class A Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Non-U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Class A Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act, dividends paid to a Non-U.S. Holder of shares of Class A Common Stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes to us or our paying agent prior to the payment of dividends a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) certifying under penalty of perjury that such Non-U.S. Holder is not a “United States person” as defined in the Code and qualifies for a reduced treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or a successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States Any such effectively connected dividends will generally be subject to U.S. federal income tax at the rates and in the manner generally applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Class A Common Stock

Subject to the discussion below on backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of shares of Class A Common Stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or a fixed base in the United States to which such gain is attributable);

•

the Non-U.S. Holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the sale or other taxable disposition and certain other requirements are met; or

•

shares of Class A Common Stock constitute a U.S. real property interests (“USRPIs”), by reason of our status as a U.S. real property holding corporation (“USRPHC”), for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax at the rates and in the manner generally applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected gain.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may generally be offset by U.S.-source capital losses of the Non-U.S. Holder for that taxable year (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-USRPIs and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of shares of Class A Common Stock will not be subject to U.S. federal income tax if shares of Class A Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, five percent or less of the shares of Class A Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If we were to become a USRPHC and shares of Class A Common Stock were not considered to be “regularly traded” on an established securities market during the calendar year in which the relevant sale or other taxable disposition by a Non-U.S. Holder occurs, such Non-U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of shares of Class A Common Stock and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Distributions on shares of Class A Common Stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a U.S. person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI (or a successor form), or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on shares of Class A Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of shares of Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption. If a Non-U.S. Holder does not provide the certification described above or the applicable withholding agent has actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person, payments of distributions or of proceeds of the sale or other taxable disposition of shares of Class A Common Stock may be subject to backup withholding at a rate currently equal to 24% of the gross proceeds of such distributions, sale, or other taxable disposition. Proceeds of a sale or other disposition of shares of Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides, is established or is organized.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the Non-U.S. Holder timely files the appropriate claim with the IRS and furnishes any required information to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding such information reporting and backup withholding rules.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments, including dividends paid on, and (subject to the discussion below) the gross proceeds of a disposition of, shares of Class A Common Stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments, including dividends paid on, and (subject to the discussion below) the gross proceeds of a disposition of, shares of Class A Common Stock to a non-financial foreign entity (as specifically defined by applicable rules) unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal FATCA withholding tax of 30% applicable to the gross proceeds of a disposition of shares of Class A Common Stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers generally may rely on the proposed regulations until final regulations are issued. All holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in shares of Class A Common Stock.

Exchange Agent

The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company

Additional Information; Amendments

We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) the Warrant Holders in such state. In making the Offer and Consent Solicitation, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any U.S. state where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such U.S. state.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that Warrant Holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.

Our Board recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and Warrant Holders should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:

D.F. King & Co., Inc.

48 Wall Street, 22nd floor

New York, NY 10005

(877) 732-3614 (Toll Free)

(212) 269-5550 (call collect)

Email: btmd@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to Warrant Holders in connection with the Offer and Consent Solicitation.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete description of all of the rights and preferences of such securities. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to our Charter, the Bylaws, the Investor Rights Agreement and the Warrant Agreement, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Charter, the Bylaws, the Investor Rights Agreement and the Warrant Agreement, which are filed as exhibits to this registration statement, in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of 718,000,000 shares, consisting of 708,000,000 shares of common stock, including (i) 600,000,000 shares of Class A Common Stock, (ii) 8,000,000 shares of Class B common stock, and (iii) 100,000,000 shares of Class V Voting Stock, and 10,000,000 shares of preferred stock. The outstanding shares of our common stock are, and the shares of common stock issuable upon exercise of the Warrants or pursuant to the Exchange Rights will be, duly authorized, validly issued, fully paid and non-assessable. These numbers of holders do not include DTC participants or beneficial owners holding shares through nominee names.

The Sponsor Earnout Shares, Sponsor Earnout Units, Earnout Voting Shares and Member Earnout Units (together, the “Earnout Securities”), are subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement or the occurrence of a Change of Control. The Earnout Securities have voting rights but no right to dividends or distributions (except for certain tax distributions from Holdings in accordance with the Holdings A&R OA) until such restrictions and potential forfeiture have lapsed. One third of each of the Earnout Securities will vest upon the occurrence of each of the following events: (i) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $12.50 per share for 20 consecutive trading days of any 30 consecutive trading day period following the Closing, (ii) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $15.00 per share for 20 trading days of any 30 consecutive trading day period following the Closing, and (iii) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $17.50 per share for 20 trading days of any 30 consecutive trading day period following the Closing. If a definitive agreement with respect to a Change of Control is entered into on or prior to the Earnout Deadline, then effective as of immediately prior to closing of such Change of Control, unless previously vested pursuant to clauses (i) through (iii) of the preceding sentence, each of the Earnout Securities will vest.

Beginning on the six month anniversary of the Closing, each Retained Holdings Unit held by the Members may be redeemed, together with one share of Class V Voting Stock and subject to certain conditions, in exchange for either one share of Class A Common Stock or in certain circumstances, at the election of the Company in its capacity as the sole manager of Holdings, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the Holdings A&R OA.

Common Stock

Our Common Stock consists of shares of Class A Common Stock, Class B common stock and Class V Voting Stock.

Voting Power

Except as otherwise required by law or the Charter (including any preferred stock designation), the holders of common stock exclusively possess all voting power with respect to the Company. Except as otherwise required by law or the Charter (including any preferred stock designation), the holders of shares of common stock are entitled to one vote per share on each matter properly submitted to the stockholders on which the holders of the common stock are entitled to vote. Except as otherwise required by law or the Charter (including any preferred stock designation), at any annual or special meeting of the stockholders of the Company, holders of the Class A Common Stock and holders of the Class V Voting Stock, voting together as a single class, have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or the Charter (including any preferred stock designation), holders of shares of any series of common stock are not entitled to vote on any amendment to the Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any preferred stock designation) or the Delaware General Corporate Law (the “DGCL”).

Class B Common Stock

Except as otherwise required by law or the Charter (including any preferred stock designation), for so long as any shares of Class B common stock shall remain outstanding, the Company shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Any action required or permitted to be taken at any meeting of the holders of Class B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or to the Secretary of the Company or another officer or agent of the Company having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Company’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B common stock shall, to the extent required by law, be given to those holders of Class B common stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B common stock to take the action were delivered to the Company.

Dividends

Our “Economic Common Stock” means Class A Common Stock together with Class B common stock. Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and the provisions of the Charter, holders of shares of Economic Common Stock will be entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Company), when, as and if declared thereon by our Board from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions. Dividends or distributions of cash, property or shares of capital stock of the Company may not be declared or paid on the Class V Voting Stock.

Liquidation, Dissolution and Winding Up

Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and the provisions of the Charter, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of Economic Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Economic Common Stock held by them. The holders of shares of Class V Voting Stock will not be entitled to receive, with respect of such shares, any assets of the Company in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our Board is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders of the Company) generally serving a term of three years. As described in our Charter, our initial Class I directors will serve until the next annual meeting of stockholders following the Closing, initial Class II directors will serve until the second annual meeting of stockholders following the Closing and initial Class III directors will serve until the third annual meeting of stockholders.

Preferred Stock

The Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Stockholders’ Warrants

Each whole Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, provided that we have an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a Warrant Holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Warrant may be exercised at a given time by a Warrant Holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least four units, you will not be able to receive or trade a whole Warrant. The Warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant is exercisable and we are not obligated to issue shares of Class A Common Stock upon exercise of a Warrant unless Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant is not entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event are we required to net cash settle any Warrant, except as described in the following paragraph. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

Under the Warrant Agreement, we have agreed that we will use our best efforts to maintain the effectiveness of a registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Class A Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

Redemption of Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00

Once the Warrants become exercisable, we may call the Warrants for redemption (except as described herein with respect to the private placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant Holder; and

•

if, and only if, the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Warrants-Public Stockholders’ Warrants-Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant Holders.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of the Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of the Class A Common Stock is available throughout the 30-day redemption period. We may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant Holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Warrants-Public Stockholders’ Warrants-Anti-Dilution Adjustments”) as well as the $11.50 Warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $10.00

Once the Warrants become exercisable, we may redeem the Warrants:

•	in whole and not in part;

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares of the Class A Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of shares of the Class A Common Stock (as defined below) except as otherwise described below;

•

if, and only if, the closing price of shares of the Class A Common Stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Warrants-Public Stockholders’ Warrants-Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant Holders; and

•

if the closing price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant Holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Warrants-Public Stockholders’ Warrants-Anti-Dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of the Class A Common Stock that a Warrant Holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of shares of the Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on the volume weighted average price of shares of the Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the Warrant Holders, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant Holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the Warrant Agreement, references above to shares of our Class A Common Stock shall include any security other than shares of our Class A Common Stock into which the shares of our Class A Common Stock have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of such securities to issue upon exercise of the Warrants if we are not the surviving entity following our initial business combination. However, the share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “Anti-Dilution Adjustments” below.

If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the sixth paragraph under the heading “Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the third paragraph under the heading “Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Shares of our Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.237	0.259	0.278	0.295	0.311	0.325	0.338	0.350	0.361
57 months	0.233	0.255	0.275	0.293	0.309	0.324	0.338	0.350	0.361
54 months	0.229	0.251	0.272	0.291	0.307	0.323	0.337	0.350	0.361
51 months	0.225	0.248	0.269	0.288	0.305	0.321	0.336	0.349	0.361
48 months	0.220	0.243	0.265	0.285	0.303	0.320	0.335	0.349	0.361
45 months	0.214	0.239	0.261	0.282	0.301	0.318	0.334	0.348	0.361
42 months	0.208	0.234	0.257	0.278	0.298	0.316	0.333	0.348	0.361
39 months	0.202	0.228	0.252	0.275	0.295	0.314	0.331	0.347	0.361
36 months	0.195	0.222	0.247	0.271	0.292	0.312	0.330	0.346	0.361
33 months	0.187	0.215	0.241	0.266	0.288	0.309	0.328	0.345	0.361
30 months	0.179	0.208	0.235	0.261	0.284	0.306	0.326	0.345	0.361
27 months	0.170	0.199	0.228	0.255	0.280	0.303	0.324	0.343	0.361
24 months	0.159	0.190	0.220	0.248	0.274	0.299	0.322	0.342	0.361
21 months	0.148	0.179	0.210	0.240	0.268	0.295	0.319	0.341	0.361
18 months	0.135	0.167	0.200	0.231	0.261	0.289	0.315	0.339	0.361
15 months	0.120	0.153	0.187	0.220	0.253	0.283	0.311	0.337	0.361
12 months	0.103	0.137	0.172	0.207	0.242	0.275	0.306	0.335	0.361
9 months	0.083	0.117	0.153	0.191	0.229	0.266	0.300	0.332	0.361
6 months	0.059	0.092	0.130	0.171	0.213	0.254	0.292	0.328	0.361
3 months	0.030	0.060	0.100	0.145	0.193	0.240	0.284	0.324	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.324	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of the Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of shares of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.284 shares of our Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of the Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of the Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of Warrants for cash (other than the Private Placement Warrants) when the trading price for the shares of our Class A Common Stock exceeds $18.00 per share for a specified period of time. Our redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of our Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of shares of our Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “Redemption of Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of the date of the Company’s IPO prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants and therefore provides us with certainty as to our capital structure as the Warrants would no longer be outstanding if redeemed. The redemption right will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant Holders.

As stated above, we have the right to redeem the Warrants when the shares of our Class A Common Stock are trading at a price equal to or exceeding $10.00, which is below the exercise price of $11.50. This right will provide us certainty with respect to our capital structure and cash position while providing Warrant Holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the shares of the Class A Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant Holders receiving fewer shares of our Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of our Class A Common Stock if and when such shares of the Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of the Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of the Class A Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the shares of the Class A Common Stock pursuant to the Warrant Agreement, the Warrants may be exercised for such security.

Exercise Limitations

A Warrant Holder may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s Affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other Equity Securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a proposed initial business combination or extension of the time period in which we must complete an initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the Warrant Holders will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant Holder would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of a majority of the then outstanding Public Warrants, and, solely with respect to any amendment to the terms of the Private Placement Warrants, a majority of the then outstanding Private Placement Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant Holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a Warrant Holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round the number of shares of Class A Common Stock to be issued to the Warrant Holder down to the nearest whole number.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Except as described in this section, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the units in the IPO, including that they may be redeemed for shares of Class A Common Stock. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Warrants included in the units sold in the IPO.

Except as described under “Public Stockholders’ Warrants-Redemption of Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their Warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of our Board. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent and Warrant Agent

The transfer agent for our common stock and Warrant Agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and Warrant Agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

Certain Anti-Takeover Provisions of Delaware Law and the Company’s Charter and Bylaws

We are currently subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an Affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

The Charter opts out of Section 203 of the DGCL.

The Charter contains certain limitations on convening special stockholder meetings. In addition, the prior charter and the Charter do not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of fiduciary duty owed by any of the Company’s directors, officers or other employees of the Company to the Company or its stockholders; (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Charter or Bylaws; or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. Notwithstanding the foregoing, the forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Rule 144

Pursuant to Rule 144 promulgated by the SEC under the Securities Act, as may be amended from time to time (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or Warrants for at least six months would be entitled to sell their securities provided that, (i) such person is not deemed to have been one of our Affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or Warrants for at least six months but who are our Affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Class A Common Stock then outstanding, or 201,024 shares as of the date of this registration statement; or

•	the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our Affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this registration statement, we had 20,102,402 shares of Class A Common Stock outstanding. Of these shares, 1,224,271 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our Affiliates within the meaning of Rule 144. All of the 7,937,500 Founder Shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Because the Business Combination was approved, the shares of our common stock we issue to the Members pursuant to the Business Combination Agreement are restricted securities for purposes of Rule 144.

As of the date of this registration statement, there are 13,504,132 Warrants of the Company outstanding, consisting of 8,397,624 Public Warrants originally sold as part of the units issued in the IPO and 5,106,508 Private Placement Warrants held by the Sponsor. Each Warrant is exercisable for one share of Class A Common Stock, in accordance with the terms of the Warrant Agreement governing the Warrants. The Public Warrants are freely tradable. In addition, we will be obligated to file no later than 15 business days after the Closing a registration statement under the Securities Act covering the 8,397,624 shares of Class A Common Stock that may be issued upon the exercise of the Public Warrants, and cause the registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Warrants.

Investor Rights

The Company, the Members, the Sponsor, the Members’ Representative and certain other parties are party to an A&R IRA, pursuant to which, among other things, (i) the Registration Rights Agreement were terminated, (ii) the lock-up period set forth in the A&R IRA superseded the lock-up period set forth in the Insider Letter, (iii) the Company provided certain registration rights for the shares of Class A Common Stock held by the Members, the Sponsor, and certain other parties, (iv) the Members agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of the shares of Class A Common Stock, shares of Class V Voting Stock and Biote Units held by such Members for six months following the Closing, and the Member Earnout Units until the date such securities have been earned in accordance with the Business Combination Agreement and (v) the Sponsor agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of its (a) shares of Class A Common Stock (other than the Sponsor Earnout Shares) for six months following the Closing, (b) Sponsor Earnout Shares until the date such securities have been earned in accordance with the Business Combination Agreement and (c) Warrants issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and between the Company and the Sponsor, and the underlying shares of Class A Common Stock, for 30 days following the Closing Date (in each case, as more fully described in the A&R IRA). However, the Company chose, and may in the future choose, to release one or more Selling Securityholders from the applicable lock-up periods, after determining it was, or will be, in our stockholders’ and our best interests, which allows for earlier sales of shares of Class A Common Stock in the public market and could have a negative impact on the price of the Company’s Class A Common Stock. For example, as of July 18, 2022, we had a small public float of approximately 1.2 million shares of Class A Common Stock and needed to increase our public float in order to comply with Nasdaq listing standards. For these reasons or other unforeseen developments, we may determine that it is in our stockholders’ and our best interests to release one or more selling stockholders in the future from their applicable lock-up obligations.

Listing of Securities

Our Class A Common Stock and Public Warrants are listed on the Nasdaq under the symbols “BTMD” and “BTMDW,” respectively.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than compensation and indemnification arrangements for our directors and executive officers, which are described elsewhere in this registration statement, the following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:

HYAC or Biote has been or is to be a participant;

•	the amounts involved exceeded or exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets on a consolidated basis at year end for the past two fiscal years; and

•

any of our directors, executive officers or holders of more than five percent of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

HYAC’s Related Party Transactions

On July 6, 2020, the Sponsor paid $25,000 to cover certain of HYAC’s offering costs in exchange for 8,625,000 shares of Class B common stock, 687,500 of which were subsequently forfeited in connection with the partial exercise of the over-allotment option by the underwriters in order for the Sponsor to maintain ownership of 20.0% of the issued and outstanding shares of the Company.

The Sponsor purchased an aggregate of 5,566,666 Private Placement Warrants, exercisable for one share of Class A Common Stock at $11.50 per share for an aggregate purchase price of $8,350,000, or $1.50 per Warrant, in a private placement that occurred simultaneously with HYAC’s IPO, consummated on March 4, 2021.

Prior to the Business Combination, HYAC utilized office space at 501 Madison Avenue, Floor 12, New York, New York 10022 from our Sponsor. HYAC paid an affiliate of our Sponsor $20,000 per month for office space, utilities, secretarial and administrative services provided to our directors and officers. Upon completion of the Business Combination, HYAC ceased paying these monthly fees.

The Sponsor agreed to loan HYAC up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were due at the earlier of December 31, 2020 or the closing of the IPO. The loan was fully paid off at the completion of the IPO on March 4, 2021. On February 28, 2022, HYAC issued an unsecured promissory note in the principal amount of $350,000 to the Sponsor. This loan is non-interest bearing. At the election of the Sponsor, all or a portion of the unpaid principal amount of such note may be converted into Private Placement Warrants of Biote at a price of $1.50 per Warrant. The principal balance of the promissory note was due on the Closing Date.

Biote’s Related Party Transactions

Employment Relationships

Mandy Cotten, the daughter of Dr. Gary S. Donovitz, Biote’s founder, former chairman and one of our five percent or greater stockholders, was employed by BioTE Medical as a Clinic Director from September 1, 2015 to June 14, 2022. Mandy Cotten also provided services as a proctor and, from January 1, 2021 to June 14, 2022, Mandy Cotten also managed Biote’s therapy hotline. Mandy Cotten’s compensation included an annual salary of $137,000 in addition to a potential bonus based on services performed for Biote.

BioTE Medical granted Mandy Cotten phantom equity for her contributions as key personnel pursuant to that certain Phantom Equity Rights Grant Notice and Award Agreement, dated January 1, 2021, by and between BioTE Medical and Mandy Cotten (the “Cotten Phantom Equity Award”), which were forfeited as a result of her departure on June 9, 2022. Pursuant to the Cotten Phantom Equity Award, Mandy Cotten was entitled to receive a stated percentage of the net sales proceeds of a change in control paid or payable to Biote or Biote’s Members.

BioTE Medical’s board of managers determined that the net sale proceeds from the Business Combination was $555,000,000, and that such amount would be satisfied through the issuance of, in the aggregate, approximately 138,750 shares of the Company’s Class A Common Stock to Mandy Cotten, to be issued in eight equal quarterly installments following the Closing of the Business Combination; however, the Cotten Phantom Equity Award was forfeited as a result of her departure on June 9, 2022.

Lani Hammonds-Donovitz, the wife of Dr. Gary S. Donovitz, Biote’s founder, former chairman and one of our five percent or greater stockholders, was employed by BioTE Medical from January 1, 2021 through April 30, 2021 as Director, Business Development – Research. Effective May 1, 2021, Ms. Donovitz became an independent contractor of BioTE Medical pursuant to that certain Independent Contractor Agreement with Lani D. Consulting, a company affiliated with Ms. Hammonds-Donovitz, which was terminated immediately prior to the Closing. Total compensation received by Ms. Donovitz and Lani D. Consulting was $157,639 and $265,936 for the years ended December 31, 2022 and 2021.

Founder Advisory Agreement

On May 18, 2022, BioTE Medical and Dr. Gary S. Donovitz, MD, the founder of BioTE Medical (the “Founder Advisor”), entered into a Founder Advisory Agreement, effective as of the Closing (the “Founder Advisory Agreement”). Pursuant to the Founder Advisory Agreement, the Founder Advisor transitioned from an officer and manager of BioTE Medical into the role of Founder Advisor and Senior Advisor (as defined in the Founder Advisory Agreement) as of the Closing. Pursuant to the Founder Advisory Agreement, Founder Advisor provides strategic advisory services to BioTE Medical for a period of four years, unless terminated earlier pursuant to the terms of the Founder Advisory Agreement, and receives an annual fee equal to $300,000 per year, continued coverage under BioTE Medical’s employee benefits and reimbursement for reasonable business expenses.

Independent Contractor Agreement

On May 18, 2022, BioTE Medical entered into an Independent Contractor Agreement with Lani D. Consulting, a company affiliated with Lani Hammonds Donovitz, the wife of Dr. Gary S. Donovitz, MD, Biote’s founder and one of our five percent or greater stockholders (the “New Independent Contractor Agreement”). Immediately upon the Closing, the New Independent Contractor Agreement replaced the Independent Contractor Agreement, dated as of May 3, 2021, between Lani D. Consulting and BioTE Medical. Pursuant to the New Independent Contractor Agreement, Lani D. Consulting will provide certain services to BioTE Medical for a period of four years, unless terminated earlier pursuant to the terms of the New Independent Contractor Agreement, and will receive an annual fee equal to $250,000 per year and reimbursement for reasonable business expenses. The New Independent Contractor Agreement was terminated effective September 9, 2022.

Related Party Transactions in Connection with the Business Combination

Tax Receivable Agreement

Simultaneously with the Closing, Biote entered into a tax receivable agreement (the “TRA”) with Holdings, the Members and the Members’ Representative. Pursuant to the TRA, Biote generally will be required to pay to the Members 85% of certain net tax benefits, if any, that we realize (or in certain cases are deemed to realize) as a result of the increases in tax basis and tax benefits related to the transactions contemplated under the Business Combination Agreement and the redemption of Retained Holdings Units in exchange for Class A Common Stock (or cash) pursuant to the Holdings A&R OA, and tax benefits attributable to payments under the TRA. The term of the TRA will continue until all such tax benefits have been utilized or expired unless Biote exercises its right to terminate the TRA for an amount representing the present value of anticipated future tax benefits under the TRA (calculated under certain assumptions) or certain other acceleration events occur.

Sponsor Letter

In connection with the execution of the Business Combination Agreement, certain of HYAC’s then current officers and directors, the Sponsor, Biote, Holdings and the Members’ Representative entered into the “Sponsor Letter”, pursuant to which, among other things, the Sponsor agreed to (i) vote, at any duly called meeting of stockholders of the Company, in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) subject to certain exceptions, not to effect any sale or distribution of any of its shares of Class B common stock or Private Placement Warrants and (iii) waive any and all anti-dilution rights described in the current charter or otherwise with respect to the shares of Class B common stock held by the Sponsor that may be implicated by the Business Combination such that the Class B common stock Conversion would occur (as more fully described in the Sponsor Letter).

A&R Investor Rights Agreement

At the Closing, Biote, the Members, the Sponsor, the Members’ Representative and certain other parties entered into an investor rights agreement, which was amended and restated on July 19, 2022, and which we refer to as the A&R IRA. Pursuant to the terms of the A&R IRA, among other things, (i) that certain Registration Rights Agreement, by and between HYAC and certain security holders, dated March 1, 2021, entered into in connection with HYAC’s IPO, was terminated, (ii) the Company provided certain registration rights for the shares of Class A Common Stock held (or underlying certain securities held) by the Members, the Sponsor, and certain other parties, (iii) the Members agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of the shares of Class A Common Stock, Class V Voting Stock and the Holdings Units held by such Members, as applicable, for six months following the Closing, and the Member Earnout Units until the date such securities have been earned in accordance with the Business Combination Agreement and (iv) the Sponsor agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of its (a) shares of Class A Common Stock (other than the Sponsor Earnout Shares, as defined therein) for six months following the Closing, (b) Sponsor Earnout Shares until the date such securities have been earned in accordance with the Business Combination Agreement and (c) Warrants issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and between the Company and the Sponsor, and the underlying shares of Class A Common Stock, for 30 days following the Closing Date (such lock-up period superseding the lock-up period set forth in the Insider Letter (as defined in the A&R IRA)), in each case, as more fully described in the A&R IRA). All lock-up restrictions, other than those related to the Member Earnout Units and the Sponsor Earnout Shares, have now expired.

The foregoing description of the A&R IRA does not purport to be complete and is qualified in its entirety by the full text of the A&R IRA, a copy of which is attached as Exhibit 10.3 hereto.

Second Amended and Restated Operating Agreement of Biote

At the Closing, Biote, Holdings and the Members entered into the Holdings A&R OA, which, among other things, permitted the issuance and ownership of Holdings Units as contemplated to be issued and owned upon the consummation of the Business Combination, designated Biote as the sole manager of Holdings, provided for the Exchange Rights, set forth the rights and preferences of the Class A common units of Holdings (“Holdings Units”), and established the ownership of the Holdings Units by the persons or entities indicated in the Holdings A&R OA.

The foregoing description of the Holdings A&R OA does not purport to be complete and is qualified in its entirety by the full text of the Holdings A&R OA, a copy of which is attached as Exhibit 10.5 hereto.

Director and Officer Indemnification

The Charter contains provisions limiting the liability of directors and provides that the Biote will indemnify each of its directors and officers to the fullest extent permitted under Delaware law.

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide that Biote will indemnify each of its directors and executive officers against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of the Biote’s directors or executive officers to the fullest extent permitted by Delaware law, our Charter and our Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, the Biote will advance all expenses incurred by its directors and executive officers in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

Policies and Procedures for Related Person Transactions

The Board adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions (the “RPT Policy”). The RPT policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the our general counsel any “related person transaction” (defined as any transaction that is reportable under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to the Audit Committee or another independent body of our Board. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our Board. Directors interested in a related person transaction will be required to recuse themselves from any such vote. The RPT Policy does not specify the standards to be applied by its Audit Committee or another independent body of the Board in determining whether or not to approve or ratify a related person transaction, although such determinations are made in accordance with Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our shares as of March 15, 2023 by:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 70,320,563 shares of common stock outstanding as of March 15, 2023, which includes 10,000,000 Earnout Voting Shares and 1,587,400 Sponsor Earnout Shares. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of March 15, 2023. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner(1)	Number of Shares	Percentage of Shares
Directors and Executive Officers:
Steven J. Heyer(2)	2,191,962	3.1%
Andrew R. Heyer(3)	3,730,329	5.2%
Dana Jacoby(4)	33,317	*
Marc D. Beer(5)	2,967,092	4.2%
S. Mark Cone(6)	116,667	*
Debra L. Morris(7)	40,565	*
Teresa S. Weber(8)	2,967,092	4.2%
Samar Kamdar	13,000	*
Mary Elizabeth Conlon(9)	133,269	*
All directors and executive officers as a group (9 individuals)	12,193,293	16.6%
Greater than Five Percent Holders:
Dr. Gary S. Donovitz(10)	23,343,672	33.2%
Donovitz Family Irrevocable Trust(11)	18,072,607	25.7%
Boston Partners(12)	988,528	1.4%
Roystone Entities(13)	3,520,951	5.0%

*	Less than 1%.
(1)	Unless otherwise stated, the business address of each of these entities or individuals is 1875 W Walnut Hill Ln #100, Irving, TX 75038, United States.
(2)

Consists of (i) 729,856 shares of Class A Common Stock (which includes 126,132 Sponsor Earnout Shares), (ii) 1,442,737 Private Placement Warrants and (iii) 19,369 shares of Class A Common Stock issuable upon the exercise of options within 60 days of March 15, 2023.

(3)

Consists of (i) (a) 1,473,513 shares of Class A Common Stock (which includes 237,369 Sponsor Earnout Shares), (b) 957,568 Private Placement Warrants and (c) 19,369 shares of Class A Common Stock issuable upon the exercise of options within 60 days of March 15, 2023 held by Mr. Andrew Heyer, (ii) (a) 345,201 shares of Class A Common Stock (which includes 42,375 Sponsor Earnout Shares) and (b) 204,281 Private Placement Warrants held by Heyer Investment Management, LLC, (iii) (a) 61,298 shares of Class A Common Stock (which includes 10,593 Sponsor Earnout Shares) and (b) 51,070 Private Placement Warrants held by Harris Reid Heyer Trust, (iv) (a) 61,298 shares of Class A Common Stock (which includes 10,593 Sponsor Earnout Shares) and (b) 51,070 Private Placement Warrants held by James Heyer Trust, (v) (a) 61,298 shares of Class A Common Stock (which includes 10,593 Sponsor Earnout Shares) and (b) 51,070 Private Placement Warrants held by Peter Justin Heyer Trust, (vi) (a) 61,298 shares of Class A Common Stock (which includes 10,593 Sponsor Earnout Shares) and (b) 51,070 Private Placement Warrants held by William Heyer Trust, and (vii) (a) 153,250 shares of Class A Common Stock (which includes 26,484 Sponsor Earnout Shares) and (b) 127,675 Private Placement Warrants held by the Mindy B. Heyer 2021 Grantor Retained Annuity Trust. Mr. Andrew Heyer is (i) a trustee of each of the Harris Reid Heyer Trust, James Heyer Trust, Peter Justin Heyer Trust, and William Heyer Trust and (ii) the managing member of Heyer Investment Management, LLC, and has voting and dispositive power of the securities held by such entities. Accordingly, Mr. Andrew Heyer may be deemed to have or share beneficial ownership of such securities. In addition, Mr. Andrew Heyer’s spouse is the sole trustee, grantor and recipient of annuity payments of the Mindy B. Heyer 2021 Grantor Retained Annuity Trust. Mr. Andrew Heyer disclaims beneficial ownership of the securities held by the Mindy B. Heyer 2021 Grantor Retained Annuity Trust.

(4)	Consists of (i) 23,473 shares of Class A Common Stock and (ii) 9,844 restricted stock units (“RSUs”) vesting within 60 days of March 15, 2023.
(5)	Consists of 2,967,092 shares of Class A Common Stock underlying Class V Voting Stock (which includes 654,387 Earnout Voting Shares).
(6)	Consists of (i) 106,823 shares of Class A Common Stock and (ii) 9,844 RSUs vesting within 60 days of March 15, 2023.
(7)

Consists of (i) 30,000 shares of Class A Common Stock and (ii) 10,565 shares of Class A Common Stock issuable upon the exercise of options within 60 days of March 15, 2023. Ms. Morris was appointed as a member of the Board on November 3, 2022. All information regarding compensation and awards in this section reflects the compensation of Ms. Morris as a director from and after November 3, 2022.

(8)	Consists of 2,967,092 shares of Class A Common Stock underlying Class V Voting Stock (which includes 654,387 Earnout Voting Shares).
(9)	Consists of (i) 93,894 shares of Class A Common Stock and (ii) 39,375 RSUs vesting within 60 days of March 15, 2023.
(10)

Consists of: (i) 848,726 shares of Class A Common Stock underlying Class V Voting Stock (which includes 144,918 Earnout Voting Shares) held by BioTE Management, LLC, of which Dr. Donovitz is the sole member; and (ii) 22,494,946 shares of Class A Common Stock underlying Class V Voting Stock (which includes 3,840,969 Earnout Voting Shares) held by the Gary S. Donovitz 2012 Irrevocable Trust (formerly Marci M. Donovitz Trust), of which Dr. Donovitz is the trustee. Dr. Donovitz exercises sole voting and dispositive power over the shares held by the trust.

(11)

Consists of 18,072,607 shares of Class A Common Stock underlying Class V Voting Stock (which includes 3,985,887 Earnout Voting Shares) held by the Donovitz Family Irrevocable Trust, of which Marci Donovitz is the trustee and beneficial owner. The business address of the Donovitz Family Irrevocable Trust is Synergy Wealth Partners, 600 N Shepherd Drive, Suite 200, Houston, TX 77007.

(12)

Information based on the Schedule 13G filed with the SEC on February 7, 2023. The shares of Class A Common Stock beneficially owned by Boston Partners, represent approximately 5.0% of the outstanding shares of Class A Common Stock. The business address of Boston Partners is One Beacon Street, 30th Floor, Boston, MA 02108.

(13)	Information based on the Schedule 13G, Form 3 and Form 4 filed with the SEC on February 17, 2023, which report beneficial ownership for each of: (i) Roystone Capital Management LP (“Roystone

Management”); (ii) Roystone Capital Holdings LLC (“Roystone Capital”); (iii) Guines LLC and (iv) Richard Barrerra (together with Roystone Management, Roystone Capital and Guines LLC, the “Roystone Entities”). These filings indicate that (i) Guines LLC holds (a) 3,088,896 shares of Class A Common Stock (which includes 117,330 Sponsor Earnout Shares) and (b) 432,055 Private Placement Warrants, (ii) each of the entities or individuals listed above has shared power to vote and dispose of such shares of Class A Common Stock or Private Placement Warrants and (iii) none of the entities or individuals listed above has sole power to vote or dispose of such shares of Class A Common Stock or Private Placement Warrants. The shares of Class A Common Stock and the shares of Class A Common Stock underlying the Private Placement Warrants beneficially owned by the Roystone Entities, in the aggregate, represent approximately 17.5% of the outstanding shares of Class A Common Stock. The business address of the Roystone Entities is 767 Third Avenue, 29th Floor, New York, NY 10017.

LEGAL MATTERS

The validity of our common stock covered by this Prospectus/Offer to Exchange has been passed upon for us by Cooley LLP.

EXPERTS

The consolidated financial statements of BioTE Holdings, LLC as of December 31, 2022 and 2021, and for the years then ended, included in this Prospectus /Offer to Exchange, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed a registration statement on Form S-4 of which this Prospectus/Offer to Exchange is a part with the SEC in connection with the Offer and the Consent Solicitation. We may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which this Prospectus/Offer to Exchange is a part, we filed a Tender Offer Statement on Schedule TO with the SEC, together with exhibits, to furnish certain information about the Offer and Consent Solicitation. We may file amendments to the Schedule TO. As allowed by SEC rules, this Prospectus/Offer to Exchange does not contain all of the information in the registration statement or the Schedule TO or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the registration statement on Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this Prospectus/Offer to Exchange. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

You may request copies of these documents, at no cost to you, from our website (www.billtrust.com), or by writing or telephoning us at the following address:

biote Corp.

1875 W. Walnut Hill Ln #100

Irving, TX 75038

Attn: General Counsel

(844) 604-1246

Exhibits to these documents will not be sent, however, unless those exhibits have been specifically included into this Prospectus/Offer to Exchange.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of biote Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of biote Corp. and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of income and comprehensive income, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Dallas, Texas
March 29, 2023
We have served as the Company’s auditor since 2021.

biote Corp.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$79,231	$26,766
Accounts receivable, net	6,948	5,231
Inventory, net	11,183	9,615
Other current assets	3,816	5,473

Total current assets	101,178	47,085
Property and equipment, net	1,504	2,335
Capitalized software, net	5,073	4,554
Operating lease right-of-use assets	2,052	356
Deferred tax asset	1,838	—

Total assets	$111,645	$54,330

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$4,112	$4,349
Accrued expenses	6,274	6,011
Term loan, current	6,250	5,000
Deferred revenue, current	1,965	1,705
Operating lease liabilities, current	165	248

Total current liabilities	18,766	17,313
Term loan, net of current portion	112,086	31,963
Deferred revenue, net of current portion	926	802
Operating lease liabilities, net of current portion	1,927	127
Warrant liability	4,104	—
Earnout liability	32,110	—

Total liabilities	169,919	50,205
Commitments and contingencies (See Note 18)
Stockholders’ Equity (Deficit)
Class A, AA, AAA, and AAAA units, no par value, unlimited units authorized; no and 1,013,197 units issued, no and 982,800 units outstanding as of December 31, 2022 and December 31, 2021, respectively	—	—
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued or outstanding	—	—
Class A common stock, $0.0001 par value, 600,000,000 shares authorized; 11,242,887 and no shares issued, 9,655,387 and no shares outstanding as of December 31, 2022 and December 31, 2021, respectively	1	—
Class B common stock, $0.0001 par value, 8,000,000 shares authorized; no shares issued or outstanding as of December 31, 2022 and December 31, 2021	—	—
Class V voting stock, $0.0001 par value, 100,000,000 shares authorized; 58,565,824 and no shares issued, 48,565,824 and no shares outstanding as of December 31, 2022 and December 31, 2021, respectively	5	—
Additional paid-in capital	—	—
Retained earnings (Accumulated deficit)	(44,460)	4,165
Accumulated other comprehensive loss	(5)	(40)

biote Corp.’s stockholders’ equity (deficit)	(44,459)	4,125
Noncontrolling interest	(13,815)	—

Total stockholders’ equity (deficit)	(58,274)	4,125

Total liabilities and stockholders’ equity (deficit)	$111,645	$54,330

The accompanying notes are an integral part of these consolidated financial statements.

biote Corp.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2022	2021
Revenue:
Product revenue	$163,133	$137,598
Service revenue	1,824	1,798

Total revenue	164,957	139,396
Cost of revenue (excluding depreciation and amortization included in selling, general and administrative, below)
Cost of products	51,990	46,298
Cost of services	2,585	2,519

Cost of revenue	54,575	48,817
Commissions	974	2,056
Marketing	4,628	4,908
Selling, general and administrative	165,502	49,054

Income (loss) from operations	(60,722)	34,561
Other income (expense), net:
Interest expense	(5,091)	(1,673)
Gain from change in fair value of warrant liability	5,127	—
Gain from change in fair value of earnout liability	61,770	—
Loss from extinguishment of debt	(445)	—
Other income	1,073	17

Total other income (expense), net	62,434	(1,656)

Income before provision for income taxes	1,712	32,905
Income tax expense	388	286

Net income	1,324	32,619
Less: Net income attributable to noncontrolling interest	2,293

Net income (loss) attributable to biote Corp. stockholders	(969)

Other comprehensive income (loss):
Foreign currency translation adjustments	(1)	(17)

Other comprehensive income (loss)	(1)	(17)

Comprehensive income	$1,323	$32,602

Net income (loss) per common share
Basic	$(0.12)
Diluted	$(0.12)
Weighted average common shares outstanding
Basic	8,059,371
Diluted	8,059,371
The accompanying notes are an integral part of these consolidated financial statements.

biote Corp.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share amounts)

										Total Stockholders’ Equity (Deficit) Attributable to biote Corp.	Non controlling Interest	Total Stockholders’ Equity (Deficit)
								Retained Earnings / (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)
							Additional Paid-in Capital
	Members’ Equity		Class A Common Stock		Class V Voting Stock
	Units	Amount	Shares	Amount	Shares	Amount

Balance at December 31, 2020	982,800	$—	—	$—	—	$—	$—	$(17,052)	$(23)	$(17,075)	$—	$(17,075)

Distributions	—	—	—	—	—	—	—	(11,402)	—	(11,402)	—	(11,402)
Net income	—	—	—	—	—	—	—	32,619	—	32,619	—	32,619
Other comprehensive loss	—	—	—	—	—	—	—	—	(17)	(17)	—	(17)

Balance at December 31, 2021	982,800	—	—	—	—	—	—	4,165	(40)	4,125	—	4,125

The accompanying notes are an integral part of these consolidated financial statements.

biote Corp.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share amounts)

	Members’ Equity		Class A Common Stock		Class V Voting Stock		Additional Paid-in	Retained Earnings / (Accumulated	Accumulated Other Comprehensive	Total Stockholders’ Equity (Deficit) Attributable to	Non- controlling	Total Stockholders’ Equity
	Units	Amount	Shares	Amount	Shares	Amount	Capital	Deficit)	Income (Loss)	biote Corp.	Interest	(Deficit)
Balance at December 31, 2021	982,800	$—	—	$—	—	$—	$—	$4,165	$(40)	$4,125	$—	$4,125

Distributions	—	—	—	—	—	—	—	(9,575)	—	(9,575)	(3,311)	(12,886)
Net income through May 26, 2022	—	—	—	—	—	—	—	9,143	—	9,143	—	9,143
Other comprehensive income through May 26, 2022	—	—	—	—	—	—	—	—	1	1	—	1
Business Combination: Reverse recapitalization on May 26, 2022	(982,800)	—	7,574,271	1	48,565,824	5	—	(113,628)	—	(113,622)	—	(113,622)
Business Combination: Noncontrolling interest on May 26, 2022	—	—	—	—	—	—	—	3,619	34	3,653	(3,653)	—
Business Combination: Capitalized transaction costs	—	—	—	—	—	—	—	(12,282)	—	(12,282)	—	(12,282)
Net loss after May 26, 2022	—	—	—	—	—	—	—	(969)	—	(969)	(6,850)	(7,819)
Other comprehensive loss after May 26, 2022	—	—	—	—	—	—	—	—	—	—	(1)	(1)
Share-based compensation	—	—	—	—	—	—	—	82,180	—	82,180	—	82,180
Settlement of phantom equity rights	—	—	—	—	—	—	—	(7,250)	—	(7,250)	—	(7,250)
Vesting of RSUs	—	—	1,950,557	—	—	—	—	(424)	—	(424)	—	(424)
Issuance of shares under SEPA	—	—	130,559	—	—	—	—	561	—	561	—	561

Balance at December 31, 2022	—	—	9,655,387	1	48,565,824	5	—	(44,460)	(5)	(44,459)	(13,815)	(58,274)

The accompanying notes are an integral part of these consolidated financial statements.

biote Corp.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2022	2021

Operating Activities
Net income	$1,324	$32,619
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,199	1,400
Bad debt expense (recoveries)	(155)	240
Amortization of debt issuance costs	589	222
Provision for obsolete inventory	140	471
Non-cash lease expense	240	226
Non-cash sponsor share transfers	7,216	—
Non-cash fees under SEPA	119	—
Share-based compensation expense	82,180	—
Gain from change in fair value of warrant liability	(5,127)	—
Gain from change in fair value of earnout liability	(61,770)	—
Loss from extinguishment of debt	445	—
Deferred income taxes	(743)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,562)	(752)
Inventory	(1,708)	(5,762)
Other current assets	(2,284)	34
Accounts payable	416	1,605
Deferred revenue	384	(373)
Accrued expenses	(30,841)	4,029
Operating lease liabilities	(219)	(239)

Net cash (used in) provided by operating activities	(9,157)	33,720
Investing Activities
Purchases of property and equipment	(333)	(1,448)
Purchases of capitalized software	(1,505)	(2,359)

Net cash used in investing activities	(1,838)	(3,807)
Financing Activities
Proceeds from the Business Combination	12,282	—
Principal repayments on term loan	(4,375)	(5,000)
Borrowings on term loan	125,000	—
Extinguishment of Bank of America term loan	(36,250)	—
Debt issuance costs	(4,036)	—
Settlement of phantom equity rights	(7,250)	—
Settlement of RSUs	(424)	—
Distributions	(12,886)	(11,402)
Capitalized transaction costs	(8,341)	(3,941)
Proceeds from issuance of shares under SEPA	442	—
SEPA transaction costs	(702)	—

Net cash provided by (used in) financing activities	63,460	(20,343)
Effect of exchange rate changes on cash and cash equivalents	—	(12)

Net increase in cash and cash equivalents	52,465	9,558
Cash and cash equivalents at beginning of period	26,766	17,208

Cash and cash equivalents at end of period	$79,231	$26,766

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$4,426	$1,462
Cash paid for income taxes	282	171
Non-cash investing and financing activities
Capital expenditures and capitalized software included in accounts payable	$49	$282
Non-cash SEPA transaction costs	$119	$—
The accompanying notes are an integral part of these consolidated financial statements.

biote Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Description of Business
—biote Corp. (inclusive of its consolidated subsidiaries, the “Company” or “Biote”) is a Delaware incorporated company headquartered in Irving, Texas. The Company was founded in 2012 and trains physicians and nurse practitioners in hormone optimization using bio-identical
hormone replacement pellet therapy in men and women experiencing hormonal imbalance.
Basis of Presentation
—The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The consolidated financial statements include the accounts of Biote and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The Company recognizes noncontrolling interest related to its less-than-wholly-owned subsidiary as equity in the consolidated financial statements separate from the parent entity’s equity. The net income attributable to noncontrolling interest is included in net income in the consolidated statements of income and comprehensive income.
COVID-19
—As of December 31, 2022 and December 31, 2021, the
COVID-19
pandemic and the related disruptions caused to the global economy did not have a material impact on the Company’s business. However, the duration and intensity of the
COVID-19
pandemic and any resulting disruption to the Company’s operations remains somewhat uncertain, and the Company will continue to assess the impact of the
COVID-19
pandemic on its financial position. Further, global economic conditions have been worsening, with disruptions to, and volatility in, the credit and financial markets in the U.S. and worldwide resulting from the effects of
COVID-19
and otherwise. If these conditions persist and deepen, the Company could experience an inability to access additional capital or its liquidity could otherwise be impacted. If the Company is unable to raise capital when needed or on attractive terms, it would be forced to delay, reduce or eliminate its research and development programs and/or other efforts.
Business Combination
—On May 26, 2022 (the “Closing Date”), BioTE Holdings, LLC (“Holdings,” inclusive of its direct and indirect subsidiaries, the “BioTE Companies,” and as to its members, the “Members”) completed a series of transactions (the “Business Combination”) with Haymaker Acquisition Corp. III (“Haymaker”), Haymaker Sponsor III LLC (the “Sponsor”), BioTE Management, LLC, Dr. Gary S. Donovitz, in his individual capacity, and Teresa S. Weber, in her capacity as the Members’ representative (in such capacity, the “Members’ Representative”) pursuant to the business combination agreement (the “Business Combination Agreement”) dated December 13, 2021 (the “Closing”), which is discussed in more detail in Note 3. As a result of the Business Combination, Haymaker was renamed “biote Corp.”
The Business Combination was accounted for as a common control transaction, in accordance with U.S. GAAP. Under this method of accounting, Haymaker’s acquisition of the BioTE Companies was accounted for at their historical carrying values, and the BioTE Companies were deemed the predecessor entity. This method of accounting is similar to a reverse recapitalization whereby the Business Combination was treated as the equivalent of the BioTE Companies issuing stock for the net assets of Haymaker, accompanied by a recapitalization. The net assets of Haymaker are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of the BioTE Companies.
Following the Closing of the Business Combination, the Company is organized in an
“Up-C”
structure in which the business of the Company is operated by Holdings and its subsidiaries, and Biote’s only material direct asset consists of equity interests in Holdings. The consolidated financial statements of Holdings and its subsidiaries have been determined to be the predecessor for accounting and reporting purposes for the period prior to the Business Combination.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates—
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company regularly evaluates estimates and assumptions related to assets, liabilities, costs, expenses, contingent liabilities, share-based compensation and research and development costs. The Company bases its estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
In the opinion of the Company, the accompanying consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in stockholders’ equity (deficit) and cash flows.
Fair Value Measurements
—The guidance in FASB ASC 820,
Fair Value Measurements and Disclosures
(“ASC 820”), defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
Level
 1
—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2
—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level
 3—Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.
See Note 12 for further detail.
Segment Information
—Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the chief executive officer. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results, and plans for levels or components below the consolidated unit level. Accordingly, the Company has one operating segment and, therefore, one reportable segment.
Cash
—As of December 31, 2022 and 2021, cash consists primarily of checking and savings deposits. The Company maintains deposits primarily with two financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits. The Company does not hold any cash equivalents, which would consist of highly liquid investments with original maturities of three months or less at the time of purchase.
Accounts Receivable and Allowance for Doubtful Accounts
—Accounts receivable are recorded net of allowances for doubtful accounts. Accounts receivable consist primarily of invoiced amounts to clinics that are not yet paid. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on past history of write-offs, collections, and current credit conditions. The Company maintains an allowance for doubtful accounts to provide for uncollectible amounts based on historical collection experience and an analysis of the aging of receivables. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances still outstanding after management has exhausted all reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.
Bad debt expense is classified in selling, general, and administrative expense within the consolidated statements of income and comprehensive income. The Company generally does not require any security or collateral to support its receivables. A rollforward of the allowance for doubtful accounts is as follows (in thousands):

As of December 31, 2020	$(1,157)
Provisions charged to operating results	(240)
Account write-off and recoveries	(9)

As of December 31, 2021	(1,406)

As of December 31, 2021	(1,406)
Provisions charged to operating results	$155
Account write-off and recoveries	277

As of December 31, 2022	$(974)

Inventory
—Inventory is carried at the lower of cost or net realizable value using the first-in,
first-out
(FIFO) method. Inventory consists of bioidentical hormone pellets and dietary supplements. Bioidentical hormone pellets contain bioidentical testosterone or estrogen used to achieve hormone balance. Dietary supplements are high-grade vitamins used to enhance pellet therapy. The Company reviews its inventory balances and writes down its inventory for estimated obsolescence or excess inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. Inventory write-downs are recorded within cost of products. Management recorded a reserve for obsolescence of inventory related to inventory which has expired. See Note 5 for further details.
Other Current Assets
—As of December 31, 2022 and December 31, 2021, the Company’s total other current assets consist of the following:

	December 31, 2022	December 31, 2021
Prepaid expenses	$2,939	$847
Advances	877	685
Capitalized transaction costs	—	3,941

Total other current assets	$3,816	$5,473

Prepaid expenses include software and technology licensing agreements, insurance premiums and other advance payments for services to be received over the next 12 months. Advances are comprised of deposit payments to vendors for inventory purchase orders to be received in the next 12 months. The capitalized transaction costs as of December 31, 2021 relate to costs incurred that were directly related to the Business Combination as described in Note 1.

Property and Equipment, Net
—Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method and is recorded in Selling, general, and administrative expense over the estimated useful lives of the assets. The estimated useful lives of property and equipment are as follows:

Estimated Useful Life (in years)
Trocars	5
Leasehold improvements	Shorter of lease term or useful life of the improvement
Office equipment	5
Computer software	3-5
Furniture and fixtures	5-7
Computer equipment	3-5
See Note 6 for further details.
Capitalized Software, Net
—Capitalization of costs related to internally developed software begins when the preliminary project stage is completed and it is probable that the project will be completed and used for its intended function. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred. Internal use software is amortized on a straight-line basis over its estimated useful life, generally three to eight years. Capitalized software is included within capitalized software, net on the consolidated balance sheet. See Note 7 for further details.
Impairment of Long-Lived Assets
—Long-lived assets, such as property and equipment and capitalized software, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. No impairment charges have been recorded during the years ended December 31, 2022 and 2021.
Leases
—At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement including the use of an identified asset(s) and the Company’s control over the use of that identified asset. The Company elected, as allowed under Financial Accounting Standards Board (“FASB”) Accounting Standard Update (“ASU”)
2016-02,
Leases
(“ASC 842”), to not recognize leases with a lease term of one year or less on its balance sheet. Leases with a term greater than one year are recognized on the balance sheet as right-of-use
(“ROU”) assets and current and
non-current
lease liabilities, as applicable. As of December 31, 2022 and December 31, 2021, the Company does not have any financing leases.
Lease liabilities and their corresponding ROU assets are initially recorded based on the present value of lease payments over the expected remaining lease term. Certain adjustments to the ROU asset may be required for items such as incentives, prepaid lease payments, or initial direct costs. When an option to extend the lease exists, a determination is made whether that option is reasonably certain of exercise based on economic factors present at the measurement date and as circumstances may change. Lease cost for operating leases is recognized on a straight-line basis over the lease term as an operating expense. Variable lease costs are expensed as incurred as an operating expense.

As the rates implicit in the Company’s leases have not historically been readily determinable, the Company utilizes the appropriate incremental borrowing rate, which is the rate the Company would incur to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment over the lease term. To estimate our incremental borrowing rate, a credit rating applicable to the Company is estimated using a synthetic credit rating analysis since the Company does not currently have a rating agency-based credit rating.
In accordance with ASC 842, contracts containing a lease should be split into three categories: lease components, non-lease
components, and activities or costs that do not transfer a distinct good or service
(“non-components”).
The fixed and
in-substance
fixed contract consideration (including any consideration related to non-components)
must be allocated, based on the respective relative fair values, to the lease components and non-lease
components.
Entities may elect not to separate lease and
non-lease
components. Accordingly, entities making this election would account for each lease component and related non-lease
component together as a single lease component. The Company has elected to account for lease and non-lease
components together as a single lease component for all underlying assets and allocate all of the contract consideration to the lease component only. See Note 15 for further details.
Income Taxes
—The Company accounts for income taxes under the asset and liability method pursuant to ASC 740, Income Taxes. Under this method, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning
strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step
process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not
recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
We recognize interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statements of income and comprehensive income.
Debt Issuance Costs
—Costs incurred in connection with the issuance of the Company’s long-term debt have been recorded as a direct reduction of the debt and amortized over the life of the associated debt as a component of interest expense using the straight-line method, which is not materially different compared to the effective interest method.
Warrant Liabilities
—The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480,
Distinguishing Liabilities from Equity
(“ASC 480”) and ASC 815,
Derivatives and Hedging
(“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and remeasured each balance sheet date thereafter. The Company’s warrants did not meet the criteria for equity classification and are recorded as liabilities. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss in the statements of income and comprehensive income. See Note 10 for further detail.
Earnout Liability
—In connection with the Business Combination, the Members and the Sponsor received shares that will vest upon the achievement of certain share price targets. The earnout shares are classified as a liability in the Company’s consolidated balance sheet because it does not qualify as being indexed to the Company’s own stock. The earnout liability was initially measured at fair value at the Closing Date and subsequently remeasured at the end of each reporting period. The change in fair value of the earnout liability is recorded in the consolidated statement of income and comprehensive income. See Note 11 for further detail.
Stockholders’ Equity (Deficit)
—Prior to consummation of the Business Combination, the Company’s capital structure included voting units (Class A), non-voting
units (Class AA and AAA), and
non-voting
incentive units (Class AAAA), with no limit to the number of units that may be issued. Class A units had 100% of the voting rights, and there is no par value assigned to any of the classes of units.
Pursuant to the Business Combination Agreement and immediately prior to the Business Combination’s consummation, the Company effectuated a recapitalization whereby all Class A, Class AA, Class AAA and Class AAAA units held by Holdings’ Members were converted (whether by direct exchange, merger or otherwise) into Class A Common Units.
As of December 31, 2021, the following members’ equity units were issued and outstanding:

	December 31, 2021
Members’ Equity	Issued	Outstanding
Class A (Voting)	16,721	16,721
Class AA (Non-voting)	903,079	903,079
Class AAA (Non-voting)	60,000	60,000
Class AAAA (Non-voting incentive units)	33,397	3,000

Total	1,013,197	982,800

As of December 31, 2022, the following shares of common stock were issued and outstanding:

	December 31, 2022
Stockholders’ Equity	Issued	Outstanding
Class A common stock	11,242,887	9,655,387
Class B common stock	—	—
Class V voting stock	58,565,824	48,565,824

Total	69,808,711	58,221,211

The Company made operating distributions to Members of Holdings and taxing authorities on the Members’ behalf totaling $12,886 and $11,402 during the years ended December 31, 2022 and 2021, respectively.
Standby Equity Purchase Agreement
On July 27, 2022, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”). Yorkville is a fund managed by Yorkville Advisors Global, LP, headquartered in Mountainside, New Jersey.
The Company has the right, but not the obligation, from time to time at the Company’s discretion until the first day of the month following the
36-month
anniversary of the date of the SEPA (unless earlier terminated), to direct Yorkville to purchase a specified amount of shares of Class A common stock (each such sale, an “Advance”) by delivering written notice to Yorkville (each, an “Advance Notice”). The shares of Class A common stock purchased pursuant to an Advance will be purchased at a price equal to 97.0% of the lowest daily VWAP of the Class A common stock during the three consecutive trading days commencing on the date of delivery of a given Advance Notice. “VWAP” means, for any trading day, the daily volume weighted average price of the Company’s common stock for such date as reported by Bloomberg L.P. during regular trading hours.
While there is no mandatory minimum amount
fo
r any individual Advance, it may not exceed the greater of (i) an amount equal to thirty percent (30%) of the daily volume traded on the trading day immediately preceding an Advance Notice, or (ii) 1,000,000 shares of Class A common stock. No more than 5,000,000 shares of Class A common stock, including the Commitment Shares (as defined below) may be sold pursuant to the SEPA.
Yorkville’s obligation to continue to purchase shares of Class A common stock pursuant to the SEPA is subject to a number of conditions.
As consideration for Yorkville’s commitment to purchase Class A common stock at the Company’s direction upon the terms and subject to the conditions set forth in the SEPA, upon execution of the SEPA, the Company issued 25,000 shares of Class A common stock to Yorkville (the “Commitment Shares”). During the year ended December 31, 2022, the Company sold 105,559 shares to Yorkville under the SEPA for cash proceeds of $442.
Noncontrolling Interest
—Pursuant to the Business Combination, as described in Note 3, the Company is organized in an
“Up-C”
structure with the Company owning only a portion of its consolidated subsidiaries. The portion of the consolidated subsidiaries not owned by the Company and any related activity is presented as noncontrolling interest in the consolidated financial statements. The noncontrolling interests, together with their corresponding shares of Class V voting stock, can be exchanged for Class A common stock in Biote or, at the election of the Company, cash. Because redemptions for cash is solely within the control of the Company, noncontrolling interest is presented in permanent equity.
Revenue Recognition
—The Company accounts for revenue in accordance with FASB, Accounting Standards Update (“ASU”)
No. 2014-09,
Revenue from Contracts with Customers
, as amended, (Topic 606). Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it satisfies a performance obligation by transferring control of a product or service to a customer.
Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.
Shipping and handling costs associated with outbound freight after control of a product has transferred to a customer are accounted for as fulfillment costs and are included in cost of products in the statements of income and comprehensive income. Shipping and handling costs billed to customers are considered part of the transaction price and are recognized as revenue with the underlying product sales for dietary supplements and trocars.

The following is a description of the principal contract activities, disaggregated by the contract type, from which the Company generates its revenue.
The Biote Method
The Company generates revenues through standard service agreements with customers who participate in the Biote Method. The Biote Method is a bioidentical hormone replacement therapy which has been developed as a treatment designed to alleviate hormone imbalances. Under this agreement, the Company provides a bundle of goods and services to customers, including initial training to medical practitioners, bioidentical hormone pellets and software tools used for inventory management and dosing, and ongoing practice development and marketing support services, which includes a license to use the Company’s trademarks and trade names in the customer’s marketing materials. The initial contract term is three years, and customers have the option to renew for additional one-year
periods.
For the bundled goods and services, the Company accounts for individual products and services separately if they are distinct, i.e., if a product or service is separately identifiable from other items in the bundled package and if a customer can benefit from it on its own or with other resources that are readily available to the customer. The Company has identified three distinct obligations in its standard service agreement: initial training, pellet procedures (including sales of bioidentical hormone pellets, use of inventory management software to monitor pellet inventory, and use of the Company’s blood dosing website to determine the appropriate pellets to use in each procedure), contract-term services (including ongoing practice development and marketing support, options to receive reusable trocars, and the right to use the reusable trocars through the term of the contract, if the option is exercised). The third obligation includes a combined lease/nonlease component for which the Company has adopted the practical expedient within ASC 842 which allows lessors to combine lease and non-lease
components that have the same pattern of transfer to the customer-lessee and account for the combined component under the guidance relevant to the predominant portion of the component. By applying this expedient, the Company applies Topic 606 to the combined component.
The consideration in the contract is allocated between separate products and services in the bundle based on the stand-alone selling prices of each good and service. The stand-alone selling prices are determined based on the prices at which the Company separately sells the initial training and the pellet procedures. Judgment is required to determine the standalone selling price for each distinct performance obligation. For items that are not sold separately and for which the Company has not established a standalone selling price, the Company allocates consideration based on the residual approach.
The Company recognizes revenue for initial training over time as the customer completes the training. Training sessions generally occur over the course of
2-3
consecutive days at or near the time of contract inception. The Customer is charged an initial fixed-rate fee for this training. Customers pay in full for the initial training at the time of contract inception. The standalone selling price of these services is based on the lowest price offered by the Company for the services.
The Company recognizes revenue for pellet procedures at the point in time the procedures are performed by the practitioner, which is when control of the pellets transfers to the customer. Consideration for these services is in the form of a management fee assessed for each procedure performed, which includes a volume-based tiered pricing schedule. The standalone selling price for these services requires judgment and is estimated based on the Company’s historical experience with prices offered to similar customers throughout the initial term of the contract. Billings in excess of the standalone selling price constitute a premium charged to customers early in a relationship and are deferred and recognized when or as the remaining goods and services are transferred to the customer. Fees are billed and paid on a semimonthly basis.
The Company recognizes revenue for contract-term services on a straight-line basis over the initial term of the contract, which aligns with the Company’s satisfaction of the performance obligation. The Company allocates the residual consideration to this performance obligation, which is consistent with the allocation objective.

Dietary Supplements
Dietary supplements are supplements that customer practitioners resell to patients that aid the patients with maintaining hormone balances. The Company recognizes revenue for these, net of any discounts given, when control transfers to the customer, which is generally the point of shipment from the Company’s distributor. Products are billed at standalone selling price for the dietary supplements and invoiced at shipment.
Disposable Trocars
Disposable Trocars are manual surgical instruments intended for use by Biote-certified practitioners. These tools are used to implant the bioidentical hormone pellets into the customers’ patients. The Company recognizes revenue at the time control transfers, which is generally the point of shipment from the distributor. Products are billed at the standalone selling price for the trocars and invoiced at shipment.
Revenue disaggregated by the nature of the product or service and by geography is included within Note 4: Revenue Recognition.
As of the years ended December 31, 2022 and 2021, the Company had allocated $104 and $67 respectively, of consideration to the unsatisfied initial training obligations, and $1,655 and $1,393, respectively, of consideration to the unsatisfied contract-term service obligations provided to the Biote Method customers.
Consideration allocated to initial training due to deposits paid upfront is presented within deferred revenue on the consolidated balance sheets and is expected to be recognized as revenue within one year, as the training is complete. Consideration allocated to contract-term services is presented within deferred revenue and deferred revenue, long-term for the amounts expected to be recognized within one year and longer than one year, respectively. As of the years ended December 31, 2022 and 2021 the amount of consideration allocated to contract-term services presented within deferred revenue was $1,028 and $849, respectively, and the amount presented within deferred revenue, long-term was $627 and $544, respectively.
The Consideration allocated to the premiums within the management fee for pellet procedures is presented within deferred revenue current and deferred revenue, long-term for amounts expected to be recognized within one year and longer than one year, respectively. As of the years ended December 31, 2022 and 2021 the amount of these premiums within deferred revenue was $833 and $789, respectively, and the amount within deferred revenue, long-term was $299 and $258, respectively.
The Company has also elected the practical expedient in ASC 606 to not disclose consideration allocated to contracts with an original term of one year or less, which includes contracts for point-in-time
sales of dietary supplements, disposable trocars, and pellet procedures. Pellet procedures are included in the Company’s Biote Method service agreement, which has a three-year stated term, but as revenues are recognized at a point in time, there are no minimum purchase volumes, and the contract allows for cancellation with ninety days’ notice from the customer, there are no pellet procedure obligations that are satisfied over a period greater than one year.
Contract Assets and Liabilities
Customer receivables are made up of consideration to which the Company has an unconditional right to payment, regardless of whether the Company has satisfied the performance obligations in the contract. All customer receivables are presented within accounts receivable, net of allowance for doubtful accounts in the consolidated balance sheets.
Contract assets are the Company’s right to consideration for goods or services that the entity has transferred to the customer when that right is conditioned on something other than the passage of time. The Company does not have any contract assets for the years ended December 31, 2022 and 2021.

Contract liabilities are the Company’s obligation to transfer goods or services to a customer for which the Company has received consideration or has an unconditional right to receive consideration. The Company’s contract liabilities include deposits for initial training and contract-term services paid in advance which have not been recognized as revenue during the period. Contract liabilities are presented within deferred revenue and deferred revenue, long-term in the consolidated balance sheets. Contract liabilities are classified as current liabilities for the amount of revenue that the Company expects to recognize within one year of the reporting date.
Changes in contract liabilities between each period are attributable to fees paid by new customers, revenue recognized for completed trainings, and revenue recognized for the Company’s over-time satisfaction of contract-term services.
The Company does not have a history of material returns or refunds, and generally does not offer warranties or guarantees for any products or services. Expected returns and refunds are recorded as a reduction of revenue and are $0 and $0 for the years ended December 31, 2022 and 2021, respectively.
A reconciliation of the beginning and ending contract liabilities is included within Note 4: Revenue Recognition.
Cost of Revenue
—Cost of services primarily consist of the costs incurred to deliver trainings to Biote Method customers. Cost of products includes the cost of pellets purchased from compounding pharmacies and sold to customers of the Biote Method, the cost of trocars and dietary supplements purchased from manufacturing facilities or third-party co-packers,
and the shipping and handling costs incurred to deliver these products to the customers.
Marketing
—Marketing expense includes advertising costs, marketing events, and program costs. These costs are expensed as incurred.
Selling, General, and Administrative
—Selling, general, and administrative expense consists primarily of software licensing and maintenance and the cost of employees who engage in corporate functions, such as finance and accounting, information technology, human resources, legal, and executive management. Selling, general, and administrative expense also includes rent occupancy costs, office expenses, recruiting expenses, entertainment allocations, depreciation and amortization, other general overhead costs, insurance premiums, professional service fees, research and development, and costs related to regulatory and litigation matters.
Employee Retirement Plans—
Defined Contribution Retirement Plans
Effective January 1, 2021, the Company offers participation in the BioTE Medical 401(k) Plan (the “401(k) Plan”), a defined contribution plan providing retirement benefits to eligible employees. Eligible employees may contribute a portion of their annual compensation to the 401(k) Plan, subject to the maximum annual amounts as set periodically by the IRS. The Company makes a safe harbor, non-elective
contribution to the 401(k) Plan equal to 3% of each participant’s eligible employee compensation. Safe harbor contributions vest immediately for each participant.
During the years ended December 31, 2022 and 2021, the Company made $915 and $335, respectively, in safe harbor contributions under the 401(k) Plan, which are presented within Selling, general and administrative expense in the consolidated statements of income and comprehensive income.
Share-Based Compensation
—Holdings previously granted Class AAAA units (“incentive units”) and phantom equity rights (collectively, the “equity awards”) to certain key members of management. The equity awards were entitled to share in the distributions of Holdings from a change in control or qualifying liquidity event. The equity awards are accounted for under ASC 718,
Compensation – Stock Compensation
, and classified in
equity.

F
-17

The Company has elected to recognize forfeitures at the time they occur. The fair value of the equity awards was determined using a Monte-Carlo simulation as of the grant date. The awards begin to vest on the date of a change in control or qualifying event. The Business Combination constituted such a qualifying event triggering the performance condition in the awards. No compensation cost was recognized historically until the Closing of the Business Combination as a qualifying event was not previously deemed probable to
occur. See Note 14 for further details.
Commissions
—Commissions consist primarily of fees paid to a third-party sales force, internal sales force, and partner clinics which participate in the Company’s new clinic mentor program. Commissions paid to the Company’s internal and third-party sales forces relate to market support and development activities undertaken to drive channel sales through existing customers and are not considered incremental costs to obtain a customer contract. For the years ended December 31, 2022 and 2021 expenses incurred for these commission programs were $124 and $317, respectively.
Commissions paid to clinics under the Company’s mentorship program represent amounts paid to existing clinics which provide services to help new customers complete onboarding and other startup activities and are only incurred after contract initiation. These costs are expensed as incurred, consistent with other contract fulfillment costs. For the years ended December 31, 2022 and 2021 commissions paid under this program were $1,098 and $1,738, respectively.
Concentrations
—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, accounts receivable, credit agreements, and inventory purchases. The Company’s cash balances exceed those that are federally insured. To date, the Company has not recognized any losses caused by uninsured balances.
As of December 31, 2022 and December 31, 2021, 100% of the Company’s outstanding debt and available line of credit was from one lender. A failure of the counterparty to perform could result in the loss of access to the available borrowing capacity under the line of credit.
Inventory purchases from three vendors totaled approximately 87% and 94% for the years ended December 31, 2022 and 2021, respectively. Due to the nature of the markets and availability of alternative suppliers, the Company does not believe the loss of any one vendor would have a material adverse impact on the Company’s financial position, results of operations or cash flows for any significant period of time.
Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance. The Company did not have any customers that accounted for 10% or more of total revenues for the years ended December 31, 2022 and 2021. The Company did not have any customers that accounted for more than 10% of the outstanding gross accounts receivable as of December 31, 2022 or December 31, 2021.
Recently Adopted Accounting Pronouncements
—In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes
, which simplifies the accounting for income taxes by removing certain exceptions to the general principles of ASC 740,
Income Taxes
. The amendments also improve consistent application of and simplify U.S. GAAP for other areas of ASC 740 by clarifying and amending existing guidance. ASU
2019-12
is effective for fiscal years beginning after December 15, 2021, and for interim periods beginning after December 15, 2022. The Company has adopted the standard as of January 1, 2022, and there was no material impact to the financial statements.
Recent Accounting Pronouncements Not Yet Adopted
—In June 2016, the FASB issued ASU
2016-13,
Measurement of Credit Losses on Financial Instruments
(“ASU
2016-13”).
The main objective of the update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by companies at each reporting date. For trade and other receivables, held to maturity debt securities, and other instruments, companies will be required to use a new forward-looking “expected losses” model that generally will result in the recognition of allowances for losses earlier than under current accounting guidance. Further, the FASB issued ASU
2019-04,
ASU
2019-05
and ASU
2019-11
to provide additional guidance on the credit losses standard. The standard will be adopted using the modified retrospective approach. ASU
2016-13
is effective for annual and interim periods beginning after December 15, 2022, with early adoption permitted. The Company is evaluating the potential impact of adopting ASU
2016-13
on its consolidated financial statements and related disclosures.
In August 2020, the FASB issued ASU
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
(“ASU
2020-06”).
ASU
2020-06
changes how entities account for convertible instruments and contracts in an entity’s own equity and simplifies the accounting for convertible instruments by removing certain separation models for convertible instruments. ASU
2020-06
also modifies the guidance on diluted earnings per share calculations. The amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

3.	BUSINESS COMBINATION
At the Closing, (i) Holdings transferred to the Company 9,161,771 Class A common units of Holdings (“Holdings Units”), which was equal to the number of shares of Haymaker’s Class A common stock, par value $0.0001 per share (“Class A common stock”), issued and outstanding as of immediately prior to the Closing (after giving effect to redemptions by Haymaker’s public stockholders of 30,525,729 shares of Class A common stock prior to the Closing and the conversion of Haymaker’s Class B common stock, par value $0.0001 per share (“Class B common stock”) into shares of Class A common stock and (ii) Haymaker issued 58,565,824 shares of newly authorized Class V voting stock, par value $0.0001 per share (“Class V voting stock”), which number of shares of Class V voting stock was equal to the number of Holdings Units retained by the Members immediately following the Closing (the “Retained Holdings Units”), and which shares of Class V voting stock were distributed to the Members, resulting in the Company being organized in an
“Up-C”
structure.
Also at Closing, (x) in exchange for the Closing Holdings Units, Haymaker transferred cash in an amount equal to (i) the cash in the trust account and any cash held by Haymaker outside of the trust account, less (ii) the amounts required by the redemptions of Class A common stock by the public stockholders, which was equal to $305.5 million and (y) the BioTE Companies received aggregate proceeds of $125 million from the Debt Financing (as defined below) (the aggregate amounts described in (x) and (y) of $137.3 million, the “Closing Date Cash”) in accordance with and in the priority set forth in the Business Combination Agreement and as described further in the Proxy Statement. There was no cash consideration paid to Members at Closing.
Recapitalization
Immediately prior to the Closing, Holdings (i) effectuated a recapitalization, pursuant to which all its Class A units, Class AA units, Class AAA units and Class AAAA units held by the Members were converted or exchanged (whether by direct exchange, merger or otherwise) into a number of equity interests in the Company designated as “Class A Common Units” in the amounts determined in accordance with Holdings’ Second Amended and Restated Operating Agreement (the “Holdings A&R OA”), which was entered into prior to the Closing, the result of which was that the Members hold a single class of Holdings Units as of immediately prior to the Closing and (ii) converted into a Delaware limited liability company.
Consideration
At the Closing and in consideration for the acquisition of Holdings Units, Haymaker and the BioTE Companies, pursuant to the Business Combination Agreement and the Trust Agreement (as defined in the Business Combination Agreement), disbursed the Closing Date Cash to Holdings.

Earnout
On the Closing Date (a) the Members on a pro rata basis subjected (i) 10,000,000 Retained Holdings Units held by them (the “Member Earnout Units”) and (ii) 10,000,000 shares of Class V voting stock distributed to them by the BioTE Companies (the “Earnout Voting Shares”), (b) the Sponsor subjected 1,587,500 shares of Class A common stock held by it after giving effect to the Class B common stock Conversion (the “Sponsor Earnout Shares”), and (c) Haymaker subjected a number of Holdings Units equal to the number of Sponsor Earnout Shares (the “Sponsor Earnout Units,” and, together with the Sponsor Earnout Shares, the Earnout Voting Shares and the Member Earnout Units, the “Earnout Securities”), to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets or milestones pursuant to the terms of the Business Combination Agreement or the occurrence of a Change of Control (as defined in the Business Combination Agreement).
Beginning on the
six-month
anniversary of the Closing, each Retained Holdings Unit held by the Members may be redeemed, together with one share of Class V voting stock and subject to certain conditions, in exchange for either one share of Class A common stock or in certain circumstances, at the election of the Company in its capacity as the sole manager of Holdings, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the Holdings A&R OA (such exchange rights, as further described in the Holdings A&R OA, the “Exchange Rights”). See Note 11 for further detail.
Other Agreements—Business Combination
The Business Combination Agreement contemplated the execution of various additional agreements and instruments, including, among others, the following:
Tax Receivable Agreement
At Closing, Biote entered into a tax receivable agreement (the “TRA”) with Holdings, the Members and the Members’ Representative, which provides for, among other things, payment by the Company to the Members of 85% of the U.S. federal, state and local income tax savings realized by the Company as a result of the increases in tax basis and certain other tax benefits related to any transactions contemplated under the Business Combination Agreement and any redemption of Retained Holdings Units in exchange for Class A common stock or cash (as more fully described in the TRA). These payments are an obligation of Biote and not of the BioTE Companies. Biote’s only material asset following the Business Combination is its ownership interest in Holdings and, accordingly, the Company will depend on distributions from Holdings to make any payments required to be made by the Company under the TRA.
The term of the TRA will continue until all such tax benefits have been utilized or expired unless the Company exercises its right to terminate the TRA for an amount representing the present value of anticipated future tax benefits under the TRA or certain other acceleration events occur. The actual increase in the Company’s allocable share of tax basis in the BioTE Companies’ assets, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, including the timing of redemptions of shares of Retained Holdings Units, the market price of shares of the Class A common stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the Company’s income. Any payments the Company makes under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to the Company. To the extent that the Company is unable to make timely payments under the TRA for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the TRA and therefore accelerate payments due under the TRA.
The TRA provides that, in the event that (i) the Company exercises its early termination rights under the TRA, (ii) certain changes of control occur (as described in the TRA), (iii) the Company, in certain circumstances, fails to make a payment required to be made pursuant to the TRA by the applicable final payment date, which non-payment
continues for 30 days following such final payment date or (iv) the Company materially breaches any of its material obligations under the TRA, which breach continues without cure for 30 days following receipt by the Company of written notice thereof (unless, in the case of clauses (iii) and (iv), certain liquidity exceptions apply) the Company’s obligations under the TRA will accelerate and the Company will be required to make a lump-sum
cash payment to the applicable parties to the TRA equal to the present value of all forecasted future payments that would have otherwise been made under the TRA, which lump-sum
payment would be based on certain assumptions, including those relating to our future taxable income. As of December 31, 2022 and December 31, 2021, there have been no exchanges, and therefore, no liability is recorded related to the TRA.
Second Amended and Restated Operating Agreement of Holdings
At the Closing, the Company, Holdings and the Members entered into the Holdings A&R OA, which, among other things, (i) provided for a recapitalization of the ownership structure of Holdings, whereby following the execution of the Holdings A&R OA, the ownership structure of Holdings consists solely of the Holdings Units, (ii) designated the Company as the sole manager of Holdings (iii) provides that on the Exchange Date (as defined in the Holdings A&R OA) (unless otherwise waived by the Company, or, with respect to the Initial Shares (as defined therein), following the registration under the Securities Act of 1933, as amended (the “Securities Act”), of such shares), each Retained Holdings Unit held by the Members may be redeemed in exchange, subject to certain conditions, for either one share of Class A common stock or, at the election of the Company in its capacity as the sole manager of Holdings, the cash equivalent of the market value of one share of Class A common stock (the “Exchange Rights”), and (iv) otherwise amended and restated the rights and preferences of the Holdings Units, in each case, as more fully described in the Holdings A&R OA.
In connection with the execution of the Business Combination Agreement, certain of Haymaker’s officers and directors, Haymaker, the Sponsor, Holdings and the Members’ Representative entered into a letter agreement (the “Sponsor Letter”), pursuant to which, among other things, the Sponsor agreed to (i) vote, at any duly called meeting of stockholders of the Company, in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) subject to certain exceptions, not to effect any sale or distribution of any of its shares of Class B common stock or private placement warrants and (iii) waive any and all anti-dilution rights described in Haymaker’s amended and restated certificate of incorporation or otherwise with respect to the shares of Class B common stock held by the Sponsor that may be implicated by the Business Combination such that the Class B common stock Conversion will occur as discussed therein.
Investor Rights Agreement
At the Closing, the Company, the Members, the Sponsor, the Members’ Representative and certain other parties entered into an Investor Rights Agreement (the “IRA”). Pursuant to the terms of the IRA, among other things, (i) that certain Registration Rights Agreement, by and between Haymaker and certain security holders, dated March 1, 2021, entered into in connection with Haymaker’s initial public offering, was terminated, (ii) the Company provided certain registration rights for the shares of Class A common stock held (or underlying certain securities held) by the Members, the Sponsor, and certain other parties, (iii) the Members agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of the shares of Class A common stock, Class V voting stock and the Holdings Units held by such Members, as applicable, for six months following the Closing, and the Member Earnout Units (as defined therein) until the date such securities have been earned in accordance with the Business Combination Agreement and (iv) the Sponsor agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of its (a) shares of Class A common stock (other than the Sponsor Earnout Shares, as defined therein) for six months following the Closing, (b) Sponsor Earnout Shares until the date such securities have been earned in accordance with the Business Combination Agreement and (c) warrants issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and between the Company and the Sponsor, and the underlying shares of Class A common stock, for 30 days following the Closing Date (such lock-up
period superseding the
lock-up
period set forth in the Insider Letter (as defined in the IRA)), in each case, as more fully described in the IRA).

Indemnification Agreements
In connection with the Closing, the Company entered into indemnification agreements (each, an “Indemnification Agreement”) with its directors and executive officers. Each Indemnification Agreement provides for indemnification and advancements by the Company of certain expenses and costs if the basis of the indemnitee’s involvement in a matter was by reason of the fact that the indemnitee is or was a director, officer, employee, or agent of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity, in each case to the fullest extent permitted by the laws of the State of Delaware.
Credit Agreements
On the Closing Date, certain direct and indirect subsidiaries of Biote entered into that certain Credit Agreement, dated as of May 26, 2022 (the “Credit Agreement”; any capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement), by and among, inter alios, Holdings, BioTE Medical, LLC, (“BioTE Medical”), BioTe IP, LLC, (“BioTe IP” and, together with Holdings and BioTE Medical, collectively, the “Loan Parties”), certain lenders party thereto from time to time (the “Lenders”), and Truist Bank, as administrative agent for the Lenders (“Administrative Agent”). The Credit Agreement provides for (i) a $50,000 senior secured revolving credit facility (the “Revolving Loans”) and (ii) a $125,000 senior secured term loan A credit facility, which was borrowed in full on the Closing Date (the “Term Loan” and, together with the Revolving Loans, collectively, the “Loans”, such transactions together the “Debt Financing”). BioTE Medical used the proceeds of the Debt Financing to refinance and replace an existing credit facility pursuant to a credit agreement, dated as of May 17, 2019, with Bank of America, N.A and for general corporate purposes.
The Loans are also subject to customary events of default. Events of default under the Credit Agreement include (subject to grace periods in certain instances): (i) the failure by any Loan Party to timely make payments due under the Credit Agreement; (ii) material misrepresentations or misstatements in any representation or warranty by any Loan Party when made; (iii) failure by any Loan Party to comply with the covenants under the Credit Agreement and other related agreements; (iv) certain defaults under a specified amount of other indebtedness of Holdings or its subsidiaries; (v) insolvency or bankruptcy-related events with respect to Holdings or any of its subsidiaries; (vi) certain undischarged, non-appealable
judgments above a specified threshold against Holdings or any of its subsidiaries; (vii) certain ERISA-related events reasonably expected to result in liability above a specified threshold to Holdings and its subsidiaries taken as a whole; (viii) any loan documents or a material part of the liens under the loan documents ceasing to be, or being asserted by Holdings or its subsidiaries not to be, in full force and effect; (ix) any loan party or subsidiary denying that it has further obligations under any Loan Document; (x) any obligations under the loan documents ceasing to constitute senior indebtedness; and (x) the occurrence of a change of control. If an event of default has occurred and continues beyond any applicable cure period, Administrative Agent may (i) accelerate all outstanding obligations under the Credit Agreement or (ii) terminate the commitments, amongst other remedies. Additionally, BioTE Medical may not borrow under the Loans while an event of default is continuing. See Note 9 for further detail.

4.	REVENUE RECOGNITION
Revenue recognized for each revenue stream is as follows:

Financial Statement Caption	Revenue Stream	Year Ended December 31,
Product revenue:		2022	2021

	Pellet procedures	$128,952	$109,465
	Dietary supplements	32,412	27,241
	Disposable trocars	1,698	860
	Shipping fees	71	32

Total product revenue		163,133	137,598

Financial Statement Caption	Revenue Stream	Year Ended December 31,
Product revenue:		2022	2021
Service revenue:
	Training	973	859
	Contract-term services	851	939

Total service revenue		1,824	1,798

Total revenue		$164,957	$139,396

Revenue recognized by geographic region is as follows:

Financial Statement Caption	Country	For the Year Ended December 31,
Product revenue:		2022	2021
	United States	$162,742	$137,349
	All other	391	249

Total product revenue		163,133	137,598
Service revenue:
	United States	1,781	1,798
	All other	43	—

Total service revenue		1,824	1,798

Total revenue		$164,957	$139,396

Significant changes in contract liability balances are as follows:

	Year Ended December 31,
	2022		2021
Description of change	Deferred Revenue	Deferred Revenue, Long-term	Deferred Revenue	Deferred Revenue, Long-term
Revenue recognized that was included in the contract liability balance at the beginning of the period	$(1,710)	$—	$(2,048)	$—
Increases due to cash received, excluding amounts recognized as revenue during the period	1,342	760	1,022	652
Transfers between current and non-current liabilities due to the expected revenue recognition period	460	(460)	697	(697)

Total increase (decrease) in contract liabilities	$92	$300	$(329)	$(45)

Consideration allocated to initial training due to deposits paid upfront is presented within deferred revenue on the consolidated balance sheets and is expected to be recognized as revenue within one year as the training is performed. Consideration allocated to contract-term services is presented within deferred revenue and deferred revenue, long-term for the amounts expected to be recognized within one year and longer than one year, respectively.
Consideration allocated to the premiums within the management fee for pellet procedures is presented within deferred revenue current and deferred revenue, long-term for amounts expected to be recognized within one year and longer than one year, respectively.

Consideration allocated to performance obligations are as follows:

	December 31, 2022	December 31, 2021
Unsatisfied training obligations—Current	$104	$67

Unsatisfied contract-term services—Current	1,028	849
Unsatisfied contract-term services—Long-term	627	544

Total allocated to unsatisfied contract-term services	1,655	1,393

Unsatisfied pellet procedures—Current	833	789
Unsatisfied pellet procedures—Long-term	299	258

Total allocated to unsatisfied pellet procedures	1,132	1,047

Total deferred revenue—Current	$1,965	$1,705

Total deferred revenue—Long-term	$926	$802

The Company does not have a history of material returns or refunds and generally does not offer warranties or guarantees for any products or services. Expected returns and refunds are recorded as a reduction of revenue and are $0 and $0 for the years ended December 31, 2022 and 2021, respectively.

5.	INVENTORY, NET
Inventory, net consists of the following:

	December 31, 2022	December 31, 2021
Product inventory—Pellets	$6,213	$6,318
Less: Obsolete and expired pellet allowance	(1,298)	(1,356)

Pellet inventory, net	4,915	4,962

Product inventory—Dietary supplements	6,283	4,849
Less: Obsolete and expired dietary supplement allowance	(15)	(196)

Dietary supplement inventory, net	6,268	4,653

Inventory, net	$11,183	$9,615

6.	PROPERTY AND EQUIPMENT, NET
Property and equipment, net consists of the following:

	December 31, 2022	December 31, 2021
Trocars	$4,645	$4,448
Leasehold improvements	1,028	254
Office equipment	238	223
Computer software	140	135
Furniture and fixtures	161	119
Computer equipment	102	97
Construction in process	—	705

Property and equipment	6,314	5,981
Less: Accumulated depreciation	(4,810)	(3,646)

Property and equipment, net	$1,504	$2,335

Total depreciation expense related to property and equipment was $1,164 and $713 for the years ended December 31, 2022 and 2021. Total depreciation expense was included in Selling, general and administrative expense in the consolidated statements of income and comprehensive income. The Company has not acquired any property and equipment under finance leases.
The Company’s property and equipment are all held within the United States.

7.	CAPITALIZED SOFTWARE, NET
Capitalized software, net consists of the following:

	December 31, 2022	December 31, 2021
Website costs	$4,142	$3,571
Development in process	3,277	2,294
Less: Accumulated amortization	(2,346)	(1,311)

Capitalized software, net	$5,073	$4,554

Total amortization expense for capitalized software was $1,035 and $687 for the years ended December 31, 2022 and 2021, respectively. Total amortization expense was included in Selling, general and administrative expense in the consolidated statements of income and comprehensive income.

8.	ACCRUED EXPENSES
Accrued expenses consist of the following:

	December 31, 2022	December 31, 2021
Accrued professional fees	$354	$1,192
Accrued employee-related costs	4,221	2,213
Accrued merchant fees	—	184
Accrued interest	—	27
Legal accrual	—	1,302
Other	1,699	1,093

Accrued expenses	$6,274	$6,011

9.	LONG-TERM DEBT
Bank of America Term Loan
In May 2019, the Company entered into a credit arrangement (the “Bank of America Credit Agreement”) with a financial institution for a term loan for $50,000 (the “Bank of America Term Loan”), which bore an interest rate quoted as LIBOR + 300 Basis Points (BPS). As of December 31, 2022 and December 31, 2021, the outstanding principal on the Bank of America Term Loan was $0 and $37,500, respectively.
The Bank of America Credit Agreement also included a line of credit arrangement, under which the Company could borrow up to $10,000. The line was set to expire in
May of 2024
and was secured by all assets of the Company. The Company did not
draw on the line of credit during the years ended December 31, 2022 and 2021.
In connection with obtaining the Bank of America Credit Agreement in May of 2019, the Company incurred lender’s fees and related attorney’s fees of $1,108. The Company capitalized these costs and was amortizing these to interest expense over the maturity of the Bank of America Term Loan. The balance on the Bank of America Term Loan is presented in the consolidated balance sheet net of the related debt issuance costs. Amortization expense related to the debt issuance costs on the Bank of America Credit Agreement was $91 and $222 for the years ended December 31, 2022 and 2021, respectively. At June 30, 2022, the remaining unamortized Bank of America debt issuance costs of $445 were written off as a loss from extinguishment of debt in the Company’s consolidated statements of income and comprehensive income upon extinguishment of the Bank of America Credit Agreement.
In connection with the Business Combination, the Company entered into a new loan agreement as described below. A portion of the funds obtained from the new agreement were used to repay the Bank of America Term Loan in full.
Truist Term Loan
On the Closing Date, the Company entered into a new loan agreement with Truist Bank (the “Credit Agreement” and with respect to the term loan within, the “Term Loan”) for $125,000. Interest on borrowings under the Credit Agreement is based on either, at the Company’s election, the Standard Overnight Financing Rate plus an applicable margin of 2.5% or 2.75% or the Base Rate plus an applicable margin of 1.5% or 1.75%. At December 31, 2022, the interest rate charged to the Company was approximately 6.92%. The Term Loam requires principal payments of approximately $1,563 in quarterly installments on the last day of each calendar quarter, commencing on September 30, 2022, with repayment of the outstanding amount of the note due on maturity, which occurs on May 26, 2027. As of December 31, 2022, the outstanding principal on the Term Loan was $121,875.
Pursuant to the Credit Agreement, BioTE Medical may borrow under the “Revolving Loans” from time to time up to the total commitment of $50,000. The Company has not drawn on the line of credit during the year ended December 31, 2022.
The Credit Agreement is secured by substantially all of the assets of the Company and is subject to, among other provisions, customary covenants regarding indebtedness, liens, negative pledges, restricted payments, certain prepayments of indebtedness, investments, fundamental changes, disposition of assets, sale and lease-back transactions, transactions with affiliates, amendments of or waivers with respect to restricted debt and permitted activities of the Company. In addition, the Credit Agreement is subject to (i) a maximum total net leverage ratio and (ii) a minimum fixed charge coverage ratio. The Company must maintain a total net leverage ratio of less than or equal to (i) 4.25:1.00, with respect to the fiscal quarter ending September 30, 2022 through and including the fiscal quarter ending March 31, 2023, (ii) 4.00:1.00, with respect to the fiscal quarter ending June 30, 2023 through and including March 31, 2024, and (iii) 3.75:1.00 thereafter. Beginning with the third fiscal quarter of 2022, the Company must not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.25:1.00. Both financial covenants are tested quarterly. The Company was in compliance with all required covenants associated with the Credit Agreement as of December 31, 2022.
In connection with obtaining the Credit Agreement in May of 2022, the Company incurred lender’s fees and related attorney’s fees of approximately $4,036. The Company capitalized these costs and is amortizing these to interest expense over the term of the Term Loan. The balance on the Term Loan is presented in the consolidated balance sheet net of the related debt issuance costs. Amortization expense related to the debt issuance costs on the Credit Agreement was $498 for the year ended December 31, 2022.
The total amortization of debt issuance costs, inclusive of those related to both the Bank of America Credit Agreement and the Credit Agreement, was $589 and $222 for the years ended December 31, 2022 and 2021, respectively.

The outstanding debt as of December 31, 2022 and 2021 is classified in the consolidated balance sheets as follows:

	December 31, 2022	December 31, 2021
Term loan	$121,875	$37,500
Less: Current portion	(6,250)	(5,000)

	$115,625	$32,500
Less: Unamortized debt issuance costs	(3,539)	(537)

Term loan, net of current portion	$112,086	$31,963

Future maturities of long-term debt, excluding debt issuance costs, are as follows:

2023	6,250
2024	6,250
2025	6,250
2026	6,250
2027	96,875

$121,875

10.	WARRANT LIABILITY
In connection with its initial public offering, Haymaker issued Public Warrants as part of the units sold through the offering (“Public Warrant”) as well as private placement warrants (“Private Placement Warrant”) to its Sponsor, the terms of which are further described below.
Public Warrants
Each whole Public Warrant is exercisable to purchase one share of Class A common stock, and only whole warrants are exercisable. The Public Warrants became exercisable on June 25, 2022, 30 days after the completion of the Business Combination. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50.
Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants were issued upon separation of the units and only whole warrants were traded, requiring a purchase of at least four units to receive or trade a whole warrant. The warrants will expire on May 26, 2027, five years after the completion of the Business Combination, or earlier upon redemption or liquidation.
If the shares issuable upon exercise of the warrants are not registered under the Securities Act within 60 business days following the Business Combination, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the immediately preceding sentence are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, the Company will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its reasonable best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A share equals or exceeds $18.00
Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (which we refer to as the 30-day redemption period) to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A share equals or exceeds $10.00
Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of our Class A common stock to be determined based on the redemption date and the “fair market value” of shares of our Class A common stock except as otherwise described below;

•
if, and only if, the closing price of shares of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the
30-trading
day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•
if the closing price of our Class A common stock for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the Closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, inclusive of interest earned on equity held in trust, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Business Combination is consummated (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Company’s Public Warrants are treated as liabilities and recorded at fair value in the Warrant liability line of the consolidated balance sheet. Any changes in fair value are recorded in the changes in fair value of warrants line of the consolidated statements of income and comprehensive income. Please see Note 12 for further detail. No Public Warrants have been redeemed as of December 31, 2022 or December 31, 2021.
Private Placement Warrants
The Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants at a price of $1.50 per whole warrant in a private placement that occurred simultaneously with the closing of Haymaker’s initial public offering. Subsequently, the Sponsor purchased an additional 233,333 Private Placement Warrants for an aggregate purchase price of $350,000 in conjunction with the partial exercise of the underwriters’ overallotment option. Each whole Private Placement Warrant was exercisable for one share of the Company’s Class A common stock at a price of $11.50 per share. The Private Placement Warrants were non-redeemable
and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) were not transferable, assignable or saleable until 30 days after the completion of the Business Combination and they are not redeemable so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants had terms and provisions that were identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
On December 31, 2022, there were 7,937,466 Public Warrants and 5,566,666 Private Placement Warrants outstanding. The Company accounts for the Public Warrants and Private Placement Warrants in accordance with the guidance contained in ASC
815-40.
Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.
The warrant liabilities are subject to
re-measurement
at each balance sheet date. With each such
re-measurement,
the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s consolidated statements of income and comprehensive income. The Company reassesses the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification. No such events requiring a change in classification of the warrants have occurred through December 31, 2022.
The Company’s Private Placement Warrants are treated as liabilities and recorded at fair value in the Warrant liability line of the balance sheet. Any changes in fair value are recorded in the changes in fair value of warrants line of the consolidated statement of income and comprehensive income. Please see Note 12 for further detail.

11.	EARNOUT LIABILITY
Certain of the Company’s equity holders are entitled to vest in up to 11,587,500 Earnout Securities if certain share price targets (the “Triggering Events”) are achieved by May 26, 2027 (the “Earnout Deadline”). The Triggering Events each entitle the eligible equity holders to a certain number of shares per Triggering Event. The Triggering Events are as follows:

(i)
the first time, prior to the Earnout Deadline, that the volume-weighted average share price of Biote’s Class A common stock (“VWAP”) equals or exceeds $12.50 per share (the “Price Target 1”) for twenty (20) trading days of any thirty (30) consecutive trading day period following the Closing, one-third
(1/3) of the Earnout Securities shall be vested and no longer subject to forfeiture and other transfer restrictions (the “Earnout Restrictions”);

(ii)
the first time, prior to the Earnout Deadline, that the VWAP equals or exceeds $15.00 per share (the “Price Target 2”) for twenty (20) trading days of any thirty (30) consecutive trading day period following the Closing, one-third
(1/3) of the Earnout Securities shall be vested and no longer subject to the Earnout Restrictions;

(iii)
the first time, prior to the Earnout Deadline, that the VWAP equals or exceeds $17.50 per share (the “Price Target 3”) for twenty (20) trading days of any thirty (30) consecutive trading day period following the Closing, one-third
(1/3) of the Earnout Securities shall be vested and no longer subject to the Earnout Restrictions; and

(iv)	if the Company completes a change of control prior to the Earnout Deadline, then all remaining unvested Earnout Securities shall vest and no longer be subject to the Earnout Restrictions.
The Company’s Earnout liability is recorded at fair value in the consolidated balance sheet. Any changes in fair value are recorded in the changes in earnout liability line of the consolidated statement of income and comprehensive income. Please see Note 12 for further detail.

12.	FAIR VALUE MEASUREMENTS
To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.
The Company’s financial instruments consist of accounts receivable, accounts payable, accrued expenses, and short- and long-term debt. The carrying value of accounts receivable, accounts payable, accrued expenses and short-term debt are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments.

The Company’s debt instruments are carried at amortized cost in its consolidated balance sheets, which may differ from their respective fair values. The fair values of the Company’s term loan and revolving line of credit generally approximate their carrying values.
The Company’s Warrant liability and Earnout liability are recorded at fair value on a recurring basis.
The following table presents the Company’s fair value hierarchy for financial assets and liabilities:

	Fair Value Measurements as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$2,381	$—	$—	$2,381
Private Placement Warrants	—	—	1,723	1,723
Earnout liability	—	—	32,110	32,110

	Fair Value Measurements as of May 26, 2022
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$5,397	$—	$—	$5,397
Private Placement Warrants	—	—	3,834	3,834
Earnout liability	—	—	93,880	93,880
There were no movements between levels during the year ended December 31, 2022. These instruments were not outstanding on the Company’s books for the year ended December 31, 2021.
Level 3 Disclosures
Private Placement Warrants
As described in Note 10, the Company’s Private Placement Warrants were initially issued by Haymaker and were thus acquired by the Company through the consummation of the Business Combination. Accordingly, the initial measurement date of the Private Placement Warrants for the Company was the Closing Date. The Private Placement Warrants were valued using a Monte Carlo simulation. Calculating the fair value of the Private Placement Warrants requires the input of subjective assumptions. Other reasonable assumptions could provide differing results. The carrying amount of the liability may fluctuate significantly, and actual amounts at settlement may be materially different from the liability’s estimated value.
The following table provides the significant inputs to the Monte Carlo simulation for the fair value of the Private Placement Warrants as of December 31, 2022 and the Closing Date:

	As of
	December 31, 2022	May 26, 2022
Stock price	$3.73	$9.02
Exercise price	$11.50	$11.50
Risk-free rate	4.0%	2.7%
Volatility	42.2%	13.4%
Term (in years)	4.4	5.0
Earnout Liability
The Earnout liability was valued using a Monte Carlo simulation in order to project the future path of the Company’s stock price over the earnout period. The carrying amount of the liability may fluctuate significantly, and actual amounts paid may be materially different from the liability’s estimated value.

The following table provides the significant inputs to the Monte Carlo simulation for the fair value of the Earnout liability as of December 31, 2022 and the Closing Date, the date of initial measurement:

	As of
	December 31, 2022	May 26, 2022
Stock price	$3.73	$9.02
Risk-free rate	4.1%	2.7%
Volatility	70.0%	60.0%
Term (in years)	4.4	5.0
The following table presents the changes in fair value of the Company’s Level 3 financial instruments that are measured at fair value as of December 31, 2022 and the Closing Date, the date of initial measurement:

	Private Placement Warrants	Earnout Liability	Total
Fair value as of May 26, 2022 (initial measurement)	$3,834	$93,880	$97,714
Gain from change in fair value	(2,111)	(61,770)	(63,881)

Fair value as of December 31, 2022	$1,723	$32,110	$33,833

13.	NONCONTROLLING INTEREST
In connection with the Closing of the Business Combination on the Closing Date, certain Members of Holdings (the “Minority Interest Holders”) retained an approximately 86.5% membership interest in Holdings and Biote received an approximately 13.5% ownership interest in Holdings. As a result of share issuances subsequent to the Closing of the Business Combination, Biote’s ownership of Holdings, was approximately 16.6% as of December 31, 2022. The Minority Interest Holders may from time to time, after the Closing Date, exchange with Biote, such holders’ units in Holdings for an equal number of shares of Biote’s Class A common stock. As a result, Biote’s ownership interest in Holdings will continue to increase. The Minority Interest Holders’ ownership interests are accounted for as noncontrolling interests in the Company’s consolidated financial statements.
Because the Business Combination was accounted for similar to a reverse recapitalization, the noncontrolling interest was initially recorded based on the Minority Interest Holders’ ownership interest in the pre-combination
carrying value of Holdings’ equity, including net income (loss) for the periods prior to the Closing Date included in accumulated deficit as of the Closing Date. Subsequent to the Business Combination, the Minority Interest Holders’ interest in the net income (loss) of Holdings after the Closing Date is allocated to noncontrolling interest.
In connection with the Business Combination, Biote issued the Minority Interest Holders an aggregate of 48,565,824 shares of Class V voting stock. The Class V voting stock provides no economic rights in Biote to the holder thereof; however, each holder of Class V voting stock is entitled to vote with the holders of Class A common stock of Biote, with each share of Class V voting stock entitling the holder to one vote per share of Class V voting stock at the time of such vote (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications).

14.	SHARE-BASED COMPENSATION
At the Closing of the Business Combination, Holdings’ share-based compensation awards (as such terms are defined below) were converted into equity in Biote. Share information below has been converted from historical disclosure based on the equivalent shares received in the Business Combination.

Incentive Units
Holdings previously issued incentive units, which entitled the holder to participate in the net transaction proceeds from a change in control or qualifying liquidity event. Incentive units equivalent to 987,275 shares of Class V voting stock were vested as of December 31, 2021, and the Closing of the Business Combination triggered the vesting of the remaining incentive units equivalent to 6,356,178 shares of Class V voting stock. No compensation cost was recognized historically until the Closing of the Business Combination, and $50,026 of share-based compensation expense was recognized at Closing related to the incentive units. As of December 31, 2022, there are no incentive units outstanding.
Restricted Stock Units (Including Phantom Equity Rights)
Holdings also previously authorized the grant of phantom equity rights, which entitled the holder to participate in the net transaction proceeds from a change in control or qualifying liquidity event. For current employees as of the Closing Date, these awards vest quarterly over a period of one or two years after a change in control or qualifying liquidity event, and each holder is entitled to receive a stated percentage of the net transaction proceeds in excess of certain thresholds in accordance with the terms of their respective award agreement. Awards related to former employees vest at the time of a change in control or qualifying liquidity event, and each holder is entitled to receive a stated percentage of the net transaction proceeds in excess of certain thresholds or a maximum amount in accordance with the terms of their respective award agreement. The Closing of the Business Combination met the performance condition in the phantom equity rights. No compensation cost was recognized historically until the Closing of the Business Combination.
The phantom equity rights are equity-classified awards. The grant date fair value of the phantom equity rights was determined using a Monte-Carlo simulation. The significant assumptions used in valuation include the constant risk-free rate, constant volatility factor and the Geometric Brownian Motion.
At the Closing of the Business Combination, Holdings’ phantom equity rights related to former employees vested, and we recognized share-based compensation expense of $4,339 related to these awards with an offsetting increase to equity based on the awards’ grant-date fair value. At Closing, the Company exercised its option to settle the awards for cash in the amount of $7,250.
At the Closing of the Business Combination, Holdings’ phantom equity rights related to current employees were replaced with 3,887,750 restricted stock units (“RSUs”) of Biote. The RSUs will continue to vest according to their original terms, quarterly over a period of one or two years after the Closing of the Business Combination.
Since the Closing of the Business Combination, the Company continues to grant RSUs to certain employees under the
2022 Equity Incentive Plan
adopted on May 26, 2022. New RSUs issued are valued at the Company’s stock price on the date of grant. The following table summarizes RSU activity during the year ended December 31, 2022:

	Shares	Weighted- Average Grant-Date Fair Value
RSUs outstanding at December 31, 2021	3,887,750	$8.85
Granted	85,040	$4.00
Forfeited	(296,250)	$8.71
Vested	(2,053,700)	$8.24

RSUs outstanding at December 31, 2022	1,622,840	$9.41

The Company recognized share-based compensation expense of $26,647 during the year ended December 31, 2022, related to RSUs, which included a cumulative catch-up
of unrecognized share-based compensation expense

for service provided from the grant date to the Closing of the Business Combination. As of December 31, 2022, there was $3,688 of unrecognized share-based compensation expense related to unvested RSUs. This expense is expected to be recognized over a weighted-average remaining vesting period of 1.0 year.
Stock Options
Subsequent to the Closing of the Business Combination, the Company began to grant stock options to certain employees, directors, and consultants under the
2022 Equity Incentive Plan
adopted on May 26, 2022. The following table summarizes stock option activity during the year ended December 31, 2022:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Options outstanding at December 31, 2021	—	$—	—
Granted	5,165,328	$3.86
Forfeited	(122,700)	$3.73

Options outstanding at December 31, 2022	5,042,628	$3.86	9.5

Options exercisable December 31, 2022	131,461	$3.99	2.1

The Company recognized share-based compensation expense of $1,168 during the year ended December 31, 2022 related to stock options. As of December 31, 2022, there was $10,156 of unrecognized share-based compensation expense related to unvested stock options. This expense is expected to be recognized over a weighted-average remaining vesting period of 3.4 years.
The weighted-average assumptions used to estimate the fair value of stock options granted during the year ended December 31, 2022 were as follows:

Expected term (in years)	6.0
Volatility	60.0%
Risk-free rate	3.5%
Dividend yield	0.0%

15.	LEASES
On July 1, 2014, BioTE Medical entered into a contract to lease office space in the Las Colinas Business Center in Irving, TX. Subsequent to execution of the contract, the Company revised the lease to include additional space and extend the lease term through June 30, 2023. On November 1, 2022, the Company executed an extension of lease office space to extend through November 30, 2028. This extension included an additional 3,700 square feet of space that would be available for use in December of 2023, which would be included in monthly rent payments at this date accordingly.

The Company recognizes operating lease costs on a straight-line basis over the lease term within Selling, general and administrative expense in the consolidated statement of income and comprehensive income. The following table contains a summary of the operating lease costs recognized under ASC 842 and supplemental cash flow information for leases for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
Fixed lease expense	$278	$244

Total lease cost	$278	$244

Other information:
Cash paid for amounts included in the measurement of lease liabilities	$257	$257
Right-of-use assets obtained in exchange for new operating lease liabilities	$1,936	$—
The following table summarizes the balance sheet classification of the Company’s operating leases, amounts of ROU assets and lease liabilities, the weighted average remaining lease term, and the weighted average discount rate for the Company’s operating leases:

	December 31, 2022	December 31, 2021
Lease assets
Operating lease right-of-use assets	$2,052	$356

Total lease assets	$2,052	$356

Lease liabilities
Current:
Operating lease liabilities	$165	$248
Non-current:
Operating lease liabilities	1,927	127

Total lease liabilities	$2,092	$375

Weighted-average remaining lease term—operating leases (years)	5.92	1.50
Weighted-average discount rate—operating leases	8.48%	3.75%
The following table summarizes the payments by date for the Company’s operating lease, which is then reconciled to our total lease obligation, as of December 31, 2022:

2023	337
2024	448
2025	464
2026	480
2027	497
Thereafter	470

Total lease payments	2,696
Less: Interest	(604)

Present value of lease liabilities	$2,092

16.	INCOME TAXES
Income (loss) before provision for income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2022	2021
Domestic	$2,221	$33,191
Foreign	(509)	(286)

Income before provision for income taxes	$1,712	$32,905

The income tax provision for the year ended December 31, 2022 and 2021 consists of the following:

	Year Ended December 31,
	2022	2021
Current income tax provision (benefit):
Federal	$749	$—
State and Local	377	286
Foreign	5	—

Total current expense (benefit):	1,131	286
Deferred income tax provision (benefit):
Federal	(714)	—
State and Local	(29)	—
Foreign	—	—

Total deferred expense (benefit):	(743)	—

Total income tax provision (benefit)	$388	$286

A reconciliation of the federal income tax rate to the Company’s effective tax rate for the year ended December 31, 2022 and 2021 is as follows:

	Year Ended December 31,
	2022	2021
Statutory federal income tax rate	21.00%	21.00%
State taxes, net of federal benefit	18.20%	0.87%
Nontaxable partnership income	-41.39%	-21.00%
Foreign rate differential	-2.71%	0.00%
Change in valuation allowance	27.55%	0.00%

	22.65%	0.87%

The Company’s significant rate reconciliation items are driven primarily by state taxes, permanent differences associated with Holdings’ flowthrough income and the recognition of a valuation allowance.

The Company’s net deferred tax assets (liabilities) as of December 31, 2022 and 2021 is as follows:

	Year Ended December 31,
	2022	2021
Deferred tax assets:
Outside basis difference in partnership	$1,173	$—
Net operating loss carryforwards	164	—
Intangibles	978	—

Total deferred tax assets	$2,315	$—

Valuation allowance	(477)	—

Deferred tax assets, net of allowance	$1,838	$—

As of December 31, 2022, the Company had a foreign net operating losses of $0.5 million, which begin to expire in 2032.
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management has recorded a valuation allowance against the foreign net operating losses and the portion of outside basis difference related to Holdings’ permanent book/tax differences.
The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which we operate or do business in. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.
We record uncertain tax positions as liabilities in accordance with ASC 740 and adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of December 31, 2022 and 2021 we have not recorded any uncertain tax positions in our financial statements.
The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from December 31, 2019, to the present. The resolution of tax matters is not expected to have a material effect on the Company’s consolidated financial statements.

17.	NET LOSS PER COMMON SHARE
The computation of basic and diluted net loss per common share is based on net loss attributable to Biote stockholders divided by the basic and diluted weighted average number of shares of Class A common stock outstanding, each for the period subsequent to the consummation of the Business Combination. The following table sets forth the computation of net loss per common share:

Year Ended December 31, 2022
Net loss per common share
Numerator:
Net loss attributable to biote Corp. stockholders (basic and diluted)	$(969)
Denominator:
Weighted average shares outstanding (basic and diluted)	8,059,371
Net loss per common share
Basic	$(0.12)
Diluted	$(0.12)
On the Closing Date, the Company completed the Business Combination which materially impacted the number of shares outstanding, and the Company was organized in an
Up-C
structure. Net loss per common share information for the year ended December 31, 2022 has been presented on a prospective basis and reflects only the net loss attributable to holders of Biote’s Class A common stock, as well as both basic and diluted weighted average Class A common stock outstanding, for the period from the Closing Date through December 31, 2022. Net loss per common share information prior to the Closing Date is not presented since the ownership structure of Holdings is not a common unit of ownership of the Company, and the resulting values would not be meaningful to the users of the consolidated financial statements. Net loss per common share is not separately presented for Class V voting stock since it has no economic rights to the income or loss of the Company. Class V voting stock is considered in the calculation of dilutive net loss per common share on an if-converted
basis as these shares, together with the related Holdings Units, have Exchange Rights into Class A common stock that could result in additional Class A common stock being issued. All other potentially dilutive securities are determined based on the treasury stock method. See Note 1 for more information regarding the Business Combination.
The Company excluded the following potential shares, presented based on amounts outstanding at each period end, from the computation of diluted weighted average shares outstanding for the periods indicated because including them would have had an antidilutive effect:

Year Ended December 31, 2022
RSUs	1,622,840
Stock Options	5,042,628
Class V Voting Stock	48,565,824
Public Warrants	7,937,466
Private Placement Warrants	5,566,666
Earnout Voting Shares	10,000,000
Sponsor Earnout Shares	1,587,500

80,322,924

18.	COMMITMENTS AND CONTINGENCIES
Litigation Risk
From time to time, the Company may become involved in various legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate liability, if any, from these actions will not have a material effect on its financial condition or results of operations.
The Company is currently involved in litigation described below with one of the Company’s stockholders, Dr. Gary S. Donovitz (“Donovitz”) (the “Donovitz Litigation”). The outcome of the Donovitz Litigation, regardless of the merits, is inherently uncertain. At this point in time, the Company cannot predict the length of the Donovitz Litigation or the ultimate liability, if any, which may arise therefrom. In addition, litigation and related matters are costly and may divert the attention of the Company’s management and other resources that would otherwise be engaged in other activities. However, the Donovitz Litigation is not expected to have a material adverse effect on the consolidated results of operations or financial position of the Company.
On June 23, 2022, Donovitz sued Haymaker Sponsor, LLC, the Company’s outside legal counsel, and certain Company executive officers and directors in the District Court of Dallas County, Texas. Donovitz alleges that the defendants made a variety of false promises regarding Donovitz’s future role in the Company, the protection of Donovitz’s interests, and the continuance of Donovitz’s seminars and training programs subsequent to the completion of the Business Combination. Otherwise, Donovitz claims he would not have agreed to the arrangements that led to the completion of the Business Combination and related transactions. Donovitz generally alleges fraud, negligent misrepresentation, a breach of the covenant of good faith and fair dealing, and breaches of fiduciary duties against the defendants (the “Donovitz Claims”). Donovitz seeks monetary relief exceeding $1.0 million, including, but not limited to, actual damages, damages to be determined at trial, punitive damages, attorneys’ fees, and equitable relief such as profit disgorgement, fee forfeiture, recession, and constructive trust. While not a direct party to the lawsuit, the Company believes that the allegations contained in the complaint are without merit and intends to participate in the defense of the litigation.
On July 11, 2022, the Company sued Donovitz in the Delaware Court of Chancery, pursuing injunctive relief to prevent Donovitz from proceeding with the litigation over the Donovitz Claims in Texas. The Company seeks to enforce (a) the Company’s certificate of incorporation, which mandates that stockholders must bring certain actions, including some or all of the Donovitz Claims, exclusively in Delaware, and (b) the Business Combination Agreement, by which Donovitz consented to the exclusive jurisdiction of the Delaware Court of Chancery and agreed that Delaware law governs any related claims, including some or all of the Donovitz Claims. Pending a ruling from the Delaware Court of Chancery, Donovitz agreed to stay all answer dates in that lawsuit in Texas. Then, on March 23, 2023, Donovitz filed an amended answer and counterclaims alleging what appear to be the same as the Donovitz Claims originally filed in Texas.
On August 2, 2022, the Company sued Donovitz, Lani Hammonds Donovitz, and Lani D. Consulting in the District Court of Dallas County, Texas, seeking injunctive relief to enforce non-disparagement
obligations of that certain founder advisory agreement with Donovitz and the independent contractor agreement with Lani Hammonds Donovitz, both of which were entered into by the subject parties in connection with the Business Combination.
On August 23, 2022, the defendants filed an answer, which included affirmative defenses to the Company’s claims and certain counterclaims and third-party claims against certain executive officers of the Company. The affirmative defenses included repudiation, fraud, breach of contract, unclean hands, and laches.
The counterclaims and third-party claims included claims for fraud, breach of fiduciary duty, breach of contract, and defamation, as well as other related claims.
The Company successfully obtained a temporary restraining order to enforce the non-disparagement
obligations of Donovitz and Lani Hammonds Donovitz. The parties subsequently entered into an agreed order that the temporary restraining order will stay in effect until the entry of a final judgment.

A jury trial was scheduled to commence on January 3, 2023, to address the Company’s request for a permanent injunction, as well as adjudicate the affirmative defenses, with all remaining claims, counterclaims and third-party claims to be tried at a later date.
After the filing of this lawsuit, the Company amended its claim in the Delaware Court of Chancery to also seek an injunction to prevent Donovitz from proceeding with certain of the affirmative defenses, counterclaims, and third-party claims filed by the defendants on August 23, 2022. On November 4, 2022, the Delaware Court of Chancery denied that request for injunctive relief, permitting the Texas lawsuit filed by the Company and all affirmative defenses and claims asserted therein to proceed in Texas.
Subsequently, the parties agreed that the trial on the Company’s claim for breach of contract, including its request for a permanent injunction, will be consolidated with a trial on the previously filed counterclaims and third-party claims. Prior to that agreement being reached, Donovitz and Lani Hammonds Donovitz filed an amended pleading which did not include any of their previously asserted affirmative defenses or assert any new affirmative defenses. It was also agreed that if Donovitz and or Lani Hammonds Donovitz seek leave to add any affirmative defenses before the final trial, at most they would be allowed to assert laches, unclean hands or mistake, and only if they can convince the trial court that any or all of those affirmative defenses would have qualified as claims that could have been non suited at the time they filed their amended pleading asserting no affirmative defenses. A jury trial is scheduled to commence on September 11, 2023. The temporary restraining order entered against Gary Donovitz and Lani Hammonds Donovitz remains in effect until the entry of a final judgment.
Tax Distributions
To the extent the Company has funds legally available, the board of directors will approve distributions to each stockholder on a quarterly basis, in an amount per share that, when added to all other distributions made to such stockholder with respect to the previous calendar year, equals the estimated federal and state income tax liabilities applicable to such stockholder as the result of its, his or her ownership of the units and the associated net taxable income allocated with respect to such units for the previous calendar year.

19.	RELATED-PARTY TRANSACTIONS
The Company utilizes a professional services firm to perform accounting and tax services for the Company. Trusts whose beneficiaries are the children of a partner of the firm hold shares of our Class V voting stock. Fees paid to the firm were $31 and $456 during the years ended December 31, 2022 and 2021, respectively. Amounts due to the firm as of December 31, 2022 and December 31, 2021 were $0 and $0, respectively.
A former employee of the Company is the beneficiary of a trust which holds shares of our Class V voting stock, as well as being the child of the Company’s founder who beneficially owns shares of our Class V voting stock. Compensation paid to the former employee was $100 and $201 for the years ended December 31, 2022 and 2021, respectively. Amounts due to the former employee were $0 and $0 as of December 31, 2022 and December 31, 2021, respectively.
In addition to their previous employment by the Company, the above referenced former employee also owns a clinic which was a customer of the Company. Revenues recognized from sales to this customer were $458 and $744 for the years ended December 31, 2022 and 2021, respectively. Amounts due from this customer were $0 and $57 as of December 31, 2022 and December 31, 2021, respectively.
A former employee of the Company is the spouse of the Company’s founder who beneficially owns shares of our Class V voting stock. Compensation paid to the former employee was $158 and $285 for the years ended December 31, 2022 and 2021, respectively. Amounts due to the former employee were $0 and $0 as of December 31, 2022 and December 31, 2021, respectively.

The Company purchases dietary supplements inventories from a vendor in which the Company’s founder holds a minority interest. Inventory purchases from this vendor were $1,304 and $888 for the years ended December 31, 2022 and 2021, respectively. Amounts due to the vendor were $151 and $0 as of December 31, 2022 and December 31, 2021, respectively.
On May 18, 2022, BioTE Medical and Dr. Gary S. Donovitz entered into a founder advisory agreement, effective as of, and contingent upon, the Closing. Pursuant to the founder advisory agreement, Dr. Gary S. Donovitz transitioned from an officer and manager of BioTE Medical into the role of Founder Advisor and Senior Advisor (as defined in the founder advisory agreement) as of the Closing. Pursuant to the founder advisory agreement, Dr. Gary S. Donovitz provides strategic advisory services to BioTE Medical for a period of four years from the Closing, unless terminated earlier pursuant to the terms of the founder advisory agreement, and will receive an annual fee equal to $300 per year, continued coverage under BioTE Medical’s employee benefits and reimbursement for reasonable and pre-approved
business expenses.
On May 18, 2022, BioTE Medical entered into an independent contractor agreement with Lani D. Consulting, a company affiliated with Lani Hammonds Donovitz, the wife of Dr. Gary S. Donovitz (the “New Independent Contractor Agreement”). Immediately upon the Closing, the New Independent Contractor Agreement replaced the independent contractor agreement dated as of May 3, 2021, between Lani D. Consulting and BioTE Medical. Pursuant to the New Independent Contractor Agreement, Lani D. Consulting provides certain services to BioTE Medical for a period of four years from the Closing, unless terminated earlier pursuant to the terms of the New Independent Contractor Agreement, and will receive an annual fee equal to $250 per year and reimbursement for reasonable and pre-approved
business expenses. BioTE Medical terminated Ms. Donovitz for cause, effective September 9, 2022.

20.	SUBSEQUENT EVENTS
The Company evaluated subsequent events from December 31, 2022, the date of these consolidated financial statements, through March 29, 2023, which represents the date the consolidated financial statements were issued, for events requiring adjustment to or disclosure in these consolidated financial statements. There are no material events that require adjustment to or disclosure in these consolidated financial statements.

biote Corp.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts) (Unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash	$87,608	$79,231
Accounts receivable, net	7,646	6,948
Inventory, net	9,623	11,183
Other current assets	2,579	3,816

Total current assets	107,456	101,178
Property and equipment, net	1,307	1,504
Capitalized software, net	5,206	5,073
Operating lease right-of-use assets	1,983	2,052
Deferred tax asset	3,183	1,838

Total assets	$119,135	$111,645

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,063	$4,112
Accrued expenses	6,252	6,274
Term loan, current	6,250	6,250
Deferred revenue, current	2,078	1,965
Operating lease liabilities, current	217	165

Total current liabilities	19,860	18,766
Term loan, net of current portion	110,719	112,086
Deferred revenue, net of current portion	1,018	926
Operating lease liabilities, net of current portion	1,855	1,927
TRA liability	6,250	—
Warrant liability	5,722	4,104
Earnout liability	57,520	32,110

Total liabilities	202,944	169,919
Commitments and contingencies (See Note 18)
Stockholders’ Deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued or outstanding as of March 31, 2023 and December 31, 2022	—	—
Class A common stock, $0.0001 par value, 600,000,000 shares authorized; 20,102,402 and 11,242,887 shares issued, 18,514,902 and 9,655,387 shares outstanding as of March 31, 2023 and December 31, 2022, respectively	2	1
Class B common stock, $0.0001 par value, 8,000,000 shares authorized; no shares issued or outstanding as of March 31, 2023 and December 31, 2022	—	—
Class V voting stock, $0.0001 par value, 100,000,000 shares authorized; 50,612,566 and 58,565,824 shares issued, 40,612,566 and 48,565,824 shares outstanding as of March 31, 2023 and December 31, 2022, respectively	4	5
Additional paid-in capital	—	—
Accumulated deficit	(48,532)	(44,460)
Accumulated other comprehensive loss	(12)	(5)

biote Corp.’s stockholders’ deficit	(48,538)	(44,459)
Noncontrolling interest	(35,271)	(13,815)

Total stockholders’ deficit	(83,809)	(58,274)

Total liabilities and stockholders’ deficit	$119,135	$111,645

The accompanying notes are an integral part of these condensed consolidated financial statements.

biote Corp.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue:
Product revenue	$44,155	$36,758
Service revenue	688	385

Total revenue	44,843	37,143
Cost of revenue (excluding depreciation and amortization included in selling, general and administrative, below)
Cost of products	13,027	11,657
Cost of services	850	620

Cost of revenue	13,877	12,277
Selling, general and administrative	23,085	15,103

Income from operations	7,881	9,763
Other income (expense), net:
Interest expense	(2,426)	(359)
Loss from change in fair value of warrant liability	(1,618)	—
Loss from change in fair value of earnout liability	(25,410)	—
Other income	773	10

Total other expense, net	(28,681)	(349)

Income (loss) before provision for income taxes	(20,800)	9,414
Income tax expense	630	64

Net income (loss)	(21,430)	9,350
Less: Net loss attributable to noncontrolling interest	(14,625)

Net loss attributable to biote Corp. stockholders	(6,805)

Other comprehensive income:
Foreign currency translation adjustments	—	6

Other comprehensive income	—	6

Comprehensive income (loss)	$(21,430)	$9,356

Net loss per common share
Basic	$(0.39)
Diluted	$(0.39)
Weighted average common shares outstanding
Basic	17,585,045
Diluted	17,585,045
The accompanying notes are an integral part of these condensed consolidated financial statements.

biote Corp.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share amounts) (Unaudited)

	Members’ Equity		Class A Common Stock		Class V Voting Stock		Additional Paid-in Capital	Retained Earnings / (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit) Attributable to biote Corp.	Non- controlling Interest	Total Stockholders’ Equity (Deficit)
	Units	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2021	982,800	$—	—	$—	—	$—	$—	$4,165	$(40)	$4,125	$—	$4,125
Distributions	—	—	—	—	—	—	—	(2,735)	—	(2,735)	—	(2,735)
Net income	—	—	—	—	—	—	—	9,350	—	9,350	—	9,350
Other comprehensive income	—	—	—	—	—	—	—	—	6	6	—	6

Balance at March 31, 2022	982,800	—	—	—	—	—	—	10,780	(34)	10,746	—	10,746

The accompanying notes are an integral part of these condensed consolidated financial statements.

biote Corp.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share amounts) (Unaudited)

	Class A Common Stock		Class V Voting Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit Attributable to biote Corp.	Non- controlling Interest	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2022	9,655,387	$1	48,565,824	$5	$—	$(44,460)	$(5)	$(44,459)	$(13,815)	$(58,274)
Distributions	—	—	—	—	—	—	—	—	(3,093)	(3,093)
Net loss	—	—	—	—	—	(6,805)	—	(6,805)	(14,625)	(21,430)
Other comprehensive income	—	—	—	—	—	—	—	—	1	1
Share-based compensation	—	—	—	—	—	2,170	—	2,170	—	2,170
Vesting of RSUs	426,208	—	—	—	—	1,915	(4)	1,911	(1,911)	—
Exercise of stock options	105,049	—	—	—	—	2,043	(3)	2,040	(1,620)	420
Litigation settlement	375,000	—	—	—	—	1,199	—	1,199	—	1,199
Exchanges of Class V voting stock	7,953,258	1	(7,953,258)	(1)	—	208	—	208	(208)	—
TRA liability	—	—	—	—	—	(4,802)	—	(4,802)	—	(4,802)

Balance at March 31, 2023	18,514,902	$2	40,612,566	$4	$—	$(48,532)	$(12)	$(48,538)	$(35,271)	$(83,809)

The accompanying notes are an integral part of these condensed consolidated financial statements.

biote Corp.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (Unaudited)

	Three Months Ended March 31,
	2023	2022
Operating Activities
Net income (loss)	$(21,430)	$9,350
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	538	502
Bad debt expense	30	30
Amortization of debt issuance costs	195	55
Provision for obsolete inventory	—	60
Non-cash lease expense	69	58
Shares issued in settlement of litigation	1,199	—
Share-based compensation expense	2,170	—
Loss from change in fair value of warrant liability	1,618	—
Loss from change in fair value of earnout liability	25,410	—
Deferred income taxes	103	—
Changes in operating assets and liabilities:
Accounts receivable	(728)	(1,344)
Inventory	1,560	377
Other current assets	1,238	(1,445)
Accounts payable	857	2,089
Deferred revenue	205	145
Accrued expenses	(22)	(2,847)
Operating lease liabilities	(20)	(61)

Net cash provided by operating activities	12,992	6,969
Investing Activities
Purchases of property and equipment	(62)	(262)
Purchases of capitalized software	(318)	(220)

Net cash used in investing activities	(380)	(482)
Financing Activities
Principal repayments on term loan	(1,562)	(1,250)
Proceeds from exercise of stock options	420	—
Distributions	(3,093)	(2,735)
Capitalized transaction costs	—	(1,577)

Net cash used in financing activities	(4,235)	(5,562)
Effect of exchange rate changes on cash and cash equivalents	—	13

Net increase in cash and cash equivalents	8,377	938
Cash and cash equivalents at beginning of period	79,231	26,766

Cash and cash equivalents at end of period	$87,608	$27,704

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$2,230	$304
Cash paid for income taxes	2,232	1
Non-cash investing and financing activities
Capital expenditures and capitalized software included in accounts payable	$94	$271
The accompanying notes are an integral part of these condensed consolidated financial statements.

biote Corp.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Description of Business
—biote Corp. (inclusive of its consolidated subsidiaries, the “Company” or “Biote”) is a Delaware incorporated company headquartered in Irving, Texas. The Company was founded in 2012 and trains physicians and nurse practitioners in hormone optimization using bio-identical
hormone replacement pellet therapy in men and women experiencing hormonal imbalance.
Basis of Presentation
—The condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial reporting and therefore do not include all information and disclosures normally included in the annual consolidated financial statements. The condensed consolidated financial statements include the accounts of Biote and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The Company recognizes noncontrolling interest related to its less-than-wholly-owned subsidiary as equity in the condensed consolidated financial statements separate from the parent entity’s equity. The net loss attributable to noncontrolling interest is included in net income in the condensed consolidated statements of income and comprehensive income.
COVID-19
—As of March 31, 2023 and December 31, 2022, the
COVID-19
pandemic and the related disruptions caused to the global economy did not have a material impact on the Company’s business. Further, global economic conditions have been worsening, with disruptions to, and volatility in, the credit and financial markets in the U.S. and worldwide resulting from the effects of
COVID-19
and otherwise. If these conditions persist and deepen, the Company could experience an inability to access additional capital or its liquidity could otherwise be impacted. If the Company is unable to raise capital when needed or on attractive terms, it would be forced to delay, reduce or eliminate its research and development programs and/or other efforts.
Unaudited Interim Financial Information
—In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in stockholders’ equity (deficit) and cash flows. The condensed consolidated balance sheet as of December 31, 2022, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements. The accompanying condensed consolidated financial statements and related financial information should be read in conjunction with the audited consolidated financial statements and the related notes thereto for the fiscal year ended December 31, 2022.
Business Combination
—On May 26, 2022 (the “Closing Date”), BioTE Holdings, LLC (“Holdings,” inclusive of its direct and indirect subsidiaries, the “BioTE Companies,” and as to its members, the “Members”) completed a series of transactions (the “Business Combination”) with Haymaker Acquisition Corp. III (“Haymaker”), Haymaker Sponsor III LLC (the “Sponsor”), BioTE Management, LLC, Dr. Gary S. Donovitz, in his individual capacity, and Teresa S. Weber, in her capacity as the Members’ representative (in such capacity, the “Members’ Representative”) pursuant to the business combination agreement (the “Business Combination Agreement”) dated December 13, 2021 (the “Closing”), which is discussed in more detail in Note 3. As a result of the Business Combination, Haymaker was renamed “biote Corp.”
The Business Combination was accounted for as a common control transaction, in accordance with U.S. GAAP. Under this method of accounting, Haymaker’s acquisition of the BioTE Companies was accounted for at their historical carrying values, and the BioTE Companies were deemed the predecessor entity. This method of accounting is similar to a reverse recapitalization whereby the Business Combination was treated as the equivalent of the BioTE Companies issuing stock for the net assets of Haymaker, accompanied by a recapitalization. The net assets of Haymaker are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of the BioTE Companies.

Following the Closing of the Business Combination, the Company is organized in an
“Up-C”
structure in which the business of the Company is operated by Holdings and its subsidiaries, and Biote’s only material direct asset consists of equity interests in Holdings. The consolidated financial statements of Holdings and its subsidiaries have been determined to be the predecessor for accounting and reporting purposes for the period prior to the Business Combination.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates—
The
preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company regularly evaluates estimates and assumptions related to assets, liabilities, costs, expenses, contingent liabilities, share-based compensation and research and development costs. The Company bases its estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
In the opinion of the Company, the accompanying condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in stockholders’ equity (deficit) and cash flows. The results of operations for the three months ended March 31, 2023 are not necessarily indicative of the results that may be expected for the entire year.
Fair Value Measurements
—The guidance in FASB ASC 820,
Fair Value Measurements and Disclosures
(“ASC 820”), defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
Level

1
—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2
—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level
 3
—Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.
See Note 12 for further detail.
Segment Information
—
Operating
segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the chief executive officer. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results, and plans for levels or components below the consolidated unit level. Accordingly, the Company has one operating segment and, therefore, one reportable segment.
Accounts Receivable and Allowance for Doubtful Accounts
—Accounts receivable
are
recorded net of allowances for doubtful accounts.
Inventory
—Inventory is
carried
at the lower of cost or net realizable value using the
first-in,
first-out
(FIFO) method. Inventory consists of bioidentical hormone pellets and dietary supplements. Bioidentical hormone pellets contain bioidentical testosterone or estrogen used to achieve hormone balance. Dietary supplements are high-grade supplements used to enhance pellet therapy. The Company reviews its inventory balances and writes down its inventory for estimated obsolescence or excess inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. Inventory write-downs are recorded within cost of
goods sold. Management recorded a reserve for obsolescence of inventory related to inventory which has expired. See Note 5 for further
details.
Other Current Assets
—As of March 31, 2023 and December 31, 2022, the Company’s total other current assets consist of the following:

	March 31, 2023	December 31, 2022
Prepaid expenses	$2,067	$2,939
Advances	512	877

Total other current assets	$2,579	$3,816

Prepaid expenses include software and technology licensing agreements, insurance premiums and other advance payments for services to be received over the next 12 months. Advances are comprised of deposit payments to vendors for inventory purchase orders to be received in the next 12 months.
Impairment of Long-Lived Assets
—Long-lived assets, such as property and equipment and capitalized software, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent
appraisals, as considered necessary. No impairment charges have been recorded during the three months ended March 31, 2023 and 2022.
Leases
—At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement including the use of an identified asset(s) and the Company’s control over the use of that identified asset. The Company elected, as allowed under Financial Accounting Standards Board (“FASB”) Accounting Standard Update (“ASU”)
2016-02,
Leases
(“ASC 842”), to not recognize leases with a lease term of one year or less on its balance sheet. Leases with a term greater than one year are recognized on the balance sheet as right-of-use
(“ROU”) assets and current and
non-current
lease liabilities, as applicable. As of March 31, 2023 and December 31, 2022, the Company does not have any financing leases.
Lease liabilities and their corresponding ROU assets are initially recorded based on the present value of lease payments over the expected remaining lease term. Certain adjustments to the ROU asset may be required for items such as incentives, prepaid lease payments, or initial direct costs. When an option to extend the lease exists, a determination is made whether that option is reasonably certain of exercise based on economic factors present at the measurement date and as circumstances may change. Lease cost for operating leases is recognized on a straight-line basis over the lease term as an operating expense. Variable lease costs are expensed as incurred as an operating expense.
As the rates implicit in the Company’s leases have not historically been readily determinable, the Company utilizes the appropriate incremental borrowing rate, which is the rate the Company would incur to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment over the lease term. To estimate our incremental borrowing rate, a credit rating applicable to the Company is estimated using a synthetic credit rating analysis since the Company does not currently have a rating agency-based credit rating.

In accordance with ASC 842, contracts containing a lease should be split into three categories: lease components, non-lease
components, and activities or costs that do not transfer a distinct good or service
(“non-components”).
The fixed and
in-substance
fixed contract consideration (including any consideration related to non-components)
must be allocated, based on the respective relative fair values, to the lease components and non-lease
components.
Entities may elect not to separate lease and
non-lease
components. Accordingly, entities making this election would account for each lease component and related non-lease
component together as a single lease component. The Company has elected to account for lease and non-lease
components together as a single lease component for all underlying assets and allocate all of the contract consideration to the lease component only. See Note 15 for further details.
Income Taxes
—The Company accounts for income taxes under the asset and liability method pursuant to ASC 740,
Income Taxes
. Under this method, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning
strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step
process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not
recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
We recognize interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statements of income and comprehensive income.
Debt Issuance Costs
—Costs incurred in connection
with
the issuance of the Company’s long-term debt have been recorded as a direct reduction of the debt and amortized over the life of the associated debt as a component of interest expense using the effective interest method.
TRA Liability
—As more fully described in Note 3, the Company entered into a tax receivable agreement (the “TRA”) with certain selling equity holders of Holdings that requires the Company to pay 85% of the tax savings that are realized due to increases in the tax basis in Holdings’ assets. This increase results from the exchange of Retained Holdings Units and shares of Class V voting stock for shares of Class A common stock of Biote, as well as from tax benefits attributable to payments under the TRA. The Company will retain the benefit of the remaining 15% of the cash savings.
We calculated the fair value of the future payments to be made under the TRA at the time of the exchange and identified the timing of the utilization of the tax attributes pursuant to ASC 805 and relevant tax laws. Interest will accrue on the TRA liability. In addition, under ASC 450,
Contingencies
, any transactions with Holdings’ Members after the exchange date will result in additional TRA liabilities which will be recorded on a gross undiscounted basis.

The calculation of the TRA liability includes a significant amount of judgment related to the timing and amount of Retained Holdings Units and shares of Class V voting stock exchanged for shares of Class A common stock of Biote, forecasted operating results of Biote and anticipated interest rates used to accrue interest on the liability. If our assumptions change or we experience significant volatility in our operating results forecast, the fair value calculated from period to period could be materially different.
Warrant Liabilities
—The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480,
Distinguishing Liabilities from Equity
(“ASC 480”) and ASC 815,
Derivatives and Hedging
(“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and remeasured each balance sheet date thereafter. The Company’s outstanding warrants did not meet the criteria for equity classification and are recorded as liabilities. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss in the statements of income and comprehensive income. See Note 10 for further detail.
Earnout Liability
—In connection with the Business Combination, the Members and the Sponsor received shares that will vest upon the achievement of certain share price targets. The earnout shares are classified as a liability in the Company’s condensed consolidated balance sheet because they do not qualify as being indexed to the Company’s own stock. The earnout liability was initially measured at fair value at the Closing Date and subsequently remeasured at the end of each reporting period. The change in fair value of the earnout liability is recorded in the condensed consolidated statement of income and comprehensive income. See Note 11 for further detail.
Stockholders’ Equity (Deficit)
—Prior to consummation of the Business Combination, the Company’s capital structure included voting units (Class A), non-voting
units (Class AA and AAA), and
non-voting
incentive units (Class AAAA), with no limit to the number of units that may be issued. Class A units had 100% of the voting rights, and there is no par value assigned to any of the classes of units.
Pursuant to the Business Combination Agreement and immediately prior to the Business Combination’s consummation, the Company effectuated a recapitalization whereby all Class A, Class AA, Class AAA and Class AAAA units held by Holdings’ Members were converted into Class A Common Units.
The Company made operating distributions to Members of Holdings and taxing authorities on the Members’ behalf totaling $3,093 and $2,735 during the three months ended March 31, 2023 and 2022, respectively.
Standby Equity Purchase
Agreement
On July 27, 2022, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”). Yorkville is a fund managed by Yorkville Advisors Global, LP, headquartered in Mountainside, New Jersey.
The Company has the right, but not the obligation, from time to time at the Company’s discretion until the first day of the month following the
36-month
anniversary of the date of the SEPA (unless earlier terminated), to direct Yorkville to purchase a specified amount of shares of Class A common stock (each such sale, an “Advance”) by delivering written notice to Yorkville (each, an “Advance Notice”). The shares of Class A common stock purchased pursuant to an Advance will be purchased at a price equal to 97.0% of the lowest daily VWAP of the Class A common stock during the three consecutive trading days commencing on the date of delivery of a given Advance Notice. “VWAP” means, for any trading day, the daily volume weighted average price of the Company’s common stock for such date as reported by Bloomberg L.P. during regular trading hours.
While there is no mandatory minimum amount for any individual Advance, it may not exceed the greater of (i) an amount equal to thirty percent (30%) of the daily volume traded on the trading day immediately preceding an Advance Notice, or (ii) 1,000,000 shares of Class A common stock. No more than 5,000,000 shares of Class A common stock, including the Commitment Shares (as defined below) may be sold pursuant to the SEPA.
Yorkville’s obligation to continue to purchase shares of Class A common stock pursuant to the SEPA is subject to a number of conditions.
As consideration for Yorkville’s commitment to purchase Class A common stock at the Company’s direction upon the terms and subject to the conditions set forth in the SEPA, upon execution of the SEPA, the Company issued 25,000 shares of Class A common stock to Yorkville (the “Commitment Shares”). During the three months ended March 31, 2023, the Company incurred no activity in relation to the SEPA.
Noncontrolling Interest
—Pursuant to the Business Combination, as described in Note 3, the Company is organized in an
“Up-C”
structure with the Company owning only a portion of its consolidated subsidiaries. The portion of the consolidated subsidiaries not owned by the Company and any related activity is presented as noncontrolling interest in the condensed consolidated financial statements. The noncontrolling interests, together with their corresponding shares of Class V voting stock, can be exchanged for Class A common stock in Biote or, at the election of the Company, cash. Because redemptions for cash is solely within the control of the Company, noncontrolling interest is presented in permanent equity
.
Defined Contribution Retirement Plan—
Effective January 1, 2021, the Company offers participation in the BioTE Medical, LLC (“BioTE Medical”) 401(k) Plan (the “401(k) Plan”), a defined contribution plan providing retirement benefits to eligible employees. Eligible employees may contribute a portion of their annual compensation to the 401(k) Plan, subject to the maximum annual amounts as set periodically by the IRS. The Company makes a safe harbor, non-elective
contribution to the 401(k) Plan equal to 3% of each participant’s eligible employee compensation. Safe harbor contributions vest immediately for each participant.
During the three months ended March 31, 2023 and 2022 the Company made $224 and $138, respectively, in safe harbor contributions under the 401(k) Plan, which are presented within Selling, general and administrative expense in the condensed consolidated statements of income and comprehensive income.
Share-Based Compensation
—Holdings previously granted Class AAAA units (“incentive units”) and phantom equity rights (collectively, the “equity awards”) to certain key members of management. The equity awards were entitled to share in the distributions of Holdings from a change in control or qualifying liquidity event. The equity awards are accounted for under ASC 718,
Compensation – Stock Compensation
, and classified in equity. The Company has elected to recognize forfeitures at the time they occur. The fair value of the equity awards was determined using a Monte-Carlo simulation as of the grant date. The awards begin to vest on the date of a change in control or qualifying event.
The
Business Combination constituted such a qualifying event triggering the performance condition in the awards. No compensation cost was recognized historically until the Closing of the Business Combination as a qualifying event was not previously deemed probable to occur. See Note 14 for
further details.
Concentrations
—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily
of cash, accounts receivable, credit agreements, and inventory purchases. The Company’s cash balances exceed those that are federally insured. To date, the Company has not recognized any losses caused by uninsured balances.
As of March 31, 2023 and December 31, 2022, 100% of the Company’s outstanding debt and available line of credit was from one lender. A failure of the counterparty to perform could result in the loss of access to the available borrowing capacity under the line of credit.
Inventory purchases from three vendors totaled approximately 83% and 91% for the three months ended March 31, 2023 and 2022. Due to the nature of the markets and availability of alternative suppliers, the Company does not believe the loss of any one vendor would have a material adverse impact on the Company’s financial position, results of operations or cash flows for any significant period of time.
Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance. The Company did not have any customers that accounted for 10% or more of total revenues for the three months ended March 31, 2023 and 2022. The Company did not have any customers that accounted for more than 10% of the outstanding gross accounts receivable as of March 31, 2023 or December 31, 2022.
Recently Adopted Accounting Pronouncements
—In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes
, which simplifies the accounting for income taxes by removing certain exceptions to the general principles of ASC 740,
Income Taxes
. The amendments also improve consistent application of and simplify U.S. GAAP for other areas of ASC 740 by clarifying and amending existing guidance. ASU
2019-12
is effective for fiscal years beginning after December 15, 2021, and for interim periods beginning after December 15, 2022. The Company has adopted the standard as of January 1, 2022, and there was no material impact to the financial statements.
In June 2016, the FASB issued ASU
2016-13,
Measurement of Credit Losses on Financial Instruments
(“ASU
2016-13”).
The main objective of the update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by companies at each reporting date. For trade and other receivables, held to maturity debt securities, and other instruments, companies will be required to use a new forward-looking “expected losses” model that generally will result in the recognition of allowances for losses earlier than under current accounting guidance. Further, the FASB issued ASU
2019-04,
ASU
2019-05
and ASU
2019-11
to provide additional guidance on the credit losses standard. The standard will be adopted using the modified retrospective approach. ASU
2016-13
is effective for annual and interim periods beginning after December 15, 2022, with early adoption permitted. The Company has adopted the standard as of January 1, 2023, and there was no material impact to the financial statements.
Recent Accounting Pronouncements Not Yet Adopted
—In August 2020, the FASB issued ASU
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
(“ASU
2020-06”).
ASU
2020-06
changes how entities account for convertible instruments and contracts in an entity’s own equity and simplifies the accounting for convertible instruments by removing certain separation models for convertible instruments. ASU
2020-06
also modifies the guidance on diluted earnings per share calculations. The amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements and related disclosures.

3.	BUSINESS COMBINATION
At the Closing, (i) Holdings transferred to the Company 9,161,771 Class A common units of Holdings (“Holdings Units”), which was equal to the number of shares of Haymaker’s Class A common stock, par value

$0.0001 per share (“Class A common stock”), issued and outstanding as of immediately prior to the Closing (after giving effect to redemptions by Haymaker’s public stockholders of 30,525,729 shares of Class A common stock prior to the Closing and the conversion of Haymaker’s Class B common stock, par value $0.0001 per share (“Class B common stock”) into shares of Class A common stock and (ii) Haymaker issued 58,565,824 shares of newly authorized Class V voting stock, par value $0.0001 per share (“Class V voting stock”), which number of shares of Class V voting stock was equal to the number of Holdings Units retained by the Members immediately following the Closing (the “Retained Holdings Units”), and which shares of Class V voting stock were distributed to the Members, resulting in the Company being organized in an
“Up-C”
structure.
Also at Closing, (x) in exchange for the Closing Holdings Units, Haymaker transferred cash in an amount equal to (i) the cash in the trust account and any cash held by Haymaker outside of the trust account, less (ii) the amounts required by the redemptions of Class A common stock by the public stockholders, which was equal to $305.5 million and (y) the BioTE Companies received aggregate proceeds of $125 million from the Debt Financing (as defined below) (the aggregate amounts described in (x) and (y) of $137.3 million, the “Closing Date Cash”) in accordance with and in the priority set forth in the Business Combination Agreement and as described further in the Proxy Statement. There was no cash consideration paid to Members at Closing.
Recapitalization
Immediately prior to the Closing, Holdings (i) effectuated a recapitalization, pursuant to which all its Class A units, Class AA units, Class AAA units and Class AAAA units held by the Members were converted or exchanged (whether by direct exchange, merger or otherwise) into a number of equity interests in the Company designated as “Class A Common Units” in the amounts determined in accordance with Holdings’ Second Amended and Restated Operating Agreement (the “Holdings A&R OA”), which was entered into prior to the Closing, the result of which was that the Members hold a single class of Holdings Units as of immediately prior to the Closing and (ii) converted into a Delaware limited liability company.
Consideration
At the Closing and in consideration for the acquisition of Holdings Units, Haymaker and the BioTE Companies, pursuant to the Business Combination Agreement and the Trust Agreement (as defined in the Business Combination Agreement), disbursed the Closing Date Cash to Holdings.
Earnout
On the Closing Date (a) the Members on a pro rata basis subjected (i) 10,000,000 Retained Holdings Units held by them (the “Member Earnout Units”) and (ii) 10,000,000 shares of Class V voting stock distributed to them by the BioTE Companies (the “Earnout Voting Shares”), (b) the Sponsor subjected 1,587,500 shares of Class A common stock held by it after giving effect to the Class B common stock Conversion (the “Sponsor Earnout Shares”), and (c) the Company subjected a number of Holdings Units equal to the number of Sponsor Earnout Shares (the “Sponsor Earnout Units,” and, together with the Sponsor Earnout Shares, the Earnout Voting Shares and the Member Earnout Units, the “Earnout Securities”), to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets or milestones pursuant to the terms of the Business Combination Agreement or the occurrence of a Change of Control (as defined in the Business Combination Agreement).
Beginning on the
six-month
anniversary of the Closing, each Retained Biote Unit held by the Members may be redeemed, together with one share of Class V voting stock and subject to certain conditions, in exchange for either one share of Class A common stock or in certain circumstances, at the election of the Company in its capacity as the sole manager of Holdings, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the Holdings A&R OA (such exchange rights, as further described in the Holdings A&R OA, the “Exchange Rights”).

Other Agreements—Business Combination
The Business Combination Agreement contemplated the execution of various additional agreements and instruments, including, among others, the following:
Tax Receivable Agreement
At Closing, Biote entered into a tax receivable agreement (the “TRA”) with Holdings, the Members and the Members’ Representative, which provides for, among other things, payment by the Company to the Members of 85% of the U.S. federal, state and local income tax savings realized by the Company as a result of the increases in tax basis and certain other tax benefits related to any transactions contemplated under the Business Combination Agreement and any redemption of Retained Holdings Units in exchange for Class A common stock or cash (as more fully described in the TRA). These payments are an obligation of Biote and not of the BioTE Companies. Biote’s only material asset following the Business Combination is its ownership interest in Holdings and, accordingly, the Company will depend on distributions from Holdings to make any payments required to be made by the Company under the TRA.
The term of the TRA will continue until all such tax benefits have been utilized or expired unless the Company exercises its right to terminate the TRA for an amount representing the present value of anticipated future tax benefits under the TRA or certain other acceleration events occur. The actual increase in the Company’s allocable share of tax basis in the BioTE Companies’ assets, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, including the timing of redemptions of shares of Retained Holdings Units, the market price of shares of the Class A common stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the Company’s income. Any payments the Company makes under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to the Company. To the extent that the Company is unable to make timely payments under the TRA for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the TRA and therefore accelerate payments due under the TRA.
The TRA provides that, in the event that (i) the Company exercises its early termination rights under the TRA, (ii) certain c hange
s of control occur (as described in the TRA), (iii) the Company, in certain circumstances, fails to make a p ayme
nt required to be made pursuant to the TRA by the applicable final payment date, which non-payment continues for 30 days following such final payment date or (iv) the Company materially breaches any of its material obligations under the TRA, which breach continues without cure for 30 days following receipt by the Company of written notice thereof (unless, in the case of clauses (iii) and (iv), certain liquidity exceptions apply) the Company’s obligations under the TRA will accelerate and the Company will be required to make a lump-sum cash payment to the applicable parties to the TRA equal to the present value of all forecasted future payments that would have otherwise been made under the TRA, which lump-sum payment would be based on certain assumptions, including those relating to our future taxable income. As of March 31, 2023 and December 31, 2022, there have been exchanges of units that have generated a deferred tax asset of $1,448 and $0 for the Company and a liability under the TRA of $6,250 and $0, respectively.
Second Amended and Restated Operating Agreement of Holdings
At the Closing, the Company, Holdings and the Members entered into the Holdings A&R OA, which, among other things, (i) provided for a recapitalization of the ownership structure of Holdings, whereby following the execution of the Holdings A&R OA, the ownership structure of Holdings consists solely of the Holdings Units, (ii) designated the Company as the sole manager of Holdings (iii) provides that on the Exchange Date (as defined in the Holdings A&R OA) (unless otherwise waived by the Company, or, with respect to the Initial Shares (as defined therein), following the registration under the Securities Act of 1933, as amended (the “Securities Act”), of such shares), each Retained Biote Unit held by the Members may be redeemed in exchange, subject to certain conditions, for either one share of Class A common stock or, at the election of the Company in its capacity as the sole manager of Holdings, the cash equivalent of the market value of one share of Class A common stock (the “Exchange Rights”), and (iv) otherwise amended and restated the rights and preferences of the Holdings Units, in each case, as more fully described in the Holdings A&R OA.
In connection with the execution of the Business Combination Agreement, certain of Haymaker’s officers and directors, Haymaker, the Sponsor, Holdings and the Members’ Representative entered into a letter agreement (the “Sponsor Letter”), pursuant to which, among other things, the Sponsor agreed to (i) vote, at any duly called meeting of stockholders of the Company, in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) subject to certain exceptions, not to effect any sale or distribution of any of its shares of Class B common stock or private placement warrants and (iii) waive any and all anti-dilution rights described in Haymaker’s amended and restated certificate of incorporation or otherwise with respect to the shares of Class B common stock held by the Sponsor that may be implicated by the Business Combination such that the Class B common stock Conversion will occur as discussed therein.
Investor Rights Agreement
At the Closing, the Company, the Members, the Sponsor, the Members’ Representative and certain other parties entered into an Investor Rights Agreement (the “IRA”). Pursuant to the terms of the IRA, among other things, (i) that certain Registration Rights Agreement, by and between Haymaker and certain security holders, dated March 1, 2021, entered into in connection with Haymaker’s initial public offering, was terminated, (ii) the Company provided certain registration rights for the shares of Class A common stock held (or underlying certain securities held) by the Members, the Sponsor, and certain other parties, (iii) the Members agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of the shares of Class A common stock, Class V voting stock and the Holdings Units held by such Members, as applicable, for six months following the Closing, and the Member Earnout Units (as defined therein) until the date such securities have been earned in accordance with the Business Combination Agreement and (iv) the Sponsor agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of its (a) shares of Class A common stock (other than the Sponsor Earnout Shares, as defined therein) for six months following the Closing, (b) Sponsor Earnout Shares until the date such securities have been earned in accordance with the Business Combination Agreement and (c) warrants issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and between the Company and the Sponsor, and the underlying shares of Class A common stock, for 30 days following the Closing Date (such lock-up
period superseding the
lock-up
period set forth in the Insider Letter (as defined in the IRA)), in each case, as more fully described in the IRA).
Indemnification Agreements
In connection with the Closing, the Company entered into indemnification agreements (each, an “Indemnification Agreement”) with its directors and executive officers. Each Indemnification Agreement provides for indemnification and advancements by the Company of certain expenses and costs if the basis of the indemnitee’s involvement in a matter was by reason of the fact that the indemnitee is or was a director, officer, employee, or agent of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity, in each case to the fullest extent permitted by the laws of the State of Delaware.
Credit Agreements
On the Closing Date, certain direct and indirect subsidiaries of Biote entered into that certain Credit Agreement, dated as of May 26, 2022 (the “Credit Agreement”; any capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement), by and among, inter alios, Holdings, BioTE Medical, LLC, (“BioTE Medical”), BioTe IP, LLC, (“BioTe IP” and, together with Holdings and BioTE Medical, collectively, the “Loan Parties”), certain lenders party thereto from time to time (the “Lenders”), and Truist

Bank, as administrative agent for the Lenders (“Administrative Agent”). The Credit Agreement provides for (i) a $50,000 senior secured revolving credit facility (the “Revolving Loans”) and (ii) a $125,000 senior secured term loan A credit facility, which was borrowed in full on the Closing Date (the “Term Loan” and, together with the Revolving Loans, collectively, the “Loans”, such transactions together the “Debt Financing”). BioTE Medical will use the proceeds of the Debt Financing to refinance and replace an existing credit facility pursuant to a credit agreement, dated as of May 17, 2019, with Bank of America, N.A and for general corporate purposes.
The Loans are also subject to customary events of default. Events of default under the Credit Agreement include (subject to grace periods in certain instances): (i) the failure by any Loan Party to timely make payments due under the Credit Agreement; (ii) material misrepresentations or misstatements in any representation or warranty by any Loan Party when made; (iii) failure by any Loan Party to comply with the covenants under the Credit Agreement and other related agreements; (iv) certain defaults under a specified amount of other indebtedness of Holdings or its subsidiaries; (v) insolvency or bankruptcy-related events with respect to Holdings or any of its subsidiaries; (vi) certain undischarged, non-appealable
judgments above a specified threshold against Holdings or any of its subsidiaries; (vii) certain ERISA-related events reasonably expected to result in liability above a specified threshold to Holdings and its subsidiaries taken as a whole; (viii) any loan documents or a material part of the liens under the loan documents ceasing to be, or being asserted by Holdings or its subsidiaries not to be, in full force and effect; (ix) any loan party or subsidiary denying that it has further obligations under any Loan Document; (x) any obligations under the loan documents ceasing to constitute senior indebtedness; and (x) the occurrence of a change of control. If an event of default has occurred and continues beyond any applicable cure period, Administrative Agent may (i) accelerate all outstanding obligations under the Credit Agreement or (ii) terminate the commitments, amongst other remedies. Additionally, BioTE Medical may not borrow under the Loans while an event of default is continuing. See Note 9 for further detail.

4.	REVENUE RECOGNITION
Revenue recognized for each revenue stream is as follows:

Financial Statement Caption	Revenue Stream	Three Months Ended March 31,
Product revenue:		2023	2022
	Pellet procedures	$35,070	$30,807
	Dietary supplements	8,330	5,704
	Disposable trocars	720	234
	Shipping fees	35	13

Total product revenue		44,155	36,758
Service revenue:
	Training	336	165
	Contract-term services	210	220
	Other	142	—

Total service revenue		688	385

Total revenue		$44,843	$37,143

Revenue recognized by geographic region is as follows:

Financial Statement Caption	Country	For the Three Months Ended March 31,
Product revenue:		2023	2022
	United States	$44,016	$36,690
	All other	139	68

Total product revenue		44,155	36,758
Service revenue:
	United States	656	384
	All other	32	1

Total service revenue		688	385

Total revenue		$44,843	$37,143

Significant changes in contract liability balances are as follows:

	Three Months Ended March 31,
	2023		2022
Description of change	Deferred Revenue	Deferred Revenue, Long-term	Deferred Revenue	Deferred Revenue, Long-term
Revenue recognized that was included in the contract liability balance at the beginning of the period	$(755)	$—	$(705)	$—
Increases due to cash received, excluding amounts recognized as revenue during the period	760	340	567	283
Transfers between current and non-current liabilities due to the expected revenue recognition period	389	(389)	193	(193)

Total increase (decrease) in contract liabilities	$394	$(49)	$55	$90

Consideration allocated to initial training due to deposits paid upfront is presented within deferred revenue on the condensed consolidated balance sheets and is expected to be recognized as revenue within one year as the training is performed. Consideration allocated to contract-term services is presented within deferred revenue and deferred revenue, long-term for the amounts expected to be recognized within one year and longer than one year, respectively.
Consideration allocated to the premiums within the management fee for pellet procedures is presented within deferred revenue current and deferred revenue, long-term for amounts expected to be recognized within one year and longer than one year, respectively.

Consideration allocated to performance obligations are as follows:

	March 31, 2023	December 31, 2022
Unsatisfied training obligations—Current	$97	$104

Unsatisfied contract-term services—Current	1,101	1,028
Unsatisfied contract-term services—Long-term	704	627

Total allocated to unsatisfied contract-term services	1,805	1,655

Unsatisfied pellet procedures—Current	880	833
Unsatisfied pellet procedures—Long-term	314	299

Total allocated to unsatisfied pellet procedures	1,194	1,132

Total deferred revenue—Current	$2,078	$1,965

Total deferred revenue—Long-term	$1,018	$926

The Company does not have a history of material returns or refunds and generally does not offer warranties or guarantees for any products or services. There were no expected returns or refunds recorded as a reduction of revenue for either the three months ended March 31, 2023 or 2022.

5.	INVENTORY, NET
Inventory, net consists of the following:

	March 31, 2023	December 31, 2022
Product inventory—Pellets	$6,442	$6,213
Less: Obsolete and expired pellet allowance	(1,298)	(1,298)

Pellet inventory, net	5,144	4,915

Product inventory—Dietary supplements	4,494	6,283
Less: Obsolete and expired dietary supplement allowance	(15)	(15)

Dietary supplement inventory, net	4,479	6,268

Inventory, net	$9,623	$11,183

6.	PROPERTY AND EQUIPMENT, NET
Property and equipment, net consists of the following:

	March 31, 2023	December 31, 2022
Trocars	$4,644	$4,645
Leasehold improvements	1,070	1,028
Office equipment	253	238
Computer software	140	140
Furniture and fixtures	161	161
Computer equipment	108	102
Construction in process	—	—

Property and equipment	6,376	6,314
Less: Accumulated depreciation	(5,069)	(4,810)

Property and equipment, net	$1,307	$1,504

Total depreciation expense related to property and equipment was $259 and $269 for the three months ended March 31, 2023 and 2022, respectively. Total depreciation expense was included in Selling, general and administrative expense in the condensed consolidated statements of income and comprehensive income. The Company has not acquired any property and equipment under finance leases.
The Company’s property and equipment are all held within the United States.

7.	CAPITALIZED SOFTWARE, NET
Capitalized software, net consists of the following:

	March 31, 2023	December 31, 2022
Website costs	$4,145	$4,142
Development in process	3,686	3,277
Less: Accumulated amortization	(2,625)	(2,346)

Capitalized software, net	$5,206	$5,073

Total amortization expense for capitalized software was $279 and $233 for the three months ended March 31, 2023 and 2022, respectively. Total amortization expense was included in Selling, general and administrative expense in the condensed consolidated statements of income and comprehensive income.

8.	ACCRUED EXPENSES
Accrued expenses consist of the following:

	March 31, 2023	December 31, 2022
Accrued professional fees	$222	$354
Accrued employee-related costs	5,606	4,221
Other	424	1,699

Accrued expenses	$6,252	$6,274

9.	LONG-TERM DEBT
Bank of America Term Loan
In May 2019, the Company entered into a credit arrangement (the “Bank of America Credit Agreement”) for a term loan of $50,000 (the “Bank of America Term Loan”), which bore an interest rate quoted as LIBOR + 300 Basis Points (BPS).
The Bank of America Credit Agreement also included a line of credit arrangement, under which the Company could borrow up to $10,000. The line was set to expire in May of 2024 and was secured by all assets of the Company. The Company did not draw on the line of credit during the three months ended March 31, 2023 and 2022.
In connection with obtaining the Bank of America Credit Agreement in May of 2019, the Company incurred lender’s fees and related attorney’s fees of $1,108. The Company capitalized these costs and was amortizing these to interest expense over the maturity of the Bank of America Term Loan. The balance on the Bank of America Term Loan is presented in the condensed consolidated balance sheet net of the related debt issuance costs. Amortization expense related to the debt issuance costs on the Bank of America Credit Agreement was

$55 for the three months ended March 31, 2022. At the Closing Date, the remaining unamortized Bank of America debt issuance costs of $445 were written off as a loss from extinguishment of debt in the Company’s condensed consolidated statements of income and comprehensive income upon extinguishment of the Bank of America Credit Agreement.
In connection with the Business Combination, the Company entered into a new loan agreement as described below. A portion of the funds obtained from the new agreement were used to repay the Bank of America Term Loan in full on the Closing Date.
Truist Term Loan
On the Closing Date, the Company entered into a new loan agreement with Truist Bank (the “Credit Agreement” and with respect to the term loan within, the “Term Loan”) for $125,000. Interest on borrowings under the Credit Agreement is based on either, at the Company’s election, the Standard Overnight Financing Rate plus an applicable margin of 2.5% or 2.75% or the Base Rate plus an applicable margin of 1.5% or 1.75%. At March 31, 2023, the interest rate charged to the Company was approximately 7.41%. The Term Loam requires principal payments of approximately $1,563 in quarterly installments on the last day of each calendar quarter, commencing on September 30, 2022, with repayment of the outstanding amount of the note due on maturity, which occurs on May 26, 2027. As of March 31, 2023, the outstanding principal on the Term Loan was $120,313.
Pursuant to the Credit Agreement, the Company may borrow under the “Revolving Loans” from time to time up to the total commitment of $50,000. The Company has not drawn on the line of credit during the three months ended March 31, 2023.
The Credit Agreement is secured by substantially all of the assets of the Company and is subject to, among other provisions, customary covenants regarding indebtedness, liens, negative pledges, restricted payments, certain prepayments of indebtedness, investments, fundamental changes, disposition of assets, sale and lease-back transactions, transactions with affiliates, amendments of or waivers with respect to restricted debt and permitted activities of the Company. In addition, the Credit Agreement is subject to (i) a maximum total net leverage ratio and (ii) a minimum fixed charge coverage ratio. The Company must maintain a total net leverage ratio of less than or equal to (i) 4.25:1.00, with respect to the fiscal quarter ending September 30, 2022 through and including the fiscal quarter ending March 31, 2023, (ii) 4.00:1.00, with respect to the fiscal quarter ending June 30, 2023 through and including March 31, 2024, and (iii) 3.75:1.00 thereafter. Beginning with the third fiscal quarter of 2022, the Company must not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.25:1.00. Both financial covenants are tested quarterly. The Company was in compliance with all required covenants associated with the Credit Agreement as of March 31, 2023.
In connection with obtaining the Credit Agreement in May of 2022, the Company incurred lender’s fees and related attorney’s fees of approximately $4,036. The Company capitalized these costs and is amortizing these to interest expense over the term of the Term Loan. The balance on the Term Loan is presented in the condensed consolidated balance sheet net of the related debt issuance costs. Amortization expense related to the debt issuance costs on the Credit Agreement was $195 for the three months ended March 31, 2023.
The total amortization of debt issuance costs, inclusive of those related to both the Bank of America Credit Agreement and the Credit Agreement, was $195 and $55 for the three months ended March 31, 2023 and 2022, respectively.

The outstanding debt as of March 31, 2023 and December 31, 2023 is classified in the condensed consolidated balance sheets as follows:

	March 31, 2023	December 31, 2022
Term loan	$120,313	$121,875
Less: Current portion	(6,250)	(6,250)

	$114,063	$115,625
Less: Unamortized debt issuance costs	(3,344)	(3,539)

Term loan, net of current portion	$110,719	$112,086

Future maturities of long-term debt, excluding debt issuance costs, are as follows:

2023 (remaining nine months)	4,688
2024	6,250
2025	6,250
2026	6,250
2027	96,875

$120,313

10.	WARRANT LIABILITY
In connection with its initial public offering, Haymaker issued Public Warrants as part of the units sold through the offering (“Public Warrant”) as well as private placement warrants (“Private Placement Warrant”) to its Sponsor, the terms of which are further described below.
Public Warrants
Each whole Public Warrant is exercisable to purchase one share of Class A common stock, and only whole warrants are exercisable. The Public Warrants became exercisable on June 25, 2022, 30 days after the completion of the Business Combination. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50.
Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants were issued upon separation of the units and only whole warrants were traded, requiring a purchase of at least four units to receive or trade a whole warrant. The warrants will expire on May 26, 2027, five years after the completion of the Business Combination, or earlier upon redemption or liquidation.
If the shares issuable upon exercise of the warrants are not registered under the Securities Act within 60 business days following the Business Combination, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the immediately preceding sentence are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, the Company will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its reasonable best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A share equals or exceeds $18.00
Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (which we refer to as the 30-day redemption period) to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30- trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A share equals or exceeds $10.00
Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of our Class A common stock to be determined based on the redemption date and the “fair market value” of shares of our Class A common stock except as otherwise described below;

•
if, and only if, the closing price of shares of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the
30-trading
day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•
if the closing price of our Class A common stock for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the Closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, inclusive of interest earned on equity held in trust, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Business Combination is consummated (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Company’s Public Warrants are treated as liabilities and recorded at fair value in the Warrant liability line of the condensed consolidated balance sheet. Any changes in fair value are recorded in the changes in fair value of warrants line of the condensed consolidated statements of income and comprehensive income. Please see Note 12 for further detail. No Public Warrants have been redeemed as of March 31, 2023 or December 31, 2022.
Private Placement Warrants
The Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants at a price of $1.50 per whole warrant in a private placement that occurred simultaneously with the closing of Haymaker’s initial public offering. Subsequently, the Sponsor purchased an additional 233,333 Private Placement Warrants for an aggregate purchase price of $350,000 in conjunction with the partial exercise of the underwriters’ overallotment option. Each whole Private Placement Warrant was exercisable for one share of the Company’s Class A common stock at a price of $11.50 per share. The Private Placement Warrants were non-redeemable
and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) were not transferable, assignable or saleable until 30 days after the completion of the Business Combination and they are not redeemable so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants had terms and provisions that were identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
On March 31, 2023, there were 8,116,643 Public Warrants and 5,387,489 Private Placement Warrants outstanding as a result of transfers of Private Placement Warrants to holders other than the Sponsor or its permitted transferees. The Company accounts for the Public Warrants and Private Placement Warrants in accordance with the guidance contained in ASC
815-40.
Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.
The warrant liabilities are subject to
re-measurement
at each balance sheet date. With each such
re-measurement,
the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s condensed consolidated statements of income and comprehensive income. The Company reassesses the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification. No such events requiring a change in classification of the warrants have occurred through March 31, 2023.
The Company’s Private Placement Warrants are treated as liabilities and recorded at fair value in the Warrant liability line of the balance sheet. Any changes in fair value are recorded in the changes in fair value of warrants line of the condensed consolidated statement of income and comprehensive income. Please see Note 12 for further detail.

11.	EARNOUT LIABILITY
Certain of the Company’s equity holders are entitled to vest in up to 11,587,500 Earnout Securities if certain share price targets (the “Triggering Events”) are achieved by May 26, 2027 (the “Earnout Deadline”). The Triggering Events each entitle the eligible equity holders to a certain number of shares per Triggering Event. The Triggering Events are as follows:

(i)
the first time, prior to the Earnout Deadline, that the volume-weighted average share price of Biote’s Class A common stock (“VWAP”) equals or exceeds $12.50 per share (the “Price Target 1”) for twenty (20) trading days of any thirty (30) consecutive trading day period following the Closing, one-third (1/3)
of the Earnout Securities shall be vested and no longer subject to forfeiture and other transfer restrictions (the “Earnout Restrictions”);

(ii)
the first time, prior to the Earnout Deadline, that the VWAP equals or exceeds $15.00 per share (the “Price Target 2”) for twenty (20) trading days of any thirty (30) consecutive trading day period following the Closing, one-third
(1/3) of the Earnout Securities shall be vested and no longer subject to the Earnout Restrictions;

(iii)
the first time, prior to the Earnout Deadline, that the VWAP equals or exceeds $17.50 per share (the “Price Target 3”) for twenty (20) trading days of any thirty (30) consecutive trading day period following the Closing, one-third
(1/3) of the Earnout Securities shall be vested and no longer subject to the Earnout Restrictions; and

(iv)	if the Company completes a change of control prior to the Earnout Deadline, then all remaining unvested Earnout Securities shall vest and no longer be subject to the Earnout Restrictions.
The Company’s Earnout liability is recorded at fair value in the condensed consolidated balance sheet. Any changes in fair value are recorded in the changes in earnout liability line of the condensed consolidated statement of income and comprehensive income. Please see Note 12 for further detail.

12.	FAIR VALUE MEASUREMENTS
To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.

The Company’s financial instruments consist of accounts receivable, accounts payable, accrued expenses, and short- and long-term debt. The carrying value of accounts receivable, accounts payable, accrued expenses and short-term debt are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments.
The Company’s debt instruments are carried at amortized cost in its condensed consolidated balance sheets, which may differ from their respective fair values. The fair values of the Company’s term loan and revolving line of credit generally approximate their carrying values.
The Company’s Warrant liability and Earnout liability are recorded at fair value on a recurring basis.
The following table presents the Company’s fair value hierarchy for financial assets and liabilities:

	Fair Value Measurements as of March 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$3,409	$—	$—	$3,409
Private Placement Warrants	—	—	2,313	2,313
Earnout liability	—	—	57,520	57,520

	Fair Value Measurements as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$2,381	$—	$—	$2,381
Private Placement Warrants	—	—	1,723	1,723
Earnout liability	—	—	32,110	32,110
There were no movements between levels during the three months ended March 31, 2023. These instruments were not outstanding on the Company’s books for the three months ended March 31, 2022.
Level 3 Disclosures
Private Placement Warrants
As described in Note 10, the Company’s Private Placement Warrants were initially issued by Haymaker and were thus acquired by the Company through the consummation of the Business Combination. Accordingly, the initial measurement date of the Private Placement Warrants for the Company was the Closing Date. The Private Placement Warrants were valued using a Monte Carlo simulation. Calculating the fair value of the Private Placement Warrants requires the input of subjective assumptions. Other reasonable assumptions could provide differing results. The carrying amount of the liability may fluctuate significantly, and actual amounts at settlement may be materially different from the liability’s estimated value.
The following table provides the significant inputs to the Monte Carlo simulation for the fair value of the Private Placement Warrants as of March 31, 2023 and December 31, 2022:

	As of
	March 31, 2023	December 31, 2022
Stock price	$6.19	$3.73
Exercise price	$11.50	$11.50
Risk-free rate	3.6%	4.0%
Volatility	26.1%	42.2%
Term (in years)	4.2	4.4

Earnout Liability
The Earnout liability was valued using a Monte Carlo simulation in order to project the future path of the Company’s stock price over the earnout period. The carrying amount of the liability may fluctuate significantly, and actual amounts paid may be materially different from the liability’s estimated value.
The following table provides the significant inputs to the Monte Carlo simulation for the fair value of the Earnout liability as of March 31, 2023 and December 31, 2022:

	As of
	March 31, 2023	December 31, 2022
Stock price	$6.19	$3.73
Risk-free rate	3.7%	4.1%
Volatility	62.5%	70.0%
Term (in years)	3.7	4.4
The following table presents the changes in fair value of the Company’s Level 3 financial instruments that are measured at fair value as of March 31, 2023 and December 31, 2022:

	Private Placement Warrants	Earnout Liability	Total
Fair value as of December 31, 2022	$1,723	$32,110	$33,833
Loss from change in fair value	590	25,410	26,000

Fair value as of March 31, 2023	$2,313	$57,520	$59,833

13.	NONCONTROLLING INTEREST
In connection with the Closing of the Business Combination on the Closing Date, certain Members of Holdings (the “Minority Interest Holders”) retained an approximately 86.5% membership interest in Holdings and Biote received an approximately 13.5% ownership interest in Holdings. As a result of share issuances subsequent to the Closing of the Business Combination, Biote’s ownership of Holdings, was approximately 31.3% as of March 31, 2023. The Minority Interest Holders may from time to time, after the Closing Date, exchange with Biote, such holders’ units in Holdings for an equal number of shares of Biote’s Class A common stock. As a result, Biote’s ownership interest in Holdings will continue to increase. The Minority Interest Holders’ ownership interests are accounted for as noncontrolling interests in the Company’s condensed consolidated financial statements.
Because the Business Combination was accounted for similar to a reverse recapitalization, the noncontrolling interest was initially recorded based on the Minority Interest Holders’ ownership interest in the pre-combination
carrying value of Holdings’ equity, including net income (loss) for the periods prior to the Closing Date included in accumulated deficit as of the Closing Date. Subsequent to the Business Combination, the Minority Interest Holders’ interest in the net income (loss) of Holdings after the Closing Date is allocated to noncontrolling interest.
In connection with the Business Combination, Biote issued the Minority Interest Holders an aggregate of 48,565,824 shares of Class V voting stock. The Class V voting stock provides no economic rights in Biote to the holder thereof; however, each holder of Class V voting stock is entitled to vote with the holders of Class A common stock of Biote, with each share of Class V voting stock entitling the holder to one vote per share of Class V voting stock at the time of such vote (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications).

14.	SHARE-BASED COMPENSATION
At the Closing of the Business Combination, Holdings’ share-based compensation awards (as such terms are defined below) were converted into equity in Biote. Share information below has been converted from historical disclosure based on the equivalent shares received in the Business Combination.
Incentive Units
Holdings previously issued incentive units, which entitled the holder to participate in the net transaction proceeds from a change in control or qualifying liquidity event. Incentive units equivalent to 987,275 shares of Class V voting stock were vested as of December 31, 2021, and the Closing of the Business Combination triggered the vesting of the remaining incentive units equivalent to 6,356,178 shares of Class V voting stock. No compensation cost was recognized historically until the Closing of the Business Combination, and $50,026 of share-based compensation expense was recognized at Closing related to the incentive units. As of March 31, 2023, there are no incentive units outstanding.
Restricted Stock Units (Including Phantom Equity Rights)
Holdings also previously authorized the grant of phantom equity rights, which entitled the holder to participate in the net transaction proceeds from a change in control or qualifying liquidity event. For current employees, these awards vest quarterly over a period of one or two years after a change in control or qualifying liquidity event, and each holder is entitled to receive a stated percentage of the net transaction proceeds in excess of certain thresholds in accordance with the terms of their respective award agreement. Awards related to former employees vest at the time of a change in control or qualifying liquidity event, and each holder is entitled to receive a stated percentage of the net transaction proceeds in excess of certain thresholds or a maximum amount in accordance with the terms of their respective award agreement. The Closing of the Business Combination met the performance condition in the phantom equity rights. No compensation cost was recognized historically until the Closing of the Business Combination.
The phantom equity rights are equity-classified awards. The grant date fair value of the phantom equity rights was determined using a Monte-Carlo simulation. The significant assumptions used in valuation include the constant risk-free rate, constant volatility factor and the Geometric Brownian Motion.
At the Closing of the Business Combination, Holdings’ phantom equity rights related to former employees vested, and we recognized share-based compensation expense of $4,339 related to these awards with an offsetting increase to equity based on the awards’ grant-date fair value. At Closing, the Company exercised its option to settle the awards for cash in the amount of $7,250.
At the Closing of the Business Combination, Holdings’ phantom equity rights related to current employees were replaced with 3,887,750 restricted stock units (“RSUs”) of Biote. The RSUs will continue to vest according to their original terms, quarterly over a period of one or two years after the Closing of the Business Combination.
Since the Closing of the Business Combination, the Company continues to grant RSUs to certain employees under the
2022 Equity Incentive Plan
adopted on May 26, 2022. New RSUs issued are valued at the Company’s stock price on the date of grant. The following table summarizes RSU activity during the three months ended March 31, 2023:

	Shares	Weighted- Average Grant-Date Fair Value
RSUs outstanding at December 31, 2022	1,622,840	$9.41
Vested	(426,208)	$9.93

RSUs outstanding at March 31, 2023	1,196,632	$9.23

The Company recognized share-based compensation expense of $1,264 during the three months ended March 31, 2023, related to RSUs. As of March 31, 2023, there was $2,424 of unrecognized share-based compensation expense related to unvested RSUs. This expense is expected to be recognized over a weighted-average remaining vesting period of 0.9 years.
Stock Options
Subsequent to the Closing of the Business Combination, the Company began to grant stock options to certain employees, directors, and consultants under the
2022 Equity Incentive Plan
adopted on May 26, 2022. The following table summarizes stock option activity during the three months ended March 31, 2023:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Options outstanding at December 31, 2022	5,042,628	$3.86	9.5
Granted	185,900	$4.13
Exercised	(105,049)	$4.00
Forfeited	(97,200)	$3.81

Options outstanding at March 31, 2023	5,026,279	$3.87	9.4

Options exercisable at March 31, 2023	68,925	$4.10	9.7

The Company recognized share-based compensation expense of $906 during the three months ended March 31, 2023 related to stock options. As of March 31, 2023, there was $9,509 of unrecognized share-based compensation expense related to unvested stock options. This expense is expected to be recognized over a weighted-average remaining vesting period of 3.2 years.
The weighted-average assumptions used to estimate the fair value of stock options granted during the three months ended March 31, 2023 were as follows:

Expected term (in years)	5.9
Volatility	66.3%
Risk-free rate	3.6%
Dividend yield	0.0%

15.	LEASES
On July 1, 2014, the Company entered into a contract to lease office space in the Las Colinas Business Center in Irving, TX. Subsequent to execution of the contract, the Company revised the lease to include additional space and extend the lease term through June 30, 2023. On November 1, 2022, the Company executed an extension of lease office space to extend through November 30, 2028. This extension included an additional 3,700 square feet of space that would be available for use in December of 2023, which would be included in monthly rent payments at this date accordingly.

The Company recognizes operating lease costs on a straight-line basis over the lease term within Selling, general and administrative expense in the condensed consolidated statement of income and comprehensive income. The following table contains a summary of the operating lease costs recognized under ASC 842 and supplemental cash flow information for leases for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
	2023	2022
Fixed lease expense	$112	$244

Total lease cost	$112	$244

Other information:
Cash paid for amounts included in the measurement of lease liabilities	$64	$257
The following table summarizes the balance sheet classification of the Company’s operating leases, amounts of ROU assets and lease liabilities, the weighted average remaining lease term, and the weighted average discount rate for the Company’s operating leases:

	March 31, 2023	December 31, 2022
Lease assets
Operating lease right-of-use assets	$1,983	$2,052

Total lease assets	$1,983	$2,052

Lease liabilities
Current:
Operating lease liabilities	$217	$165
Non-current:
Operating lease liabilities	1,855	1,927

Total lease liabilities	$2,072	$2,092

Weighted-average remaining lease term—operating leases (years)	5.67	5.92
Weighted-average discount rate—operating leases	8.48%	8.48%
The following table summarizes the payments by date for the Company’s operating lease, which is then reconciled to our total lease obligation, as of March 31, 2023:

2023 (remaining nine months)	272
2024	449
2025	464
2026	480
2027	497
Thereafter	470

Total lease payments	2,632
Less: Interest	(560)

Present value of lease liabilities	$2,072

16.	INCOME TAXES
We are subject to U.S. federal and state taxes with respect to our allocable share of any taxable income or loss of Holdings, as well as any stand-alone income or loss we generate. Holdings is treated as a partnership for U.S.

income tax purposes and for most applicable state and local income tax purposes and generally does not pay income taxes in most jurisdictions. Instead, Holdings’ taxable income or loss is passed through to its Members, including us. Despite its status as a partnership in the United States, Holdings’ foreign subsidiaries are taxable entities operating in foreign jurisdictions. As such, these foreign subsidiaries may record a tax expense or benefit in jurisdictions where a valuation allowance has not been recorded.
As part of the Business Combination, the Company entered into the TRA with certain shareholders that will represent approximately 85% of the calculated tax savings based on the portion of basis adjustments on future exchanges of Holding’s units and other carryforward attributes assumed that we anticipate being able to utilize in future years. As of March 31, 2023, there have been exchanges of units that would generate a deferred tax asset of $1,448 for the Company and a liability under the TRA of $6,250.
On a quarterly basis, the Company estimates the effective tax rate expected to be applicable for the full year and makes changes, if necessary, based on new information or events. The estimated annual effective tax rate is forecasted based on actual historical information and forward-looking estimates and is used to provide for income taxes in interim reporting periods. The Company also recognizes the tax impact of certain unusual or infrequently occurring items, such as the effects of changes in tax laws or rates and impacts from settlements with tax authorities, discretely in the quarter in which they occur. The Company recorded income tax expense of $630 and $64 for the three months ended March 31, 2023 and 2022, respectively.
The Company continues to evaluate its deferred tax assets each period to determine if a valuation allowance is required based on whether it is more likely than not that some portion of these deferred tax assets will not be realized. As of March 31, 2023, management concluded that it is more likely than not that a substantial portion of our federal deferred tax assets will be realized. As part of our analysis, we considered both positive and negative factors that impact profitability and whether those factors would lead to a change in the estimate of our deferred tax assets that may be realized in the future. However, based on our analysis, we have recorded a valuation allowance on the foreign deferred tax assets and the portion of outside basis difference related to Holdings’ permanent book/tax differences as of March 31, 2023. The Company will continue to assess the likelihood of the realization of its deferred tax assets and the valuation allowance will be adjusted accordingly.

17.	NET INCOME PER COMMON SHARE
The computation of basic and diluted net loss per common share is based on net loss attributable to Biote stockholders divided by the basic and diluted weighted average number of shares of Class A common stock outstanding, each for the period subsequent to the consummation of the Business Combination. The following table sets forth the computation of net loss per common share:

Three Months Ended March 31, 2023
Net loss per common share
Numerator:
Net loss attributable to biote Corp. stockholders (basic and diluted)	$(6,805)
Denominator:
Weighted average shares outstanding (basic and diluted)	17,585,045
Net loss per common share
Basic	$(0.39)
Diluted	$(0.39)
On the Closing Date, the Company completed the Business Combination which materially impacted the number of shares outstanding, and the Company was organized in an
Up-C
structure. Net loss per common share

information for the three months ended March 31, 2023 has been presented on a prospective basis and reflects only the net loss attributable to holders of Biote’s Class A common stock, as well as both basic and diluted weighted average Class A common stock outstanding, for periods subsequent to the Closing Date. Net loss per common share information prior to the Closing Date is not presented since the ownership structure of Holdings is not a common unit of ownership of the Company, and the resulting values would not be meaningful to the users of the condensed consolidated financial statements. Net loss per common share is not separately presented for Class V voting stock since it has no economic rights to the income or loss of the Company. Class V voting stock is considered in the calculation of dilutive net loss per common share on an if-converted
basis as these shares, together with the related Holdings Units, have Exchange Rights into Class A common stock that could result in additional Class A common stock being issued. All other potentially dilutive securities are determined based on the treasury stock method. See Note 1 for more information regarding the Business Combination.
The Company excluded the following potential shares, presented based on amounts outstanding at each period end, from the computation of diluted weighted average shares outstanding for the periods indicated because including them would have had an antidilutive effect:

Three Months Ended March 31, 2023
RSUs	1,196,632
Stock Options	5,026,279
Class V Voting Stock	40,612,566
Public Warrants	8,116,643
Private Placement Warrants	5,387,489
Earnout Voting Shares	10,000,000
Sponsor Earnout Shares	1,587,500

71,927,109

18.	COMMITMENTS AND CONTINGENCIES
Litigation Risk
From time to time, the Company may become involved in various legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate liability, if any, from these actions will not have a material effect on its financial condition or results of operations.
The Company is currently involved in litigation described below with one of the Company’s stockholders, Dr. Gary S. Donovitz (“Donovitz”) (the “Donovitz Litigation”). The outcome of the Donovitz Litigation, regardless of the merits, is inherently uncertain. At this point in time, the Company cannot predict the length of the Donovitz Litigation or the ultimate liability, if any, which may arise therefrom. In addition, litigation and related matters are costly and may divert the attention of the Company’s management and other resources that would otherwise be engaged in other activities. However, the Donovitz Litigation is not expected to have a material adverse effect on the consolidated results of operations or financial position of the Company.
On June 23, 2022, Donovitz sued Haymaker Sponsor, LLC, the Company’s outside legal counsel, and certain Company executive officers and directors in the District Court of Dallas County, Texas (the “Donovitz Dallas Action”), generally alleging fraud, fraudulent inducement, negligent misrepresentation, a breach of the covenant of good faith and fair dealing, breaches of fiduciary duties, and/or aiding and abetting those alleged breaches against the defendants (the “Donovitz Claims”). Donovitz subsequently dismissed without prejudice the Donovitz Claims brought in the Donovitz Dallas Action, and the Court entered an order of dismissal without prejudice on March 28, 2023.

On July 11, 2022, the Company sued Donovitz in the Delaware Court of Chancery, pursuing injunctive relief to prevent Donovitz from proceeding with the litigation over the Donovitz Claims in Texas (the “First Delaware Action”). The Company seeks to enforce (a) the Company’s Certificate of Incorporation, which mandates that stockholders must bring certain actions, including some or all of the Donovitz Claims, exclusively in Delaware, and (b) the Business Combination Agreement, by which Donovitz consented to the exclusive jurisdiction of the Delaware Court of Chancery and agreed that Delaware law governs any related claims, including some or all of the Donovitz Claims. Pending a ruling from the Delaware Court of Chancery, Donovitz agreed to stay all answer dates in the Donovitz Dallas Action. Then, on March 23, 2023, Donovitz filed an amended answer and counterclaims in the First Delaware Action generally reasserting the Donovitz Claims he had previously brought in the Donovitz Dallas Action.
On August 2, 2022, the Company sued Donovitz, Lani Hammonds Donovitz, and Lani D. Consulting in the District Court of Dallas County, Texas, seeking injunctive relief to enforce non-disparagement
obligations of that certain founder advisory agreement with Donovitz and the independent contractor agreement with Lani Hammonds Donovitz, both of which were entered into by the subject parties in connection with the Business Combination (the “Biote Dallas Action”). The Company successfully obtained a temporary restraining order to enforce the non-disparagement
obligations of Donovitz and Lani Hammonds Donovitz. The parties subsequently entered into an agreed order that the temporary restraining order will stay in effect until the entry of a final judgment. On August 23, 2022, the defendants filed an answer in the Biote Dallas Action, which included affirmative defenses to the Company’s claims and certain counterclaims and third-party claims against certain executive officers of the Company. On April 12, 2023, Lani Hammonds Donovitz, individually and on behalf of Lani D Consulting, dismissed with prejudice all of her counterclaims and third-party claims in the Biote Dallas Action, and subsequently agreed to a permanent injunction in favor of the Company, which was entered by the Court on April 17, 2023.
After the filing of the Biote Dallas Action, the Company amended its claim in the First Delaware Action to also seek an injunction to prevent Donovitz from proceeding with certain of the affirmative defenses, counterclaims, and third-party claims filed by the defendants on August 23, 2022. On November 4, 2022, the Delaware Court of Chancery denied that request for injunctive relief, permitting the Biote Dallas Action and all defenses and claims asserted therein to proceed in Texas.
On August 24, 2022, Donovitz sued the Company, including certain executive officers and directors of the Company, in the Delaware Court of Chancery, seeking (a) a status quo order preventing the defendants from diluting any stockholder’s equity or voting power, (b) an injunction requiring the defendants to convene a special meeting of the stockholders, and (c) a request to either void a portion of the Company’s Certificate of Incorporation or allow stockholders to elect directors to a vacancy on the board in accordance with Delaware General Corporate Law (the “Second Delaware Action”). On September 8, 2022, the Delaware Court of Chancery denied Donovitz’s request for injunctive relief, determining that expedited proceedings and a status quo order were both unwarranted and rejecting a mandated meeting of the stockholders.
A jury trial scheduled to commence on September 11, 2023, will address the Company’s request for a permanent injunction and recovery of attorneys’ fees and costs against Donovitz, as well as the counterclaims and third-party claims asserted by Donovitz.
Tax Distributions
To the extent the Company has funds legally available, the board of directors will approve distributions to each stockholder on a quarterly basis, in an amount per share that, when added to all other distributions made to such stockholder with respect to the previous calendar year, equals the estimated federal and state income tax liabilities applicable to such stockholder as the result of its, his or her ownership of the units and the associated net taxable income allocated with respect to such units for the previous calendar year.

19.	RELATED-PARTY TRANSACTIONS
The Company utilizes a professional services firm to perform accounting and tax services for the Company. Trusts whose beneficiaries are the children of a partner of the firm hold shares of our Class V voting stock. Fees paid to the firm were $0 and $15 during the three months ended March 31, 2023 and 2022, respectively. There were no amounts due to the firm as of March 31, 2023 or December 31, 2022.
A former employee of the Company is the beneficiary of a trust which holds shares of our Class V voting stock, as well as being the child of the Company’s founder who beneficially owns shares of our Class V voting stock. Compensation paid to the former employee was $0 and $47 for the three months ended March 31, 2023 and 2022, respectively. There were no amounts due to the former employee as of March 31, 2023 or December 31, 2022.
In addition to their previous employment by the Company, the above referenced former employee also owns a clinic which was a customer of the Company. Revenues recognized from sales to this customer were $0 and $222 for the three months ended March 31, 2023 and 2022, respectively. There were no amounts due from this customer as of March 31, 2023 and December 31, 2022, respectively.
A former employee of the Company is the spouse of the Company’s founder who beneficially owns shares of our Class V voting stock. Compensation paid to the former employee was $0 and $56 for the three months ended March 31, 2023 and 2022, respectively. There were no amounts due to the former employee as of March 31, 2023 or December 31, 2022.
The Company purchases dietary supplements inventories from a vendor in which the Company’s founder holds a minority interest. Inventory purchases from this vendor were $411 and $291 for the three months ended March 31, 2023 and 2022, respectively. Amounts due to the vendor were $0 and $151 as of March 31, 2023 and December 31, 2022, respectively.
On May 18, 2022, BioTE Medical and Dr. Gary S. Donovitz entered into a founder advisory agreement, effective as of, and contingent upon, the Closing. Pursuant to the founder advisory agreement, Dr. Gary S. Donovitz transitioned from an officer and manager of BioTE Medical into the role of Founder Advisor and Senior Advisor (as defined in the founder advisory agreement) as of the Closing. Pursuant to the founder advisory agreement, Dr. Gary S. Donovitz provides strategic advisory services to BioTE Medical for a period of four years from the Closing, unless terminated earlier pursuant to the terms of the founder advisory agreement, and will receive an annual fee equal to $300 per year, continued coverage under BioTE Medical’s employee benefits and reimbursement for reasonable and pre-approved
business expenses.
On May 18, 2022, BioTE Medical entered into an independent contractor agreement with Lani D. Consulting, a company affiliated with Lani Hammonds Donovitz, the wife of Dr. Gary S. Donovitz (the “New Independent Contractor Agreement”). Immediately upon the Closing, the New Independent Contractor Agreement replaced the independent contractor agreement dated as of May 3, 2021, between Lani D. Consulting and BioTE Medical. Pursuant to the New Independent Contractor Agreement, Lani D. Consulting provides certain services to BioTE Medical for a period of four years from the Closing, unless terminated earlier pursuant to the terms of the New Independent Contractor Agreement, and will receive an annual fee equal to $250 per year and reimbursement for reasonable and pre-approved
business expenses. BioTE Medical terminated Ms. Donovitz for cause, effective September 9, 2022.

20.	SUBSEQUENT EVENTS
The Company evaluated subsequent events from March 31, 2023, the date of these consolidated financial statements, through May 12, 2023, which represents the date the consolidated financial statements were issued, for events requiring adjustment to or disclosure in these consolidated financial statements. Except as disclosed below, there are no material events that require adjustment to or disclosure in these consolidated financial statements.

On May 9, 2023, the Company announced the commencement of (i) its offer to each holder of its outstanding warrants, each whole warrant exercisable for one
share of Class A Common Stock, par value $
0.0001
per share (“Common Stock”), of the Company, at an exercise price of $
11.50
per share (the “Warrants”), the opportunity to receive
0.23
shares of Common Stock in exchange for each Warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”), and (ii) the solicitation of consents (the “Consent Solicitation”) from holders of the Warrants (“the Consent Warrants”) to amend the Warrant Agreement, dated as of March 1, 2021, by and between Haymaker Acquisition Corp. III, a Delaware corporation, and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Amendment”), which governs all of the Warrants. If approved, the Warrant Amendment would permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be converted into
0.207
shares of Common Stock, which is a ratio
10
% less than the exchange ratio applicable to the Offer. The Offer and Consent Solicitation are made solely upon the terms and conditions in the Prospectus/Offer to Exchange on Form
S-4
(the “Prospectus”) and other related offering materials that are being distributed to the holders of the Warrants. The Offer and Consent Solicitation will expire at one minute after 11:59 p.m., Eastern
Standard Time, on
June 7, 2023
, or such later time and date to which the Company may extend. Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least
50
% of the Public Warrants (as defined in the Prospectus) and, solely with respect to any amendment to the terms of the Private Placement Warrants (as defined in the Prospectus), at least
50
% of the Private Placement Warrants. Accordingly, the adoption of the Warrant Amendment will require the consent of holders of at least
50
% of the Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, at least
50
% of the Private Placement Warrants. Parties representing approximately
19.4
% of the Public Warrants and
59.3
% of the Private Placement Warrants have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to a tender and support agreement. Accordingly, if the other conditions of the Offer are satisfied or waived, then the Warrant Amendment will be adopted.

ANNEX A

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of [●], 2023 by and between biote Corp., a Delaware corporation (the “Company”) (f/k/a Haymaker Acquisition Corp. III (“HYAC”)), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of March 1, 2021 (the “Existing Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, on May 26, 2022, HYAC, completed the transactions contemplated by that certain Business Combination Agreement, dated as of December 13, 2021, by and among HYAC, Haymaker Sponsor III LLC, a Delaware limited liability company, BioTE Holdings, LLC, a Nevada limited liability company, BioTE Management, LLC, a Nevada limited liability company and certain other parties thereto (the “Business Combination”);

WHEREAS, in accordance with Section 4.4 of the Existing Warrant Agreement, upon effectiveness of the Business Combination, the holders of the Warrants thereafter had the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of the Class A common stock of HYAC immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, an Alternative Issuance in shares of Class A common stock, par value $0.0001, per share, of the Company (the “Class A Common Stock”);

WHEREAS, Section 9.9 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of at least a majority of the number of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, at least a majority of the number of then outstanding Private Placement Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for shares of Class A Common Stock, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, the Registered Holders of more than 50% of the then outstanding Public Warrants and of more than 50% of the Private Placement Warrants consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1. Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding:

(a)     the new Section 6A thereto:

“6A Mandatory Exchange.

6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the then outstanding Warrants, as described in

Section 6A.2 below, for Common Stock (or any Alternative Issuance pursuant to Section 4.4), at the exchange rate of 0.207 shares of Common Stock (or any Alternative Issuance pursuant to Section 4.4) for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [    ].1

[1]

This will be the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the SEC on May 9, 2023, as further amended or supplemented).

6A.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the Registered Holders at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

6A.3 Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement, with an adjustment to the definition of “Fair Market Value” to substitute the date on which the notice of exchange is sent for the date on which the nature of redemption is sent) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

2.    Miscellaneous Provisions.

2.1 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2 Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3 Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif”

or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.4 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5 Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

BIOTE CORP.

By:
Name: Teresa S. Weber
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Charter provides for indemnification by us for our directors, officers and employees to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Charter and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer for which indemnification is sought.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Charter provides for such limitation of liability.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are included in this registration statement on Form S-4:

2.1†	Business Combination Agreement, dated as of December 13, 2021, by and among the Company, Haymaker Sponsor III LLC, Dr. Gary Donovitz, in his capacity, and Teresa S. Weber, in her capacity as the Members’ Representative (incorporated by reference to Exhibit 2.1 of Haymaker Acquisition Corp. III’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on December 14, 2021).

3.1	Second Amended and Restated Certificate of Incorporation of biote Corp. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-40128) filed by the Company with the SEC on June 2, 2022).

3.2	Amended and Restated Bylaws of biote Corp. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-40128) filed by the Company with the SEC on February 22, 2023).

4.1	Form of Warrant Certificate (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-40128) filed by the Company with the SEC on June 2, 2022).

4.2	Warrant Agreement, dated March 1, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (incorporated by reference to exhibit 4.1 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on March 5, 2021).

5.1**	Opinion of Cooley, LLP.

8.1**	Tax Opinion of Cooley, LLP.

10.1#	Non-Employee Director Compensation Policy. (Incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K (File No. 001-40128) filed by the Company with the SEC on March 29, 2023).

10.2	Tax Receivable Agreement, dated as of May 26, 2022, by and among the Company, BioTE Holdings, LLC and the persons named therein. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.3	Investor Rights Agreement, dated as of May 26, 2022, by and among the Company, the Members, the Members’ Representative, Haymaker Sponsor III LLC and certain other parties thereto (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.4	Amended and Restated Investor Rights Agreement, dated as of July 19, 2022, by and among the Company, the Members, the Members’ Representative, Haymaker Sponsor III LLC and certain other parties thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-40128) filed by the Company with the SEC on July 19, 2022).

10.5	Second Amended and Restated Operating Agreement of BioTE Holdings, LLC (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.6#	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.7#	Services Agreement, dated May 26, 2022, by and between BioTE Medical, LLC and Teresa S. Weber. (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.8#	Services Agreement, effective as of May 26, 2022, by and between BioTE Medical, LLC and Marc Beer. (Incorporated by reference to Exhibit 10.6 to the Company’s registration statement on Form S-1 (File No. 333-265714) filed by the Company with the SEC on June 17, 2022).

10.9#	Amended and Restated Employment Agreement, effective as of May 26, 2022, by and between BioTE Medical, LLC and Robbin Gibbins (incorporated by reference to Exhibit 10.7 to the Company’s registration statement on Form S-1 (File No. 333-265714) filed by the Company with the SEC on June 17, 2022).

10.10#	Employment Agreement, effective as of June 10, 2022, by and between BioTE Medical, LLC and Ross McQuivey, M.D. (Incorporated by reference to Exhibit 10.8 to the Company’s registration statement on Form S-1 (File No. 333-265714) filed by the Company with the SEC on June 17, 2022).

10.11#	Employment Agreement, effective as of May 26, 2022, by and between BioTE Medical, LLC and Mary Elizabeth Conlon (Incorporated by reference to Exhibit 10.9 to the Company’s registration statement on Form S-1 (File No. 333-265714) filed by the Company with the SEC on June 17, 2022).

10.12#	Executive Employment Agreement, dated May 26, 2022, by and between BioTE Medical, LLC and Cary Paulette (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

10.13#	Employment Agreement, effective July 15, 2022, by and between BioTE Medical, LLC and Samar Kamdar (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-40128) filed by the Company with the SEC on November 14, 2022).

10.14#	Amendment to Employment Agreement, effective August 24, 2022, by and between BioTE Medical, LLC and Samar Kamdar (Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q (File No. 001-40128) filed by the Company with the SEC on November 14, 2022).

10.15#	Transition Agreement, effective August 31, 2022, by and between BioTE Medical, LLC and Robbin Gibbins. (Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q (File No. 001-40128) filed by the Company with the SEC on November 14, 2022).

10.16	Standby Equity Purchase Agreement, by and between biote Corp. and YA II PN, LTD (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-40128) filed by the Company with the SEC on July 28, 2022).

10.17#	biote Corp. 2022 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K (File No. 001-40128) filed by the Company with the SEC on March 29, 2023).

10.18#	biote Corp. 2022 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 99.2 of the Company’s Registration Statement on Form S-8 filed on August 3, 2022).

10.19#	Form of Stock Option Grant Notice (Incorporated by reference to Exhibit 99.3 of the Company’s Registration Statement on Form S-8 filed on August 3, 2022).

10.20#	Form of RSU Award Grant Notice (Incorporated by reference to Exhibit 99.4 of the Company’s Registration Statement on Form S-8 filed on August 3, 2022).

10.21	Underwriting Agreement, dated March 1, 2021, by and among Haymaker Acquisition Corp. III, Citigroup Global Markets Inc. and Cantor Fitzgerald & Co., as representative of the several underwriters (Incorporated by reference to exhibit 1.1 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on March 5, 2021).

10.22	Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and between Haymaker Acquisition Corp. III and Haymaker Sponsor III LLC (Incorporated by reference to exhibit 10.5 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on March 5, 2021).

10.23**	Form of Tender and Support Agreement, by and between the Company and Supporting Stockholders.

21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 of the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

23.1*	Consent of Deloitte & Touche LLP.

23.2**	Consent of Cooley, LLP (Included on Exhibit 5.1).

23.3**	Consent of Cooley, LLP (Included on Exhibit 8.1).

24**	Power of Attorney (Included on signature page hereto).

99.1**	Form of Letter of Transmittal and Consent.

99.2**	Form of Notice of Guaranteed Delivery.

99.3**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4**	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

107**	Filing Fee Table.

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL)

*	Filed herewith.
**	Previously filed.
†	Certain portions of this exhibit have been omitted pursuant to Regulation S-K Item (601)(b)(10).
#	Indicates management contract or compensatory plan or arrangement.

Item 22.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any Prospectus/Offer to Exchange required by section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the Prospectus/Offer to Exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus/Offer to Exchange filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irving, State of Texas on May 23, 2023.

BIOTE CORP.

By:	/s/ Teresa S. Weber
	Name:	Teresa S. Weber
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Teresa S. Weber Teresa S. Weber	Chief Executive Officer, Director	May 23, 2023

/s/ Samar Kamdar Samar Kamdar	Chief Financial Officer	May 23, 2023

* Marc D. Beer	Director, Chair

* Dana Jacoby	Director

* Mark Cone	Director

* Steven J. Heyer	Director

* Andrew R. Heyer	Director

* Debra L. Morris	Director

* By:	/s/ Teresa S. Weber
	Name:	Teresa S. Weber
	Title:	Attorney-in-Fact